UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PECO II, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PECO II, INC.

1376 State Route 598

Galion, Ohio 44833

Dear Shareholder:

On October 13, 2005, we entered into a definitive asset purchase agreement (the “Asset Purchase Agreement”) with Delta Products Corporation (“Delta”) to acquire the assets that relate to Delta’s Telecom Power Division, consisting of the exclusive rights to business supply agreements with wireline and wireless communications providers and related inventory and to assume the liabilities associated therewith of Delta’s U.S. and Canadian service provider business. In exchange, we will issue 4,740,375 shares of our common stock without par value (the “Primary Shares”) to Delta and a warrant (the “Warrant”) to purchase up to approximately 12.9 million shares of our common stock, or such other number of shares that, when aggregated with the Primary Shares, will represent 45% of our issued and outstanding shares of capital stock measured as of five business days before the exercise of the Warrant (the “Warrant Shares”), at an exercise price of $2.00 per share, exercisable immediately upon issuance and for a period of 30 months thereafter.

We will hold a Special Meeting of Shareholders of PECO II, Inc. (“PECO II”) at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio on Tuesday, March 21, 2006 at 9:00 a.m. local time. At the special meeting, we will ask you to approve the issuance of both the Primary Shares, and the issuance of the Warrant and the Warrant Shares to be issued in connection with the exercise of the Warrant. In addition, we will ask you to vote on an amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act and a proposal to allow us to adjourn the special meeting, if necessary, to solicit additional proxies to gain approval of all the proposals.

You are not being asked to approve the Asset Purchase Agreement. Our Board of Directors has approved the Asset Purchase Agreement and the transactions contemplated thereby. You are only being asked to approve: (i) an amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, (ii) the issuance of the Primary Shares, (iii) the issuance of the Warrant and the underlying Warrant Shares, and (iv) a proposal allowing us to adjourn the special meeting, if necessary, to solicit additional proxies to gain approval of all the proposals.

Completion of the transactions contemplated by the Asset Purchase Agreement is subject to a number of conditions, including approval at the special meeting by our shareholders of: (i) the amendment to our Amended and Restated Code of Regulations, (ii) the issuance of the Primary Shares, and (iii) the issuance of the Warrant and the underlying Warrant Shares. Approval of the amendment to our Amended and Restated Code of Regulations requires the affirmative vote of a majority of the outstanding shares of our common stock. Approval of the other proposals requires the affirmative vote of a majority of the shares of our common stock voting in person or by proxy at the special meeting.

Your vote is important. We cannot complete the transactions contemplated by the Asset Purchase Agreement unless these proposals are approved. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. We encourage you to read the accompanying proxy statement carefully because it explains the proposed purchase of assets and assumption of liabilities, the documents related to the Asset Purchase Agreement and the proposals which require your favorable vote.

Our Board of Directors has carefully reviewed and considered the terms of the Asset Purchase Agreement and has determined that the Asset Purchase Agreement and the transactions contemplated thereby are in the best interests of PECO II and our shareholders. Accordingly, the Board has unanimously approved the Asset Purchase Agreement and the various transactions contemplated in such agreement and unanimously recommends that you vote “FOR” the amendment to the Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, “FOR” the issuance of the Primary Shares, “FOR” the issuance of the Warrant and the underlying Warrant Shares, and “FOR” the proposal allowing us to adjourn the special meeting, if necessary, to solicit additional proxies.

This proxy statement is dated February 13, 2006 and is first being mailed to shareholders on or about February 14, 2006.

Sincerely,

James L. Green
Chairman of the Board

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On March 21, 2006

NOTICE IS HEREBY GIVEN THAT a Special Meeting of Shareholders of PECO II, Inc. (“PECO II”) will be held at St. Joseph’s Activity Center, 135 North Liberty Center, Galion, Ohio on Tuesday, March 21, 2006 at 9:00 a.m. local time, for the following purposes:

1.	To consider and vote on a proposal to approve and adopt an amendment to the PECO II Amended and Restated Code of Regulations providing that the Ohio Control Share Acquisition Act shall not apply to acquisitions of PECO II’s equity securities.

2.	To consider and vote on a proposal to approve the issuance of 4,740,375 shares of PECO II common stock without par value (the “Primary Shares”) to Delta Products Corporation (“Delta”), pursuant to an asset purchase agreement between PECO II and Delta, dated October 13, 2005 (the “Asset Purchase Agreement”), whereby PECO II will acquire the assets that relate to Delta’s Telecom Power Division, consisting of the exclusive rights to business supply agreements with wireline and wireless communications providers and related inventory and will assume the liabilities associated therewith of Delta’s U.S. and Canadian service provider business.

3.	To consider and vote on a proposal to issue a warrant (the “Warrant”) to permit Delta to purchase approximately 12.9 million shares of PECO II common stock without par value or such other number of shares that, when aggregated with the Primary Shares, will represent 45% of the issued and outstanding shares of PECO II capital stock, measured as of the date five business days prior to the exercise of the Warrant at an exercise price of $2.00 per share, exercisable immediately upon issuance and until the date that is 30 months following the closing date of the transactions contemplated by the Asset Purchase Agreement.

4.	To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the proposals.

5.	To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders who held shares of record as of the close of business on February 7, 2006 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

By order of the Board of Directors

James L. Green
Chairman of the Board

Page

The Registration Rights Agreement	63

Interests of Certain Persons In Matters To Be Voted On	64

Proposal 1: Amendment to the Amended and Restated Code of Regulations of PECO II, Inc. to Opt Out of the Ohio Control Share Acquisition Act	65

Overview	65
Reasons for the Proposed Amendment	65
Summary of the Ohio Control Share Acquisition Act	66
Potential Benefits of the Ohio Control Share Acquisition Act	67
Vote Required	67

Proposal 2: The Issuance of the Primary Shares	67

Description of the Asset Purchase	67
Description of the Primary Shares to be Issued	68
Vote Required	68

Proposal 3: The Issuance of the Warrant and the Underlying Warrant Shares	68

Description of the Asset Purchase	68
Description of the Warrant and Warrant Shares to be Issued	68
Vote Required	69

Proposal 4: Permission of Board of Directors to Adjourn the Special Meeting	69

Proposal to Permit Adjournment of the Special Meeting	69
Vote Required	69

Share Ownership of Principal Holders and Management	70

Independent Accountants	72

Shareholder Proposals	72

Other Business	72

Where You Can Find More Information	72

Appendix A—Proposed Second Amended and Restated Code of Regulations of PECO II, Inc.	A-1

Appendix B—Ohio Control Share Acquisition Act	B-1

Appendix C—Asset Purchase Agreement, dated October 13, 2005, between the Company and Delta Products Corporation	C-1

Appendix D —Voting Agreement, dated October 13, 2005, between the Company, Delta Products Corporation and certain Significant Holders of the Company	D-1

Appendix E —Support Agreement and Irrevocable Proxy, dated October 13, 2005 between the Company, Delta Products Corporation and certain Significant Holders of the Company	E-1

Appendix F—Opinion of GBQ Consulting, LLC, dated October 13, 2005	F-1

Appendix G—Opinion of GBQ Consulting, LLC, dated January 17, 2006	G-1

Appendix H—Annual Report on Form 10-K for the year ended December 31, 2004	H-1

Appendix I—Quarterly Report on Form 10-Q for the quarter ended March 31, 2005	I-1

Appendix J—Quarterly Report on Form 10-Q for the quarter ended June 30, 2005	J-1

Appendix K —Quarterly Report on Form 10-Q for the quarter ended September 30, 2005	K-1

Questions and Answers About the Special Meeting

Q.	What am I being asked to vote on?

A.	You are being asked to vote on four proposals:

1.	To approve and adopt an amendment to our Amended and Restated Code of Regulations providing that the Ohio Control Share Acquisition Act will not apply to acquisitions of our equity securities.

2.	To approve the issuance of 4,740,375 shares of our common stock without par value (the “Primary Shares”) to Delta Products Corporation (“Delta”), pursuant to an asset purchase agreement between PECO II, Inc. (“PECO II”) and Delta, dated October 13, 2005 (the “Asset Purchase Agreement”), pursuant to which PECO II will acquire the assets that relate to Delta’s Telecom Power Division, consisting of the exclusive rights to business supply agreements with wireline and wireless communications providers and related inventory and will assume the liabilities associated therewith of Delta’s U.S. and Canadian service provider business.

3.	To approve the issuance of a warrant (the “Warrant”) to permit Delta to purchase approximately 12.9 million shares of our common stock without par value or such other number of shares that, when aggregated with the Primary Shares, will represent 45% of our outstanding capital stock measured of the date that is five business days from the date of exercise of the Warrant (the “Warrant Shares”), at an exercise price of $2.00 per share, exercisable immediately upon issuance and until the date that is 30 months following the closing date of the transactions contemplated by the Asset Purchase Agreement.

4.	To approve a proposal allowing the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the proposals.

Q.	Why has PECO II entered into the Asset Purchase Agreement?

A.	We have entered into the Asset Purchase Agreement because we believe that the transactions contemplated thereby will provide us with access to Delta’s manufacturing capabilities and supply agreements, which are expected to reduce our cost of goods sold. Also, we will gain access to new customers and new markets with existing customers. We will be able to improve our future product development capabilities. We will obtain standardized components for manufacturing. Finally, we will be able to streamline manufacturing toward standardized products, which is also expected to lower our cost of goods sold.

Q.	Do the transactions contemplated by the Asset Purchase Agreement constitute a change of control of PECO II?

A.	No. The issuance of the Primary Shares will result in Delta owning approximately 18% of our outstanding capital stock as of the closing. If Delta exercises all of its rights to acquire the Warrant Shares from the date of issuance for a period of 30 months thereafter, Delta will own 45% of our outstanding capital stock. Although such ownership will permit Delta to exercise significant influence over PECO II, our Board of Directors has determined that the ownership by Delta does not constitute a change of control of PECO II.

Q.	What shareholder approvals are needed?

A.	The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve the amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act. Approval of the other proposals requires the affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy at the special meeting.

Q.	What is the recommendation of the PECO II Board of Directors as to the four proposals described in this proxy statement?

A.

At its meetings held on September 30, 2005 and October 13, 2005, our Board of Directors considered all of the facts and circumstances important to recommending whether to vote in favor of or against the four proposals. At its meeting held on December 13, 2005, our Board of Directors considered whether the approval of the four proposals remained in the best interests of PECO II and its shareholders after taking into account the recent increase in the price at which our common stock had been trading and other new facts and circumstances about the assets being acquired from Delta. After discussion with our legal counsel concerning its fiduciary duties under Ohio law and consideration of such recent developments, our Board of Directors established a special committee to coordinate with our financial adviser, GBQ Consulting, LLC (“GBQ”), to consider the impact of these recent developments to the value of the ranges set forth in GBQ’s fairness opinion dated October 13, 2005. On January 17, 2006, the special committee reviewed the updated fairness opinion and recommended that our Board of Directors also review it. On January 17, 2006, our Board of Directors reviewed the updated fairness opinion, which stated that the consideration to be received as a result of the consummation of the transactions contemplated by the Asset Purchase Agreement was fair, from a financial point of view, to our shareholders. After carefully considering this information and the advice of its counsel, and after extensive discussion, our Board of Directors concluded that it would unanimously recommend that the PECO II shareholders vote in favor of the proposals set forth in this proxy statement.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope.

Q.	What if I do not vote?

A.	If you fail to respond, your shares will not count toward a quorum necessary to conduct the vote at the special meeting, and will not be counted as either a vote for or against any of the four proposals. Because the proposal to amend our Amended and Restated Code of Regulations requires that affirmative vote of the holders of a majority of the outstanding shares of our common stock, your failure to vote will have the effect of voting against this proposal.

If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the four proposals.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this by revoking your proxy or submitting a new proxy. If you choose either of these two methods and you are a shareholder of record, you must submit your notice of revocation or your new proxy to the Secretary of PECO II before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

If you are a shareholder of record, you can also attend the special meeting and vote in person, which will automatically revoke any previously submitted proxy.

Q.	When do you expect the transactions contemplated by the Asset Purchase Agreement to close and the Primary Shares and Warrant to be issued?

A.	We are working to close the transactions contemplated by the Asset Purchase Agreement, including the issuance to Delta of the Primary Shares and the Warrant, as soon as possible after our special meeting. We expect to close the transactions by March 31, 2006.

Q.	Who can help answer my questions?

A.	If you have any questions about the transactions contemplated by the Asset Purchase Agreement or any of the proposals, or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you should contact:

PECO II, Inc.

Attn: Investor Relations

1376 State Route 598

Galion, Ohio 44833

(419) 468-7600

Additional Information

This document incorporates important business and financial information about PECO II from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from PECO II, Inc., Attn: Lisa Green, 1376 State Route 598, Galion, Ohio 44833, telephone: (419) 468-7600.

You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by March 14, 2006 in order to receive them before the Special Meeting. See “Where You Can Find More Information” on page 72.

Summary

This summary highlights selected information from this proxy statement about the proposals and may not contain all of the information that is important to you as a PECO II shareholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you.

Ohio Control Share Acquisition Act Opt Out (page 65)

•	Our Board of Directors has unanimously approved a resolution to amend our Amended and Restated Code of Regulations, which, if adopted, would make an Ohio anti-takeover statute, referred to herein as the “Ohio Control Share Acquisition Act,” inapplicable to the acquisition of our equity securities. The full text of the proposed amendment is contained in Article X of PECO II’s proposed Second Amended and Restated Code of Regulations, attached hereto as Appendix A. The various sections of the Ohio Revised Code comprising the Ohio Control Share Acquisition Act are attached hereto as Appendix B.

•	Simultaneous with the execution of the Asset Purchase Agreement, Messrs. Matthew P. Smith and James L. Green, and their respective affiliates, executed a support agreement and irrevocable proxy (the “Support Agreement”), under which each such person agreed, severally and not jointly, to vote all of the shares of our common stock beneficially owned by such persons at any PECO II shareholders meeting or by any consensual action:

•	in favor of the proposal to opt out of the Ohio Control Share Acquisition Act,

•	in favor of the issuance of the Primary Shares (as defined below) and the Warrant (as defined below),

•	in favor of the other transactions contemplated by the Asset Purchase Agreement and in favor of any other matter that could reasonably be expected to facilitate consummation of the transactions contemplated by the Asset Purchase Agreement,

•	against any change in a majority of the members of our Board of Directors, and

•	against any other action that would impede, interfere with, delay, postpone or materially adversely affect the closing of the transactions contemplated by the Asset Purchase Agreement.

In addition, Messrs. Smith and Green, and their respective affiliates, granted an irrevocable proxy to two of Delta’s designees to vote all of the shares of our common stock beneficially owned by such persons in accordance with the five bullet points above.

•	Currently, the Ohio Control Share Acquisition Act is applicable to the acquisition of our equity securities, and, therefore, the shares beneficially owned by Mr. Green (because he is an officer of PECO II) are deemed to be “interested shares” under the Ohio Control Share Acquisition Act and ineligible for purposes of voting in favor of the proposals at the special meeting. The proposed amendment to our Amended and Restated Code of Regulations will permit the voting of the shares of our common stock beneficially owned by Mr. Green, and his affiliates, in favor of approving the proposals to be included in the vote to be held at the special meeting.

•	Although shareholder rights advocates often express the view that state takeover statutes, such as the Ohio Control Share Acquisition Act, are contrary to shareholder interests, there may be reasons why shareholders may not want to opt out the Ohio Control Share Acquisition Act, including the fact such act requires shareholder approval prior to certain large acquisitions of our securities. See the discussion under the heading “Proposal 1—Amendment to the Amended and Restated Code of Regulations of PECO II, Inc. to Opt-Out of the Ohio Control Share Acquisition Act—Potential Benefits of the Ohio Control Share Acquisition Act” on page 67 for more information.

Our Board of Directors Unanimously Recommends that Shareholders Vote “FOR” the Amendment to the Amended and Restated Code of Regulations (page 67)

•	Our Board of Directors has determined, by unanimous vote, that the proposed amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act is in the best interest of PECO II and its shareholders. Our Board of Directors unanimously recommends that you vote “FOR” the proposed amendment to our Amended and Restated Code of Regulations.

Issuance of the Primary Shares (page 67)

•	Subject to the terms and conditions of the Asset Purchase Agreement, we will acquire the assets that relate to Delta’s Telecom Power Division from Delta. At the closing, we will issue to Delta 4,740,375 shares of our common stock without par value (the “Primary Shares”). As a result, Delta will own approximately 18% of the issued and outstanding shares of our common stock following the issuance of the Primary Shares. On October 13, 2005, the date we entered into the Asset Purchase Agreement, the value of the Primary Shares to be issued to Delta at the closing was approximately $5,498,835, based on a closing stock price of our common stock of $1.16 per share. On January 11, 2006, the value of the Primary Shares to be issued to Delta at the closing was approximately $8,674,886, based on a closing stock price of $1.83 per share.

Our Board of Directors Unanimously Recommends that Shareholders Vote “FOR” the Issuance of the Primary Shares (page 68)

•	Our Board of Directors has determined, by a unanimous vote, that the issuance of the Primary Shares as contemplated by the Asset Purchase Agreement is in the best interest of PECO II and its shareholders. Our Board of Directors unanimously recommends that you vote “FOR” the issuance of the Primary Shares to Delta at the special meeting.

Issuance of the Warrant and the Underlying Warrant Shares (page 68)

•	Subject to the terms and conditions of the Asset Purchase Agreement and a warrant to be issued to Delta at the closing of the transactions contemplated by the Asset Purchase Agreement (the “Warrant”), Delta will have the right to purchase up to approximately 12.9 million shares of our common stock, or such other number of shares that, when aggregated with the Primary Shares, will represent 45% of the issued and outstanding shares of our capital stock measured as of five business days prior to the date of exercise of the Warrant (the “Warrant Shares”), at an exercise price of $2.00 per share, exercisable immediately upon issuance and for a period of 30 months following the closing of the transactions contemplated by the Asset Purchase Agreement. On October 13, 2005, the date we entered into the Asset Purchase Agreement, the value of the Warrant to be issued to Delta at the closing was $4,783,470 using a Black-Scholes valuation model. On January 11, 2006, the value of the Warrant was to be issued to Delta at the closing was approximately $8,144,827 using the Black-Scholes valuation model.

•	By way of example, if on the date that is five business days prior to the exercise date, we had 26,335,418 shares of our capital stock issued and outstanding, the number of Warrant Shares would be calculated as follows: (i) the quotient of (A) the issued and outstanding shares (i.e., 26,335,418) minus the shares of common stock issued at closing (i.e., 4,740,375), divided by (B) 0.55, minus (ii) the outstanding shares of Common Stock (i.e., 26,335,418) and (iii) rounded to the nearest whole number of shares. In this example, the number of Warrant Shares would be 12,928,297 representing, when aggregated with the Primary Shares, 45% of our issued and outstanding capital stock.

Our Board of Directors Unanimously Recommends that Shareholders Vote “FOR” the Issuance of the Warrant and the Underlying Warrant Shares (page 69)

•	Our Board of Directors has determined, by unanimous vote, that the issuance of the Warrant and the issuance of the underlying Warrant Shares are in the best interest of PECO II and its shareholders. Our Board of Directors unanimously recommends that you vote “FOR” the issuance to Delta of the Warrant and the underlying Warrant Shares.

Value of the Primary Shares and Warrant

•	On October 13, 2005, the date we entered into the Asset Purchase Agreement, the aggregate value of the Primary Shares and the Warrant constituting the consideration to be paid to Delta for the business assets was $10,282,305. On January 11, 2006, the value of the Primary Shares and Warrant was approximately $16,819,713.

Permission to Adjourn the Special Meeting (page 69)

•	In order to consummate the transactions contemplated by the Asset Purchase Agreement, the proposals to adopt an amendment to the Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, approve the issuance of the Primary Shares, and approve the issuance of the Warrant and the underlying Warrant Shares, must first be approved by our shareholders. If there are insufficient votes at the time of the special meeting to approve each of the proposals, our Board of Directors believes it is appropriate and in the best interest of PECO II and its shareholders to adjourn the meeting and solicit additional proxies.

Our Board of Directors Unanimously Recommends that Shareholders Vote “FOR” the Proposal to Adjourn the Special Meeting (page 69)

•	Our Board of Directors unanimously recommends that you vote “FOR” the proposal to allow the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals.

Description of the Assets To Be Purchased (page 67)

•	The assets we will acquire from Delta under the Asset Purchase Agreement relate to Delta’s Telecom Power Division, consisting of rights to and under business supply agreements with wireline and wireless communications providers, inventory related to such business supply agreements comprised of raw materials, work in process, and finished products relating to Delta’s U.S. and Canadian service provider business, rights to and under related business records, all rights, claims and causes of action against third parties exclusively relating to the purchased assets, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds and other rights of recovery exclusively relating to the purchased assets. In addition, we will assume and agree to pay, perform or discharge all liabilities and obligations under the business supply agreements arising on or after the closing date, and other obligations and liabilities set forth in the Asset Purchase Agreement.

Financial Advisor Opinion (page 43)

•	GBQ Consulting, LLC (“GBQ”), our financial adviser, has told our Board of Directors that the consideration to be received as a result of the consummation of the transactions contemplated by the Asset Purchase Agreement is fair, from a financial standpoint, to our shareholders.

Conditions to the Transactions Contemplated by the Asset Purchase Agreement and Expected Timing (page 59)

•	The completion of the transactions contemplated by the Asset Purchase Agreement depends on a number of conditions being satisfied or waived, including approval by our shareholders of the amendment of our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, the issuance of the Primary Shares to Delta, the issuance of the Warrant and the underlying Warrant Shares, the appointment of Delta’s designee as a Class II member of our Board of Directors, as well as the receipt of third party consents to the assignment and assumption of the business supply agreements.

•	We expect to consummate the transactions contemplated by the Asset Purchase Agreement by March 31, 2006, but we cannot be certain when or if the conditions to closing will be satisfied or waived. We may adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the proposals, or we may recirculate a new proxy statement and resolicit the vote if material conditions to the consummation of the transactions contemplated by the Asset Purchase Agreement are waived.

•	Our shareholders must approve EACH of Proposals 1, 2 and 3 for the transactions contemplated by the Asset Purchase Agreement to close.

The Asset Purchase Agreement may be Terminated under Certain Circumstances (page 60)

The Asset Purchase Agreement provides that we or Delta may terminate the agreement before the closing of the transactions contemplated thereby in a number of circumstances.

Either Delta or we may terminate the Asset Purchase Agreement if:

•	the two parties mutually agree in writing to terminate;

•	the closing has not occurred by March 31, 2006;

•	a governmental entity issues an order, decree, or ruling, or takes any other action (including failure to take a necessary action), that permanently restrains, enjoins, or otherwise prohibits the transactions contemplated by the Asset Purchase Agreement; or

•	we fail to receive shareholder approval of the proposals described in this proxy statement.

In addition, we may terminate the Asset Purchase Agreement if:

•	Delta materially breaches any representation, warranty, or covenant contained in the Asset Purchase Agreement and such breach is not cured;

•	we receive a superior offer and, after we give notice to Delta, Delta has a reasonable opportunity to make a revised offer and has not done so; or

•	Delta’s financial statements to be delivered prior to the closing reflect information that was not previously made available to us and would cause a Material Adverse Effect on the Business (as defined below).

Finally, Delta may terminate the Asset Purchase Agreement if:

•	we materially breach any representation, warranty, or covenant contained in the Asset Purchase Agreement and such breach is not cured; or

•	any time before our shareholders’ approval of the proposal to issue the Primary Shares, the Warrant and the underlying Warrant Shares, a “Triggering Event” with respect to us occurs. Such a “Triggering Event” shall be deemed to have occurred if:

•	our Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Delta, its unanimous recommendation to the shareholders to vote in favor of the proposals set forth in this proxy statement (the “Recommendation”),

•	we shall have failed to include the Recommendation in this proxy statement,

•	our Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal (as defined below), or

•	a tender or exchange offer relating to our securities shall have been commenced by a person unaffiliated with us and we shall not have timely sent to our shareholders a statement disclosing that our Board of Directors recommends rejection of such tender or exchange offer.

We May be Obligated to Reimburse Delta for its Expenses Relating to the Asset Purchase Agreement and to Pay a Termination Fee Under Certain Circumstances (page 60)

•	In the event that we terminate the Asset Purchase Agreement because we received a superior offer or Delta terminates the Asset Purchase Agreement because our Board withdraws, amends or modifies its Recommendation, we must pay Delta a fee of $500,000 simultaneously with delivery of the notice to terminate.

•	In the event the transactions contemplated by the Asset Purchase Agreement are consummated, we must pay up to $100,000 of the fees and expenses incurred by Delta (including attorneys’ fees and accountant fees) in connection with the negotiation, execution and delivery of the Asset Purchase Agreement, plus one-half of the fees and expenses incurred by Delta (including fees incurred by Delta’s auditor) in connection with the preparation and delivery of Delta’s financial statements prior to closing. These fees must be paid within 10 business days following Delta’s delivery to us of a certificate setting forth the amount of such fees and expenses incurred.

Dilution to Our Shareholders; Ownership of PECO II after the Acquisition (page 61)

•	If the transactions contemplated by the Asset Purchase Agreement are consummated, you will incur immediate and substantial dilution. Currently, 21,954,741 shares of our common stock are issued and outstanding. We will issue the Primary Shares to Delta, representing 4,740,375 shares of common stock without par value, at the closing pursuant to the Asset Purchase Agreement. Pursuant to the Warrant to be issued to Delta at the closing, Delta will have the right to purchase Warrant Shares, at an exercise price of $2.00 per share and exercisable immediately upon issuance and for a period of 30 months after the closing, that will allow Delta to purchase that number of additional shares of our common stock without par value that, when aggregated with the Primary Shares, will represent 45% of our issued and outstanding capital stock measured as of five business days prior to the exercise date of the Warrant. By way of example, assuming we had 26,335,418 shares of common stock issued and outstanding after the issuance of the Primary Shares, the number of Warrant Shares eligible for purchase by Delta would be 12,928,297. As a result, we would have 39,263,715 issued and outstanding shares of common stock, resulting in Delta owning 45% of our issued and outstanding capital stock.

Amendment (page 61)

•

Subject to applicable law, the Asset Purchase Agreement may be amended by Delta and us at any time before or after approval of the various proposals by our shareholders at the special meeting; provided, after any such approval by our shareholders, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by our shareholders, without such further shareholder approval.

Supply Agreement (page 63)

•	As a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement, at the closing, we will enter into a supply agreement (the “Supply Agreement”) with Delta Electronics, Inc. (“DEI”), an affiliate of Delta, pursuant to which DEI will grant to us the right to purchase and incorporate DEI modules into our systems and to market, promote, sell and distribute DEI modules, PECO II systems and/or DEI systems to our customers in the U.S. and Canadian markets. The rights described above shall be exclusive to us for a period of 24 months from the effective date of the Supply Agreement. The term of the Supply Agreement is 30 months.

Voting Agreement; Change in Board Composition (page 61)

•	Concurrent with the execution of the Asset Purchase Agreement, we, together with certain of our Board members and executive officers who are significant holders of our capital stock, and Delta entered into a voting agreement (the “Voting Agreement”), which is attached hereto as Appendix D, pursuant to which, effective at the closing, our Board of Directors will appoint a designee of Delta to our Board of Directors to fill our existing Class II director vacancy. As long as Delta or an affiliate holds or has the right to acquire at least 5% of our capital stock, Delta has the right to choose a designee for election to our Board of Directors as part of our management slate of nominees for inclusion in our proxy materials relating to the election of directors. In addition, each significant holder agrees to vote his or her shares of our capital stock to elect Delta’s designee as a member of our Board of Directors and Delta agrees to vote all of its shares of our capital stock to elect our designees as members of our Board of Directors. Pursuant to the terms of the Voting Agreement, Delta has the right to designate a board observer to attend all of our Board of Directors meetings in a non-voting capacity. The Voting Agreement terminates on the earlier of:

•	the written agreement of Delta and us;

•	the date Delta, or any of its affiliates (other than PECO II), no longer holds or has the right to acquire at least 5% of our outstanding voting stock;

•	the date Delta, alone or together with any of its affiliates (other than PECO II), holds 45% or more of our issued and outstanding voting capital stock;

•	the consummation of a business transaction the result of which is that our shareholders (other than Delta and its affiliates) immediately preceding such transaction hold less than 50% of the equity interests of the surviving or resulting entity of such transaction; or

•	the sale of all or substantially all of our assets.

Support Agreement and Irrevocable Proxy (page 63)

•	Simultaneous with the execution of the Asset Purchase Agreement, Messrs. Matthew P. Smith and James L. Green, and their respective affiliates, executed a support agreement and irrevocable proxy (the “Support Agreement”), under which each such person agreed, severally and not jointly, to vote all of the shares of our common stock beneficially owned by such persons at any PECO II shareholders meeting or by any consensual action:

•	in favor of the proposal to opt out of the Ohio Control Share Acquisition Act;

•	in favor of the issuance of the Primary Shares and the Warrant;

•	in favor of the other transactions contemplated by the Asset Purchase Agreement and in favor of any other matter that could reasonably be expected to facilitate consummation of the transactions contemplated by the Assert Purchase Agreement;

•	against any change in a majority of the members of our Board of Directors; and

•	against any other action that would impede, interfere with, delay, postpone or materially adversely affect the closing of the transactions contemplated by the Asset Purchase Agreement.

•	Messrs. Smith and Green, and their respective affiliates, also granted an irrevocable proxy to two of Delta’s designees to vote all of the shares of our common stock beneficially owned by such persons in accordance with the five bullet points above.

Interests of Certain Persons in Matters to be Voted On (page 36)

•	Our directors, except for Mr. John G. Heindel, our President and Chief Executive Officer, and certain of our executive officers may have interests different from our shareholders resulting from them being parties to certain transactional documents in connection with the asset purchase. Our directors may benefit from the execution of the Voting Agreement with Delta by virtue of Delta’s agreement to vote in favor of our Board of Directors’ designees to the management slate of nominees for election to our Board of Directors and to not bring any proposal that would result in the removal from our Board of our Board designees without cause. Our directors have agreed to appoint a Delta designee to fill our existing Class II director vacancy as of the closing. Our directors and executive officers who are parties to the Voting Agreement have also agreed to vote their shares of our capital stock in favor of Delta’s designee to our Board of Directors, and we will include such designee on our management slate of nominees for election to our Board of Directors.

•	We have entered into a Support Agreement with Delta, Messrs. Smith and Green, and certain affiliates of Messrs. Smith and Green, pursuant to which Messrs. Smith and Green and their affiliates have granted to two of Delta’s designees an irrevocable proxy to vote for the amendment to our Amended and Restated Code of Regulation, to vote in favor of the issuance of the Primary Shares to Delta, to vote in favor of the Warrant and the issuance of the Warrant Shares pursuant to Delta’s purchase rights thereunder, and to vote in favor of any other matter that could be reasonably expected to facilitate the consummation of the transactions contemplated by the Asset Purchase Agreement.

•	In the absence of the approval by our shareholders of the proposed amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, the shares of our capital stock beneficially owned by James L. Green would be deemed “interested shares” under such act and would not be counted in the vote to approve the various proposals with respect to the asset purchase set forth in this proxy statement. In such an event, it may be more difficult to obtain the necessary vote to approve the various proposals and meet all of the various conditions to closing of the transactions contemplated by the Asset Purchase Agreement.

The Companies

PECO II, Inc.

1376 State Route 598

Galion, Ohio 44833

(419) 468-7600

We are an Ohio corporation that engages in the design, manufacture, and marketing of communications power systems and equipment for the communication industry in the United States. Our products include power systems, power distribution and measurement equipment, rectifiers, converter plants, inverters, and ringing systems. We also provide engineering and installation, onsite repair, technical training to customer technicians, preventative maintenance programs, refurbishes and upgrades, and transport installation. Additional information about us is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page 72.

Delta Products Corporation

4405 Cushing Parkway

Fremont, California 94538

(510) 668-5100

Delta is a California corporation and is part of the Delta Group, one of the world’s largest providers of switching power supplies and a major source of power management solutions, components, visual displays, industrial automation, and networking products. Delta Group has sales offices worldwide and manufacturing plants in Taiwan, Thailand, China, Mexico and Europe.

Forward-Looking Statements

This proxy statement contains or incorporates by reference a number of “forward-looking statements” within the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations and business, and the expected impact of the Delta asset purchase on our financial performance. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements and are not guarantees of future performance. Many of the important factors that will determine these results and values are beyond our ability to control or predict. Our shareholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Selected Consolidated Financial Data

PECO II Selected Consolidated Financial Data (Historical)

Our selected consolidated financial data is derived from our consolidated financial statements and notes to consolidated financial statements. The following information is only a summary. The selected consolidated financial data as of and for the 12-month periods ended December 31, 2004, 2003, 2002, 2001 and 2000 is derived from audited financial statements. Our selected consolidated financial data as of and for the nine-month period ended September 30, 2005 is derived from unaudited financial statements. You should read our selected consolidated financial data together with the historical financial statements and related notes contained in the annual reports and other reports that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 72.

PECO II, Inc.

	Year ended 2000	Year ended 2001	Year ended 2002	Year ended 2003	Year ended 2004	Nine-month Period ended September 30, 2005
	in thousands, except share data
Operating revenues	$156,548	$106,743	$62,060	$38,607	$31,564	$30,125
Income (Loss) from operations	$20,414	$(11,676)	$(47,092)	$(36,404)	$(12,798)	$(1,930)
Income (Loss) from operations per common basic share	$1.21	$(0.54)	$(2.19)	$(1.72)	$(0.60)	$(0.09)
Total assets	$154,146	$160,168	$108,856	$65,524	$53,981	$50,380
Long term obligations	$4,941	$10,433	$691	$535	$448	$378
Cash dividends declared per common share	N/A	N/A	N/A	N/A	N/A	N/A
Basic earnings (loss) per share, as reported	$0.72	$(0.31)	$(1.94)	$(1.72)	$(0.57)	$(0.08)
Basic weighted average shares outstanding	16,908	21,579	21,506	21,220	21,488	21,579

PECO II, Inc. Financial Notes.

For the readers’ information, the following events were determined to have significant impact on the Income (Loss) of PECO II, Inc. (“PECO II” or the “Company”) for each specific year:

2001

•	Operating results were adversely affected by the downturn in the communications industry.

•	In August 2001, the Company entered into an adjustable industrial revenue bond for $6.5 million for the purchase of a facility located in Denver.

2002

•	The Company reviewed its physical facilities and listed its New Hampshire, Colorado, and Worthington, Ohio facilities for sale.

•	An asset impairment of $2.0 million was recognized for the physical facilities held for sale.

•	The industrial revenue bond for the Company’s Colorado facility that was held for sale was moved to current debt.

•	The Company provided for a write-off and disposed of approximately $8.0 million in inventory.

2003

•	The Company added its new Galion, Ohio manufacturing and headquarters buildings to our list of facilities for sale.

•	Upon review of the listing of the Galion, Ohio facilities for sale, the Company also recognized a $1.1 million asset impairment.

•	The Company sold its Worthington, Ohio engineering facility in May and New Hampshire facility in August of 2003.

•	The Company wrote off $8.6 million of inventory.

•	The Company recognized a $3.3 million machinery and equipment impairment.

•	The Company recognized a $5.7 million goodwill impairment.

2004

•	The annual assessment of goodwill resulted in a $6.0 million impairment.

Delta’s Selected Financial Data (Historical) for Delta Business Assets to be Acquired

The selected financial data for the business supply agreements and related assets being acquired by the Company from Delta (the “Delta Business Assets”) as of and for the 12-month period ended December 31, 2004 is derived from audited financial statements and the selected financial data for the Delta Business Assets as of and for the nine-month periods ended September 30, 2005 and the 12-month periods ended December 31, 2000, 2001, 2002 and 2003 are derived from unaudited financial statements, which we believe reflect all adjustments necessary for a fair presentation of the results for the respective periods.

Delta Business Assets

	Year ended 2000	Year ended 2001	Year ended 2002	Year ended 2003	Year ended 2004	Nine-month Period ended September 30, 2005
	in thousands, except share data
Operating revenues	$11,536	$9,565	$20,309	$21,970	$10,355	$8,352
Income (Loss) from operations	$1,927	$2,059	$3,444	$3,014	$117	$(116)
Income (Loss) from operations per common basic share	N/A	N/A	N/A	N/A	N/A	N/A
Total assets	$4,523	$3,337	$3,769	$6,592	$5,968	$6,759
Long term obligations	$—	$—	$—	$—	$—	$—
Cash dividends declared per common share	N/A	N/A	N/A	N/A	N/A	N/A

Pro Forma Selected Consolidated Financial Data of PECO II and Delta Business Assets

The following tables summarize the unaudited pro forma consolidated financial data, giving effect to the purchase of the Delta Business Assets, as if they had occurred on the date indicated (which we refer to as “pro forma” information). In presenting the comparative pro forma information for certain time periods, we assumed that we had made the asset purchase throughout those periods and made certain other assumptions.

The pro forma information, while helpful in illustrating the financial characteristics of PECO II after the asset purchase under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of PECO II would have been had the asset purchase occurred prior to these periods. For additional information, you should refer to the section of this document entitled “Pro Forma Condensed Consolidated Financial Information” below.

PECO II/Delta Business Assets

	Year ended 2004	Nine-month Period ended September 30, 2005
	in thousands, except share data
Operating revenues	$41,919	$38,477
Income (Loss) from operations	$(12,602)	$(1,387)
Income (Loss) from operations per common basic share	$(0.48)	$(0.05)

Total assets	$65,216	$61,615
Long term obligations	$448	$378
Cash dividends declared per common share	N/A	N/A
Basic earnings (loss) per share	$(0.46)	$(0.05)
Basic weighted average shares outstanding	26,228	26,319

Pro Forma Comparative Unaudited Per Share Data

The following table shows information about our income (loss) per common share, dividends per share and book value per share, and similar information as if the asset purchase had occurred on the date indicated. In presenting the comparative pro forma information for certain time periods, we assumed that we had acquired the Delta Business Assets prior to those periods and made certain other assumptions.

The pro forma information, while helpful in illustrating the financial characteristics of PECO II after the asset purchase under one set of assumptions does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of PECO II would have been after the purchase of the Delta Business Assets if such asset purchase had occurred prior to these periods.

	PECO II Historical		Delta Business Assets Historical		Pro Forma PECO II Consolidated		Pro Forma Delta Business Assets Consolidated
	Nine-month Period ended September 30, 2005	Year ended December 31, 2004	Nine-month Period ended September 30, 2005	Year ended December 31, 2004	Nine-month Period ended September 30, 2005	Year ended December 31, 2004	Nine-month Period ended September 30, 2005	Year ended December 31, 2004
Book value per share	$1.65	$1.74	N/A	N/A	$1.78	$1.85	N/A	N/A
Cash dividends declared per share	—	—	N/A	N/A	—	—	N/A	N/A
Basic earnings from continuing operations per share	$(0.09)	$(0.60)	N/A	N/A	$(0.05)	$(0.46)	N/A	N/A
Diluted earnings from continuing operations per share	$(0.09)	$(0.60)	N/A	N/A	$(0.05)	$(0.46)	N/A	N/A

Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information for PECO II gives effect to the purchase of the Delta Business Assets using the purchase method of accounting, based on preliminary allocations of the total estimated purchase price. The final purchase price will be determined per EITF 99-12. The historical financial information has been derived from the respective historical financial statements of PECO II and the Delta Business Assets, and should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement or incorporated by reference.

The unaudited pro forma condensed consolidated balance sheets have been prepared assuming the asset purchase took place as of December 31, 2004 and September 30, 2005, respectively. Allocation of the total estimated purchase price to the fair value of assets and liabilities of the Delta Business Assets at these dates is based on preliminary valuations.

The unaudited pro forma condensed consolidated statements of operations consolidate PECO II’s and Delta’s historical statements of operations of the Delta Business Assets and give effect to the asset purchase as if they occurred on January 1, 2004, the beginning of the earliest period presented.

The total estimated and actual purchase prices of the Delta Business Assets have been allocated on a preliminary basis to assets and liabilities based on management’s estimates of their fair values. These allocations are subject to change pending a final determination and analysis of the total purchase prices and fair values of the assets acquired and liabilities assumed. The impact of these changes could be material.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of operating results or financial condition that would have actually occurred if the asset purchase had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of PECO II after the asset purchase. The pro forma adjustments are based on the information available as of the date of this proxy statement.

PECO II, Inc.

Unaudited Pro Forma Consolidated Balance Sheet with Delta Business Assets as of September 30, 2005

	PECO II	Delta Business Assets	Pro forma Adjustment	Note 3 Ref.	Pro forma Results Nine-month Period ended September 30, 2005
	Nine-month Period ended September 30, 2005	Nine-month Period ended September 30, 2005
	(In thousands)
Current assets
Cash & equivalents	$4,668				$4,668
Due from owner		$3,167	$(3,167)	A
Accounts receivable	7,200	693	(693)	B	7,200
Inventories, net	11,474	1,964	36	C	13,474
Restricted cash	9,441				9,441
Other current assets	9,611	935	(935)	D	9,661

Total current assets	42,394	6,759	(4,759)		44,394

Property & equipment, at cost
Building, land and improvements	4,854				4,854
Machinery and equipment	9,159				9,159
Furniture and fixtures	6,096				6,096

	20,109				20,109
Less: accumulated depreciation	(13,907)				(13,907)
Property and equipment, net	6,202				6,202
Other assets	1,784		9,235	E	11,019

Total assets	$50,380	$6,759	$4,476		$61,615

Current liabilities
Industrial revenue bonds	$5,630				$5,630
Accounts payable and other accrued expense	8,657	$1,671	$(1,571)	F	8,757

Total current liabilities	14,287	1,671	(1,571)		14,387

Long term liabilities	378				378

Shareholders’ equity
Common shares	2,816		601	G	3,417
Additional paid-in capital	110,215		10,534	H	120,749
Retained (deficit) earnings	(76,338)	5,088	(5,088)	I	(76,338)
Treasury shares	(978)				(978)

Total shareholders equity	35,715	5,088	6,047		46,850

Total liabilities and shareholders’ equity	$50,380	$6,759	$4,476		$61,615

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

PECO II, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations with Delta Business Assets

For the Year Ended December 31, 2004

	PECO II, Inc	Delta Business Assets	Pro forma Adjustment	Note 3 Ref.	Pro forma Results Year ended December 31, 2004
	Year ended December 31, 2004	Year ended December 31, 2004
	(In thousands, except for per share amounts)
Net sales
Product	$21,049	$10,355			$31,404
Services	10,515				10,515

	31,564	10,355			41,919
Cost of goods sold
Product	17,660	8,103	$471	J	26,234
Services	9,801				9,801

	27,461	8,103	471		36,035
Gross margin
Product	3,389	2,252	(471)		5,170
Services	714				714

	4,103	2,252	(471)		5,884
Operating expenses
Research, development and engineering	2,956				2,956
Selling, general and administrative	7,958	2,135	(550)	K	9,543
Impairment charges	5,987				5,987

	16,901	2,135	(550)		18,486

Income (Loss) from continuing operations	(12,798)	117	(79)		(12,602)
Other (income) and expense	(65)	280	(280)	L	(65)

Income (loss) before tax	(12,733)	(163)	359		(12,537)
Benefit (provision) for income tax	463	68	(68)	M	463

Net income (loss)	$(12,270)	$(95)	$291		$(12,074)

Basic earnings from continuing operations per share	$(0.60)				$(0.48)
Diluted earnings from continuing operations per share	$(0.60)				$(0.48)
Net loss per common share
Basic	$(0.57)				$(0.46)
Diluted	$(0.57)				$(0.46)
Weighted average common shares outstanding
Basic	21,488			N	26,228
Diluted	21,488				26,228

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

PECO II, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations with Delta Business Assets

For the Nine Months Ended September 30, 2005

	PECO II, Inc.	Delta Business Assets	Pro forma Adjustment	Note 3 Ref.	Pro forma Results Period ended September 30, 2005
	Period ended September 30, 2005	Period ended September 30, 2005
	(In thousands, except for per share amounts)
Net sales
Product	$21,523	$8,352			$29,875
Services	8,602				8,602

	30,125	8,352			38,477
Cost of goods sold
Product	15,817	6,267	354	J	22,438
Services	7,735				7,735

	23,552	6,267	354		30,173
Gross margin
Product	5,706	2,085	(354)		7,437
Services	867				867

	6,573	2,085	(354)		8,304
Operating expenses
Research, development and engineering	2,189				2,189
Selling, general and administrative	5,884	2,202	(1,013)	K	7,073
Impairment charges	430				430

	8,503	2,202	(1,013)		9,692

Income (Loss) from continuing operations	(1,930)	(117)	659		(1,388)
Other (income) and expense	135	(133)	133	L	135

Income (loss) before tax	(1,795)	(250)	792		(1,253)
Benefit (provision) for income tax	54	103	(103)	M	54

Net income (loss)	(1,741)	(147)	689		(1,199)

Basic earnings from continuing operations per share	$(0.09)				$(0.05)
Diluted earnings from continuing operations per share	$(0.09)				$(0.05)
Net loss per common share
Basic	$(0.08)				$(0.05)
Diluted	$(0.08)				$(0.05)
Weighted average common shares outstanding
Basic	21,579			N	26,319
Diluted	21,579				26,319

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

PECO II, Inc.

Note to Unaudited Pro Forma Condensed Consolidated Financial Information

With Delta Business Assets

1.	Description of Transaction and Basis of Presentation

On October 13, 2005, the Company entered into an Asset Purchase Agreement with Delta to acquire the assets that relate to Delta’s Telecom Power Division, consisting of the exclusive rights to business supply agreements with wireline and wireless communications providers, the related inventory, comprised of raw materials, work in process and finished products (the “Inventory”), and the business records of Delta’s U.S. and Canadian service provider business (the “Delta Business Assets”). The Company will also assume the associated liabilities of the Delta Business Assets after the closing. In consideration of the purchase of the Delta Business Assets, at closing the Company will issue 4,740,375 shares of common stock (the “Primary shares”) to Delta. Also at closing, the Company will issue to Delta a warrant to purchase up to approximately 12.9 million shares of its common stock (the “Warrant Shares”) at an exercise price of $2.00 per share (the “Warrant”). The Warrant is immediately exercisable upon issuance and for a period of 30 months thereafter. As a result of the issuance of the Primary Shares and the exercise of the purchase rights under the Warrant for the Warrant Shares, Delta will have the right to acquire, when aggregated with the Primary Shares, up to 45% of the issued and outstanding capital stock of the Company measured as of the date that is five business days prior to the date of exercise.

2.	Purchase Price

The reader should be advised that the pro forma information is preliminary and unaudited. The transaction cost is determined by PECO II’s market value per share based on EITF-99-12 guidance and the final price will be determined upon shareholder approval of the issuance of the Primary Shares and Warrant. Due to market uncertainty, the transactions reflected in the pro forma balance sheet and statement of operations will change based on changes in market value.

A preliminary estimate of the purchase price is as follows (table in thousands):

Estimated market value of Primary Shares issued	$6,352
Estimated fair value of Warrant issued	4,783

Subtotal	11,135
Estimated transaction costs incurred per agreement	100

Estimated purchase price	$11,235

For pro forma purposes, the fair value of the shares used in determining the purchase price was $1.34 which was based on the average closing price of PECO II common stock for the five business days prior to, the date of, and the five days after the public announcement of the execution of the Asset Purchase Agreement. The fair value of the Warrant was also determined using the Black-Scholes option pricing model with the following assumption: stock price of $1.34; volatility of 60%; risk-free interest rate of 3.96%; and an expected life of 2.5 years.

For pro forma purposes, the estimated purchase price has been allocated per the Asset Purchase Agreement (table in thousands):

Current assets
Inventory	$2,000
Other assets
Customer relationships Supply agreement	2,820 2,820
Goodwill	3,595

Total other assets	$9,235

Total assets	$11,235

The allocation of the purchase price is a preliminary estimate. The final purchase price allocation will not be completed until after our receipt of shareholder approval at the special meeting of the proposals set forth in this proxy statement. Our decision to obtain the final purchase price allocation after the special meeting is based on our reliance on FAS141, B183, which states that the allocation period should not exceed one year from the consummation date. As a result, we believe it appropriate to delay the final purchase price allocation until after the special meeting, at which meeting we anticipate obtaining the approval of our shareholders to consummate the transactions contemplated by the Asset Purchase Agreement.

Management believes that its preliminary allocation among the specific intangibles of the consideration in the amount of $11.235 million to be paid in exchange for the Delta Business Assets is reasonable. The specific intangibles identified in our preliminary allocation are customer relationships, the Supply Agreement and Goodwill, estimated to comprise 31%, 31% and 38%, respectively, of the total consideration of $11.235 million to be paid for the Delta Business Assets, less $2.0 million of tangible inventory.

We expect very little attrition with the customer relationships that comprise a portion of the intangible assets and we anticipate that the Supply Agreement will be renewed. As an estimate of useful life of the customer relationships and the Supply Agreement prior to the completion of the final purchase price allocation, we anticipate their useful life to be 6 years and 9 years, respectively. The useful lives were used to calculate our pro forma amortization. When the purchase price allocation is completed, we anticipate using the midpoint of future cash flows or possibly other means to determine the useful life of each of the customer relationships and the Supply Agreement, based on further contract or cash flow review.

We have concluded that the proposed acquisition of the Delta Business Assets represents the acquisition of a business based on guidance in Rule 11-01(d) of Regulation S-X and EITF 98-3. As a result, there will be intangible assets and possible goodwill depending on the purchase price allocation. The allocation will be performed upon the approval and completion of the purchase transaction.

3.	Pro Forma Adjustments (in thousands)

Balance Sheet

	Nine-month Period ended September 30, 2005	Year ended December 31, 2004
A.	$(3,167)		To eliminate Delta’s due from owner account.

B.	$(693)		To eliminate Delta’s accounts receivable accounts.

C.	$(1,964)		To eliminate Delta’s inventory accounts.
	2,000		Acquisition of inventory per the Asset Purchase Agreement.

	36		Total pro forma adjustment.

D.	$(935)		To eliminate Delta’s other current assets.

E.	$9,235		To record the estimated fair value of the intangible assets acquired in the asset purchase, see note 2.

F.	$(1,671)		To eliminate Delta’s accounts payable and other accrued accounts.
	100		To record the agreed upon legal/accounting expenses in the Asset Purchase Agreement.

	(1,571)		Total pro forma accrued expense adjustment.

G.	$601		To record the issuance of 4,740,375 Primary Shares at a stated value of $.126857 per share.

H.	$5,751		To record the additional paid-in capital at market price less stated value times issuance of 4,740,375 Primary Shares.
	4,783		To record the cost of the Warrant, see note 2.

	10,534		Total pro forma additional paid-in capital adjustment.
I.	$(5,088)		To eliminate Delta’s retained earnings accounts.

Statement of Operations

	Nine-month Period ended September 30, 2005	Year ended December 31, 2004
J.	$(354)	$471	To record the amortization of the Supply Agreement over the estimated remaining useful life.

K.	$(359)	$(373)	To eliminate Delta’s corporate administration as it is an internal allocation from its corporate headquarters group. The Delta administration expense allocation for both December 31, 2004 of $373,000 and September 30, 2005 of $359,000 were based on various administrative department expenses. The administrative departments included human resources, information system services, accounting/finance, corporate management/facilities, sales administration, and local office expenses that would cover the Raleigh, North Carolina facility and the associated administrative expenses from that facility. None of these expenses will be transferred to PECO II as it is already covered under our existing administrative structure today.

			The allocation of Delta’s corporate administration is based on headcount of the particular division or segment, divided by the entire headcount except the administrative departments’ headcount, times the total various administrative departmental expenses. For 2004, the total headcount was 228, which includes administrative headcount of 39. For 2005, the total headcount was 230, which includes administrative headcount of 40.

	(1,843)	(1,762)	To eliminate Delta’s selling expenses as the existing selling staff of PECO II will be used along with a few Delta sales personnel who will be transferred (see next line item below) as they have established relationships with customers. A breakdown of the selling expense follows:

				Year ended December 31, 2004	Nine month Period ended September 30, 2005
			Payroll & benefits	$1,263,984	$1,367,789
			Travel & entertainment	127,669	156,770
			Depreciation	84,489	71,437
			Promotion	52,127	23,503
			HUB(3rd party whse) expenses	45,475	30,816
			Telephone & postage	32,862	23,272
			Bad debt	31,683	26,558
			Others	123,657	142,382

			Total selling expenses	$1,761,946	$1,842,527

	600	800	To record the estimated selling expenses to be incurred by PECO II of transferred Delta sales personnel referred to above.

	589	785	To record the amortization of the remaining intangible assets over their estimated remaining useful life.

	(1,013)	(550)	Total pro forma operating expense adjustments.

	Nine-month Period ended September 30, 2005	Year ended December 31, 2004
L.	$(133)	$(280)	To remove non-operating income and expense accounts.

M.	$(103)	$(68)	To remove tax provision.

N.			To record the following adjustment:

	Year ended December 31, 2004	Nine months ended September 30, 2005
Weighted average basic common shares, pre acquisition	21,488	21,579
Primary Shares issued per Asset Purchase Agreement	4,740	4,740

Weighted average basic common shares, post acquisition	26,228	26,319

Delta Business Assets

Delta Management’s Discussion and Analysis—Financial Results of Delta Business Assets

The Delta Business Assets to be acquired by PECO II from Delta relate to Delta’s Telecom Power Division, which is one segment of Delta’s business. Delta is a sales and distribution channel for operations in the Americas of its parent, Delta Group. Sales orders are taken by Delta through customer requests and existing supply arrangements with various parties, and such orders are communicated to various manufacturing plants of Delta Group that are located worldwide. The Telecom Power Division of Delta coordinates customer orders and supply contracts and manages the inventory relating to such orders with respect to telecommunications power products for Delta. The Telecom Power Division of Delta does not maintain a separate bank account or operate as a financially distinct entity from Delta as a whole. Accordingly, specific discussions on liquidity and capital resources are not applicable to this business unit, or to the Delta Business Assets being acquired. However, to the extent relevant, the following is a discussion of trends that affected the overall results of operations of the Telecom Power Division of Delta and certain events and economic changes in the market during recent years that affected the market pertaining to the Delta Business Assets being acquired.

Generally, participants in the telecommunications power supply industry, including the Telecom Power Division, experience increased activity and realize higher revenues during spring through late fall of each year due to the ability of their customers to access and install telecommunications power sites during these periods, particularly with respect to mountainous regions and other areas subject to extreme winter conditions. This period is referred to in the industry as the “build season.” Consistent with the rest of the industry, the Delta Business Assets being acquired are subject to the build season trend of higher revenues during the second and third quarters of each year, and a corresponding decrease in revenues during the first and fourth quarters of each year. The fiscal year 2003 Delta Business Assets quarterly results are indicative of this seasonality.

In fiscal 2004, two factors led to a reduction in the overall revenues associated with the Delta Business Assets. The first was an erosion of the Telecom Power Division’s market share resulting from inroads made by new market entrants like Valere Power, Inc., and the other was a change in the purchasing activities of certain of Delta’s key customers. These trends had a negative affect on the financial performance of the Delta Business Assets.

In addition, one of Delta’s large customers purchased significantly less inventory than the amount anticipated by Delta, resulting in decreased revenues and management’s decision to increase the amount of inventory reserve from $1.1 million to $2.02 million beginning the second quarter of 2004. The decrease in revenues led to a loss in income for the Delta Business Assets during the last quarter of 2004 and increased inventory in 2005.

The following condensed financial information for the service provider portion of Delta Products Corporation’s Telecom Power Division (which service provider portion is referred to in this proxy statement as the Delta Business Assets) for the 12-month period ended December 31, 2004 is derived from audited financial statements and the condensed financial information for the Delta Business Assets as of and for the nine-month period ended September 30, 2005, as well as for the 12-month periods ended December 31, 2002 and 2003 is derived from unaudited financial statements, all of which we believe reflect all adjustments necessary for a fair presentation of the results for the respective periods.

Service Provider Portion of Delta Products Corporation’s Telecom Power Division Financial Statements

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Delta Products Corporation

Fremont, California

We have audited the accompanying balance sheet of the service provider portion of Delta Product Corporation’s Telecom Power Division (“the Division”) as of December 31, 2004, and the related statements of operations, owner’s equity in division, and cash flows for the year then ended. These financial statements are the responsibility of the management of Delta Products Corporation. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the service provider portion of Delta Product Corporation’s Telecom Power Division at December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Division is owned and operated by Delta Products Corporation. The Division has extensive transactions with Delta Electronics Inc., a minority shareholder of Delta America Ltd., the parent of Delta Products Corporation.

November 11, 2005

2000 West Dorothy Lane  ■  Dayton, Ohio 45439  ■  TEL 937-298-0201  ■  FAX 937-298-5758  ■  www.battellecpas.com

An Independently Owned Member of the RSM McGladrey Network

Service Provider Portion of Delta Products Corporation’s Telecom Power Division

Quarterly Balance Sheets

	Quarters Ended
	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004	Mar. 31, 2005	June 30, 2005	Sept. 30, 2005
	(In thousands)
Current Assets
Due from Owner	2,267	2,630	1,913	2,326	1,982	2,383	4,530	3,331	3,643	4,716	3,167
Accounts Receivable	1,375	1,683	753	609	429	500	355	460	611	589	693
Inventory
Inventory	2,389	3,949	6,009	5,252	5,537	4,637	3,174	3,353	3,599	3,479	4,057
Inventory Reserve	(1,050)	(1,100)	(1,100)	(1,925)	(1,925)	(2,020)	(2,020)	(2,093)	(2,093)	(2,093)	(2,093)

Inventory, Net	1,339	2,849	4,909	3,327	3,612	2,617	1,154	1,260	1,506	1,459	1,964
Deferred Income Tax asset	—	—	—	330	—	—	—	917	—	—	935

Total Assets	4,980	7,162	7,576	6,592	6,023	5,500	6,040	5,968	5,760	6,691	6,759

Current Liabilities
Accounts payable	1,141	2,785	2,359	1,119	527	(31)	369	586	429	1,270	1,523
Other accrued expense	58	90	111	142	60	94	115	148	77	120	149

Total Current Liabilities	1,199	2,875	2,470	1,261	587	63	484	734	506	1,390	1,672
Long term liabilities	—	—	—	—	—	—	—	—	—	—	—
Owner’s Equity
Owner’s equity in division	3,781	4,287	5,106	5,331	5,436	5,437	5,556	5,234	5,254	5,301	5,087

Total owner’s equity	3,781	4,287	5,106	5,331	5,436	5,437	5,556	5,234	5,254	5,301	5,087

Total liabilities and owners’ equity	4,980	7,162	7,576	6,592	6,023	5,500	6,040	5,968	5,760	6,691	6,759

See Notes to Financial Statements of the Service Provider Portion of Delta Products Corporation’s Telecom Power Division

Service Provider Portion of Delta Products Corporation’s Telecom Power Division

Quarterly Statements of Operations

	Quarters Ended
	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004	Mar. 31, 2005	June 30, 2005	Sept. 30, 2005
	(In thousands)
Net Sales
Product	3,920	6,119	7,585	4,347	2,815	2,693	2,677	2,169	2,523	2,902	2,928
Services	—	—	—	—	—	—	—	—	—	—	—

	3,920	6,119	7,585	4,347	2,815	2,693	2,677	2,169	2,523	2,902	2,928
Cost of Goods Sold
Product	3,135	4,630	5,513	3,294	2,088	2,145	1,933	1,937	1,822	2,169	2,276
Services	—	—	—	—	—	—	—	—	—	—	—

	3,135	4,630	5,513	3,294	2,088	2,145	1,933	1,937	1,822	2,169	2,276
Gross Margin
Product	785	1,489	2,072	1,053	727	548	744	232	701	733	652
Services	—	—	—	—	—	—	—	—	—	—	—

	785	1,489	2,072	1,053	727	548	744	232	701	733	652
Operating Expenses
Research, development and engineering	—	—	—	—	—	—	—	—	—	—	—
Selling, general and administrative	596	597	595	596	468	468	486	713	618	618	966
Impairment charges	—	—	—	—	—	—	—	—	—	—	—

	596	597	595	596	468	468	486	713	618	618	966
Income (loss) from continuing operations	189	892	1,477	457	259	80	258	(481)	83	114	(314)
Other (income) and expense	56	48	112	82	83	77	61	59	49	38	46

Income (loss) before tax	133	844	1,365	375	176	3	197	(540)	34	76	(360)
Benefit (provision) for income tax	53	338	546	150	70	2	79	(218)	14	31	(148)

Net Income (loss)	80	506	819	225	106	1	118	(322)	20	46	(212)

See Notes to Financial Statements of the Service Provider Portion of Delta Products Corporation’s Telecom Power Division

Service Provider Portion of Delta Products Corporation’s Telecom Power Division

Annual Statements of Operations

	Years ended December 31,			Period ended September 30, 2005
	2002	2003	2004
	(In thousands)
Net Sales
Product	20,309	21,970	10,355	8,353
Services	—	—	—	—

	20,309	21,970	10,355	8,353
Cost of Goods Sold
Product	15,021	16,572	8,103	6,267
Services	—	—	—	—

	15,021	16,572	8,103	6,267
Gross Margin
Product	5,288	5,398	2,252	2,086
Services	—	—	—	—

	5,288	5,398	2,252	2,086
Operating Expenses
Research, development and engineering	—	—	—	—
Selling, general and administrative	1,844	2,383	2,135	2,202
Impairment charges	—	—	—	—

	1,844	2,383	2,135	2,202

Income (loss) from continuing operations	3,444	3,015	117	(116)
Other (income) and expense	574	299	280	133

Income (loss) before tax	2,870	2,716	(163)	(249)
Benefit (Provision) for income tax	(1,148)	(1,086)	67	103

Net Income (loss)	1,722	1,630	(96)	(146)

See Notes to Financial Statements of the Service Provider Portion of Delta Products Corporation’s Telecom Power Division

Service Provider Portion of Delta Products Corporation’s Telecom Power Division

Annual Statements of Cash Flows

	Years ended December 31,			Period ended September 30, 2005
	2002	2003	2004
	(In thousands)
Cash flow from operating activities:
Net income (loss)	1,722	1,630	(96)	(147)

Change in assets & liabilities
Accounts receivable	(919)	1,070	149	(233)
Inventory	707	(1,457)	2,067	(704)
Accounts payable	(243)	1,188	(533)	937
Accrued expenses	5	5	5	1
Deferred income tax benefit		(330)	(587)	(18)
Due from owner	(1,272)	(2,106)	(1,005)	164

Net cash provided by operating activities	—	—	—	—
Cash & cash equivalents at beginning of year	—	—	—	—

Cash & cash equivalents at end of year	—	—	—	—

See Notes to Financial Statements of the Service Provider Portion of Delta Products Corporation’s Telecom Power Division

SERVICE PROVIDER PORTION OF DELTA PRODUCTS CORPORATION’S TELECOM POWER DIVISION

NOTES TO FINANCIAL STATEMENTS

For periods ending September 30, 2005, December 31, 2004, December 31, 2003 and December 31, 2002

The condensed financial information for the 12-month period ended December 31, 2004 is derived from audited financial statements. For the nine-month period ended September 30, 2005, the 12-month period ended December 31, 2003 and December 31, 2002, management believes the notes reflect a fair presentation of the results for the respective periods.

NOTE 1—THE DIVISION

The Telecom Power Division is owned and operated by Delta Products Corporation (“DPC”). DPC markets and distributes electronic parts and components to providers of wireless communication service throughout the United States of America. These “carve-out” financial statements include only the service provider portion of DPC’s Telecom Power Division (“the Division”). The Division was started by DPC in 1996.

The Division distributes power units for cell phone towers and provides service related to these units. The Division has inventory in DPC-owned warehouses in Raleigh, North Carolina and Fremont, California, and in third party owned warehouse in Durham, North Carolina.

The Division has extensive transactions with Delta Electronics Inc. (“DEI”), a Taiwanese company and minority shareholder of Delta America Ltd, the parent of DPC (see Note 3).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventory, which consists solely of finished goods, is stated at the lower of cost (determined by the first in, first out method) or market value. The Division maintains a finished goods valuation allowance, which is based upon the age of inventory held. It is reasonably possible that the estimated finished goods reserve will change by a material amount within one year due to events in the industry, including consolidation of customers and new technology.

Revenue Recognition and Accounts Receivable

Revenues from product sales are recognized upon shipment to customer, provided that the Division has received an executed purchased order, the sales price is fixed, title has transferred, collection of the resulting receivable is probable and there is no customer acceptance requirement. The Division records an estimated allowance for returns at the time revenue is recognized based on historical experience. The Division maintains an allowance for doubtful accounts based upon the expected collection of its outstanding receivable balance. Trade accounts receivable are considered past due when they are outstanding in excess of 30 days. Accounts are charged off through the allowance when they are deemed to be uncollectible.

Advertising

Advertising costs are charged to operations as incurred. Advertising costs related to the Division amounted to:

Unaudited	Audited	Unaudited	Unaudited
September 30, 2005 $23,787	December 31, 2004 $55,811	December 31, 2003 $71,308	December 31, 2002 $97,553

Expense Allocations

DPC allocates certain corporate expenses to the Division. These are the administrative expense portion of selling and administrative expense reported in the Statement of Income. Administrative expenses are the allocation of DPC’s administrative expense, which includes the salaries and benefits, travel expenses, professional fees and other expenses incurred by DPC’s administration on behalf of the Division.

Selling expenses include direct expenses of the service provider portion of the Division, including salaries and benefits, occupancy charges to DPC, which owns the property and equipment of the Division, fuel and delivery expenses, travel and entertainment, sales and promotion expenses, and other direct costs not included in cost of revenue.

The Statement of Income also includes an allocated interest charge for the use of DPC’s bank line of credit. Because of the complexity of the line of credit use, no debt can be reasonably allocated to the Division by DPC. Management believes that all of the expense allocation methods are reasonable.

It is reasonably possible that the results of operations would have been different if the Division had operated on a stand alone basis; however, it is not practicable to estimate what expenses would have been had the Division operated on a stand alone basis.

Income Tax

The Division recognizes deferred tax assets and liabilities for expected future tax consequences of temporary differences between financial and tax reporting (see Note 5). The Division is part of DPC, which is consolidated with Delta America Ltd. for federal income tax reporting purposes. However, any income tax accrual, representing the Division’s estimated portion of the consolidated federal income tax recovery or liability, is included in the Balance Sheet as part of the amount due from DPC (since DPC is ultimately responsible for its portion of the consolidated income tax liability).

NOTE 3—TRANSACTIONS WITH RELATED PARTIES

The following summarizes transactions and balances with related parties:

	Unaudited 9/30/2005	Audited 12/31/2004	Unaudited 12/31/2003	Unaudited 12/31/2002
Receivable from DPC	$3,166,725	$3,331,404	$2,326,343	$220,041

Payable to DEI	$1,522,342	$584,740	$1,106,643	$(72,586)

The Division does not have its own checking account. All of the Division’s expenditures are made by DPC; therefore, the Receivable from DPC row above represents the Division’s allocation of cash held by DPC.

In excess of 95% of the Division’s cost of revenues is related to purchases from DEI.

NOTE 4—BALANCE SHEET COMPONENTS

The composition of various balance sheet line items are as follows:

	Unaudited 9/30/2005	Audited 12/31/2004	Unaudited 12/31/2003	Unaudited 12/31/2002
Accounts receivable - trade, net
Trade accounts receivable	$751,050	$491,568	$674,561	$1,720,247
Allowances for doubtful accounts and sales returns	(58,058)	(31,500)	(66,188)	(41,345)

	$692,992	$460,068	$608,373	$1,678,902

Inventory, net:
Finished goods	$4,057,271	$3,352,544	$5,251,870	$2,819,895
Finished goods valuation allowance	(2,093,000)	(2,093,000)	(1,925,000)	(950,000)

	$1,964,271	$1,259,544	$3,326,870	$1,869,895

Other current liabilities:
Payroll and related costs	$111,550	$122,010	$117,317	$112,805
Other	36,536	25,539	25,000	24,038

	$148,086	$147,549	$142,317	$136,843

NOTE 5—INCOME TAX

The provision for (benefit from) income taxes consists of the following:

	Unaudited 9/30/2005	Audited 12/31/2004	Unaudited 12/31/2003	Unaudited 12/31/2002
Current:
Federal	$(67,500)	$23,500	$1,235,000	$979,000
State	(17,500)	6,000	321,000	255,000

	(85,000)	29,500	1,556,000	1,234,000

Deferred:
Federal	(14,000)	(77,000)	(309,000)	(1,500)
State	(4,000)	(20,000)	(80,000)	(500)

	(18,000)	(97,000)	(389,000)	(2,000)

Reported as a component of:
Provision for (benefit from) income taxes	$(103,000)	$(67,500)	$1,167,000	$1,232,000

Deferred tax assets consist of the following:
Finished goods reserve	$896,000	$897,000	$785,000	$407,000
Allowance for doubtful accounts and sales returns	25,000	13,000	28,000	18,000
Other	14,000	7,000	7,000	6,000

	$935,000	$917,000	$820,000	$431,000

A reconciliation of the difference between current income tax (benefit) expense and amounts computed by applying the expected federal and state income tax rates to net loss before income tax expense (benefit) is presented as follows:

Anticipated income tax expense (benefit)	$(107,000)	$(70,000)	$1,162,000	$1,229,000
Increase (reduction) related to:
Temporary differences	18,000	97,000	389,000	2,000
Other non-deductible expenses	4,000	2,500	5,000	3,000

Current income tax (benefit) expense	$(85,000)	$29,500	$1,556,000	$1,234,000

Deferred income tax expense is based on the following items:

Finished goods reserve	$(11,000)	$(111,000)	$(378,000)	$—
Allowance for doubtful accounts and sales returns		15,000	(11,000)	(2,000)
Other	(7,000)	(1,000)

Total	$(18,000)	$(97,000)	$(389,000)	$(2,000)

NOTE 6—CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Financial instruments that potentially subject the Division to significant concentrations of credit risk consist primarily of trade accounts receivable. With respect to trade accounts receivable, the Division performs ongoing credit evaluations and maintains reserves for potential credit losses; historically, such losses have been immaterial.

September 30, 2005 Unaudited

Two Customers accounted for approximately 53% of total accounts receivable at September 30, 2005. Two Customers accounted for approximately 59% of total sales for the nine months ended September 30, 2005.

December 31, 2004 Audited

Two customers accounted for approximately 45% of total accounts receivable at December 31, 2004. Two customers accounted for approximately 64% of total sales for 2004.

December 31, 2003 Unaudited

Two customers accounted for approximately 61% of total accounts receivable at December 31, 2003. Two customers accounted for approximately 62% of total sales for 2003.

December 31, 2002 Unaudited

Two customers accounted for approximately 55% of total accounts receivable at December 31, 2002. Two customers accounted for approximately 40% of total sales for 2002.

NOTE 7—EMPLOYEE BENEFIT PLANS

Delta America Ltd. sponsors a 401(K) defined contribution plan covering substantially all employees of the Division. Employer contributions under this plan related to the Division amounted to:

For the nine-months period ended 9/30/2005	$48,214 (unaudited)
For the year ended 12/31/2004	$50,496 (audited)
For the year ended 12/31/2003	$38,660 (unaudited)
For the year ended 12/31/2002	$31,447 (unaudited)

NOTE 8—SUBSEQUENT EVENTS

On October 13, 2005, DPC entered into an Asset Purchase Agreement with PECO II, an Ohio Corporation, whereby PECO II agreed to purchase certain business assets of DPC’s Telecom Power Division in exchange for shares of stock in PECO II.

When this transaction closes, DPC will transfer to PECO II its business assets ((a) inventory, rights to and under business contracts, (b) rights to and under business records, (c) all rights, claims and causes of action against third parties exclusively relating to the business assets and (d) all rights of indemnity, warranty rights, rights of contribution, rights to refunds and other rights of recovery exclusively related to the business assets) in exchange for (1) 4,740,375 shares of PECO II common stock, (2) a warrant to purchase a certain number of PECO II common stock and (3) the assumption of certain DPC liabilities related to the assets transferred. The agreement provides for an inventory adjustment if its value at the closing date is other than $2,000,000.

Concurrent with the execution of this agreement, DPC, PECO II and PECO II’s significant shareholders executed a Voting Agreement, which states that there will be no restrictions on the voting rights associated with the shares received by DPC. Immediately following the execution of this agreement, they were to enter into a Support Agreement. In connection with the closing, DPC and PECO II will enter into various other agreements, including a Transition Services Agreement and Registration Rights Agreement, and in addition, an affiliate of DPC will enter into a Supply Agreement with PECO II.

If the transactions set forth in the Asset Purchase Agreement are consummated, PECO II will reimburse DPC for up to $100,000 of fees and expenses incurred related to the agreement plus one-half of the fees and expenses incurred relating to the preparation and delivery of DPC’s financial statements as required by the Agreement. In the event that the Agreement is terminated prior to closing by DPC due to a Triggering Event (as defined in the Agreement), or by PECO II if it receives a superior offer (under the terms of the Agreement), PECO II will pay DPC a $500,000 termination fee.

The Special Meeting

The Proposals

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at a Special Meeting of Shareholders to be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Tuesday, March 21, 2006 at 9:00 a.m. local time. The purpose of the special meeting is for you to consider and vote upon the following proposals:

1.	To consider and vote on a proposal to approve and adopt an amendment to our Amended and Restated Code of Regulations providing that the Ohio Control Share Acquisition Act shall not apply to acquisitions of PECO II’s equity securities.

2.	To consider and vote on a proposal to approve the issuance of 4,740,375 shares of PECO II common stock without par value (the “Primary Shares”) to Delta Products Corporation (“Delta”), pursuant to an asset purchase agreement between PECO II and Delta, dated October 13, 2005 (the “Asset Purchase Agreement”), whereby PECO II will acquire the assets that relate to Delta’s Telecom Power Division, consisting of the exclusive rights to business supply agreements with wireline and wireless communications providers and related inventory and will assume the liabilities associated therewith of Delta’s U.S. and Canadian service provider business.

3.	To consider and vote on a proposal to issue a warrant (the “Warrant”) to permit Delta to purchase approximately 12.9 million shares of PECO II common stock without par value or such other number of shares that, when aggregated with the Primary Shares, will represent 45% of the issued and outstanding shares of PECO II capital stock measured as of the date five business days prior to the exercise date of the Warrant (the “Warrant Shares”), at an exercise price of $2.00 per share, exercisable immediately upon issuance and until a date that is 30 months following the closing date of the transactions contemplated by the Asset Purchase Agreement.

4.	To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the proposals.

5.	To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

A copy of the Asset Purchase Agreement is attached as Appendix C to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about February 14, 2006.

Record Date and Voting

The holders of record of our common stock as of the close of business on the record date, which was February 7, 2006 are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 21,954,741 shares of our common stock outstanding.

The holders of a majority of our shares of common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us are not considered to be outstanding for purposes of determining a quorum. In accordance with Ohio law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under applicable rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposals described in this proxy statement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of these proposals.

Required Vote

Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the transactions contemplated by the Asset Purchase Agreement, such as the issuance of the Primary Shares, the issuance of the Warrant and the underlying Warrant Shares, and the proposal to permit the Board of Directors to adjourn the special meeting requires the affirmative vote of the holders of a majority of our shares of common stock voting in person or by proxy at the special meeting. The affirmative vote of a majority of the shares of our common stock is required to approve the amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act. Because the vote for the proposal to amend our Amended and Restated Code of Regulations is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes), and votes to abstain, are effectively votes against this proposal. Record holders may vote their shares of our common stock:

•	by completing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.

If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

As of the record date, our executive officers and directors owned an aggregate of approximately 6,050,112 shares of our common stock, entitling them to exercise approximately 27.6% of the voting power of our common stock entitled to vote at the special meeting. These executive officers and directors have indicated that they intend to vote in favor of the proposals.

In addition, simultaneous with the execution of the Asset Purchase Agreement, Messrs. Matthew P. Smith and James L. Green, and their respective affiliates, executed a support agreement and irrevocable proxy (the “Support Agreement”), under which each such person agreed, severally and not jointly, to vote all of the shares of our common stock beneficially owned by such persons at any PECO II shareholders meeting or by any consensual action:

•	in favor of the proposal to opt out of the Ohio Control Share Acquisition Act;

•	in favor of the issuance of the Primary Shares and the Warrant;

•	in favor of the other transactions contemplated by the Asset Purchase Agreement and in favor of any other matter that could reasonably be expected to facilitate consummation of the transactions contemplated by the Asset Purchase Agreement;

•	against any change in a majority of the members of our Board of Directors; and

•	against any other action that would impede, interfere with, delay, postpone or materially adversely affect the closing of the transactions contemplated by the Asset Purchase Agreement.

In addition, Messrs. Smith and Green, and their respective affiliates, granted an irrevocable proxy to two of Delta’s designees to vote all of the shares of our common stock beneficially owned by such persons in accordance with the five bullet points above.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the approval and adoption of the amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, “FOR” the approval of the issuance of the Primary Shares, “FOR” the issuance of the Warrant and the underlying Warrant Shares and “FOR” the proposal to allow the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals before the special meeting.

You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of PECO II at 1376 State Route 598, Galion, OH 44833;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of PECO II; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of our common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, mail, the Internet or in person; however, they will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies, and will pay fees of up to $15,000, plus reimbursement of out-of-pocket expenses.

Interests of Certain Persons in Matters to be Acted Upon

Our directors and certain of our executive officers may have interests different from our shareholders resulting from them being parties to certain transactional documents.

The Voting Agreement

Each director (except for Mr. Heindel), Ms. Frankhouse and Mr. McIntosh are parties to the Voting Agreement. Our directors may benefit from the execution of the Voting Agreement with Delta, which states that Delta agrees to vote in favor of our Board of Directors’ designees to the management slate of nominees for election to our Board of Directors. In addition, under the terms of the Voting Agreement, Delta has agreed not to bring any proposal that would result in the removal from our Board of our Board’s designees without cause. Our directors and executive officers who are parties to the Voting Agreement have agreed to appoint a Delta designee to fill our existing Class II director vacancy as of the closing and to vote their shares of our capital stock in favor of Delta’s designee to our Board of Directors, and we will include such designee on our management slate of nominees for election to our Board of Directors. Therefore, it would be unlikely that our shareholders could elect any nominee for director outside of those designated by our Board of Directors to the management slate of nominees pursuant to the Voting Agreement because the parties to the Voting Agreement will also vote in favor of such nominees. Our directors (except for Mr. Heindel), Ms. Frankhouse and Mr. McIntosh, who are parties to the Voting Agreement, beneficially owned in the aggregate 6,750,358 shares, or 30.2% of our capital stock as of September 30, 2005.

The Support Agreement and Irrevocable Proxy

Two of our directors may have interests different from our shareholders and which may constitute a conflict of interest. Messrs. Smith and Green are parties to the Support Agreement, pursuant to which they have agreed with us and Delta, at our special meeting of shareholders, to vote the shares of our capital stock beneficially owned by them in favor of the proposal to amend our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, to vote in favor of the issuance of the Primary Shares to Delta, to vote in favor of the Warrant and the issuance of the Warrant Shares pursuant to Delta’s purchase rights thereunder, and to vote in favor of any other matter that could be reasonably expected to facilitate the consummation of the transactions contemplated by the Asset Purchase Agreement. Messrs. Smith and Green irrevocably appointed Delta, through its designees, as its proxy and sole attorney-in-fact to vote at the special shareholders meeting in favor of the above proposals. Mr. Smith beneficially owned 3,000,857 shares or 13.8% of our capital stock and Mr. Green beneficially owned 2,504,344 shares or 11.5% of our capital stock as of September 30, 2005.

Ohio Control Share Acquisition Act

In the absence of the approval by our shareholders of the proposed amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, the shares of our capital stock beneficially owned by James L. Green, our Chairman, would be deemed to be “interested shares” and would be ineligible for purposes of voting in favor of the proposals at the special meeting. In such an event, it may be more difficult for us to obtain the necessary vote to approve the proposals set forth in this proxy statement and meet all of the conditions to close the various transactions contemplated by the Asset Purchase Agreement.

The Asset Purchase

Background of the Transactions Contemplated by the Asset Purchase Agreement

During late March 2005, Mr. Trygve Ivesdal, one of our Board members, and James L. Green, our current Chairman of the Board, were contacted by Mr. Lanford Liu, Director of Corporate Development, of Delta Electronics, Inc. (“DEI”), an affiliate of Delta, who expressed interest in a possible transaction with us. In April 2005, Mr. Green and other representatives of PECO II engaged in further discussions with Mr. Liu, Mr. Bruce Chen, Chairman, Mr. Albert Chang, General Manager of Telcom Power Systems, Mr. Austin Tseng, Telecom Product Sales Manager of DEI, and other representatives of DEI, concerning DEI’s interest in a possible transaction with us. On May 3, 2005, PECO II and DEI entered into a Mutual Non-Disclosure Agreement pursuant to which the parties agreed to keep discussions confidential.

On May 20, 2005, Mr. Liu and other representatives of DEI, including its legal advisor, met with Mr. Green, Ms. Sandra Frankhouse, our Chief Financial Officer, Mr. John G. Heindel, who at that time was serving as a consultant to PECO II, and our legal advisor in Columbus, Ohio. Elements of DEI’s proposal were discussed, including the proposal for PECO II to purchase the assets associated with Delta’s U.S. and Canadian service provider business in exchange for the issuance of common stock and the issuance of a warrant. PECO II requested additional information from Delta concerning the financial condition of the Delta Business Assets proposed to be sold to PECO II as well an evaluation by PECO II of the proposed consideration to be paid in exchange for the Delta Business Assets.

On July 8, 2005, DEI sent to us a draft preliminary term sheet, which provided the terms for the proposed transaction, along with a draft amendment to the Mutual Non-Disclosure Agreement. The terms of the proposed transaction included the execution of an asset purchase agreement, and various other transactional documents, including a voting agreement dealing with certain corporate governance matters, a support agreement pursuant to which certain significant shareholders would agree to vote in favor of the proposals, a supply agreement between DEI and us pursuant to which we would acquire certain exclusive rights to distribute DEI products in the United States and Canada, and a registration rights agreement to cover any resales by Delta of the Primary Shares and the Warrant Shares. The amendment to the Mutual Non-Disclosure Agreement, dealing with the non-disclosure of the proposed transaction, was executed by PECO II and Delta on July 11, 2005.

During the week of August 1, 2005, Mr. Heindel and our legal advisor met with Mr. Liu, other DEI representatives and DEI’s legal advisor in Palo Alto, California to discuss the proposed transaction and proposed transaction documents. During the remainder of August and continuing through September 2005, the parties negotiated the material terms and conditions of the Asset Purchase Agreement and the ancillary agreements thereto, including a voting agreement (the “Voting Agreement”), a support agreement and irrevocable proxy (the “Support Agreement”) and a supply agreement (the “Supply Agreement”).

The negotiations relating to the Voting Agreement and the Supply Agreement dealt primarily with Delta’s concern that we contractually evidence our support of the transaction to our shareholders. By virtue of entering into the Voting Agreement, Delta would acquire the right, as of the closing, to have its designee appointed by our Board of Directors to fill our current Class II director vacancy and to have its designee appointed by our Board of Directors as a board observer at our Board of Directors meetings in a non-voting capacity. In addition, the Voting Agreement provided that we would not remove Delta’s designee to our Board of Directors without cause. The Support Agreement is intended to provide Delta a greater assurance that the transactions contemplated by the Asset Purchase Agreement would be supported by our directors, except for Mr. Heindel, and two of our executive officers who are significant shareholders, and that they would agree to vote the shares of our capital stock beneficially owned by them in favor of the proposals to issue the Primary Shares, to issue the Warrant and the purchase rights thereunder to acquire the Warrant Shares and to adopt the amendment to our Code of Regulations to opt out of the Ohio Control Share Acquisition Act.

The negotiations between Delta and us concerning the Supply Agreement were primarily designed to provide that, after the closing, we obtained the exclusive rights to purchase and incorporate DEI’s modules into our systems and to market, promote and sell the modules, our systems and/or DEI’s systems in the United States and Canada during the term of the Supply Agreement, including on an exclusive basis during the first 24 months of the agreement (the “Exclusivity Period”). In addition, we negotiated to obtain during the Exclusivity Period additional preferential rights, such as the right to obtain more favorable prices for a product if such prices were offered by DEI to another person in the United States or Canada, and to engage in joint exploration and discussions with respect to system-level design and component-design.

On September 30, 2005, our Board of Directors held a meeting to analyze and review, with the advice and assistance of our legal and financial advisors, among other things, certain strategic, financial and legal considerations concerning a possible transaction with Delta, the terms of the most recent drafts of the Asset Purchase Agreement and ancillary agreements, and the potential impact to our shareholders. At this meeting, GBQ Consulting, LLC (“GBQ”), our financial advisor, discussed the methods, factors, and analyses used in preparing its fairness opinion with respect to the fairness of the consideration to be received by our shareholders in connection with the proposed transaction. While no decision was reached at this meeting by our Board of Directors with respect to DEI’s proposal, it was the consensus of our Board of Directors that Mr. Heindel, other representatives of our management, and our legal advisor should continue to negotiate the material terms and conditions of the Asset Purchase Agreement and the ancillary agreements.

Messrs. Green and Heindel, other representatives of PECO II management, and our legal advisor continued to finalize the proposed Asset Purchase Agreement and related ancillary agreements from September 30, 2005 through October 13, 2005. At a special meeting of our Board of Directors on October 13, 2005, Mr. Heindel and our legal advisor reported that the parties had satisfactorily resolved all open issues with respect to the material terms and conditions of the Asset Purchase Agreement and ancillary agreements. GBQ then rendered its oral opinion (which was subsequently confirmed in writing) to the effect that, as of October 13, 2005, the consideration to be received by our shareholders pursuant to the Asset Purchase Agreement was fair to our shareholders from a financial point of view. Our Board of Directors unanimously approved the Asset Purchase Agreement and the ancillary agreements, authorized the execution and delivery of the Asset Purchase Agreement and the Voting Agreement, unanimously determined that the issuance of the Primary Shares, the issuance of the Warrant and the underlying Warrant Shares and the proposed amendment to the Amended and Restated Code of Regulations were fair to and in the best interest of PECO II and its shareholders, and unanimously resolved to recommend that our shareholders approve the issuance of the Primary Shares, the issuance of the Warrant and the underlying Warrant Shares and the proposed amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act.

Concurrently with the execution of the Asset Purchase Agreement, we also entered into the Voting Agreement with Delta and certain of our significant shareholders (who are the only shareholders whose consent we solicited), consisting of: each member of our Board of Directors (except for Mr. Heindel); certain affiliates of our Chairman of the Board, Mr. Green; certain affiliates of our Board member Mr. Smith; Ms. Frankhouse, our Chief Financial Officer, Treasurer and Secretary; and Mr. McIntosh, our Vice President of Power Systems, to be effective as of closing, whereby Delta and each such shareholder (collectively, the “Voting Agreement Shareholders”) have agreed to vote all of the shares of our common stock beneficially owned by such Voting Agreement Shareholder at any PECO II shareholder meeting or by any consensual action:

•	in favor of electing, in the case of Delta, the individual designated by Delta to stand for election to serve on our Board of Directors; and

•	in favor of electing, in the case of PECO II, the individuals nominated by our Board of Directors to stand for election to serve on our Board of Directors.

As of September 30, 2005, the Voting Agreement Shareholders beneficially owned 6,750,358 shares, or 30.2%, of our common stock.

On October 13, 2005, we issued a press release announcing the execution of the Asset Purchase Agreement. On October 19, 2005, we filed with the Securities and Exchange Commission Form 8-K describing the material terms of the transactions contemplated by the Asset Purchase Agreement.

Recent Developments

During the week of November 21, 2005, Mr. Heindel met with Delta representatives to discuss various business and transitional matters associated with the Delta Business Assets. As a result of those meetings, we determined that several of the forecasting assumptions utilized by PECO II management in evaluating the value of the Delta Business Assets and relied upon by GBQ in connection with its determination of the fair range of consideration to be paid by PECO II in exchange for the value of the Delta Business Assets as set forth in its fairness opinion needed to be modified. Specifically, we determined that Delta’s updated 2006 business plan was adjusted to reflect projected revenue of $14 million, due in part to Delta’s delay in the implementation of a new product line and an anticipated decrease in the revenues to be generated under the Supply Agreement. In addition, since the announcement of the transaction, PECO II’s common stock price had substantially increased, impacting the value of the consideration to be paid to Delta for the Delta Business Assets through the issuance of the Primary Shares and the Warrant.

Additionally, in late November and December 2005, Mr. Heindel and PECO II management conferred with its legal counsel to discuss whether the transactions contemplated by the Asset Purchase Agreement remained in the best interest of PECO II and its shareholders considering the changes in the forecasting assumptions for the valuation of the Delta Business Assets and the recent increase in the trading range of PECO II’s common stock, which increases the value of the consideration being paid to Delta for the Delta Business Assets.

On October 13, 2005, when GBQ rendered its fairness opinion, the closing price of PECO II’s common stock on Nasdaq was $1.16 per share. Subsequent to October 13, 2005, PECO II’s stock price increased significantly. From October 14, 2005 through December 12, 2005, PECO II’s stock generally traded on Nasdaq at prices between $1.38 and $1.92 per share, on significantly higher volume.

In view of these recent developments, at a meeting on December 13, 2005, our Board of Directors conferred with our management and our independent legal counsel to determine whether the transactions contemplated by the Asset Purchase Agreement remained in the best interest of PECO II and its shareholders.

At its December 13, 2005 meeting, management confirmed the percentage of capital stock of PECO II to be owned by Delta through the issuance of Primary Shares (i.e., 4,740,375 shares of our common stock) and the Warrant to purchase such number of shares that, when aggregated with the Primary Shares, will represent 45% of our issued and outstanding shares of capital stock measured as of five business days before the exercise of the Warrant. Thus, as our stock price increases, the value of the Primary Shares and the Warrant also increases. As a result, the Board discussed whether the value of the Primary Shares and the Warrant currently exceeded the valuation range of the Delta Business Assets set by GBQ and whether the Board may still rely on such valuation range in light of the recent developments with respect to forecasting the value of the Delta Business Assets. In view of these developments and after consultation with its legal counsel regarding its fiduciary duties under Ohio law, our Board of Directors established a special committee to consult with GBQ to determine whether the valuation range in its fairness opinion had changed materially since GBQ had rendered its fairness opinion in October 2005 and, if so, whether the consideration to be received by our shareholders would be fair, from a financial point of view, at the time of our Board’s recommendation to our shareholders.

On January 17, 2006, GBQ advised the special committee that it had updated its fairness opinion to take into account the recent developments impacting the consideration to be received by our shareholders. GBQ expressed to the special committee its opinion that, even as a result of a modification to the valuation range set forth in its original opinion due to the impact of these recent developments, the consideration to be received by PECO II’s shareholders was fair to them, from a financial point of view. As a result, the special committee recommended that our Board review the updated fairness opinion and determine whether its recommendation to our shareholders should be affirmed, modified or withdrawn.

At its January 17, 2006 meeting, our Board reviewed GBQ’s updated fairness opinion. After carefully considering the information included in the fairness opinion, including the new valuation range resulting from the recent developments, and the advice of its independent legal counsel, and after extensive discussion, our Board of Directors concluded to unanimously recommend that our shareholders vote in favor of the proposals set forth in this proxy statement. See “Update of Fairness Opinion of our Financial Advisor” on page 48.

Our Reasons for the Transactions Contemplated by the Asset Purchase Agreement; Recommendation of Our Board of Directors

Our Board of Directors reviewed and discussed the various proposals with our management and its financial and legal advisor in determining that the transactions contemplated by the Asset Purchase Agreement are fair to, and in the best interests of, our Company and our shareholders. In reaching its conclusion to approve and adopt the Asset Purchase Agreement and to seek the approval of the shareholders of the proposals described in this proxy statement, our Board of Directors considered a number of factors, including the following positive factors that supported the Board’s decision to approve and adopt the Asset Purchase Agreement:

•	that the transactions contemplated by the Asset Purchase Agreement will provide us with access to Delta’s low-cost manufacturing capabilities and business supply agreements, which is expected to reduce our cost of goods sold while expanding our customer base and allowing us to be more successful in the marketplace;

•	that we will acquire access to new customers in addition to new markets with existing customers, enabling us to better compete in the marketplace;

•	that the transactions contemplated by the Asset Purchase Agreement will enable us to streamline manufacturing toward standardized products, which is expected to lower our cost of goods sold and thereby increase our operating profit margin, making us more competitive in the marketplace;

•	that the transactions contemplated by the Asset Purchase Agreement will improve our future product development capabilities;

•	that we will partner with Delta, an affiliate of a large, publicly-traded company (on the Taiwan Stock Exchange), with more funding and access to public markets, which may add value to our Company because Delta will have the ability to fund new opportunities for our Company that may arise from time to time through the exercise of its Warrant;

•	our Board of Directors’ belief that, based on its understanding of, and the presentations of our management regarding our business, operations, management, financial condition, earnings and prospects, by entering into the transactions contemplated by the Asset Purchase Agreement, we would improve our ability to compete in the telecommunications industry through increased operating margins, access to a larger customer base, and diversification of our product offering;

•	our Board of Directors’ belief that, based on its knowledge of the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options, our Company, on a stand-alone basis, may be viewed at a competitive disadvantage in the marketplace because many of our competitors have acquired and/or partnered with other complementary entities to diversify their product offerings and customer base and to increase their operating margins, and our Company would be better positioned as a result of the transactions contemplated by the Asset Purchase Agreement than as a stand-alone company;

•	our Board of Directors’ belief that that our Company would be able to diversify our product offering, increase our customer base and have low-cost manufacturing capabilities by entering into the Asset

Purchase Agreement that otherwise would be more difficult to achieve on an organic basis in the current global telecommunications market;

•	the review by our Board of Directors with its legal advisor of the structure of the acquisition and the financial and other terms of the Asset Purchase Agreement and ancillary agreements, which allows our Company to acquire the Delta Business Assets using our capital stock and not cash;

•	the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices;

•	the likelihood that the transactions contemplated by the Asset Purchase Agreement will be completed, including the likelihood that the shareholder approvals needed to complete the transactions will be obtained;

•	management’s view that the transactions contemplated by the Asset Purchase Agreement and the relationships to be obtained by virtue of entering into the ancillary agreements will allow for enhanced products and opportunities for our clients and customers; and

•	the presentation made to the special committee of our Board of Directors by GBQ, including the updated written opinion of GBQ that, as of January 17, 2006, based upon and subject to the matters stated in such opinion, the value of the consideration to be received by our shareholders in connection with the Asset Purchase Agreement was fair from a financial point of view. GBQ’s presentation involved various valuation analyses performed by GBQ that are described under “Opinions of Our Financial Advisor—Update of Opinion of Our Financial Advisor” and the full text of its updated written opinion, which sets forth the revised assumptions made and the new matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix G.

Our Board of Directors also considered potential risks relating to the transactions contemplated by the Asset Purchase Agreement or the failure by us to consummate such transactions, including the following:

•	the fact that the transactions contemplated by the Asset Purchase Agreement would dilute our current shareholders’ ownership of our common stock as a result of the issuance of the Primary Shares and any Warrant Shares exercised pursuant to the Warrant;

•	our management’s belief that our business plan must change in order to combat sustained operating losses, and the failure to modify our manufacturing capabilities by not entering into the transactions contemplated by the Asset Purchase Agreement to meet changing customer demands and pricing may result in sustaining such operating losses;

•	our opportunities to achieve success in the future without partnering with Delta may be limited as most of our competitors have already aligned themselves with complementary businesses to better position themselves to accelerate the development of their business initiatives and opportunities;

•	the Supply Agreement restricts our use of Delta products to North America;

•	the Supply Agreement restricts our ability to do business with certain potential customers without the consent of DEI;

•	the possibility that the failure to consummate the transactions contemplated by the Asset Purchase Agreement will result in a missed opportunity for our stock price to increase;

•	absent the consummation of the transactions contemplated by the Asset Purchase Agreement, a significant reduction in size or even liquidation is possible given historical losses and our current book value of $1.60 per share; and

•	if we do not consummate the transactions contemplated by the Asset Purchase Agreement, our Company may not be able to partner in the future with a larger, diversified industry participant such as Delta, and also retain some autonomy while eliminating costs and adding volume.

The discussion of the information and factors considered by our Board of Directors is not exhaustive, but includes all material factors considered by our Board. In view of the wide variety of factors considered by our Board in connection with its evaluation of the transactions contemplated by the Asset Purchase Agreement and the complexity of these matters, our Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Our Board evaluated the factors described above, including asking questions of our management and our legal advisor, and reached the unanimous decision that the transactions contemplated by the Asset Purchase Agreement were in the best interests of our Company and our shareholders. In considering the factors described above, individual members of our Board of Directors may have given different weights to different factors. Our Board of Directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of our Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward Looking Statements.”

Our Board of Directors determined that the proposed amendment to the Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, the issuance of the Primary Shares, the issuance of the Warrant and the Warrant Shares, and the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposals, are advisable, fair to and in the best interests of PECO II and its shareholders. Accordingly, our Board of Directors unanimously approved and adopted the Asset Purchase Agreement and unanimously recommends that you vote “FOR” the approval and adoption of amendment to the Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, the issuance of the Primary Shares, the issuance of the Warrant and the issuance of Warrant Shares, and the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the special meeting to approve the proposals.

Opinions of Our Financial Advisor

We engaged GBQ to render its opinion with respect to the fairness or inadequacy, from a financial point of view, to our shareholders, of the transactions contemplated by the Asset Purchase Agreement. On September 30, 2005, GBQ rendered its oral opinion to our board of directors that as of that date, and based upon and subject to certain matters stated in that opinion, from a financial point of view, the transactions contemplated by the Asset Purchase Agreement were fair to our shareholders. GBQ subsequently orally confirmed its opinion on October 13, 2005 and by subsequent oral confirmation on and delivery of its written opinion dated October 13, 2005 (the “October Opinion”). GBQ has consented to our use of its October Opinion in this proxy statement.

The full text of GBQ’s October Opinion is attached as Appendix F to this proxy statement. The October Opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by GBQ in rendering its October Opinion. The description of the October Opinion set forth below is qualified in its entirety by reference to the October Opinion. We urge you to read the entire October Opinion carefully in connection with their consideration of the four proposals, as qualified by the update to the October Opinion as described in “Recent Development” beginning on page 40 and “Updated Opinion of Our Financial Advisor” beginning on page 48.

The October Opinion was provided for the information and assistance of our Board of Directors in connection with its consideration of the fairness of the transactions contemplated by the Asset Purchase Agreement. The October Opinion does not address any other aspect of the transaction and is not intended to be and does not constitute a recommendation to any shareholder of our Company as to how that shareholder should vote with respect to the proposed amendment to the Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, the issuance of the Primary Shares, the issuance of the Warrant or the Warrant Shares or the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the special meeting to approve the proposals. GBQ was not requested to opine as to, and the October Opinion does not address, our underlying business decision to proceed with or effect the transactions contemplated by the Asset Purchase Agreement, nor does the October Opinion address the relative merits of the transactions contemplated by the Asset Purchase Agreement compared to any other business strategies or alternatives that might be available to us.

In arriving at its opinion, GBQ reviewed and analyzed the following primary sources of information publicly available information concerning PECO II that GBQ believed to be relevant to its analysis, including:

•	our Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 through 2004 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	drafts of the Asset Purchase Agreement, the Warrant and the Supply Agreement;

•	financial and operating information with respect to the business, operations and prospects of PECO II furnished to GBQ by us;

•	a review of the historical market prices and trading volume of our publicly traded common stock, an analysis of our shareholder profile and the number of our shareholders, and a review of publicly available news articles and press releases relating to Delta and our Company;

•	a comparison of the historical financial results and present financial condition of our Company with those of other companies that GBQ deemed relevant to PECO II and Delta; and

•	various PECO II management-prepared documents, lists and schedules, such as customer lists, competitor lists, sales forecasts and margin estimates.

In addition, GBQ had discussions with our management concerning our business, operations, assets, liabilities, financial condition and prospects.

In arriving at its opinion, GBQ assumed and relied upon the accuracy and completeness of the financial and other information used by GBQ without assuming any responsibility for independent verification of that information. GBQ further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make that information inaccurate or misleading. In arriving at its opinion, GBQ did not conduct a physical inspection of our properties and facilities and did not make or obtain any evaluations or appraisals of our assets or liabilities. The October Opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the October Opinion.

In arriving at its opinion, GBQ also considered the issuance of the Primary Shares and Warrant Shares and the dilutive effect such shares would have on our shareholders. According to GBQ, our existing shareholders would hold a smaller percentage of the total issued and outstanding shares of our capital stock as a result of the issuance of the Primary Shares and Warrant Shares; however, the addition of the Delta Business Assets to be acquired under the Asset Purchase Agreement would increase our value as of the closing by an amount commensurate with the value of the consideration paid by us pursuant to the Asset Purchase Agreement, approximately $8.9 million, assuming all of the Primary Shares and Warrant Shares are issued. As GBQ indicated that the value of the consideration to be paid by PECO for the Delta Business Assets pursuant to the Asset Purchase Agreement was in the lower range of its concluded range of value for the Delta Business Assets, GBQ did not believe there would necessarily be a dilutive effect to the share price of our capital stock and, consequently, to our shareholders, solely as a result of the issuance of the Primary Shares and Warrant Shares.

At the September 30, 2005 meeting of our Board of Directors, GBQ made a presentation of certain financial analyses of the transactions contemplated by the Asset Purchase Agreement.

The following is a summary of the material valuation, financial and comparative analyses in the presentation that was delivered to our Board of Directors by GBQ on September 30, 2005.

Valuation of the Delta Business Assets

In valuing the Delta Business Assets, GBQ used two valuation methods: the Discounted Cash Flow Method and the Guideline Public Company Method.

Discounted Cash Flow Method

The discounted cash flow method is based on the theory that the total value of a business is the present value of its projected future cash flows, plus the present value of the terminal value. GBQ analyzed Delta’s sales and operating profits under two operating scenarios for the Delta Business Assets to be acquired by us pursuant to the Asset Purchase Agreement:

•	a “High” scenario assuming high growth in revenue, steady gross margins and operating expenses growing at the same rate as revenues; and

•	a “Low” scenario assuming moderate growth in revenue, relatively constant operating margins, and operating expenses growing at the same rate as revenues.

Management provided GBQ with annual projections for the Delta Business Assets under both scenarios for the years ended December 31, 2006 through 2009. Both scenarios reflected Delta’s projected cash flows from PECO II’s standpoint assuming certain cost savings from the acquisition of the business. As a result, the indicated values from the Discounted Cash Flow Method were on a strategic basis.

Under the High scenario, revenue and operating income for the business was projected to total $26.9 million (a compound annual growth rate of 20.5% over 2004 revenue) and $4.3 million, respectively, by 2009. Gross margins were projected to remain constant at 23.3%. Operating expenses were projected to total $800,000 in 2005 and $1.2 million in 2006. Beyond 2006, operating expenses were forecasted to grow at the same rate as revenue.

Under the Low scenario, revenue and operating income for the business was projected to total $16.1 million (a compound annual growth rate of 9.2% over 2004 revenue) and $2.6 million, respectively, by 2009. Gross margins were projected to remain constant at 23.3%. Operating expenses were projected to total $800,000 in 2005 and grow at the same rate as revenue for every year thereafter.

The cash flows, as well as the terminal value, were discounted to the net present value utilizing a weighted average cost of capital and a terminal value capitalization rate. The weighted average cost of capital or required rate of return was derived by determining the appropriate required returns on equity and debt under an appropriate capital structure. Utilizing the capital asset pricing model (“CAPM”), the cost of equity was calculated to be 23.00%. Utilizing a long-term interest rate of 7.59% and a tax rate of 40%, the post-tax cost of debt was calculated to be 4.55%. GBQ used an industry based capital structure of 80% equity and 20% debt to determine the appropriate weighting between the cost of equity and the cost of debt. As a result, the weighted average cost of capital was calculated to be 19.0%. The terminal value was calculated by GBQ dividing the terminal cash flow by the discount rate less the Company’s long-term projected growth rate of 5%, providing a terminal capitalization rate of 14%.

Utilizing the financial projections of both scenarios and the required rate of return GBQ suggested to our Board of Directors that a fair value of the Delta Business Assets to be acquired by us pursuant to the Asset Purchase Agreement was $8.0 to $13.6 million.

Guideline Public Company Method

The Guideline Public Company method relies on the principle of substitution, whereby a prudent buyer would pay no more for a property that it would cost to acquire a substitute property with the same utility. In other words, this method estimates value through analysis of similar public companies. GBQ completed an extensive review of publicly available information and held discussions with our management to identify comparable public companies (i.e., companies with an underlying similarity of relevant investment characteristics, such as markets, products, growth, or other pertinent factors).

Although no single public company was found to be directly comparable to the Delta Business Assets to be acquired from Delta in terms of size, products, and markets served, GBQ identified six publicly-traded companies operating primarily in the telecommunications electronic component industry for use in its analysis: Vicor Corporation, Wireless Facilities, Inc., Applied Innovation Inc., Artesyn Technologies, Inc., Power-One, Inc., and Ault, Inc. In applying the Guideline Public Company Method, GBQ reviewed and considered various pricing relationships among the guideline companies based on their historical (2004 and five-year weighted average) and projected (2005 and 2006) revenue and their total invested capital (market value of equity plus debt minus cash and equivalents, or “TIC”) as of September 21, 2005. An overview of these valuation multiples is provided in the table below:

	Low	Median	Mean	High
% TIC / 5-Year Wtd. Avg. Revenue	31.1%	101.1%	125.3%	295.3%
% TIC / 2004 Revenue	34.7%	105.9%	126.4%	294.9%
% TIC / 2005 Revenue	81.4%	101.0%	141.2%	281.6%
% TIC / 2006 Revenue	71.1%	89.2%	123.4%	244.0%

To determine the appropriate multiples to apply to the Delta Business Assets to be acquired by us, GBQ considered any discernable risk and return characteristics relative to the guideline companies, including size, growth, cost structures, profitability, return on investment, liquidity and leverage. The specific multiple ranges selected by GBQ included:

	Selected Multiple Range
% TIC / 5-Year Wtd. Avg. Revenue	60.0%	to	90.0%
% TIC / 2004 Revenue	60.0%	to	90.0%
% TIC / 2005 Revenue	50.0%	to	80.0%
% TIC / 2006 Revenue	40.0%	to	70.0%

The multiples selected by GBQ in the table above were then multiplied by the TIC for each measurement period to provide a range of total invested capital. GBQ then averaged these numbers to arrive at a business enterprise value of the Delta Business Assets of $6,600,000 to $10,600,000.

In addition, the range of values from the Guideline Public Company Method did not incorporate the strategic synergies expected to be obtained by us as a result of consummating the transactions contemplated by the Asset Purchase Agreement. Accordingly, GBQ informed our Board of Directors that it was appropriate to consider applying an acquisition premium to the indicated range of values. GBQ reviewed Mergerstat Review which tracks publicly announced formal transfers of ownership of at least 10% of a company’s equity. According to these studies, the medium premium paid for controlling interests relative to non-controlling interests in publicly-traded companies ranged from 23.4% to 43.5% over the past 24 years, with a median premium of 31.8%. These studies indicated that smaller transactions generally featured larger acquisition premiums, although transactions under $25.0 million had a medium premium of 21.4% in 2004. GBQ applied an acquisition premium of 20% to the indicated values from the Guideline Public Company Method. Accordingly, applying the selected ranges and acquisition premium, GBQ suggested a fair value of $7.9 to $12.7 million for the Delta Business Assets to be acquired by us pursuant to the Asset Purchase Agreement.

GBQ Conclusion of Delta Business Valuation

According to GBQ, the results of the Discounted Cash Flow Method and the Guideline Public Company Method suggested a fair value of $7.9 million to $13.6 million for the Delta Business Assets to be acquired by us pursuant to the Asset Purchase Agreement.

Valuation of PECO II

Shares of our common stock are not covered by Wall Street analysts and therefore have little public following. As of September 21, 2005 (the date GBQ valued our shares for this presentation), our trading price of

$1.27 per share corresponded with a market capitalization of $28.5 million. To assess the reasonableness of our current market capitalization, GBQ performed an independent valuation analysis of our common stock using valuation techniques including the Discounted Cash Flow Method, the Guideline Public Company Method, and the Net Asset Value Method.

In connection with the Discounted Cash Flow Method, GBQ noted that we had not achieved a profit from operations since 2000 and our cash flows had been erratic and unpredictable. In addition, our operating performance was closely tied to the capital expenditure forecasts of the telecommunications industry. Projections provided by our management included:

•	consolidated pro forma monthly projections for fiscal 2006—Income Statement, Balance Sheet, and Cash Flow Statement;

•	pro forma monthly projections for fiscal 2006 by reporting unit (product and service units)—Income Statement, Balance Sheet, and Cash Flow Statement;

•	consolidated pro forma quarterly projections for fiscal 2006 and 2007—Income Statement, Balance Sheet, and Cash Flow Statement; and

•	consolidated pro forma annual projections for fiscal 2008, 2009, 2010, and 2011—Income Statement, Balance Sheet, and Cash Flow Statement.

Management projected revenue increasing to $66.2 million by 2009, or a compound annual growth rate of 16.0% from 2004 revenue. Gross margins were projected to fluctuate between 23.1% and 26.0%. Operating expenses were projected to total $11.3 million in 2005 and grow at a modest rate for every year thereafter. Depreciation was forecasted to outpace capital additions in the near future.

Utilizing our management’s financial projections and a required rate of return of 19.0% (derived in the same fashion as in GBQ’s valuation of the Delta Business Assets), GBQ suggested a fair value of $0.98 per share for PECO II common stock.

In connection with the Guideline Public Company Method, GBQ completed an exhaustive review of publicly available information and held discussions with our management to identify comparable public companies. The six publicly-traded companies identified and the pricing multiples analyzed in valuing the Delta Business Assets in connection with the Guideline Public Company Method for the Delta Business Assets were used in GBQ’s analysis of us. The following table outlines the multiple ranges selected by GBQ in their valuation of PECO II:

	Selected Multiple Range
% TIC / 2004 Revenue	45.0%	to	75.0%
% TIC / 2005 Revenue	45.0%	to	75.0%
% TIC / 2006 Revenue	30.0%	to	60.0%

In applying the selected multiple ranges under the Guideline Public Company Method, GBQ suggested a fair value of $0.97 to $1.52 per share for our common stock.

In connection with the Net Asset Value Method, all of our business assets and liabilities were identified and restated to fair value either collectively or discretely. GBQ used the reported book value of our common stock as a proxy for net asset value and suggested a fair value of $1.60 per share for our common stock.

Based on the Discounted Cash Flow, Guideline Public Company and Net Asset Value Methods, GBQ determined that the current trading price of $1.27 per share for our common stock was in the range of fair value of $0.97 to $1.60 per share for our common stock.

Value of Consideration to be Paid by PECO II

Based on the number of Primary Shares to be issued to Delta and a current market value of $1.27 per share as of September 21, 2005 (the date GBQ valued our shares for this presentation), GBQ indicated that we would be issuing approximately $6.02 million of our common stock to Delta.

In valuing the Warrant, GBQ utilized the Black-Scholes Option Pricing Model (“BSOPM”). The BSOPM is an arbitrage pricing model that was developed using the premise that if two assets have identical payoffs, they must have identical prices to prevent arbitrage. The BSOPM calculates the price of a traditional call option by analyzing the volatility and opportunity cost of investing in the underlying asset.

The following is a listing of the six variables used in the BSOPM and GBQ’s input for each variable:

•	underlying asset price—$1.27 per share per current market price;

•	strike price—$2.00;

•	remaining time to maturity—2.5 years (30 months);

•	risk-free rate of return—GBQ utilized a 3.96% risk free rate of return based on the yields of 2- and 3-year (consistent with the investment time horizon) Treasury bonds;

•	dividend yield—0.0%; and

•	annual stock volatility—GBQ analyzed the historical 1-, 2-, and 3-year annualized stock volatility of PECO II and the aforementioned six guideline public companies in arriving at an estimated volatility of 60.0%.

Following an adjustment for dilution that would occur when the Warrant is exercised and Warrant Shares are issued, the GBQ assumptions suggested a market value of $0.22 per share for each Warrant Share. Based on the initial consideration of Primary Shares and fully diluted shares outstanding of 39.26 million (post-exercise of the Warrant), we would be issuing the Warrant on approximately 12.93 million shares. As a result, GBQ suggested the total value of the Warrant issued to Delta to be estimated at $2.83 million.

Accordingly, GBQ suggested that the market value of the total consideration to be paid to Delta by us for the purchase of the Delta Business Assets pursuant to the Asset Purchase Agreement was estimated to be $8.9 million. This market value was in the lower range of the estimated value GBQ believed may be added to PECO II as a result of our purchase of the Delta Business Assets, being valued in a range of $7.9 million to $13.6 million. This wide range of estimated value of the Delta Business Assets was derived from the High scenario or aggressive forecast of future performance and Low scenario or conservative forecast of future performance provided to GBQ by our management.

The consideration to be offered to our shareholders by virtue of our Company entering into the Asset Purchase Agreement and consummating the transactions contemplated thereby were determined through arms’-length negotiations between Delta and us and were approved by our Board of Directors. GBQ did not recommend any specific price per share or other form of consideration to our Company or that any specific price per share or other form of consideration constituted the only appropriate consideration for the acquisition. The October Opinion was one of many factors taken into consideration by our Board of Directors in making its determination to approve the Asset Purchase Agreement. The analysis of GBQ summarized above should not be viewed as determinative of the opinion of our Board of Directors with respect to the value of our Company or whether our Board of Directors would have been willing to agree to a different price per share or other forms of consideration.

Our Board of Directors selected GBQ as its financial advisor because of GBQ’s reputation as a recognized financial advisory firm with substantial experience in transactions similar to the transactions contemplated by the Asset Purchase Agreement. As part of its financial advisory business, GBQ is continually engaged in the valuation of businesses and their securities in connection with acquisitions and valuations for corporate and other purposes.

Pursuant to an engagement letter between PECO II and GBQ, we agreed to pay a fee which was payable upon delivery of the October Fairness Opinion. We agreed to pay GBQ a fee of $50,000 plus reimbursement of its reasonable out of pocket expenses incurred in connection with the engagement. In addition, we agreed to indemnify GBQ and its related parties from and against certain liabilities, including liabilities under the federal securities laws.

Update of Fairness Opinion of Our Financial Adviser

In late November 2005, we determined that certain of the forecasting assumptions utilized by our management in evaluating the value of the Delta Business Assets and relied upon by GBQ in connection with its determination of the fair range of consideration to be paid by us in exchange for the value of the Delta Business Assets as set forth in GBQ’s October Opinion needed to be updated. Delta’s updated 2006 business plan was adjusted to reflect projected revenue of $14 million, due in part to Delta’s delay in the implementation of a new product line and an anticipated decrease in the revenues to be generated under the Supply Agreement. In addition, since the announcement of the transaction, PECO II’s common stock price had substantially increased, impacting the value of the consideration to be paid to Delta for the Delta Business Assets through the issuance of the Primary Shares and the Warrant. In late November and December 2005, our management conferred with our legal counsel to discuss whether the transactions contemplated by the Asset Purchase Agreement remained in the best interests of our Company and its shareholders considering the changes in the forecasting assumptions from the valuation of the Delta Business Assets and the recent increase in the trading range of PECO II’s common stock.

On October 13, 2005, when GBQ rendered its October Fairness Opinion, the closing price of PECO II’s common stock on Nasdaq was $1.16 per share. Subsequent to October 13, 2005, PECO II’s stock price increased significantly. From October 14, 2005 through December 12, 2005, PECO II’s stock generally traded on Nasdaq at prices between $1.38 and $1.83 per share, on significantly higher volume.

In view of these recent developments, at a meeting on December 13, 2005, our Board of Directors conferred with our management and our independent legal counsel to determine whether the transactions contemplated by the Asset Purchase Agreement remained in the best interests of PECO II and its shareholders. The Board discussed whether the value of the Primary Shares and the Warrant currently exceeded the valuation range of the Delta Business Assets set by GBQ in its October Opinion and whether the Board may still rely on such valuation range in light of the recent developments with respect to forecasting the value of the Delta Business Assets and the increase in PECO II’s common stock price. Our Board of Directors established a special committee to consult with GBQ to determine whether the valuation range in its October Opinion had changed materially since GBQ had rendered its fairness opinion in October 2005 and, if so, whether the consideration to be received by our shareholders would be fair, from a financial point of view, at the time of our Board’s recommendation to our shareholders.

On January 17, 2006, GBQ orally confirmed its oral opinion to our special committee and by delivery of an updated written fairness opinion (the “January Opinion”). On January 17, 2006, our Board subsequently reviewed the January Opinion. GBQ has consented to our use of its January Opinion in this proxy statement.

The full text of GBQ’s January Opinion is attached as Appendix G to this proxy statement. The updated opinion outlines the procedures followed, revised assumptions, if any, made, matters considered and qualifications and limitations on the review undertaken by GBQ in rendering its updated opinion. The description of the January Opinion set forth below is qualified in its entirety by reference to the January Opinion. We urge you to read the entire opinion carefully in connection with your consideration of the four proposals.

The January Opinion was provided for the information and assistance of our Board of Directors in connection with its consideration of the impact of developments between the date of the Asset Purchase Agreement and its recommendations set forth in this proxy statement to determine whether the transactions contemplated by the Asset Purchase Agreement are fair as of the date of this proxy statement. The January Opinion is an update of the October Opinion, taking into account revised assumptions that were not known as of the date of the October Opinion, developments subsequent to the October Opinion that could have a material affect on the valuation range set forth therein, and certain synergies specific to PECO II arising from the transaction that will benefit PECO II but were not quantified in the October Opinion. The January Opinion quantified these synergies because GBQ, in considering the impact of the developments since the October Opinion, believed it appropriate to value the synergies that PECO II is bringing to the transaction.

As with the October Opinion, the January Opinion does not address any other aspect of the transaction and is not intended to be and does not constitute a recommendation to any shareholder of our Company as to how that shareholder should vote with respect to the proposed amendment to the Amended and Restated Code of

Regulations to opt out of the Ohio Control Share Acquisition Act, the issuance of the Primary Shares, the issuance of the Warrant or the Warrant Shares or the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the special meeting to approve the proposals. GBQ was not requested to opine as to, and the January Opinion does not address, our underlying business decision to proceed with or effect the transactions contemplated by the Asset Purchase Agreement, nor does the January Opinion address the relative merits of the transactions contemplated by the Asset Purchase Agreement compared to any other business strategies or alternatives that might be available to us.

In updating the October Opinion, GBQ reviewed and analyzed the following primary sources of information concerning PECO II that GBQ believed to be relevant to its analysis, including:

•	the elimination of the High operating scenario and Low operating scenario for the Delta Business Assets due to reliance on our updated forecast scenario of Delta’s projected revenues for the Delta Business Assets;

•	improved gross margins on our manufactured products anticipated to be derived from Delta’s competitively superior customer supply agreements;

•	our adjustment to the residual value of PECO II by virtue of our ability to utilize net operating loss carryforwards on a more accelerated time table if the transaction were to close; and

•	our increase in cash, reduction of debt, reduction in non-operating assets and increase in interest income as the result of our sale of two real estate properties.

In addition, GBQ had discussions with our management concerning developments since the date of the October Opinion that have had an impact on our business, and the operations, assets, liabilities, financial condition and prospects of the Delta Business Assets to be acquired by us.

In arriving at the January Opinion, GBQ assumed and relied upon the accuracy and completeness of the financial and other information used by GBQ without assuming any responsibility for independent verification of that information. GBQ further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make that information inaccurate or misleading. In arriving at its opinion, GBQ did not conduct a physical inspection of our properties and facilities and did not make or obtain any evaluations or appraisals of our assets or liabilities. GBQ’s opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the January Opinion.

At the January 17, 2005 meeting of our special committee, and at the January 17, 2005 meeting of our Board of Directors, GBQ made a presentation of its updated financial analyses of the transactions contemplated by the Asset Purchase Agreement.

The following is a summary of the updated material valuation, financial and comparative analyses in the presentation that was delivered by GBQ to our special committee and considered by our Board of Directors in connection with the January Opinion.

Discounted Cash Flow Method

GBQ considered the projections of our management’s best estimate of the Delta Business Assets’ business prospects for the fiscal years ending December 2006 through December 2009, which were extended out one year based on an extrapolation of operating trends. GBQ analyzed the resulting indicated values from the Discounted Cash Flow Method in the January Opinion on a strategic basis, taking into account certain synergies specific to PECO II, including anticipated improvement in cash flows from savings related to Delta’s overhead costs, improved gross margins on PECO II manufactured products from competitively superior customer supply agreements, and more immediate use of PECO II’s net operating loss carryforward. Based on the forecasted profitability of PECO II, GBQ determined that the acquisition of the Delta Business Assets would allow PECO II to realize tax savings from the net operating loss carryforward on a more accelerated timetable.

Management projected revenue and operating income for the business increasing to $19.6 million (a compound annual growth rate of 12.2% over 2005 estimated revenue) and $4.5 million, respectively, by 2009. Gross margins were projected to improve to 30.4% in 2006, 32.8% in 2007, 32.3% in 2008, 31.8% in 2009, and 32.0% in 2010, including a 15% reduction in material purchasing costs for PECO II. Operating expenses were projected to total $800,000 in 2005 and $1.2 million in 2006. Beyond 2006, operating expenses were forecasted to grow at a rate of 8.9% of revenue by 2010.

The cash flows, as well as the terminal value, were discounted to the net present value utilizing a weighted average cost of capital and a terminal value capitalization rate. The weighted average cost of capital or required rate of return was derived by determining the appropriate required returns on equity and debt under an appropriate capital structure. Utilizing the CAPM, the cost of equity was calculated to be 23.02%. Utilizing a long-term interest rate of 7.61% and a tax rate of 40%, the post-tax cost of debt was calculated to be 4.57%. GBQ used an industry based capital structure of 90% equity and 10% debt to determine the appropriate weighting between the cost of equity and the cost of debt. The applied capital structure shifted between the October Opinion and the January Opinion in favor of a higher equity weighting based on movement of the capital structures of the guideline public companies. As a result, the weighted average cost of capital was calculated to be 21.0%. The terminal value was calculated by GBQ dividing the terminal cash flow by the discount rate less the Company’s long-term project growth rate of 5%, providing a terminal capitalization rate of 16%.

In addition, based on the forecasted profitability of PECO II, the addition of the Delta Business Assets would allow PECO II to realize tax savings from its net operating loss carryforward at an accelerated pace. Utilizing the weighted average cost of capital of 21.0%, GBQ calculated the present value of the Delta Business Assets to PECO II’s net operating loss carryforward usage to be approximately $7.0 million.

Utilizing the revised financial projections, the required rate of return, and the present value of PECO II’s net operating loss carryforward, GBQ suggested to our Board of Directors that a revised fair value of the Delta Business Assets to be acquired by us pursuant to the Asset Purchase Agreement is $19.3 to $23.9 million.

Guideline Public Company Method

The Guideline Public Company Method was updated to January 11, 2006 for the January Opinion. GBQ reviewed and considered various pricing relationships among the guideline companies based on their historical (2004 and five-year weighted average) and projected (2005 and 2006) revenue and their total invested capital (market value of equity plus debt minus cash and equivalents or “TIC”) as of January 11, 2006. An overview of these valuation multiples is provided in the table below:

	Low	Median	Mean	High
% TIC / 5-Year Wtd. Avg. Revenue	28.2%	131.0%	146.4%	355.6%
% TIC / 2004 Revenue	30.5%	115.9%	146.3%	355.2%
% TIC / 2005 Revenue	91.2%	145.4%	180.0%	338.2%
% TIC / 2006 Revenue	82.4%	129.2%	158.1%	291.5%

The specific multiple ranges selected by GBQ included:

	Selected Multiple Range
% TIC / 5-Year Wtd. Avg. Revenue	60.0%	to	90.0%
% TIC / 2004 Revenue	70.0%	to	100.0%
% TIC / 2005 Revenue	65.0%	to	95.0%
% TIC / 2006 Revenue	60.0%	to	90.0%

The multiples selected by GBQ in the table above were then multiplied by the TIC for each measurement period to provide a range of total invested capital. GBQ then averaged these numbers to arrive at a business enterprise value of the Delta Business Assets of $7,800,000 to $11,500,000.

GBQ applied an acquisition premium of 20% to the indicated values of the Guideline Public Company Method to reflect anticipated synergies, including the approximately $7.0 million present value of the PECO II net operating loss carryforward. Based on this new analysis, GBQ’s application of the Guideline Public Company Method suggested a strategic equity value of $16.4 to $20.8 million for the Delta Business Assets.

GBQ Conclusion of Delta Business Valuation

According to GBQ, the results of the updated Discounted Cash Flow Method and the Guideline Public Company Method suggests a fair value of $16.4 million to $23.9 million for the Delta Business Assets to be acquired by us pursuant to the Asset Purchase Agreement.

Valuation of PECO II

In connection with the updated Discounted Cash Flow Method for the January Opinion, GBQ noted that PECO II’s operations have improved since our largest historical net loss in fiscal year 2002. GBQ also considered projections of management’s best estimate of our business prospects for the fiscal years ending December 2006 through December 2011. The specific set of projections provided by our management to GBQ included:

•	consolidated pro forma monthly projections for fiscal 2006—Income Statement, Balance Sheet, and Cash Flow Statement;

•	pro forma monthly projections for fiscal 2006 by reporting unit (product and service units)—Income Statement, Balance Sheet, and Cash Flow Statement;

•	consolidated proforma quarterly projections for fiscal 2006 and 2007—Income Statement, Balance Sheet, and Cash Flow Statement; and

•	consolidated pro forma annual projections for fiscal 2008, 2009, 2010, and 2011—Income Statement, Balance Sheet, and Cash Flow Statement.

Management projected revenue increasing to $62.4 million by 2009, or a compound annual growth rate of 12.0% from 2004 revenue. Gross margins were projected to improve to 25.2% by 2007. Operating expenses were projected to total $12.3 million in 2006 and grow at a modest rate for every year thereafter. Depreciation was forecasted to outpace capital additions in the near future.

The projections relied on by GBQ reflect PECO II’s prospects as well as GBQ’s analysis of the present value of PECO II’s net operating loss carryforward assuming the transactions contemplated by the Asset Purchase Agreement do not close. Utilizing these projections, a required rate of return of 21% (derived in the same fashion as in GBQ’s valuation of the Delta Business Assets), and adjusting for nonoperating assets, GBQ’s application of the Discounted Cash Flow Method suggests a fair value of $0.94 per share for PECO II’s common stock.

In connection with the Guideline Public Company Method, the following table outlines the multiple ranges selected by GBQ:

	Selected Multiple Range
% TIC / 2004 Revenue	60%	to	90%
% TIC / 2005 Revenue	50%	to	80%
% TIC / 2006 Revenue	40%	to	70%

GBQ’s updated application of the Guideline Public Company Method suggested a fair value of $1.45 to $1.97 per share for PECO II’s common stock.

GBQ assumed certain upward and downward adjustments to reflect the fair values of PECO II’s assets and liabilities in connection with the updated Net Asset Value Method, suggesting a fair value of $1.49 per share for PECO II’s common stock.

GBQ noted that our common stock price has increased approximately 58% since October 13, 2005, the date we announced the transaction. GBQ’s analysis suggests that a majority of the advancement of our market value relates to investors’ reactions to the transactions contemplated by the Asset Purchase Agreement as well as general increases in market values. GBQ noted that deducting the anticipated synergies from the transaction from our actively traded per share price of $1.83 is representative of the theoretical stock price of PECO II common stock and is within the central area of GBQ’s concluded value range for our per share value.

Value of Consideration to be Paid by PECO II

Based on the number of Primary Shares to be issued to Delta and a current market value of $1.83 per share as of January 11, 2006 (the date GBQ valued our shares for its January presentation), GBQ indicated that we would be issuing approximately $8.67 million of our common stock to Delta.

In valuing the Warrant, GBQ updated its Black-Sholes Option Pricing Model (“BSOPM”) to utilize a $1.83 per share per current market price for our common stock, a 4.39% risk free rate of return based on the yields of 2- and 3-year (consistent with the investment time horizon) Treasury bonds, and annual stock volatility of 55%.

As a result, GBQ suggested the total value of the Warrant issued to Delta to be estimated at $5.45 million.

Accordingly, GBQ suggested that the market value of the total consideration to be paid to Delta by us for the purchase of the Delta Business Assets pursuant to the Asset Purchase Agreement is estimated to be $14.1 million. This market value is lower than the range of the fair value of consideration PECO II will receive, being valued in a range of $16.4 million to $23.9 million.

Pursuant to a modification to our original engagement letter between PECO II and GBQ, we agreed to pay an additional fee of $40,000 plus reimbursement of its reasonable out of pocket expenses incurred in connection with the update to the October Fairness Opinion.

Governmental and Third Party Approvals

Delta has agreed to use its reasonable commercial efforts to obtain the necessary third party consents to the assignment of the business supply agreements to and the assumption by us of such contracts to complete the transactions contemplated by the Asset Purchase Agreement. The approval or consent of any governmental authority is not required to consummate the transactions contemplated by the Asset Purchase Agreement.

The Asset Purchase Agreement

The following is a summary description of the material terms of the Asset Purchase Agreement, not summarized elsewhere herein. Certain capitalized terms used and not defined herein have the meanings ascribed to them in the Asset Purchase Agreement and the other referenced documents which constitute exhibits to the Asset Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached to this proxy statement as Appendix C and is incorporated herein by reference. Shareholders are advised to read such document in its entirety prior to voting in person or by proxy on the proposals.

The Transaction

Under the terms of the Asset Purchase Agreement and subject to the satisfaction of the conditions set forth therein, on the closing date, we will purchase from Delta the assets used in Delta’s U.S. and Canadian service provider business. The Delta Business Assets consist of the rights to and under the Business Contracts, the Inventory owned by Delta as of the closing date related to the Business Contracts, rights to and under the Business Records and all rights, claims, and causes of action against third parties exclusively relating to the Delta Business Assets. In addition, we will assume on the closing date the Assumed Liabilities relating to the Delta Business Assets.

Consideration

Under the terms of the Asset Purchase Agreement and subject to the satisfaction of the conditions set forth therein, on the closing date, in exchange for the Delta Business Assets we will issue to Delta the Primary Shares. In addition, we will issue to Delta a Warrant to purchase that number of Warrant Shares that, after taking into account the Primary Shares, will represent 45% of our issued and outstanding capital stock measured as of the date that is five business days of the exercise date of the Warrant. The exercise price of the Warrant is $2.00 per share, and the Warrant is exercisable immediately as of the closing date and for a period of 30 months following thereafter.

The Closing

Subject to the satisfaction or waiver of all conditions to closing set forth in the Asset Purchase Agreement, the closing will occur on a Friday as soon as reasonably practicable following the satisfaction or waiver of all such conditions.

Representations and Warranties

In the Asset Purchase Agreement, both Delta and we have made representations and warranties, customary for a transaction such as this asset purchase by our Company, with respect to, among other things:

•	organization and qualification;

•	authority to execute and deliver the Asset Purchase Agreement;

•	enforceability and binding effect of the Asset Purchase Agreement;

•	absence of any breach or conflict with material agreements, governmental authorizations or charter documents;

•	required consents, approvals and filings;

•	absence of undisclosed liabilities; and

•	compliance with applicable laws.

In the Asset Purchase Agreement, we have also made representations and warranties, customary for a transaction such as this asset purchase where the consideration consists of the issuance of the buyer’s securities, with respect to, among other things:

•	our capitalization;

•	our financial statements;

•	environmental matters;

•	employees and employee benefit plans;

•	intellectual property;

•	absence of certain changes or events, including any changes or events having a Material Adverse Effect on Buyer (as defined below); and

•	receipt of a fairness opinion.

As used in the Asset Purchase Agreement, “Material Adverse Effect on Buyer” means any change, effect or circumstance (such item, an “Effect”) that, when taken individually or together with all other Effects, is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business or operations of PECO II and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on Buyer:

•	any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole;

•	any Effect that is the result of factors generally affecting the industry or specific markets in which PECO II competes;

•	any Effect that is the result of an outbreak or escalation of hostilities involving the U.S., the declaration by the U.S. of a national emergency or war, or the occurrence of any acts of terrorism;

•	any Effect arising out of or resulting from the actions expressly contemplated by the Parties in connection with the Asset Purchase Agreement; or

•	any Effect resulting from the loss, diminution or disruption of our existing or prospective customer, distributor or supplier relationships that we successfully bear the burden of proving directly results from or is directly attributable to the public announcement of the transactions contemplated by the Asset Purchase Agreement.

In the Asset Purchase Agreement, Delta has also made representations and warranties, customary for a transaction such as this asset purchase where the consideration consists of the issuance of the buyer’s securities, with respect to, among other things:

•	the quantity and quality of the Inventory;

•	title to the Delta Business Assets;

•	no infringement of intellectual property of a third party;

•	employee matters;

•	absence of certain changes or events, including any changes or events having a Material Adverse Effect on the Business (as defined below);

•	validity and effect of the Business Contracts; and

•	investment matters.

As used in the Asset Purchase Agreement, “Material Adverse Effect on the Business” means any Effect that, when taken individually or together with all other Effects, is, or would reasonably be expected to be, materially adverse to the Delta Business Assets, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Business:

•	any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole;

•	any Effect that is the result of factors generally affecting the industry or specific markets in which the Business competes;

•	any Effect that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism;

•	any Effect arising out of or resulting from the actions expressly contemplated by the Parties in connection with the Asset Purchase Agreement; or

•	any Effect resulting from the loss, diminution or disruption of Delta’s existing or prospective customer, distributor or supplier relationships relating to the Business that Delta successfully bears the burden of proving directly results from or is directly attributable to the public announcement of the transactions contemplated by the Asset Purchase Agreement.

Conduct of Business Pending the Closing

In the Asset Purchase Agreement, we have covenanted and agreed that, at all times up to and including the closing date, unless Delta otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise required or contemplated by the Asset Purchase Agreement, we shall, and shall cause each of our subsidiaries to:

•	conduct our business only in the ordinary course of business, consistent with past practice;

•	use commercially reasonable efforts to preserve intact our business, organization and relationship with third parties; and

•	comply with various restrictions on the ability of us and our subsidiaries to take various actions prior to the closing.

In the Asset Purchase Agreement, Delta has covenanted and agreed that, at all times up to and including the closing date, unless we otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise required or contemplated by the Asset Purchase Agreement, Delta shall:

•	use commercially reasonable efforts to preserve the Delta Business Assets and its relationships with third parties with respect thereto; and

•	comply with various restrictions on the ability of Delta to take various actions prior to the closing.

Our Restrictions

The restrictions we agreed to with respect to our and our subsidiaries’ ability to take various actions (without the prior written consent of Delta, which consent is not to be unreasonably withheld, delayed or conditioned) prior to the closing include, among other things:

•	except with respect to amending the Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, amend our charter documents in a manner that would reasonably be likely to adversely affect our capital stock;

•	pay an extraordinary dividend or distribution;

•	purchase, redeem, or otherwise acquire any shares of our capital stock;

•	knowingly take any action that would result in a failure to maintain trading of our common stock on Nasdaq;

•	fail to make in a timely manner any filings with the Securities and Exchange Commission required under applicable law; or

•	consummate any significant acquisition.

In addition, we agreed to first consult with Delta with respect to:

•	entering into an agreement relating to a material joint venture, strategic partnership or alliance;

•	entering, modifying or amending in a manner adverse in any material respect to us any material contract;

•	grant any exclusive rights with respect to any of our material intellectual property; or

•	incur any material indebtedness for borrowed money or guarantee the indebtedness of another person.

Delta Restrictions

The restrictions Delta agreed to with respect to its ability to take various actions (without the prior written consent of PECO II, which consent is not to be unreasonably withheld, delayed or conditioned) prior to the closing include, among other things:

•	sell, lease, license, encumber or dispose of the Delta Business Assets except in the ordinary course of business;

•	incur or assume any material liabilities or obligations with respect to the Delta Business Assets other than in the ordinary course of business;

•	terminate (except pursuant to its terms), or materially modify or amend any Business Contract; or

•	revalue any of the Delta Business Assets.

No Solicitation

The Asset Purchase Agreement provides that we will not, and will not permit or cause any of our subsidiaries or any of our officers or directors or those of our subsidiaries to, and shall direct our and our subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate, encourage or knowingly facilitate the making, submission or announcement of, any Acquisition Proposal (as defined below) with respect to our Company;

•	participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to our Company;

•	approve, endorse or recommend any Acquisition Proposal with respect to our Company (except to the extent specifically permitted under the Asset Purchase Agreement); or

•	enter into any letter of intent or similar document or any contract or commitment contemplating or otherwise relating to any Acquisition Proposal with respect to our Company;

provided, however, that in the event that, prior to the approval of the proposals listed in this proxy statement, we received an unsolicited, bona fide Acquisition Proposal that our Board of Directors has in good faith concluded is reasonably likely to result in a Superior Offer (as defined below) and we have otherwise complied with our non-solicitation obligations discussed above, nothing contained in the Asset Purchase Agreement prevents us from:

•	providing information in response to a request therefor by a person who has made such an unsolicited bona fide written Acquisition Proposal, provided that such person is a party to a confidentiality agreement with us, and we give Delta notice of such event and furnish Delta with the same information;

•	engaging in any negotiations or discussions with any person who has made such an unsolicited bona fide written Acquisition Proposal, provided we give Delta notice of our intention to enter into such negotiations; or

•	approving or recommending such an unsolicited bona fide Acquisition Proposal to our shareholders, if and only to the extent that we terminate the Asset Purchase Agreement in a manner whereby we:

•	notify Delta three business days prior to terminating the Asset Purchase Agreement that we have received a Superior Offer, attaching the then current version of the Superior Offer,

•	afford Delta a reasonable opportunity to make a revised offer, and

•	pay Delta a termination fee of $500,000.

For purposes of the Asset Purchase Agreement, “Acquisition Proposal” means any offer or proposal or public announcement of a proposal or plan, relating to any transaction or series of related transactions involving:

•	any purchase from our Company or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in our total outstanding voting securities or any of our subsidiaries, directly or indirectly, or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of our total outstanding voting securities or any of our subsidiaries, directly or indirectly, or any merger, consolidation, business combination or similar transaction involving us or any of our subsidiaries; or

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of our assets (including our subsidiaries taken as a whole).

For purposes of the Asset Purchase Agreement, “Superior Offer” means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of our assets or a majority of the total outstanding voting securities of our Company and as a result of which our shareholders immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that our Board of Directors has in good faith concluded:

•	to be more favorable to our shareholders (in their capacities as shareholders) than the terms provided pursuant to the Asset Purchase Agreement;

•	the conditions to the consummation of which are reasonably capable of being satisfied; and

•	financing for which, to the extent such offer is conditioned thereon, is then committed or in the good faith judgment of our Board of Directors reasonably available.

Conditions to the Closing

The Asset Purchase Agreement provides that the respective obligations of Delta and our Company to effect the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver on or prior to the closing date of each of the following conditions:

•	the approval of the amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act by the affirmative vote of a majority of the outstanding shares of our common stock;

•	approval of the issuance to Delta of the Primary Shares at the closing by the affirmative vote of a majority of the votes cast by our shareholders voting, in person or by proxy, at the special meeting;

•	approval of the issuance of the Warrant and the issuance of the Warrant Shares thereunder by the affirmative vote of a majority of the votes cast by our shareholders voting, in person or by proxy, at the special meeting;

•	the Primary Shares and Warrant Shares shall have been authorized for listing on Nasdaq, subject to official notice of issuance;

•	all applicable waiting periods (and any extensions thereof) under any applicable antitrust laws shall have expired or otherwise been terminated and all approvals required under applicable antitrust laws shall have been obtained; and

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Asset Purchase Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by the Asset Purchase Agreement.

Our obligations to effect the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•	the representations and warranties of Delta contained in the Asset Purchase Agreement being true and correct at and as of the closing date as if made at and as of such date, except where the failure to be true and correct would not have a Material Adverse Effect on the Business; and

•	the performance by Delta, in all material respects, of its obligations contained in the Asset Purchase Agreement.

The obligations of Delta to effect the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•	the representations and warranties of our Company contained in the Asset Purchase Agreement being true and correct at and as of the closing date as if made at and as of such date, except where the failure to be true and correct would not have a Material Adverse Effect on Buyer;

•	the representations and warranties of our Company with respect to our capitalization shall be true and correct in all material respects;

•	the performance by us, in all material respects, of our obligations contained in the Asset Purchase Agreement;

•	no Material Adverse Effect on Buyer shall have occurred since the date of the Asset Purchase Agreement and be continuing as of the closing date; and

•	Delta’s designee to our Board of Directors shall have been appointed by us to serve as a Class II director on our Board of Directors, and the Voting Agreement relating to such appointment shall be in full force and effect on the closing date.

Termination

The Asset Purchase Agreement provides that it may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing:

•	by mutual consent;

•	by either Delta or us, if the other party materially breaches any representation, warranty or covenant contained in the Asset Purchase Agreement, which breach would cause a material adverse effect, subject to a right to cure;

•	by either Delta or us, if the closing shall not have occurred on or before March 31, 2006;

•	by either Delta or us, if a governmental entity has issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Asset Purchase Agreement, which order, decree, ruling or other action is final and nonappealable;

•	by Delta, if (at any time prior to approval of the various matters subject to the required vote of our shareholders at the special meeting) a Triggering Event (as defined below) with respect to our Company shall have occurred;

•	by us if we receive a Superior Offer and we afford Delta a reasonable opportunity to make a revised offer, along with payment of a $500,000 termination fee;

•	by either Delta or us, if the

•	amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act,

•	the issuance of the Primary Shares, and

•	the issuance of the Warrant and the underlying Warrant Shares thereunder to Delta are not approved by our shareholders by reason of the failure to obtain the required vote at the special meeting; and

•	by us if Delta’s financial statements required to be delivered prior to the closing reflect information that was not previously made available to us and would cause a Material Adverse Effect on the Business.

For the purposes of the Asset Purchase Agreement, a “Triggering Event” means if:

•	our Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Delta, its unanimous recommendation to our shareholders to vote in favor of the proposals set forth herein;

•	we failed to include such unanimous recommendation in this proxy statement;

•	our Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal; or

•	a tender or exchange offer relating to our securities shall have been commenced by a person unaffiliated with us and our Board of Directors did not timely send to our shareholders a statement disclosing that our Board of Directors recommends rejection of such tender or exchange offer.

Expenses and Termination Fee

If the transactions contemplated hereby are not consummated, except as set forth below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

If the transactions contemplated by the Asset Purchase Agreement are consummated, we will pay:

•	up to $100,000 of the fees and expenses incurred by Delta (including attorneys’ fees and accountant fees) in connection with its negotiation, execution and delivery of the Asset Purchase Agreement, plus

•	one-half of the fees and expenses incurred by Delta (including fees incurred by Delta’s auditor) in connection with the preparation and delivery of financial statements to be delivered to us prior to the closing.

In the event that the Asset Purchase Agreement is terminated by us, due to our receiving a Superior Offer, or by Delta, if a Triggering Event occurs, we will pay Delta a termination fee equal to $500,000.

Dilution to Our Shareholders; Ownership of PECO II after the Acquisition

If the transactions contemplated by the Asset Purchase Agreement are consummated, you will incur immediate and substantial dilution. Currently, 21,954,741 shares of our common stock are issued and outstanding. We will issue the Primary Shares to Delta, representing 4,740,375 shares of common stock without par value, at the closing pursuant to the Asset Purchase Agreement. Pursuant to the Warrant to be issued to Delta at the closing, Delta will have the right to purchase Warrant Shares, at an exercise price of $2.00 per share and exercisable immediately upon issuance and for a period of 30 months after the closing, that will allow Delta to purchase that number of additional shares of our common stock without par value that, when aggregated with the Primary Shares, will represent 45% of our issued and outstanding capital stock measured as of five business days prior to the exercise date of the Warrant. By way of example, assuming we had 26,335,418 shares of common stock issued and outstanding after the issuance of the Primary Shares, the number of Warrant Shares eligible for purchase by Delta would be 12,928,297. As a result, we would have 39,263,715 issued and outstanding shares of common stock, resulting in Delta owning 45% of our issued and outstanding capital stock.

Amendment

Subject to applicable law, the Asset Purchase Agreement may be amended by Delta and us at any time before or after approval of the various proposals by our shareholders at the special meeting; provided, after any such approval by our shareholders, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by our shareholders, without such further shareholder approval.

The Voting Agreement

Concurrently with the execution of the Asset Purchase Agreement, we also entered into the Voting Agreement with Delta and certain of our significant shareholders to be effective as of closing, whereby Delta and each such shareholder (collectively, the “Voting Agreement Shareholders”) have agreed to vote all of the shares of our common stock beneficially owned by such Voting Agreement Shareholder at any PECO II shareholder meeting or by any consensual action:

•	in favor of electing, in the case of Delta, the individual designated by Delta to stand for election to serve on our Board of Directors; and

•	in favor of electing, in the case of PECO II, the individuals nominated by our Board of Directors to stand for election to serve on our Board of Directors.

In addition, the Voting Agreement provides that during the term of the agreement, Delta shall have the right to designate a representative to serve as a board observer and attend all meetings of our Board of Directors, subject to the right of our Board of Directors to exclude the board observer from any meeting under certain circumstances.

The Voting Agreement terminates upon the earlier of:

•	the written agreement of Delta and us;

•	the date Delta, or any of its affiliates (other than PECO II), no longer holds shares of our common stock or rights to purchase such shares, representing at least 5% of our outstanding voting stock;

•	the date Delta (alone, or together with any of its affiliates (other than PECO II)) holds 45% or greater of our then issued and outstanding voting capital stock; and

•	the consummation of:

•	any tender offer, exchange offer, merger, consolidation or other business combination of PECO II the result of which is that PECO II shareholders (other than Delta and its affiliates in the case of a tender offer) immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or any direct or indirect parent or subsidiary thereof), or

•	the sale of all or substantially all of our assets.

There is no shared voting power pursuant to the terms of the Voting Agreement.

Because Delta will not receive any shares of our capital stock until the closing of the transactions and currently has no pecuniary interest in any of our shares, the term of the Voting Agreement begins on the closing date when the Primary Shares will be issued to Delta pursuant to the Asset Purchase Agreement. The significant shareholders who are Voting Agreement Shareholders are:

•	directors Matthew P. Smith, James L. Green, E. Richard Hottenroth, Trygve A. Ivesdal, Eugene V. Smith, George J. Dallas, Mark R. McBride, R. Louis Schneeberger, and Thomas R. Thomsen;

•	certain affiliates of Messrs. Smith (Linda H. Smith, Ashwood I, LLC, and Ashwood II, LLC) and Green (Green Family Trust 03/16/1995, Green Family Trust 03/16/1995, Jim Green & Mary Green TR UA 05/09/01 Green Charitable Trust, and Jim Green & Mary Green TR UA 05/09/01 Green Charitable Trust); and

•	Ms. Sandra Frankhouse, our Chief Financial Officer, Treasurer and Secretary, and Mr. Miles McIntosh, our Vice President of Power Systems.

Collectively, the Voting Agreement Shareholders beneficially own 6,750,358 shares, or 30.2%, of our capital stock as of September 30, 2005.

A copy of the Voting Agreement is attached hereto as Appendix D and is incorporated herein by reference.

Certain conflicts of interest between our shareholders and our directors, executive officers and Delta may exist as a result of the Voting Agreement. Delta receives the right, as a result of the issuance of the Primary Shares and the purchase rights under the Warrant, to have its designee appointed by our Board of Directors on the closing date to fill our existing Class II director vacancy and to have its designee named for election to our Board of Directors as part of our management slate and to be included in all of our proxy materials relating to the election of our directors during the term of the Voting Agreement. As a result of the Voting Agreement Shareholders agreeing to vote all of the shares of our capital stock beneficially owned by them as necessary to elect and maintain in office Delta’s designee to our Board of Directors, it is unlikely that the Delta designee will fail to serve as a member of our Board of Directors during the term of the Voting Agreement. Similarly, because Delta has agreed to vote all of the shares of our capital stock beneficially owned by it, which may, as a result of the issuance of the Primary Shares at the closing and the exercise thereafter of its purchase rights under the Warrant to acquire the Warrant Shares, result in Delta beneficially owning up to 45% of our issued and outstanding shares of capital stock, it is unlikely that the designees to our Board chosen by our Board of Directors and named for election as part of our management slate will fail to serve as members of our Board of Directors during the term of the Voting Agreement.

The Supply Agreement

As a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement, at the closing, we will enter into a supply agreement (the “Supply Agreement”) with DEI (an affiliate of Delta), pursuant to which DEI will grant to us the right to purchase and incorporate DEI modules into our systems and to market, promote, sell and distribute DEI modules, PECO systems and/or DEI systems to our customers in the U.S. and Canadian markets. The rights described above shall be exclusive to us for a period of 24 months from the closing of the transactions contemplated by the Asset Purchase Agreement. The term of the Supply Agreement is 30 months. The Supply Agreement also provides that DEI and our Company expect to engage in joint exploration and discussions with respect to system-level design and component-level design.

In connection with approving the transactions contemplated by the Asset Purchase Agreement, our Board of Directors considered the benefits of entering into the Supply Agreement. Our Board of Directors considered that the Supply Agreement will provide us with access to DEI’s manufacturing capabilities, which is expected to reduce our costs of goods sold, and we will gain access to new customers in addition to new markets with existing customers.

A copy of the form of Supply Agreement may be found as Exhibit A to the Asset Purchase Agreement, which is attached hereto as Appendix B.

The Support Agreement and Irrevocable Proxy

Simultaneous with the execution of the Asset Purchase Agreement, Messrs. Matthew P. Smith and James L. Green, and their respective affiliates (Linda H. Smith, Ashwood I, LLC, and Ashwood II, LLC, in the case of Mr. Smith, and Green Family Trust 03/16/1995, Green Family Trust 03/16/1995, Jim Green & Mary Green TR UA 05/09/01 Green Charitable Trust, and Jim Green & Mary Green TR UA 05/09/01 Green Charitable Trust, in the case of Mr. Green) executed a support agreement and irrevocable proxy (the “Support Agreement”), under which each such person agreed, severally and not jointly, to vote all of the shares of our common stock beneficially owned by such persons at any PECO II shareholders meeting or by any consensual action:

•	in favor of the proposal to opt out of the Ohio Control Share Acquisition Act;

•	in favor of the issuance of the Primary Shares and the Warrant;

•	in favor of the other transactions contemplated by the Asset Purchase Agreement and in favor of any other matter that could reasonably be expected to facilitate consummation of the transactions contemplated by the Assert Purchase Agreement;

•	against any change in a majority of the members of our Board of Directors; and

•	against any other action that would impede, interfere with, delay, postpone or materially adversely affect the closing of the transactions contemplated by the Asset Purchase Agreement.

Messrs. Smith and Green, and their respective affiliates, also granted an irrevocable proxy to two of Delta’s designees to vote all of the shares of our common stock beneficially owned by such persons in accordance with the five bullet points above.

A copy of the Support Agreement and Irrevocable Proxy is attached hereto as Appendix E and is incorporated herein by reference.

The Registration Rights Agreement

As a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement, at the closing, we will enter into a registration rights agreement (the “Registration Rights Agreement”) with Delta under which we will be obligated to file a shelf registration statement to cover the potential resale by Delta of the Primary Shares and the Warrant Shares. We will be obligated to keep the shelf registration statement continuously effective until either all the Primary Shares and Warrant Shares have been sold pursuant to Rule 144 or pursuant to an effective registration statement, or may be sold without volume restrictions pursuant to Rule 144.

Interests of Certain Persons In Matters To Be Voted On

Our directors and certain of our officers may have interests different from our shareholders which may constitute a conflict of interest. Each director, except for Mr. Heindel, and Ms. Frankhouse and Mr. McIntosh, are parties to the Voting Agreement, which will be effective as of the closing, pursuant to which they have agreed to vote their shares of our capital stock to elect (and to maintain in office) Delta’s designee to our Board of Directors during the term of the Voting Agreement. Pursuant to the terms of the Voting Agreement, Delta has agreed to vote its shares of our capital stock to elect (and to maintain in office) our designees to our Board of Directors as we may designate from time to time as part of our management slate and included in our proxy materials. Therefore, our shareholders will have limited opportunities to take action that would result in the replacement of one of our directors if either of our directors and officers or Delta determine to vote otherwise. Delta has also agreed not to bring any proposal before our shareholders the intent of which would be to remove from our Board of Directors without cause any of our designees to the Board. PECO II has similarly agreed not to bring any proposal before our shareholders the intent of which would be to remove from our Board of Directors without cause Delta’s designee to the Board. Our current Board of Directors benefits from the Voting Agreement in that the terms of the Voting Agreement make it more difficult for our shareholders to bring a proposal to change the composition of our Board of Directors.

As of September 30, 2005, our directors and officers who are Voting Agreement Shareholders beneficially own in the aggregate 6,750,358 shares of our capital stock, constituting in the aggregate 30.2% of the voting power of our capital stock. Assuming Delta exercises all of its rights to acquire the Warrant Shares during the term of the Warrant, Delta will beneficially own approximately 17,668,672 shares of our capital stock, constituting 45% of the voting power of our capital stock.

Two of our directors may have interests different from our shareholders and which may constitute a conflict of interest. Messrs. Matthew P. Smith and James L. Green are parties to the Support Agreement, pursuant to which they have agreed with us and Delta, at our special meeting of shareholders, to vote the shares of our capital stock beneficially owned by them in favor of the proposal to amend our Second Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act, to vote in favor of the issuance of the Primary Shares to Delta, to vote in favor of the issuance of the Warrant and the issuance of the Warrant Shares pursuant to Delta’s purchase rights thereunder, and to vote in favor of any other matter that could reasonably be expected to facilitate the consummation of the transactions contemplated by the Asset Purchase Agreement. Messrs. Smith and Green irrevocably appointed Delta, through its designees, as its proxy and sole attorney-in-fact to vote such shares of our capital stock at the special shareholders meeting in favor of the above proposals.

As of September 30, 2005, Mr. Smith beneficially owns 3,000,857 shares and Mr. Green beneficially owns 2,504,344 shares of our capital stock, representing 13.8% and 11.5%, respectively, of the voting power of our capital stock. As a result, as of the date hereof, 25.3% of the aggregate voting power of PECO II will vote in favor of each of the proposals set forth in this proxy statement.

Mr. Green’s shares of our capital stock are deemed to be “interested shares” under the Ohio Control Share Acquisition Act and are ineligible for purposes of voting in favor of the proposals set forth in this proxy statement unless our shareholders agree to the proposed amendment to our Amended and Restated Code of Regulations to opt out of the Ohio Control Share Acquisition Act. Thus, our officers and directors benefit from the Support Agreement by virtue of the fact that the voting power evidenced by the Support Agreement is material to obtaining at the special meeting the necessary percentage of votes required to approve the various proposals set forth in this proxy statement.

Proposal 1

Amendment to the Amended and Restated Code of Regulations of PECO II, Inc. to Opt Out of the Ohio

Control Share Acquisition Act

Proposal 1 is to approve and adopt an amendment to the Amended and Restated Code of Regulations of PECO II, Inc., providing that the Ohio Control Share Acquisition Act shall not apply to acquisitions of its equity securities.

Overview

Our Board of Directors has approved a resolution to amend our Amended and Restated Code of Regulations, which, if adopted, would make an Ohio anti-takeover statute, referred to herein as the “Ohio Control Share Acquisition Act,” inapplicable to the acquisition of our Company’s equity securities. The full text of the proposed amendment is contained in Article X of our proposed Second Amended and Restated Code of Regulations, attached hereto as Appendix A. Article X is the only proposed amendment to our Amended and Restated Code of Regulations. Our Board of Directors unanimously recommends a vote for the proposed amendment.

Reasons for the Proposed Amendment

The adoption of the proposed amendment will facilitate the consummation of the transactions contemplated by the Asset Purchase Agreement. Without the amendment, the granting of the irrevocable proxy under the Support Agreement to the Delta designees to vote the 2,504,344 shares of our common stock beneficially owned by James L. Green, our Chairman, representing approximately 11.5% of our issued and outstanding capital stock as of September 30, 2005, in favor of the proposals to be voted on by the shareholders at the special meeting will deem such shares to be “interested shares” under the Ohio Control Share Acquisition Act and, accordingly, such shares may not be counted for purposes of voting at the special shareholders meeting. The Support Agreement was negotiated by Delta and us as part of the overall negotiations of the transactional documents and the execution of the Support Agreement by us, and Messrs. Smith and Green was an inducement for Delta to enter into the Asset Purchase Agreement. While we have called this special meeting, at which our shareholders will consider, among other things, the issuance of the Primary Shares and the issuance of the Warrant and underlying Warrant Shares, special meetings of shareholders required by the Ohio Control Share Acquisition Act are subject to certain procedures, including proxy counting requirements, that are complex, time consuming and, in this instance, not beneficial to the interests of our Company or our shareholders, including our unaffiliated shareholders, because we cannot complete the asset purchase if the Ohio Control Share Acquisition Act is applicable. If our shareholders do not approve Proposal 1, a condition to the closing of the transactions contemplated by the Asset Purchase Agreement will not be met and Delta may terminate the Asset Purchase Agreement.

In addition, with respect to the proposed transactions contemplated by the Asset Purchase Agreement and the absence of an opt out of the Ohio Control Share Acquisition Act, we will be required to follow certain complex statutory procedures that will ultimately serve to delay and increase the cost of the acquisition. Among these procedures is the requirement for an additional special meeting of shareholders at which the shareholders would be asked to approve the issuance of the Warrant Shares at such time or times that Delta may exercise its purchase rights. During our negotiations, Delta indicated it would not enter into the Asset Purchase Agreement if we were required to obtain shareholder approval each time Delta exercised its purchase rights under the Warrant to acquire Warrant Shares in amounts that exceeded the applicable threshold under the Ohio Control Share Acquisition Act.

Even if we were to obtain shareholder approval in connection with the Ohio Control Share Acquisition Act each time Delta exercised its purchase rights under the Warrant if an applicable threshold was exceeded, all of the approved transactions must be consummated within 12 months of shareholder approval; thus, we would be unable to issue a warrant to Delta with a term longer than 12 months without obtaining subsequent shareholder approval. Thus, we need the amendment to allow us to issue the Warrant without subsequent shareholder approval.

Summary of the Ohio Control Share Acquisition Act

In November 1982, the Ohio General Corporation Law was amended to include the “Control Share Acquisition Act,” which requires that “control share acquisitions” be approved by shareholders of an issuing public corporation.

The Ohio Control Share Acquisition Act gives shareholders who are not holders of “interested shares” a veto power over certain acquisitions of shares of an “issuing public corporation.” If the proposed amendment to our Amended and Restated Code of Regulations is adopted, you are waiving this veto power for future transactions involving PECO II. An “issuing public corporation” is a corporation with 50 or more shareholders that has in Ohio:

•	its principal place of business;

•	its principal executive offices;

•	assets having substantial value; or

•	a substantial percentage of its assets.

It also must not have a valid close corporation agreement in place.

Under the Ohio Control Share Acquisition Act, a “control share acquisition” is a direct or indirect acquisition by any person or entity of such number of voting shares of a corporation which, when added to those shares which the person or entity already owns or with respect to which the person or entity may exercise or direct the exercise of the voting power, would give the person or entity voting power within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power; or

•	a majority or more of such voting power.

A person or entity who proposes to make a control share acquisition must provide notice of the proposal to the corporation in accordance with specific requirements. The board of directors must then call a special meeting of the shareholders within 50 days for the purpose of voting on the proposed control share acquisition. A quorum for this meeting is achieved only if there is present at the meeting, in person or by proxy, a majority of the voting power of the corporation in the election of directors, and a majority of the portion of such voting power excluding the voting power of “interested shares.”

“Interested shares” are those shares of the corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the corporation in the election of directors:

•	the acquiring person;

•	any officer of the corporation elected or appointed by the directors of the corporation; or

•	any employee of the corporation who is also a director of the corporation.

“Interested shares” include any shares of the corporation acquired, directly or indirectly, by any person from the holder or holders thereof for a valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of the corporation or any proposed merger, consolidation, or other transaction that would result in a change in control of the corporation or in the sale of all or substantially all of its assets, and ending on the date of any special meeting of the corporation’s shareholders held thereafter for the purpose of voting on a control share acquisition proposed by an acquiring person if either of the following applies: the aggregate consideration paid or given by the person who acquired the shares, and any other persons acting in concert with him, for all such shares exceeds $250,000, or the number of shares acquired by the person who acquired the shares, and any other persons acting in concert with him, exceeds one-half of one percent of the outstanding shares entitled to vote in the election of directors.

A proposed control share acquisition may be consummated only if, at a special meeting of the shareholders at which at least a majority of the voting power is represented in person or by proxy, the acquisition is approved by both holders of a majority of the voting power of the corporation in the election of directors represented at the meeting by person or by proxy, and holders of a majority of the portion of such voting power excluding the voting power of interested shares. A proposed control share acquisition which receives approval in the manner described must be consummated, in accordance with the terms so authorized, no later than 360 days following shareholder authorization of the control share acquisition. The Ohio Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or code of regulations provides that it does not apply.

Potential Benefits of the Ohio Control Share Acquisition Act

Even though shareholder rights advocates often express the view that state takeover statutes, such as the Ohio Control Share Acquisition Act, are contrary to shareholder interests, the Ohio Control Share Acquisition Act was adopted by the Ohio General Assembly to address serious issues. The primary purpose was to require any person seeking to obtain ownership or voting rights with respect to a substantial block of shares to provide the corporation with detailed information regarding the potential share acquisition and to present the acquisition to shareholders for approval at a special meeting. With respect to transactions which are in the best interests of a public company, the Ohio Control Share Acquisition Act, together with federal proxy rules, assures that shareholders will be given adequate notice and opportunity to review the transaction and consent to the resulting effects of the acquisition. This process was intended to prevent the unfettered ability of a single holder to obtain a substantial block of shares, which could result in significant changes in corporate circumstances, and to avoid the coercive environment which the legislature found was often present in tender offers. The Ohio General Assembly further limited the coercive nature of the shareholder vote by not permitting the proposed acquirer to vote on the transaction. Since the potential acquirer can solicit proxies at the mandatory special shareholders meeting to approve the proposed transaction, there is a check on the power of a company’s board or management to entrench itself by using the Ohio Control Share Acquisition Act as a defensive tool. If you vote in favor of Proposal 1 and permit the Company to “opt out” of the statute, the potential benefits of the Ohio Control Share Acquisition Act will not be available to the Company or its shareholders.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve this proposal.

Our Board of Directors Unanimously Recommends a Vote “FOR” Proposal 1.

Proposal 2

The Issuance of the Primary Shares

Description of the Asset Purchase

On October 13, 2005, we entered into an Asset Purchase Agreement with Delta pursuant to which we will acquire assets that relate to Delta’s Telecom Power Division, consisting of the exclusive rights to business supply agreements with wireline and wireless communications providers and related inventory, and will assume the liabilities associated therewith of Delta’s U.S. and Canadian service provider business, in exchange for the issuance to Delta of the Primary Shares and the issuance of the Warrant and the underlying Warrant Shares.

Description of the Primary Shares to be Issued

Pursuant to the terms of the Asset Purchase Agreement, at the closing we will issue to Delta 4,740,375 shares of common stock without par value, free and clear of any encumbrance by us and with no restriction on the voting rights or transfer thereof except as provided for by applicable law, the Voting Agreement and Registration Rights Agreement set forth as exhibits to the Asset Purchase Agreement. There are no preemptive rights with respect to the Primary Shares. We currently have issued and outstanding 21,954,741 shares of our 50,000,000 authorized shares of common stock. The issuance of the Primary Shares and the Warrant Shares will have the effect of diluting your ownership in our Company by virtue of holding a smaller percentage of the total issued and outstanding shares of our capital stock. The addition of the Delta Business Assets to be acquired under the Asset Purchase Agreement, however, will increase the value of our Company. Therefore, we believe any dilutive effect to our existing shareholders will be offset by the increased value of PECO II.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy at the special meeting is required to approve this proposal.

Our Board of Directors Unanimously Recommends a Vote “FOR” the Issuance of the Primary Shares.

Proposal 3

The Issuance of the Warrant and the Underlying Warrant Shares

Description of the Asset Purchase

On October 13, 2005, we entered into an Asset Purchase Agreement with Delta pursuant to which we will acquire assets that relate to Delta’s Telecom Power Division, consisting of the exclusive rights to business supply agreements with wireline and wireless communications providers and related inventory, and will assume the liabilities associated therewith of Delta’s U.S. and Canadian service provider business, in exchange for the issuance to Delta of the Primary Shares and the issuance of the Warrant and the underlying Warrant Shares.

Description of the Warrant and Warrant Shares to be Issued

Pursuant to the terms of the Asset Purchase Agreement and the Warrant, at the closing we will issue to Delta a Warrant to purchase that number of Warrant Shares which, when aggregated with the Primary Shares, will permit Delta to acquire up to 45% of our issued and outstanding capital stock measured as of five business days prior to the date of exercise of the Warrant.

The formula for determining the number of Warrant Shares is: (i) the quotient of (A) the Outstanding Shares (as defined below) minus the Primary Shares issued at closing, divided by (B) 0.55, minus (ii) the Outstanding Shares (rounded to the nearest whole share). Currently, we anticipate the maximum number of Warrant Shares to be issued under the Warrant is approximately 12,928,297; however, if we issue additional shares of our common stock, this number will increase. The exercise price under the Warrant is $2.00 per share, and the Warrant is exercisable immediately upon issuance for a term of 30 months from the issuance date of the Warrant. The Warrant is subject to customary adjustments for subdivisions, combinations and certain issuances, reclassifications, reorganizations and consolidations. The issuance of any Warrant Shares will have the effect of diluting your ownership in our Company. We currently have issued and outstanding 21,954,741 shares of our 50,000,000 authorized shares of common stock. The issuance of the Primary Shares and the Warrant Shares will have the effect of diluting your ownership in our Company by virtue of holding a smaller percentage of the total issued and outstanding shares of our capital stock. The addition of the Delta Business Assets to be acquired under the Asset Purchase Agreement, however, will increase the value of our Company. Therefore, we believe any dilutive effect to our existing shareholders will be offset by the increased value of PECO II.

For purposes of the Warrant, the term “Outstanding Shares” means all issued and outstanding shares of our capital stock measured as of the date that is five days before the date of exercise of the Warrant.

Vote Required

The affirmative vote of the holders of a majority of our shares common stock voting in person or by proxy at the special meeting is required to approve this proposal.

Our Board of Directors Unanimously Recommends a Vote “FOR” the Issuance of the Warrant and the Warrant Shares.

Proposal 4

Permission of Board of Directors to Adjourn Special Meeting

Proposal to Permit Adjournment of Special Meeting

The proposals set forth in this proxy statement are conditions precedent to the closing of the transactions contemplated by the Asset Purchase Agreement. Our Board of Directors believes each of the proposals are in the best interest of our Company and our shareholders. Accordingly, our Board of Directors is seeking shareholder approval to adjourn the special meeting, if necessary, to solicit additional proxies because there are not sufficient votes available at the special meeting to approve the proposals set forth in the proxy statement.

Vote Required

The affirmative vote of the holders of a majority of the shares of PECO II common stock voting in person or by proxy at the special meeting is required to approve this proposal.

Our Board of Directors Unanimously Recommends a Vote “FOR” the Proposal to Allow the Board to Adjourn the Special Meeting.

*  *  *

Please note that our shareholders must approve each of Proposals 1, 2 and 3 for the transactions contemplated by the Asset Purchase Agreement to close.

Share Ownership of Principal Holders and Management

The following table shows information regarding beneficial ownership of our common shares as of September 30, 2005, unless otherwise indicated, by each person or group which is known by us to own beneficially more than 5% of our common shares, each director, each named executive officer, and all directors and executive officers as a group. Unless otherwise indicated, each person named below has sole voting power and investment power or shares this power with his or her spouse with respect to the number of shares set forth opposite his or her respective name.

The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 30, 2005 through the exercise of any stock option or other right.

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned	Percent Owned
Austin W. Marxe and David M. Greenhouse(2)	1,547,462	7.2%
Matthew P. Smith(3)	3,000,857	13.8%
Linda H. Smith(4)	2,923,950	13.5%
James L. Green(5)	2,504,344	11.5%
Mary Janet Green(6)	2,252,200	10.4%
John G. Heindel(7)	150,000	*
Sandra A. Frankhouse(8)	218,812	1.0%
Miles A. McIntosh(9)	240,750	1.1%
E. Richard Hottenroth(10)	111,727	*
Trygve A. Ivesdal(11)	142,767	*
Eugene V. Smith(12)	505,052	2.3%
George J. Dallas(13)	5,000	*
Mark R. McBride(14)	5,000	*
R. Louis Schneeberger(15)	5,000	*
Thomas R. Thomsen(16)	5,000	*
All directors and executive officers as a group (13 persons)(17)	6,980,358	30.9%

*	Less than 1%.
(1)	The address of Austin W. Marxe and David M. Greenhouse is 153 East 53rd Street, 55th Floor, New York, NY 10022. The address of the directors and executive officers listed is c/o PECO II, Inc., 1376 State Route 598, Galion, OH 44833.
(2)	Based on the Schedule 13G/A filed on February 11, 2005, by Austin W. Marxe and David M Greenhouse, controlling principals of AWM Investment Company, Inc., Messrs. Marxe and Greenhouse share voting and investment power over 547,508 common shares owned by Special Situations Cayman Fund, L.P., and 999,954 common shares owned by Special Situations Fund III, L.P.
(3)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 1,309,950 shares held by Mr. Smith and his spouse as joint tenants, 1,000,000 common shares held by Ashwood I, LLC and 500,000 common shares held by Ashwood II, LLC. Mr. Smith has shared voting and dispositive power over the securities held by these limited liability companies. Mr. Smith’s ownership also includes 106,500 common shares held by Mr. Smith, as custodian for his three children and 76,907 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options. Mr. Smith’s ownership does not include 7,500 shares held by Mr. Smith’s spouse, as custodian for their three children.
(4)

Ms. Smith’s ownership includes 1,309,950 common shares held by Ms. Smith and her spouse as joint tenants, 1,000,000 common shares held by Ashwood I, LLC, and 500,000 common shares held by Ashwood II, LLC. Ms. Smith has shared voting and dispositive power over the securities held by these limited liability companies. Ms. Smith’s ownership also includes 7,500 common shares held by Ms. Smith, as custodian for her three children. Ms. Smith’s ownership does not include 106,500 common shares held by Ms. Smith’s spouse, as custodian for their three children.

(5)	Mr. Green is a director and our Chairman of the Board of Directors. Mr. Green’s ownership includes 2,252,200 common shares held by the Green Family Trust over which he shares voting and dispositive power. Mr. Green’s ownership also includes 252,144 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.
(6)	Ms. Green’s ownership includes 2,252,200 common shares held by the Green Family Trust, over which she shares voting and dispositive power.
(7)	Mr. Heindel is our President and Chief Executive Officer. Mr. Heindel’s ownership includes 150,000 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.
(8)	Ms. Frankhouse is our Chief Financial Officer, Treasurer, and Secretary. Ms. Frankhouse’s ownership includes 92,144 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.
(9)	Mr. McIntosh is our Vice President of Power Systems. Mr. McIntosh’s ownership includes 240,750 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.
(10)	Mr. Hottenroth is a director of PECO II. Mr. Hottenroth’s ownership includes 6,477 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options. Mr. Hottenroth’s ownership does not include 65,000 common shares held by his spouse.
(11)	Mr. Ivesdal is a director of PECO II. Mr. Ivesdal’s ownership includes 104,509 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.
(12)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 177,075 common shares held by Fairbrandt, LLC. Mr. Smith has voting and dispositive power over the securities held by this limited liability company. Mr. Smith’s ownership also includes 6,477 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options. Mr. Smith’s ownership does not include 195,500 common shares held by his spouse.
(13)	Mr. Dallas is a director of PECO II. Mr. Dallas’s ownership includes 5,000 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.
(14)	Mr. McBride is a director of PECO II. Mr. McBride’s ownership includes 5,000 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.
(15)	Mr. Schneeberger is a director of PECO II. Mr. Schneeberger’s ownership includes 5,000 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.
(16)	Mr. Thomsen is a director of PECO II. Mr. Thomsen’s ownership includes 5,000 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.
(17)	Ownership of all directors and executive officers as a group includes an aggregate of 1,029,408 common shares issuable within 60 days after September 30, 2005 upon the exercise of stock options.

Independent Accountants

Our independent accountants will be in attendance at the special meeting.

Shareholder Proposals

Any shareholder proposal to be considered by us for inclusion in the proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders, expected to be held in April 2006, must have been received by our Secretary at our corporate headquarters, 1376 State Route 598, Galion, Ohio 44833, no later than January 2, 2006.

Shareholder proposals not intended to be included in the proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders, as well as proposed shareholder nominations for the election of directors at the 2006 Annual Meeting of Shareholders must each comply with advance notice procedures set forth in our Amended and Restated Code of Regulations to be properly brought before the 2006 Annual Meeting of Shareholders. In general, written notice of a shareholder proposal or a director nomination not to be included in the proxy statement and form of proxy must be delivered to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting. With regard to the 2006 Annual Meeting of Shareholders, written notice must be received by our Secretary at the address above between February 1, 2006 and March 3, 2006. If we do not receive the notice between these dates, the notice will be considered untimely.

In addition to timing requirements, the advance notice provisions of our Amended and Restated Code of Regulations contain informational content requirements that also must be met. A copy of our Amended and Restated Code of Regulations may be obtained by writing to our Secretary at the address below.

Other Business

We do not expect other business to be transacted at the special meeting.

Where You Can Find More Information

The Securities and Exchange Commission allows us to “incorporate by reference” information into this proxy statement, which means that important business and financial information about us can be disclosed to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in any document that we later files with the Securities and Exchange Commission.

This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about us. In addition, we have attached the following documents as appendices to this proxy statement/prospectus.

PECO II SEC Filings	Period and Date Filed

Annual Report on Form 10-K	Year ended December 31, 2004 (filed March 31, 2005).

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005 (filed May 13, 2005); Quarter ended June 30, 2005 (filed August 12, 2005); Quarter ended September 30, 2005 (filed November 14, 2005)

If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the Securities and Exchange Commission, or the Securities and Exchange Commission’s Internet web site as set forth below. You may obtain documents we incorporate by reference from us without charge, other than exhibits, except for those that we have specifically incorporated by reference in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

PECO II, Inc.

Investor Relations Department

1376 State Route 598

Galion, Ohio 44833

(419) 468-7600

If you would like to request documents, please do so by March 14, 2006, to receive the documents before the special meeting. We will send you any of these documents within one business day of your request by first class mail.

You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as PECO II, who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement, information on the Securities and Exchange Commission’s web site is not part of this proxy statement.

Appendix A

PROPOSED SECOND AMENDED AND RESTATED

CODE OF REGULATIONS

OF

PECO II, INC.

Adopted

ARTICLE I

FISCAL YEAR

The fiscal year of the Corporation shall be such period as the Board of Directors may designate by resolution from time to time.

ARTICLE II

SHAREHOLDERS

Section 1.  Meetings of Shareholders

(a) Annual Meeting. The annual meeting of Shareholders of this Corporation, for the election of Directors, the consideration of financial statements for the most recently concluded fiscal year and other reports, and the transaction of such other business as may properly be brought before such meeting, shall be held at such date after the annual financial statements of the Corporation have been prepared as the Board of Directors shall determine from time to time. Upon due notice there may also be considered and acted upon at an annual meeting any matter which could properly be considered and acted upon at a special meeting, in which case and for which purpose the annual meeting shall also be considered as, and shall be, a special meeting. In the event that the annual meeting is not held or if Directors are not elected thereat, a special meeting may be called and held for that purpose.

(b) Special Meeting. Special meetings of the Shareholders may be held on any business day when called at any time by (i) the Chairman of the Board, (ii) the President, (iii) the Directors, by action at a meeting, or a majority of the Directors acting without a meeting, or (iv) the holders of one-half or more of the outstanding shares of the Corporation entitled to vote thereat. Calls for special meetings shall specify the purpose or purposes thereof, and no business shall be considered at any such meeting other than that specified in the call therefor.

(c) Place of Meetings. Any meeting of Shareholders may be held at such place within or without the State of Ohio as may be designated in the notice of said meeting.

(d) Notice of Meeting and Waiver of Notice.

(1) Notice. Written notice of the time, place and purposes of any meeting of shareholders shall be given to each Shareholder entitled thereto not less than seven (7) days nor more than sixty (60) days before the date fixed for the meeting and as prescribed by law. Such notice shall be given either by personal delivery or by mail to each Shareholder entitled to notice of or to vote at such meeting. If such notice is mailed, it shall be directed, postage prepaid, to the Shareholders at their respective addresses as they appear upon the records of the Corporation, and notice shall be deemed to have been given on the day so mailed. If any meeting is adjourned to another time or place, no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such an adjournment is taken. No business shall be transacted at any such adjourned meeting except as might have been lawfully transacted at the meeting at which such adjournment was taken.

(2) Notice to Joint Owners. All notices with respect to any shares to which persons are entitled by joint or common ownership may be given to that one of such persons who is named first upon the books of this Corporation, and notice so given shall be sufficient notice to all the holders of such shares.

(3) Waiver. Notice of any meeting, however, may be waived in writing by any Shareholder either before or after any meeting of Shareholders, or by attendance at such meeting without protest prior to the commencement thereof.

(e) Shareholders Entitled to Notice and to Vote. If a record date shall not be fixed or the books of the Corporation shall not be closed against transfers of shares pursuant to statutory authority, the record date for the determination of Shareholders entitled to vote at any meeting of Shareholders shall be the date next preceding the day on which notice is given or the date next preceding the day on which the meeting is held, as the case may be, and only Shareholders of record as of the close of business on such record date shall be entitled to vote at such meeting. Such record date shall continue to be the record date for all adjournments of such meeting unless a new record date shall be fixed and notice thereof and of the date of the adjourned meeting be given to all Shareholders entitled to notice in accordance with the new record date so fixed.

(f) Quorum. At any meeting of Shareholders, the holders of shares entitling them to exercise a majority of the voting power of the Corporation, present in person or by proxy, shall constitute a quorum for such meeting; provided, however, that no action required by law, the Articles of Incorporation or this Code of Regulations to be authorized or taken by the holders of a designated proportion of the shares of the Corporation may be authorized or taken by a lesser proportion. The Shareholders present in person or by proxy, whether or not a quorum be present, may adjourn the meeting from time to time without notice other than by announcement at the meeting.

(g) Organization of Meetings.

(1) Presiding Officer. The Chairman of the Board, or, in his or her absence, the President, or in the absence of both of them, a Vice President of the Corporation shall call all meetings of the Shareholders to order and shall act as Chairman thereof. If all are absent, the Shareholders shall select a Chairman.

(2) Minutes. The Secretary of the Corporation, or, in his or her absence, an Assistant Secretary, or, in the absence of both, a person appointed by the Chairman of the meeting, shall act as Secretary of the meeting and shall keep and make a record of the proceedings thereat.

(h) Order of Business. The order of business at all meetings of the Shareholders shall be as determined by the Chairman of the meeting.

(i) Notice of Shareholder Proposals of Business. Notice of Shareholder Proposals of Business. No business may be transacted at an annual meeting of Shareholders, other than business that is either (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof), or (iii) otherwise properly brought before the annual meeting by any Shareholder of the Corporation (A) who is a Shareholder of record on the date of the giving of the notice provided for in this Section 1(i) of Article II and on the record date for the determination of Shareholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this Section 1(i) of Article II. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) nor more than ninety (90) calendar days prior to the date on which the Corporation first mailed its proxy materials for the prior year’s annual meeting of Shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) calendar days before or after the anniversary of the prior year’s annual meeting, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) calendar day following the day on which public disclosure of the date of the annual meeting was made. In no event will the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a Shareholder’s notice as described above. For purposes of the foregoing, the date on which the Corporation first mailed its proxy materials to Shareholders will be the date so described in such proxy materials.

To be in the proper written form, a Shareholder’s notice to the Secretary must set forth as to each matter such Shareholder proposes to bring before the annual meeting (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such Shareholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such Shareholder, (iv) a description of all arrangements or understandings between such Shareholder and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder and any material interest of such Shareholder in such business, and (v) a representation that such Shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. Notwithstanding the foregoing provisions of this Code of Regulations, a Shareholder must also comply with all the applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 1(i) of Article II. Nothing in this Section 1(e) of Article II will be deemed to affect any rights of Shareholders to request inclusion of proposals in the proxy statement of the Corporation pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended.

If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman will declare to the meeting that the business was not properly brought before the meeting and such business will not be transacted.

(j) Voting. Except as provided by law or in the Articles of Incorporation, every Shareholder entitled to vote shall be entitled to cast one vote on each proposal submitted to the meeting for each share held of record by him or her on the record date for the determination of the Shareholders entitled to vote at the meeting. At any meeting at which a quorum is present, all questions and business which may come before the meeting shall be determined by a majority of votes cast, except when a greater proportion is required by law, the Articles of Incorporation or this Code of Regulations.

(k) Proxies. A person who is entitled to attend a Shareholders’ meeting, to vote thereat, or to execute consents, waivers and releases, may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his or her rights, by proxy or proxies appointed by a writing signed by such person, or by his or her duly authorized attorney, or appointed by a verifiable communication authorized by the person, or his or her duly authorized attorney, as provided by the laws of the State of Ohio.

(l) List of Shareholders. At any meeting of Shareholders a list of Shareholders, alphabetically arranged, showing the number and classes of shares held by each on the record date applicable to such meeting shall be produced on the request of any Shareholder.

Section 2.  Action of Shareholders Without a Meeting.

Any action which may be taken at a meeting of Shareholders may be taken without a meeting if authorized by a writing or writings signed by all of the holders of shares who would be entitled to notice of a meeting for such purpose, which writing or writings shall be filed or entered upon the records of the Corporation.

ARTICLE III

DIRECTORS

Section 1.  General Powers.

The business, power and authority of this Corporation shall be exercised, conducted and controlled by a Board of Directors, except where the law, the Articles of Incorporation or this Code of Regulations require action to be authorized or taken by the Shareholders.

Section 2.  Election, Number, Qualification and Nomination of Directors.

(a) Election. The Directors of the appropriate class shall be elected (i) by the Shareholders at the annual meeting of Shareholders, or if not so elected, at a special meeting of Shareholders called for that purpose or (ii) by the Directors as provided in Article V of the Articles of Incorporation. At any meeting of Shareholders at which Directors are to be elected, only persons nominated as candidates shall be eligible for election, and the candidates receiving the greatest number of votes shall be elected.

(b) Number. The Board of Directors shall have a minimum of three (3) and a maximum of fifteen (15) members, the number within such limits to be fixed from time to time by resolution of the Board adopted by the affirmative vote of a majority of the entire Board.

(c) Qualification. Directors need not be Shareholders of the Corporation.

(d) Nominations. Only persons who are nominated in accordance with the following procedures will be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of Shareholders (i) by or at the direction of the Board (or any duly authorized committee thereof) or (ii) by any Shareholder of the Corporation (A) who is a Shareholder of record on the date of the giving of the notice provided for in this Section 2(d) of Article III and on the record date for the determination of Shareholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this Section 2(d) of Article III. In addition to any other applicable requirements, for a nomination to be made by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) nor more than ninety (90) calendar days prior to the date on which the Corporation first mailed its proxy materials for the prior year’s annual meeting of Shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) calendar days before or after the anniversary of the prior year’s annual meeting, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) calendar day following the day on which public disclosure of the date of the annual meeting was made; provided, further, in the case of a special meeting of Shareholders called for the purpose of electing Directors, notice by the Shareholder in order to be timely must be received no later that the close of business on the tenth (10th) calendar day following the date on which notice of the date of the special meeting was mailed to Shareholders or public disclosure of the date of the special meeting was made, whichever occurs first. In no event will the public disclosure of an adjournment of an annual meeting or a special meeting commence a new time period for the giving of a Shareholder’s notice as described above. For purposes of the foregoing, the date on which the Corporation first mailed its proxy materials to Shareholders will be the date so described in such proxy materials.

To be in the proper written form, a Shareholder’s notice to the Secretary must set forth (i) as to each person whom the Shareholder proposes to nominate for election as a Director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder (“Section 14 of the Exchange Act”), or any successor or replacement provision with respect thereto, including, without limitation, such person’s written consent to being a nominee and to serve as a Director if elected; and (ii) as to the Shareholder giving notice (A) the name and record address of such Shareholder, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such Shareholder, (C) a description of all arrangements or understandings between or among such Shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Shareholder, (D) a representation that such Shareholder intends to appear in person or by proxy at the meeting to nominate the persons in its notice, and (E) any other information relating to such Shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman will declare to the meeting that the nomination was defective and such defective nomination will be disregarded.

Section 3.  Meetings of Directors.

(a) Regular Meetings. A regular meeting of the Board of Directors shall be held immediately following the adjournment of the annual meeting of Shareholders or a special meeting of Shareholders at which Directors are elected. The holding of such Shareholders’ meeting shall constitute notice of such Directors’ meeting and such meeting may be held without further notice. Other regular meetings shall be held at such other times and places as may be fixed by the Directors.

(b) Special Meetings. Special Meetings. Special meetings of the Board of Directors may be held at any time upon call of the Chairman of the Board, the President, any Vice President or any two Directors.

(c) Place of Meeting. Any meeting of Directors may be held at any place within or without the State of Ohio in person and/or through any communications equipment if all persons participating in the meeting can hear each other.

(d) Notice of Meeting and Waiver of Notice. Notice of the time and place of any regular or special meeting of the Board of Directors (other than the regular meeting of Directors following the adjournment of the annual meeting of Shareholders or following any special meeting of Shareholders at which Directors are elected) shall be given to each Director by personal delivery, telephone, mail, telegram or cablegram at least forty-eight (48) hours before the meeting, which notice need not specify the purpose of the meeting. Such notice, however, may be waived in writing by any Director either before or after any such meeting, or by attendance at such meeting (including attendance (presence) by means of participation through any communications equipment as above provided) without protest prior to the commencement thereof.

Section 4.  Quorum and Voting.

At any meeting of Directors, no fewer than one-half of the whole authorized number of Directors must be present, in person and/or through any communications equipment, to constitute a quorum for such meeting, except that a majority of the remaining Directors in office constitutes a quorum for filling a vacancy in the Board. At any meeting at which a quorum is present, all acts, questions and business which may come before the meeting shall be determined by a majority of votes cast by the Directors present at such meeting, unless the vote of a greater number is required by the Articles of Incorporation or this Code of Regulations.

Section 5.  Committees.

(a) Appointment. The Board of Directors may from time to time appoint one or more of its members to act as a committee or committees in the intervals between meetings of the Board and may delegate to such committee or committees powers to be exercised under the control and direction of the Board. Each such committee and each member thereof shall serve at the pleasure of the Board.

(b) Executive Committee. In particular, the Board of Directors may create from its membership and define the powers and duties of an Executive Committee. During the intervals between meetings of the Board, the Executive Committee shall possess and may exercise all of the powers of the Board in the management and control of the business of the Corporation to the extent permitted by law. All action taken by the Executive Committee shall be reported to the Board at its first meeting thereafter.

(c) Committee Action. Unless otherwise provided by the Board of Directors, a majority of the members of any committee appointed by the Board pursuant to this Section 5 of Article III shall constitute a quorum at any meeting thereof and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing signed by all its members. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and shall keep a written record of all action taken by it.

Section 6.  Action of Directors Without a Meeting.

Any action which may be taken at a meeting of Directors may be taken without a meeting if authorized by a writing or writings signed by all the Directors, which writing or writings shall be filed or entered upon the records of the Corporation.

Section 7.  Compensation of Directors.

The Board of Directors may allow compensation for attendance at meetings or for any special services, may allow compensation to members of any committee, and may reimburse any Director for his or her expenses in connection with attending any Board or committee meeting.

Section 8.  Special Rules and Regulations.

The Board of Directors may adopt such special rules and regulations for the conduct of their meetings and the management of the affairs of the Corporation as they deem proper, not inconsistent with law or this Code of Regulations.

ARTICLE IV

OFFICERS

Section 1.  General Provisions.

The Board of Directors shall elect a President, a Secretary and a Treasurer, and may elect a Chairman of the Board, one or more Vice-Presidents and such other officers and assistant officers as the Board may from time to time deem necessary. The Chairman of the Board shall be a Director, but no other officer need be a Director. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more officers.

Section 2.  Powers and Duties.

All officers, as between themselves and the Corporation, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board of Directors, regardless of whether such authority and duties are customarily incident to such office. In the absence of any officer of the Corporation, or for any other reason the Board may deem sufficient, the Board may delegate for the time being, the powers or duties of such officer, or any of them, to any other officer or to any Director. The Board may from time to time delegate to any officer authority to appoint and remove subordinate officers and to prescribe their authority and duties. Since the lawful purposes of this Corporation include the acquisition and ownership of real property, personal property and property in the nature of patents, copyrights and trademarks and the protection of the Corporation’s property rights in its patents, copyrights and trademarks, each of the officers of this Corporation is empowered to execute any power of attorney necessary to protect, secure or vest the Corporation’s interest in and to real property, personal property and its property protectable by patents, trademarks and copyright registration and to secure such patents, copyrights and trademark registrations.

Section 3.  Term of Office and Removal.

(a) Term. Each officer of the corporation shall hold office at the pleasure of the Board of Directors until his or her successor has been elected or until his or her earlier resignation, removal from office or death. It shall not be necessary for the officers of the corporation to be elected annually. The election or appointment of an officer for a given term, or a general provision in the Articles of Incorporation or this Code of Regulations with respect to term of office, shall not be deemed to create contract rights.

(b)	Removal. Any officer may be removed, with or without cause, by the Board of Directors.

(c)	Vacancies. The Board of Directors may fill any such vacancy in an office occurring for whatever reason.

Section 4.  Compensation of Officers.

Unless compensation is otherwise determined by a majority of the Directors at a regular or special meeting of the Board of Directors, or unless such determination is delegated by the Board to another officer or officers, the President of the Corporation from time to time shall determine the compensation to be paid to all officers and other employees for services rendered to the Corporation.

ARTICLE V

SECURITIES HELD BY THE CORPORATION

Section 1.  Transfer of Securities Owned by the Corporation.

All endorsements, assignments, transfers, stock powers, share powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by the President, by a Vice President, by the Secretary or by the Treasurer or by any other person or persons as may be thereunto authorized by the Board of Directors.

Section 2.  Voting Securities Held by the Corporation.

The Chairman of the Board, President, any Vice President, Secretary or Treasurer, in person or by another person thereunto authorized by the Board of Directors, in person or by proxy or proxies appointed by him, shall have full power and authority on behalf of the Corporation to vote, act and consent with respect to any securities issued by other corporations which the Corporation may own.

ARTICLE VI

SHARE CERTIFICATES

Section 1.  Transfer and Registration of Certificates.

The Board of Directors shall have authority to make such rules and regulations, not inconsistent with law, the Articles of Incorporation or this Code of Regulations, as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and may appoint transfer agents and registrars thereof.

Section 2.  Substituted Certificates.

Any person claiming that a certificate for shares has been lost, stolen or destroyed, shall make an affidavit or affirmation of that fact and, if required, shall give the Corporation (and its registrar or registrars and its transfer agent or agents, if any) a bond of indemnity, in such form and with one or more sureties satisfactory to the Board of Directors, and, if required by the Board, shall advertise the same in such manner as the Board may require, whereupon a new certificate may be executed and delivered of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

ARTICLE VII

SEAL

The Board of Directors may adopt a seal for the Corporation which shall be in such form and of such style as is determined by the Board. Failure to affix any such corporate seal shall not affect the validity of any instrument.

ARTICLE VIII

CONSISTENCY WITH ARTICLES OF INCORPORATION

If any provision of this Code of Regulations shall be inconsistent with the Articles of Incorporation (and as they may be amended from time to time), the Articles of Incorporation (as so amended at the time) shall govern.

ARTICLE IX

SECTION HEADINGS

The headings contained in this Code of Regulations are for reference purposes only and shall not be construed to be part of and/or shall not affect in any way the meaning or interpretation of this Code of Regulations.

ARTICLE X

OPT-OUT OF OHIO CONTROL SHARE ACQUISITION ACT

None of the provisions of Sections 1701.01(Y) through 1701.01(CC) and Section 1701.831 of the Ohio Revised Code, relating to control share acquisitions, shall be applicable to this Corporation.

ARTICLE XI

AMENDMENTS

Except as set forth in the immediately succeeding sentence, this Code of Regulations may be amended or added to (i) at a meeting called for such purpose by the affirmative vote of the Shareholders of record entitled to exercise a majority of the voting power on such proposal, or (ii) by a writing or writings signed by all of the holders of shares who would be entitled to notice of a meeting for such purpose, provided, however, that if an amendment or addition is adopted by written consent without a meeting of Shareholders, it shall be the duty of the Secretary to enter the amendment or addition in the records of the Corporation. Any amendment or any new regulation which repeals, alters or in any way modifies or affects (i) the provisions of Article II relating to the actions of Shareholders without a meeting, (ii) the provisions of Article III relating to the number, classification, election and nomination of Directors or their respective terms of office, or (iv) the provisions of this Article X, shall require for adoption at a meeting held for such purpose the affirmative vote of the holders of shares entitling them to eighty percent of the voting power of the Corporation on such proposal.

Appendix B

The Ohio Control Share Acquisition Act (the “Act”) consists of substantive provisions set out in Ohio Revised Code Section 1701.831 and unique “legislative findings” set out in Ohio Revised Code Section 1701.832. The full text of relevant definitions set forth in the Ohio Revised Code and the Act is set forth below.

1701.01(Y): “Issuing public corporation” means a domestic corporation with fifty or more shareholders that has its principal place of business, its principal executive offices, assets having substantial value, or a substantial percentage of its assets within this state, and as to which no valid close corporation agreement exists under division (H) of section 1701.591 of the Revised Code.

1701.01(Z)(1): “Control share acquisition” means the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation in respect of which such person may exercise or direct the exercise of voting power as provided in this division, would entitle such person, immediately after such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any one of the following ranges of such voting power:

(a) One-fifth or more but less than one-third of such voting power;

(b) One-third or more but less than a majority of such voting power;

(c) A majority or more of such voting power.

A bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing section 1701.831 [1701.83.1] of the Revised Code shall, however, be deemed to have voting power only of shares in respect of which such person would be able, without further instructions from others, to exercise or direct the exercise of votes on a proposed control share acquisition at a meeting of shareholders called under section 1701.831 [1701.83.1] of the Revised Code.

(2) The acquisition by any person of any shares of an issuing public corporation does not constitute a control share acquisition for the purpose of section 1701.831 [1701.83.1] of the Revised Code if the acquisition was or is consummated in, results from, or is the consequence of any of the following circumstances:

(a) Prior to November 19, 1982;

(b) Pursuant to a contract existing prior to November 19, 1982;

(c) By bequest or inheritance, by operation of law upon the death of an individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing section 1701.831 [1701.83.1] of the Revised Code;

(d) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing section 1701.831 [1701.83.1] of the Revised Code;

(e) Pursuant to a merger or consolidation adopted, or a combination or majority share acquisition authorized, by vote of the shareholders, of the issuing public corporation in compliance with section 1701.78, 1701.781 [1701.78.1], 1701.79, 1701.791 [1701.79.1], or 1701.83 of the Revised Code;

(f) The person’s being entitled, immediately thereafter, to exercise or direct the exercise of voting power of the issuing public corporation in the election of directors within the same range theretofore attained by that person either in compliance with the provisions of section 1701.831 [1701.83.1] of the Revised Code or as a result solely of the issuing public corporation’s purchase of shares issued by it.

The acquisition by any person of shares of an issuing public corporation in a manner described under division (Z)(2) of this section shall be deemed a control share acquisition authorized pursuant to section 1701.831 [1701.83.1] of the Revised Code within the range of voting power under division (Z)(1)(a), (b), or (c) of this section that such person is entitled to exercise after such acquisition, provided, in the case of an acquisition in a manner described under division (Z)(2)(c) or (d) of this section, the transferor of shares to such person had previously obtained any authorization of shareholders required under section 1701.831 [1701.83.1] of the Revised Code in connection with such transferor’s acquisition of shares of the issuing public corporation.

(3) The acquisition of shares of an issuing public corporation in good faith and not for the purpose of circumventing section 1701.831 [1701.83.1] of the Revised Code from any person whose control share acquisition previously had been authorized by shareholders in compliance with section 1701.831 [1701.83.1] of the Revised Code, or from any person whose previous acquisition of shares of an issuing public corporation would have constituted a control share acquisition but for division (Z)(2) or (3) of this section, does not constitute a control share acquisition for the purpose of section 1701.831 [1701.83.1] of the Revised Code unless such acquisition entitles the person making the acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of voting power of the corporation in the election of directors in excess of the range of such voting power authorized pursuant to section 1701.831 [1701.83.1] of the Revised Code, or deemed to be so authorized under division (Z)(2) of this section.

1701.01(AA): “Acquiring person” means any person who has delivered an acquiring person statement to an issuing public corporation pursuant to section 1701.831 [1701.83.1] of the Revised Code.

1701.01(BB): “Acquiring person statement” means a written statement that complies with division (B) of section 1701.831 [1701.83.1] of the Revised Code.

1701.01(CC) (1): “Interested shares” means the shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the corporation in the election of directors:

(a) An acquiring person;

(b) Any officer of the issuing public corporation elected or appointed by the directors of the issuing public corporation;

(c) Any employee of the issuing public corporation who is also a director of such corporation;

(d) Any person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of a proposal for, or expression of interest in, a control share acquisition of the issuing public corporation; a transaction pursuant to section 1701.76, 1701.78, 1701.781 [1701.78.1], 1701.79, 1701.791 [1701.79.1], 1701.83, or 1701.86 of the Revised Code that involves the issuing public corporation or its assets; or any action that would directly or indirectly result in a change of control of the issuing public corporation or its assets; and ending on the record date established by directors pursuant to section 1701.45 and division (D) of section 1701.831 [1701.83.1] of the Revised Code, if either of the following applies:

(i) The aggregate consideration paid or given by the person who acquired the shares, and any other persons acting in concert with the person, for all such shares exceeds two hundred fifty thousand dollars;

(ii) The number of shares acquired by the person who acquired the shares, and any other persons acting in concert with the person, exceeds one-half of one per cent of the outstanding shares of the corporation entitled to vote in the election of directors.

(e) Any person that transfers such shares for valuable consideration after the record date described in division (CC)(1)(d) of this section as to shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

(2) If any part of this division is held illegal or invalid in application, the illegality or invalidity does not affect any legal and valid application thereof or any other provision or application of this division or section 1701.831 [1701.83.1] of the Revised Code that can be given effect without the invalid or illegal provision, and the parts and applications of this division are severable.

1701.831(A): Unless the articles of incorporation or the regulations of the issuing public corporation provide that this section does not apply to control share acquisitions of shares of such corporation, any control share acquisition of an issuing public corporation shall be made only with the prior authorization of the shareholders of such corporation in accordance with this section.

(B) Any person who proposes to make a control share acquisition shall deliver an acquiring person statement to the issuing public corporation at the issuing public corporation’s principal executive offices. Such acquiring person statement shall set forth all of the following:

(1) The identity of the acquiring person;

(2) A statement that the acquiring person statement is given pursuant to this section;

(3) The number of shares of the issuing public corporation owned, directly or indirectly, by the acquiring person;

(4) The range of voting power, described in division (Z)(1)(a), (b), or (c) of section 1701.01 of the Revised Code, under which the proposed control share acquisition would, if consummated, fall;

(5) A description in reasonable detail of the terms of the proposed control share acquisition;

(6) Representations of the acquiring person, together with a statement in reasonable detail of the facts upon which they are based, that the proposed control share acquisition, if consummated, will not be contrary to law, and that the acquiring person has the financial capacity to make the proposed control share acquisition.

(C)(1) Within ten days after the receipt of an acquiring person statement that complies with division (B) of this section, the directors of the issuing public corporation shall call a special meeting of shareholders of the issuing public corporation for the purpose of voting on the proposed control share acquisition. Subject to division (C)(2) of this section, unless the acquiring person and the issuing public corporation agree in writing to another date, such special meeting of shareholders shall be held within fifty days after receipt by the issuing public corporation of the acquiring person statement. If the acquiring person so requests in writing at the time of delivery of the acquiring person statement, such special meetings shall be held no sooner than thirty days after receipt by the issuing public corporation of the acquiring person statement. Subject to division (C)(2) of this section, such special meeting of shareholders shall be held no later than any other special meeting of shareholders that is called, after receipt by the issuing public corporation of the acquiring person statement, in compliance with this section or section 1701.76, 1701.78, 1701.781 [1701.78.1], 1701.79, 1701.791 [1701.79.1], 1701.801 [1701.80.1], or 1701.83 of the Revised Code.

(2) If, in connection with a proposed control share acquisition, the acquiring person changes the percentage of the class of shares being sought, the consideration offered, or the security dealer’s soliciting fee; extends the expiration date of a tender offer for the shares being sought; or otherwise changes the terms of the proposed control share acquisition, then the directors of the issuing public corporation may reschedule the special meeting of shareholders required by division (C)(1) of this section. If the proposed control share acquisition is to be made pursuant to a tender offer, then the meeting may be rescheduled to a date that is not later than the expiration date of the offer. If the proposed control share acquisition is to be made other than pursuant to a tender offer, the meeting may be rescheduled to a date that is not later than ten business days after notice of the change is first given to the shareholders.

(D) Notice of the special meeting of shareholders shall be given as promptly as reasonably practicable by the issuing public corporation to all shareholders of record as of the record date set for such meeting, whether or not entitled to vote at the meeting. The notice shall include or be accompanied by both of the following:

(1) A copy of the acquiring person statement delivered to the issuing public corporation pursuant to this section;

(2) A statement by the issuing public corporation, authorized by its directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed control share acquisition.

(E) The acquiring person may make the proposed control share acquisition if both of the following occur:

(1) The shareholders of the issuing public corporation who hold shares as of the record date of such corporation entitling them to vote in the election of directors authorize the acquisition at the special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of such corporation in the election of directors represented at the meeting in person or by proxy, and a majority of the portion of the voting power excluding the voting power of interested shares represented at the meeting in person or by proxy. A quorum shall be deemed to be present at the special meeting if at least a majority of the voting power of the issuing public corporation in the election of directors is represented at the meeting in person or by proxy.

(2) The acquisition is consummated, in accordance with the terms so authorized, no later than three hundred sixty days following shareholder authorization of the control share acquisition.

(F) Except as expressly provided in this section, nothing in this section shall be construed to affect or impair any right, remedy, obligation, duty, power, or authority of any acquiring person, any issuing public corporation, the directors of any acquiring person or issuing public corporation, or any other person under the laws of this or any other state or of the United States.

(G) If any application of any provision of this section is for any reason held to be illegal or invalid, the illegality or invalidity shall not affect any legal and valid provision or application of this section, and the parts and applications of this section are severable.

Appendix C

CONFIDENTIAL TREATMENT—Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

DELTA PRODUCTS CORPORATION

As Seller

AND

PECO II, INC.

As Buyer

Dated as of October 13, 2005

(Continued)

(Continued)

EXHIBITS

Exhibit A	Supply Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Voting Agreement
Exhibit E	Support Agreement
Exhibit F	Supply Records
Exhibit F	Common Stock Warrant
Exhibit G	Form of Assignment and Bill of Sale
Exhibit H	Form of Assumption Agreement

SCHEDULES

Schedule 1.12	Business Contracts
Schedule 1.15	Business Employees
Schedule 1.16	Business Records
Schedule 1.25	Buyer Permitted Encumbrances
Schedule 1.56	Inventory
Schedule 1.59	Seller Knowledge
Schedule 1.70	Permitted Encumbrances
Schedule 2.3 (f)	Excluded Assets
Schedule 2.4 (d)	Assumed Liabilities
Schedule 2.9	Current Inventory Valuation
Schedule 2.10	Upgrade Contract
Schedule 5.3	Operation of Business by Buyer
Schedule 5.4	Business Assets
Schedule 5.18	Required Consents

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) entered into as of October 13, 2005 by and between PECO II, Inc., an Ohio corporation (the “Buyer”) and Delta Products Corporation, a California corporation (“Seller”). Buyer and Seller are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS

A. Seller is, among other activities, engaged in the business of manufacturing, supplying and distributing telecommunications power system products, through its Telecom Power Business Unit (such business and operations as presently conducted by Seller being referred to herein as the “Business”).

B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Business Assets (as hereinafter defined), and Buyer desires to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein.

C. In connection with the Closing (as hereinafter defined) (x) an affiliate of Seller and Buyer shall execute and deliver a Supply Agreement in the form attached hereto as Exhibit A (the “Supply Agreement”), and (y) Seller and Buyer shall execute and deliver (i) a Transition Services Agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”), and (iii) a Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), each of which shall be delivered on and effective as of the Closing Date.

D. Concurrent with the execution of this Agreement, and as a condition and inducement to the Parties’ willingness to enter into this Agreement, Seller and Buyer have executed a Voting Agreement in the form attached hereto as Exhibit D (the “Voting Agreement”), and certain significant shareholders of Buyer (including each executive officer and director of Buyer) have executed, in their capacity as shareholders of Buyer, and delivered to Seller a Voting Agreement. The Voting Agreement will become effective as of the Closing Date.

E. Immediately following execution of this Agreement, certain significant shareholders of Buyer (including each executive officer and director of Buyer) shall execute, in their capacity as shareholders of Buyer, and deliver to Seller a Support Agreement in the form attached hereto as Exhibit E (the “Support Agreement”).

F. The board of directors of Buyer has deemed it advisable and in the best interests of its shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and has resolved to recommend to its shareholders approval of the issuance to Seller of the Securities (as hereinafter defined), all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

1.2 “Acquisition Proposal” shall have the meaning ascribed to such term in Section 5.9(e)(i).

1.3 “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.4 “Ancillary Agreements” means the Supply Agreement, the Transition Services Agreement, the Registration Rights Agreement, the Voting Agreement, the Assignment and Bill of Sale and the Assumption Agreement.

1.5 “Asset Acquisition Statement” shall have the meaning ascribed to such term in Section 2.11.

1.6 “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.4.

1.7 “Balance Sheet” means Buyer’s balance sheet dated June 30, 2005 as filed by Buyer with the SEC on August 12, 2005 on Form 10-Q.

1.8 “Balance Sheet Date” means June 30, 2005.

1.9 “Benefit Plan” shall have the meaning ascribed to such term in Section 4.11.

1.10 “Business” shall have the meaning ascribed to such term in paragraph A of the Recitals.

1.11 “Business Assets” shall have the meaning ascribed to such terms in Section 2.2.

1.12 “Business Contracts” means the Contracts listed on Schedule 1.12 hereto and the Upgrade Contract.

1.13 “business day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or any other day on which banking institutions are not required to be open in the State of California.

1.14 “Business Disclosure Schedule” shall have the meaning ascribed to such term in Article III.

1.15 “Business Employees” means those employees of Seller whose duties primarily relate to the Business Assets and are performed at the Premises who are listed on Schedule 1.15.

1.16 “Business Records” means the data and documentation of Seller relating to the Business Assets listed on Schedule 1.16.

1.17 “Buyer” shall have the meaning ascribed to such term in the Preamble.

1.18 “Buyer Assets” shall have the meaning ascribed to such term in Section 1.22.

1.19 “Buyer Charter Documents” shall have the meaning ascribed to such term in Section 4.1(b).

1.20 “Buyer Closing Deliverables” shall have the meaning ascribed to such term in Section 2.8.

1.21 “Buyer Disclosure Schedule” shall have the meaning ascribed to such term in Article IV.

1.22 “Buyer Encumbrance” means any material lien, encumbrance, mortgage, pledge, easement or other similar restriction affecting Buyer or its subsidiaries or their respective assets, properties or rights (the “Buyer Assets”), other than Buyer Permitted Encumbrances.

1.23 “Buyer Material Contract” shall have the meaning ascribed to such term in Section 4.9(a).

1.24 “Buyer Officer Certificate” shall have the meaning ascribed to such term in Section 6.3(d).

1.25 “Buyer Permitted Encumbrances” means any (i) lien for Taxes attributable to the Buyer Assets, assessments and other governmental charges or of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) any encumbrance or imperfection in title and encroachments that do not materially impair the use or value of the respective underlying asset, and (iv) any encumbrance set forth on Schedule 1.25.

1.26 “Buyer Representative” shall have the meaning ascribed to such term in Section 5.9(a).

1.27 “Buyer SEC Documents” shall have the meaning ascribed to such term in Section 4.7.

1.28 “Buyer Stock Option Plans” means the Amended and Restated 1995 Non-Qualified Stock Option Plan, the Amended and Restated 1997 Non-Qualified Stock Option Plan, and the 2000 Performance Plan, as amended.

1.29 “Buyer Tax Returns” shall have the meaning ascribed to such term in Section 5.13(b).

1.30 “CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

1.31 “Change of Recommendation” shall have the meaning ascribed to such term in Section 5.8(b).

1.32 “Closing” shall have the meaning ascribed to such term in Section 2.6.

1.33 “Closing Date” shall have the meaning ascribed to such term in Section 2.6.

1.34 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

1.35 “Code” means the Internal Revenue Code of 1986, as amended.

1.36 “Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5.13(c).

1.37 “Consideration” means the Shares, the Warrant and the Assumed Liabilities.

1.38 “Contract” means any legally binding agreement, contract, purchase order or other instrument (whether written or oral).

1.39 “Disputed Claim” shall have the meaning ascribed to such term in Section 8.11(a).

1.40 “Effect” shall have the meaning ascribed to such term in Section 1.62.

1.41 “Encumbrance” means any material lien, encumbrance, mortgage, pledge, easement or other similar restriction affecting the Business Assets, other than Permitted Encumbrances.

1.42 “Environmental Law” means any Law relating to pollution, protection of the environment, occupational health and safety or exposure to Hazardous Materials, including without limitation any statute, regulation, administrative decision or order pertaining to (i) the prohibition, regulation, or control of any Hazardous Material; (ii) Hazardous Materials Activities; (iii) air, water and noise pollution; (iv) groundwater and soil contamination; (v) the release or threatened release into the environment of Hazardous Materials, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; and (vi) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species. The terms “release” and “environment” shall have the meaning set forth in CERCLA.

1.43 “Environmental Liabilities” means all obligations and liabilities, whether known or unknown, absolute or contingent, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including all obligations and liabilities related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the presence on or before the Closing Date of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of the Galion Facility (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on the Galion Facility prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with or to benefit the business of Buyer at the Galion Facility (“Pre-Closing Hazardous Materials Activities”); (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any Pre-Closing Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws by the Buyer or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing Date; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (viii) any of the foregoing to the extent they continue after the Closing Date.

1.44 “ERISA” shall have the meaning ascribed to such term in Section 4.11(a).

1.45 “ERISA Affiliate” shall have the meaning ascribed to such term in Section 4.11(h).

1.46 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.47 “Excluded Assets” shall have the meaning ascribed to such term in Section 2.3.

1.48 “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.5.

1.49 “Financial Statements” shall have the meaning ascribed to such term in Section 4.7(b).

1.50 “GAAP” means United States generally accepted accounting principles.

1.51 “Galion Facility” shall mean Buyer’s property located at 1376 State Road 598, Galion, Ohio, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon.

1.52 “Governmental Entity” shall have the meaning ascribed to such term in Section 3.3.

1.53 “Hazardous Materials” means any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

1.54 “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, collection or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

1.55 “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

1.56 “Inventory” means all inventory, including raw materials, work in process and finished products located at the Premises or the Other Premises and exclusively relating to the categories of Seller Inventory listed on Schedule 1.56 hereto, and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory, but only to the extent such rights are assignable to Buyer.

1.57 “Issuance Proposal” shall have the meaning ascribed to such term in Section 5.7.

1.58 “knowledge of Buyer” means the actual knowledge of John Heindel, James L. Green, Sandra A. Frankhouse, Miles A. McIntosh and Dennis Baughman.

1.59 “knowledge of Seller” means the actual knowledge of the individuals listed on Schedule 1.59 hereto.

1.60 “Law” means any federal, state, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any Governmental Entity.

1.61 “Legal Proceeding” shall have the meaning ascribed to such term in Section 3.4.

1.62 “Material Adverse Effect on Buyer” means any change, effect or circumstance (such item, an “Effect”) that, when taken individually or together with all other Effects, is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business or operations of Buyer and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on Buyer: (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole, (B) any Effect that is the result of factors generally affecting the industry or specific markets in which Buyer competes, (C) any Effect that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, (D) any Effect arising out of or resulting from the actions expressly contemplated by the Parties in connection with this Agreement, or (E) any Effect resulting from the loss, diminution or disruption of Buyer’s existing or prospective customer, distributor or supplier relationships that Buyer successfully bears the burden of proving directly results from or is directly attributable to the public announcement of the transactions contemplated by this Agreement.

1.63 “Material Adverse Effect on the Business” means any Effect that, when taken individually or together with all other Effects, is, or would reasonably be expected to be, materially adverse to the Business Assets, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Business: (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole, (B) any Effect that is the result of factors generally affecting the industry or specific markets in which the Business competes, (C) any Effect that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, (D) any Effect arising out of or resulting from the actions expressly contemplated by the Parties in connection with this Agreement, or (E) any Effect resulting from the loss, diminution or disruption of Seller’s existing or prospective customer, distributor or supplier relationships relating to the Business that Seller successfully bears the burden of proving directly results from or is directly attributable to the public announcement of the transactions contemplated by this Agreement.

1.64 “Nasdaq” shall mean the Nasdaq Capital Market.

1.65 “Opt-Out Proposal” shall have the meaning ascribed to such term in Section 5.7.

1.66 “Ordinary Course of Business” means the ordinary course of the Business as conducted by Seller, consistent with past practice.

1.67 “Other Premises” means the following two facilities, to the extent space is rented by Seller at such facilities: Facility located at 3501 S. Tricenter Boulevard, Durham, North Carolina 27713 (space rented by Seller from Estes Innovative and Warehousing) and facility located at 3211 S. Miami Boulevard, Durham, North Carolina 27003 (space rented by Seller from North State Express, Inc.).

1.68 “Outstanding Shares” means all issued and outstanding shares of capital stock of the Company as of the date that is the five (5) business days prior to the Exercise Date (as defined in the Warrant) of the Warrant; provided, however, that in the event the Exercise Date (as defined in the Warrant) of the Warrant is within five (5) business days of the Closing Date, the measurement date shall be the Closing Date (and shall include the Shares issued hereunder).

1.69 “Party” and “Parties” shall have the meaning ascribed to such term in the Preamble.

1.70 “Permitted Encumbrances” means any (i) lien for Taxes attributable to the Business Assets, assessments and other governmental charges, liens of carriers, warehouseman, mechanics and material men incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings to the extent the underlying obligation is an Assumed Liability, (ii) non-exclusive licenses granted by Seller in connection with sales of the Business Assets in the Ordinary Course of Business, (iii) any encumbrance or imperfection in title and encroachments that do not materially impair the use or value of the respective underlying asset, and (iv) any encumbrance set forth on Schedule 1.70.

1.71 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Entity.

1.72 “Post-Closing Period” means any taxable period or portion of a period that begins after the Closing Date.

1.73 “Pre-Closing Hazardous Materials Activities” shall have the meaning ascribed to such term in Section 1.43.

1.74 “Pre-Closing Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.

1.75 “Pre-Existing Contamination” shall have the meaning ascribed to such term in Section 1.43.

1.76 “Premises” means the Seller facilities located at 5101 Davis Drive, Research Triangle Park, North Carolina 27709.

1.77 “Proposals” shall have the meaning ascribed to such term in Section 5.7.

1.78 “Proxy Statement” shall have the meaning ascribed to such term in Section 5.6(a).

1.79 “Recommendation” shall have the meaning ascribed to such term in Section 5.8(a).

1.80 “Registration Rights Agreement” shall have the meaning ascribed to such term in paragraph C of the Recitals.

1.81 “Remedial Action” shall means any activities undertaken or required to be undertaken by with respect to the investigation, management or clean-up of Hazardous Materials including, without limitation: reporting, investigation, feasibility study, remediation, treatment, removal, transport, disposal, characterization, sampling, health assessment, risk assessment, encapsulation, monitoring, study, report, assessment or analysis of Hazardous Materials.

1.82 “Required Consents” shall have the meaning ascribed to such term in Section 5.18.

1.83 “Restated Articles” means the Amended and Restated Articles of Incorporation of buyer filed as Exhibit 3.1(i) to Buyer’s Registration Statement on Form S-1 (File No. 333-37566) filed with the SEC on July 3, 2000.

1.84 “Restricted Period” shall have the meaning ascribed to such term in Section 5.3.

1.85 “Rules” shall have the meaning ascribed to such term in Section 8.11(b).

1.86 “SEC” means the Securities and Exchange Commission.

1.87 “Securities” means the Shares, the Warrant and the Warrant Shares.

1.88 “Securities Act” means the Securities Act of 1933, as amended.

1.89 “Seller” shall have the meaning ascribed to such term in the Preamble.

1.90 “Seller Acquisition Proposal” shall have the meaning ascribed to such term in Section 5.10.

1.91 “Seller Closing Deliverables” shall have the meaning ascribed to such term in Section 2.7.

1.92 “Seller Logos” shall have the meaning ascribed to such term in Section 5.16(a).

1.93 “Seller Marks” shall have the meaning ascribed to such term in Section 5.16(a).

1.94 “Seller Officer Certificate” shall have the meaning ascribed to such term in Section 6.2(c).

1.95 “Seller Representative” shall have the meaning ascribed to such term in Section 5.10.

1.96 “Seller Tax Returns” shall have the meaning ascribed to such term in Section 5.13(a).

1.97 “Seller Trade Names” shall have the meaning ascribed to such term in Section 5.16(a).

1.98 “Shareholder Approval Requirement” shall have the meaning ascribed to such term in Section 4.21.

1.99 “Shareholders’ Meeting” shall have the meaning ascribed to such term in Section 5.7.

1.100 “Shares” shall have the meaning ascribed to such term in Section 2.1.

1.101 “Superior Offer” shall have the meaning ascribed to such term in Section 5.9(e)(ii).

1.102 “Supply Agreement” shall have the meaning ascribed to such term in paragraph C of the Recitals.

1.103 “Support Agreement” shall have the meaning ascribed to such term in paragraph E of the Recitals.

1.104 “Tax Returns” means all reports, returns, declarations, statements or other information supplied to a taxing authority in connection with Taxes.

1.105 “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for the Taxes of another Person.

1.106 “Termination Date” shall have the meaning ascribed to such term in Section 7.1(c).

1.107 “Transaction Materials” shall have the meaning ascribed to such term in Section 5.13(c).

1.108 “Transfer Taxes” shall have the meaning ascribed to such term in Section 2.14

1.109 “Transferred Employee” shall have the meaning ascribed to such term in Section 5.15.

1.110 “Transition Services Agreement” shall have the meaning ascribed to such term in paragraph C of the Recitals.

1.111 “Triggering Event” shall have the meaning ascribed to such term in Section 7.1.

1.112 “Upgrade Contract” means the Contract listed on Schedule 2.10.

1.113 “Upgrade Obligations” shall have the meaning ascribed to such term in Section 2.10.

1.114 “Upgrade Program” shall have the meaning ascribed to such term in Section 2.10.

1.115 “Voting Agreement” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.116 “Warrant” shall have the meaning ascribed to such term in Section 2.1.

1.117 “Warrant Shares” shall have the meaning ascribed to such term in Section 2.1.

1.118 “Warranties and Liabilities” means Seller’s warranty obligations and liabilities arising under the Business Contracts, including warranty obligations or liabilities relating to the replacement or repair of products manufactured, sold or delivered by Seller under the Business Contracts.

ARTICLE II

THE TRANSACTION

2.1 The Transaction.

(a) On the Closing Date and effective as of the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Business Assets, in exchange for: (1) 4,740,375 shares of Buyer’s common stock, free and clear of any Buyer Encumbrance and with no restriction on the voting rights or transfer thereof (other than pursuant to applicable Law and as set forth in the Voting Agreement and Registration Rights Agreement) (the “Shares”); and (2) a warrant, in substantially the form attached hereto as Exhibit F (the “Warrant”), to purchase that number of shares of Buyer’s common stock (the “Warrant Shares”) that is determined by application of the following formula: (x) the quotient of (i) the Outstanding Shares minus the Shares, divided by (ii) 0.55, minus (y) the Outstanding Shares, and (z) rounded to the nearest whole share; and (3) the assumption by Buyer of the Assumed Liabilities.

(b) With respect to the calculation of the Warrant Shares, by way of example, assuming that on the date that is five (5) business days prior to the Exercise Date of the Warrant Buyer had 26,335,418 shares of capital stock issued and outstanding, the number of Warrant Shares would be calculated as follows: (x) the quotient of (i) the Outstanding Shares (i.e. 26,335,418) minus the Shares (i.e. 4,740,375), divided by (ii) 0.55, minus (y) the Outstanding Shares (i.e. 26,335,418), and (z) rounded up to the nearest whole share. In this example, the number of Warrant Shares would be 12,928,297, representing, when aggregated with the Shares, forty-five percent (45%) of the Company’s issued and outstanding capital stock on a pro-forma basis (i.e. accounting for the issuance of the Shares and the Warrant Shares).

2.2 Business Assets. For purposes of this Agreement, the term “Business Assets” means the following assets, properties and rights:

(a) all Inventory owned by Seller as of the Closing Date;

(b) rights to and under the Business Contracts;

(c) rights to and under the Business Records;

(d) all rights, claims and causes of action against third parties exclusively relating to the Business Assets; and

(e) all rights of indemnity, warranty rights, rights of contribution, rights to refunds and other rights of recovery exclusively relating to the Business Assets.

2.3 Excluded Assets. Notwithstanding anything in Section 2.2 to the contrary, it is hereby expressly acknowledged and agreed that the Business Assets shall not include, and Seller is not selling, conveying, assigning, transferring or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (f) below (the rights, properties and assets expressly excluded by this Section 2.3 from the Business Assets being referred to herein as the “Excluded Assets”):

(a) all cash, cash equivalents, receivables owed to Seller, bank deposits or similar cash items of Seller whether or not arising from the conduct of the Business;

(b) all rights to and under insurance policies of Seller, including rights of proceeds thereunder;

(c) all (i) confidential personnel records pertaining to any Business Employee; (ii) all records prepared in connection with the sale of the Business Assets; and (iii) other books and records that Seller is required by

Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Buyer shall have the right to make copies of any portions of such retained books and records that exclusively relate to the Business Assets (subject to clause (i));

(d) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, including those attributable to the Business Assets, together with any interest due thereon or penalty rebate arising therefrom;

(e) all rights, claims or causes of action of Seller arising under this Agreement, the Ancillary Agreements, the Warrant and the Support Agreements; and

(f) all rights and interests to and under the assets set forth on Schedule 2.3(f).

2.4 Assumed Liabilities. On the Closing Date, Buyer shall execute and deliver to Seller the Assumption Agreement, pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means all liabilities and obligations set forth or described in paragraphs (a) through (d) below:

(a) all liabilities and obligations under the Business Contracts arising on or after the Closing Date (subject to Section 2.10), including all Warranties and Liabilities arising on or after the Closing Date;

(b) all Upgrade Obligations (subject to Section 2.10);

(c) all liabilities and obligations arising after the Closing Date in connection with or relating to the Buyer’s ownership of the Business Assets; and

(d) all obligations and liabilities set forth on Schedule 2.4(d).

2.5 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller, whether direct or indirect, known or unknown, absolute or contingent, pursuant to and under the Excluded Liabilities. For purposes of this Agreement, the term “Excluded Liabilities” means all obligations and liabilities set forth or described in paragraphs (a) through (c) below:

(a) all liabilities and obligations under the Business Contracts arising prior to the Closing Date (subject to Section 2.10), including all Warranties and Liabilities arising prior to the Closing Date;

(b) all liabilities and obligations with respect to Taxes attributable to Seller’s ownership of the business Assets for Pre-Closing Periods (except as provided in Section 2.13);

(c) intercompany payables to Seller; and

(d) all obligations and liabilities of Seller not arising from or relating to the Business Assets.

2.6 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a Friday at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, on such mutually agreeable date as soon as practicable (and in any event not later than seven business days) after the satisfaction or waiver of all conditions set forth in Article VI hereof (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing) (the “Closing Date”). The Parties may exchange all closing deliverables contemplated by Sections 2.7, 2.8, 6.2 and 6.3 of this Agreement by electronic means, fax or other mutually agreeable means; provided, that each Party shall provide the other with original copies of its closing deliverables promptly following the Closing.

2.7 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following (the “Seller Closing Deliverables”):

(a) a duly executed counterpart of the Supply Agreement in the form attached hereto as Exhibit A;

(b) a duly executed counterpart of the Transition Services Agreement in the form attached hereto as Exhibit B;

(c) a duly executed counterpart of the Registration Rights Agreement in the form attached hereto as Exhibit C;

(d) a duly executed counterpart of the Voting Agreement in the form attached hereto as Exhibit D;

(e) a duly executed counterpart of the Assignment and Bill of Sale in the form attached hereto as Exhibit G;

(f) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit H;

(g) the Seller Certificate;

(h) the Required Consents; and

(i) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements and all other documents, instruments, declarations, affidavits and writings reasonably requested by Buyer that are reasonably necessary to assign, convey, transfer and deliver to Buyer, good and valid title to the Business Assets; provided, however, that Buyer shall be responsible for the payment of all fees for applicable recordations and filings of documents, instruments, declarations, affidavits or other writings necessary to effect any applicable assignments under this Section 2.7(i).

2.8 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following (the “Buyer Closing Deliverables”):

(a) a certificate registered in the name of Delta Products Corporation representing the Shares;

(b) a duly executed counterpart of the Supply Agreement in the form attached hereto as Exhibit A;

(c) a duly executed counterpart of the Transition Services Agreement in the form attached hereto as Exhibit B;

(d) a duly executed counterpart of the Registration Rights Agreement in the form attached hereto as Exhibit C;

(e) a duly executed counterpart of the Voting Agreement in the form attached hereto as Exhibit D;

(f) a duly executed Warrant in the form attached hereto as Exhibit F;

(g) a duly executed counterpart of the Assignment and Bill of Sale in the form attached hereto as Exhibit G;

(h) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit H;

(i) the Buyer Certificate; and

(j) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement, the Ancillary Agreements, the Warrant and all other documents, instruments, declarations, affidavits and writings reasonably requested by Seller that are reasonably necessary for Buyer to assume the Assumed Liabilities.

2.9 Inventory Adjustment.

(a) For purposes of this Agreement, “Inventory Adjustment Amount” means the difference (positive or negative) between the Inventory Value as of 5:00 p.m. EST on the Closing Date (the “Closing Inventory Value”) and $2,000,000 (the “Current Inventory Value”) (i.e. Inventory Adjustment Amount equals Closing Inventory Value minus Current Inventory Value). For purposes of this Agreement “Inventory Value” means the fair market value of the Inventory calculated in accordance with the principles and methodologies set forth on Schedule 2.9.

(b) As promptly as practicable, but not later than thirty (30) days after the Closing Date, Seller will cause to be prepared and delivered to Buyer a Closing Inventory Valuation Statement. The “Closing Inventory Valuation Statement” will set forth the Closing Inventory Value and the Inventory Adjustment Amount. The Closing Inventory Valuation Statement will be prepared in the format and in accordance with the principles and methodologies set forth on Schedule 2.9.

(c) The Closing Inventory Valuation Statement shall be final and binding on each of the Parties hereto unless Buyer objects and delivers a written notice of disagreement to Seller within ten (10) business days after delivery of the Closing Inventory Valuation Statement. Such notice of disagreement shall specify the item or items in dispute and shall state the amount, if any, of any adjustment that Buyer believes should be made to the Closing Inventory Value or the calculation of the Inventory Adjustment Amount, as the case may be.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in the event of a disagreement over the Closing Inventory Value or the calculation of the Inventory Adjustment Amount, as the case may be, Buyer and Seller shall use commercially reasonable efforts to resolve their dispute, but if a final resolution thereof is not obtained within fifteen (15) business days of delivery of the Buyer’s written notice of disagreement (or such longer period of time as may be agreed to in writing by the Parties), Buyer and Seller shall promptly retain a mutually agreeable, nationally recognized independent accounting firm (the “Independent Accountant”) to resolve any remaining disputes regarding the Closing Inventory Valuation Statement. The Independent Accountant shall determine, based solely on the provisions of this Agreement and the presentations by Buyer and Seller and their respective representatives, and not by independent review, only the appropriate amount, inclusion or omission of the disputed items, and shall modify the Closing Inventory Value or the calculation of the Inventory Adjustment Amount, as the case may be, to conform to its determination within thirty (30) days after it has been engaged. In resolving any disputed item, the Independent Accountant: (x) shall limit its review to matters specifically set forth in the notice of disagreement as a disputed item, (y) shall further limit its review to whether the Closing Inventory Value or the Inventory Adjustment Amount, as the case may be, is mathematically accurate and has been prepared in accordance with the principles and methodologies set forth in this Section 2.9(d) and Schedule 2.9 with respect to the preparation of the Closing Inventory Value or Inventory Adjustment Amount, as the case may be, and (z) shall not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any other Party. The determination of the Independent Accountant shall be final, conclusive and binding on the Parties and shall not be subject to appeal. In the event the dispute is resolved in (i) Buyer’s favor, Seller shall pay the fees and expenses of the Independent Accountant, or (ii) Seller’s favor, Buyer shall pay the fees and expenses of the Independent Accountant. The Closing Inventory Valuation Statement, if not objected to by Buyer pursuant to Section 2.9(c), or, if required, as adjusted by the Parties or by the Independent Accountant, as applicable, shall be deemed to be the “Closing Inventory Valuation Statement” for all purposes under this Agreement.

(e) Buyer and Seller shall cooperate and assist in the preparation of the Closing Inventory Valuation Statement and in the conduct of the reviews referred to in Section 2.9(d), including making available during normal business hours to the extent reasonably necessary, relevant books, records, work papers and personnel.

(f) If the Inventory Adjustment Amount is a negative number, Seller will provide Buyer with an Inventory Credit equal to the Inventory Adjustment Amount multiplied by negative one. On the other hand, if the Inventory Adjustment Amount is a positive number, Buyer will pay to Seller in cash an amount equal to the Inventory Adjustment Amount. All references to Inventory Adjustment Amount in this paragraph shall mean the Inventory Adjustment Amount reflected on the Closing Inventory Valuation Statement.

(g) For purposes of this Agreement, an “Inventory Credit” shall mean an immediately available credit issuable to Buyer to purchase from Seller inventory of the kind listed on Schedule 1.56 hereto or on Exhibit A of the Supply Agreement, or as otherwise provided on Schedule 2.9.

(h) Any payment required to be made by Buyer pursuant to Section 2.9(f) shall be delivered to Seller within ten (10) business days after the Closing Inventory Valuation Statement is finalized (including upon resolution by Buyer and Seller of any disagreements or delivery of the determination of the arbitrator, if required, all as contemplated by Section 2.9(d)) by wire transfer in immediately available funds to an account designated by Seller.

Buyer and Seller shall not take any action with respect to the accounting books and records relating to the Inventory that would obstruct or prevent the preparation of the Closing Inventory Valuation Statement. During the period of time from the Closing Date through the resolution of any adjustment contemplated by this Section 2.9, each Party shall afford to the other Party and its authorized representatives reasonable access during normal business hours to the books and records relating to the Inventory.

2.10 Power Systems Upgrade Program. Buyer acknowledges that (x) Seller has implemented an upgrade program with respect to one of its Power Systems product family on substantially the terms described on Schedule 2.10 hereto (the “Upgrade Program”), and (y) all obligations and liabilities arising from such Upgrade Program (the “Upgrade Obligations”) shall be Assumed Liabilities hereunder. Notwithstanding the foregoing, Seller shall reimburse Buyer for amounts incurred by Buyer pursuant to the terms of the Upgrade Contract in satisfaction of such Upgrade Obligations.

2.11 Allocation of Consideration. Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns. Accordingly, Seller and Buyer shall, no later than ninety (90) days after the Closing Date, attempt to (i) enter into a Consideration allocation agreement providing for the allocation of the Consideration among the Business Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns. If Seller and Buyer shall have agreed on a Consideration allocation and an Asset Acquisition Statement, then Seller and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Consideration allocation.

2.12 Further Assurances. On and after the Closing, upon the reasonable request of a Party, the other Party shall prepare, execute and deliver such other and further agreements, instruments, certificates, and documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the transactions contemplated hereby. In this regard, Seller and Buyer shall, and shall cause their respective affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer and deliver to Buyer and its affiliates and their successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement, and to assure the assumption by Buyer from Seller and its affiliates and their successors and assigns of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby.

2.13 Bulk Sales Law. Buyer hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Business Assets to Buyer.

2.14 Transfer Taxes. Buyer shall pay all applicable Taxes and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby, except for Seller’s net income and capital gains taxes or franchise or other taxes based on Seller’s net income, gross receipts or profits (“Transfer Taxes”). The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Buyer shall promptly reimburse Seller for any Transfer Taxes so paid by Seller upon receipt of notice that such Transfer Taxes have been paid. Buyer and Seller shall use commercially reasonable efforts, to the extent permitted by Law, to reduce any applicable Transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, except as set forth in the Business Disclosure Schedule provided by Seller to Buyer on the date hereof (the “Business Disclosure Schedule”) (as to which Buyer acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Business Disclosure Schedule shall be deemed disclosed for all other purposes of the Business Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other section, subsection, paragraph or subparagraph of the Business Disclosure Schedule, that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Business Disclosure Schedule), the following:

3.1 Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own and use the Business Assets.

3.2 Authorization of Transaction. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.3 Noncontravention. Neither the execution and delivery by Seller of this Agreement, or the Ancillary Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles of incorporation or bylaws of Seller, (b) require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) (c) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of any material obligations under, create in any party the right to terminate, materially modify any provision or cancel, or require any notice, consent or waiver under, any Business Contract, (d) result in the imposition of any Encumbrance upon any of the Business Assets, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Business Assets, except in the case of clauses (b) or (e), any filing, permit, authorization, consent or approval of, or violation that would not reasonably be expected to be materially adverse to the Business Assets.

3.4 Litigation. There is no injunction, judgment, order, decree, ruling, charge, action, suit, proceeding, claim, arbitration or to the knowledge of Seller, investigation, of any nature before any Governmental Entity (a “Legal Proceeding”) which is pending, and, to the knowledge of Seller, there is no Legal Proceeding threatened, against Seller relating to the Business Assets that would have a Material Adverse Effect on the Business.

3.5 Inventory. All Inventory included in the Business Assets consists of items of a quantity and quality usable or saleable in the Ordinary Course of Business, and as of the Closing Date will be located at the Premises or the Other Premises, and not consigned to any Person.

3.6 Undisclosed Liabilities. Seller has no liabilities that would be deemed to be Assumed Liabilities pursuant to Section 2.4, other than those liabilities disclosed on the Schedules to this Agreement and in the Business Disclosure Schedule.

3.7 Title to Business Assets. Seller has, and as of immediately prior to the Closing will have, good and valid title to, or a valid and binding leasehold interest or license in, all tangible personal property included in the Business Assets, free and clear of any Encumbrance.

3.8 No Infringement. To the knowledge of Seller, the Business Assets do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on the Business.

3.9 Business Contracts. Seller has made available to Buyer a complete and accurate copy of each Business Contract, subject to confidentiality restrictions to which Seller is bound. Each Business Contract is valid and in full force and effect (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies) and constitutes an arrangement with such other party under which the Seller is actively providing services in the nature of the Business in consideration of payments from the other party in the Ordinary Course of Business. The pricing terms under each Business Contract do not differ materially from pricing terms generally established by Seller in the Ordinary Course of Business. Neither Seller nor to Seller’s knowledge any party to any Business Contract has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the material provisions of, any Business Contract.

3.10 Taxes.

(a) To the extent that failure to do so would have a Material Adverse Effect on Buyer, or a Material Adverse Effect on the Business or materially and adversely impact Buyer’s use of the Business Assets as of the Closing Date, Seller will have:

(i) prepared and timely filed all Tax Returns relating to any and all Taxes attributable to Seller and such Returns are or will be true and correct in all material respects and have been or will be completed in accordance with applicable Law; and

(ii) paid all Taxes and withheld with respect to the Transferred Employees and timely remitted to the appropriate Governmental Entity all federal, state and foreign income, payroll and other Taxes required to be withheld or paid.

(b) To the extent that doing so would have a Material Adverse Effect on Buyer, or a Material Adverse Effect on the Business or materially and adversely impact Buyer’s use of the Business Assets as of the Closing Date, Seller has not been delinquent in the payment of any Tax.

(c) No audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination, pursuant to which an assessment would have a Material Adverse Effect on Buyer, or a Material Adverse Effect on the Business or materially and adversely impact Buyer’s use of the Business Assets.

(d) No Tax deficiency is outstanding, assessed or proposed against the Seller that would have a Material Adverse Effect on Buyer, a Material Adverse Effect on the Business or materially and adversely impact Buyer’s use of the Business Assets.

3.11 Employee Matters. Section 3.11 of the Business Disclosure Schedule sets forth the name, title and annual salary or wage rate of each Business Employee (including any Business Employee who is on a leave of absence). The employment of each Business Employee is terminable by Seller at will and no Business Employee is entitled to severance pay, a notice period prior to termination or other benefits following termination of such Person’s employment with Seller, except as required by applicable Law.

3.12 Labor Relations . With respect to the Business Employees, Seller has withheld all amounts required by Law or agreed to be withheld by it from the wages, salaries and other payments to the Business Employees and is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no collective bargaining agreements or other labor union contract covering any of the Business Employees. With respect to the Business Employees, there are no pending, or, to Seller’s knowledge, threatened or anticipated (a) employment discrimination charges or complaints against or involving Seller before any federal, state or local board, department, commission or agency, (b) unfair labor practice charges or complaints, disputes or grievances affecting Seller, (c) to Seller’s knowledge, union representation petitions respecting the Business Employees, (d) to Seller’s knowledge, efforts being made to organize any of the Business Employees, or (e) strikes, slow downs, work stoppages, or lockouts or, to Seller’s knowledge, threats thereof affecting Seller.

3.13 No Impairment. To Seller’s knowledge, the consummation of the transactions contemplated by this Agreement will not result in: (i) Buyer being bound by any material non-compete or other material restriction on the operation of any business of Buyer or its subsidiaries, or (ii) Buyer or any of its subsidiaries granting any rights or licenses to any material Intellectual Property of Buyer or any of its subsidiaries to any third party (including a covenant not to sue with respect thereto).

3.14 Compliance with Laws. Seller has conducted the operations of the Business in compliance with applicable Law, except for any violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Business.

3.15 Insurance. The Business Assets are covered by insurance policies, self-insurance arrangements and/or indemnity bonds that are currently in effect in insured amounts and with terms and conditions that are reasonable for the Business Assets.

3.16 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.17 Investment Representations. Seller understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the following representations and warranties of Seller:

(a) Seller understands that the Securities have not been registered under the Securities Act and may not be sold or transferred without such registration or an exemption therefrom;

(b) Seller represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act; and

(c) Seller is acquiring the Securities for its own account for investment only, and not with a view towards their resale or distribution; provided, however, that by making the representations set forth herein, Seller does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act and any applicable state securities Law.

3.18 Representations Complete. The representations and warranties made by Seller in this Article III do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated or otherwise necessary in order to make such representations and warranties not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, except as set forth in the Buyer Disclosure Schedule provided by Buyer to Seller on the date hereof (the “Buyer Disclosure Schedule”) (as to which Seller acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Buyer Disclosure Schedule shall be deemed disclosed for all other purposes of the Buyer Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other section, subsection, paragraph or subparagraph of the Buyer Disclosure Schedule, that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Buyer Disclosure Schedule), the following:

4.1 Organization and Corporate Power.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Buyer and its subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of Buyer and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it in the conduct of its business makes such qualification or licensing necessary, except to the extent the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer.

(b) Exhibit 3.1(i) to Buyer’s Registration Statement on Form S-1 and Exhibit 3.1(ii) to Buyer’s Registration Statement on Form S-1, (File No. 333-37566) filed with the SEC on July 3, 2000, set forth a true and complete copy of Buyer’s articles of incorporation and code of regulations, respectively, each as currently in effect and as amended to date (together with any certificate of designation of Buyer, a true and complete copy of which has been delivered to Buyer, the “Buyer Charter Documents”). Buyer is not in violation of any of the provisions of the Buyer Charter Documents.

4.2 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements and the Warrant and to perform its obligations hereunder and thereunder (provided that the Proposals are subject to satisfaction of the Shareholder Approval Requirement). The execution and delivery by Buyer of this Agreement, the Ancillary Agreements and the Warrant, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer (provided that the Proposals are subject to satisfaction of the Shareholder Approval Requirement). This Agreement, the Ancillary Agreements and the Warrant have been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3 Noncontravention. Subject to (i) compliance with applicable requirements of the Securities Act, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws, (iii) such consents, approvals, orders, authorizations, registration, declaration or filing as may be required by the rules and regulations of Nasdaq, and (iv) satisfaction of the Shareholder Approval Requirement, neither the execution and delivery by Buyer of this Agreement, the Ancillary Agreements, the Warrant, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Buyer Charter Documents, (b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any Buyer Material Contract, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of clauses (b), (c) or (d), any filing, permit, authorization, consent or approval of, or conflict, breach, default, acceleration, right or violation that would not reasonably be expected to be materially adverse to Buyer or any of its subsidiaries.

4.4 Litigation. There are no Legal Proceedings that are pending, and, to the knowledge of Buyer, there are no Legal Proceedings threatened, against or relating to Buyer that would have a Material Adverse Effect on Buyer.

4.5 Capitalization.

(a) The authorized capital stock of Buyer consists of 50,000,000 shares of common stock, no par value, 21,595,043 of which were issued and outstanding, and 406,623 of which were held in treasury, as of October 12, 2005, and 5,000,000 shares of preferred stock, no par value, none of which were issued and outstanding as of October 12, 2005. Buyer’s common stock and preferred stock have the rights, preferences, privileges and restrictions set forth in the Restated Articles.

(b) As of October 12, 2005, 4,875,000 shares of common stock were authorized for issuance to employees, consultants and directors pursuant to Buyer’s Stock Option Plans, under which options to purchase 2,775,095 shares were issued and outstanding as of such date. All shares of Buyer capital stock subject to issuance under the Buyer Stock Option Plans, upon issuance on the terms and conditions specified in the Buyer Stock Option Plans and the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c) Except as otherwise set forth in this Section 4.5 and as expressly contemplated by this Agreement, as of October 12, 2005, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Buyer or any of its subsidiaries, and there are no other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Buyer or any of its subsidiaries is a party or by which any of them is bound obligating Buyer or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Buyer, or obligating Buyer or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(d) All issued and outstanding shares Buyer’s common stock and all issued and outstanding options to purchase shares of Buyer’s capital stock have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable. The Securities have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Warrant, will be validly issued, fully paid and nonassessable, will be free of any encumbrance (provided, however, that the Securities are subject to restrictions on transfer under applicable state and federal securities laws and as set forth in the Voting Agreement and Registration Rights Agreement) and will be issued in compliance with applicable Laws and an exemption from the registration requirements of the Securities Act.

(e) Except for the rights granted to Seller pursuant to the Registration Rights Agreement, no other Person has demand or other registration rights to cause Buyer to file any registration statement under the Securities Act relating to any capital stock of Buyer or any right to participate in any such registration statement.

4.6 Subsidiaries. Exhibit 21 to Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 includes all the subsidiaries of Buyer which are significant subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such significant subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly, by Buyer, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

4.7 SEC Filings; Financial Statements; Sarbanes-Oxley

(a) As of their respective filing dates, each report, statement and other filing filed with the SEC by Buyer (collectively, the “Buyer SEC Documents”) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the Buyer SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Buyer, including the notes thereto, included in the most recent annual report on Form 10-K and each subsequent quarterly report on Form 10-Q, included in the Buyer SEC Documents (the “Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may otherwise be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act) and (iii) present fairly in all material respects the consolidated financial position and results of operations and cash flows of Buyer as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments).

(c)

(i) Buyer has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Documents.

(ii) Buyer has in place the “disclosure controls and procedures” (as defined in Rule 13a-15 or Rule 15d-15 under the Exchange Act) required in order for the chief executive officer and chief financial officer of Buyer to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002; and such controls and procedures are reasonably designed to ensure that material information (both financial and non-financial) concerning Buyer and its subsidiaries required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Buyer’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Buyer required by Section 302 of the Sarbanes-Oxley Act of 2002 with respect to such reports. There are no significant deficiencies or material weaknesses in internal controls or the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data controls and, to the knowledge of Buyer there has not occurred any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls.

(iii) Neither Buyer nor any of its subsidiaries nor, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its subsidiaries has engaged in questionable accounting or auditing practices.

(iv) There are no outstanding loans made by Buyer or any of its subsidiaries to any executive officer or director of Buyer.

(d) Buyer has not received notice from any stock exchange, market or trading facility on which the Buyer’s common stock is or has been listed to the effect that Buyer is not in compliance with the listing or maintenance requirements or such exchange or market.

4.8 Undisclosed Liabilities; Absence of Changes.

(a) Except as and to the extent of the amounts specifically reflected or reserved against on the Balance Sheet, neither the Buyer nor any of its subsidiaries has any material liabilities or obligations of a nature required to be set forth on a balance sheet in accordance with GAAP, whether due or to become due, accrued, absolute, contingent or otherwise, except for (i) liabilities and obligations incurred since the date of the Balance Sheet in the ordinary course of business, or (ii) liabilities or other obligations that are not required under GAAP to be reflected in the Financial Statements.

(b) Since the Balance Sheet Date (i) there has not been a Material Adverse Effect on Buyer, and (ii) through the date hereof, there has not been (x) any alternation of Buyer’s method of accounting, (y) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer’s capital stock, or any purchase, redemption or other acquisition by Buyer or any of its subsidiaries of any of Buyer’s capital stock or any other securities of Buyer or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from service providers following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (z) any split, combination or reclassification of any of Buyer’s capital stock.

4.9 Material Contracts.

(a) For purposes of this Agreement, “Buyer Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Buyer and its subsidiaries; and

(ii) any Contract containing any covenant: (A) limiting the right of Buyer or any of its subsidiaries to engage in any material line of business, make use of any material Intellectual Property or compete with any Person in any material line of business, (B) granting any exclusive distribution or supply rights, or (C) otherwise having an adverse effect on the right of Buyer and its subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material components, parts or subassemblies;

(b) Section 4.9(b) of the Buyer Disclosure Schedule sets forth a list of each Buyer Material Contract to which Buyer or any of its subsidiaries is a party or is otherwise bound by as of the date hereof. Buyer has made available to Seller a complete and accurate copy of each Buyer Material Contract listed in Section 4.9(b) of the Buyer Disclose Schedule.

(c) Each Buyer Material Contract is valid and in full force and effect (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies), except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on Buyer. Neither Buyer nor any of its subsidiaries nor to Buyer’s knowledge any party to any Buyer Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Buyer Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.

4.10 Taxes. Buyer has timely filed all Tax Returns required to be filed by it with the appropriate federal, state, local and foreign Tax authorities, except where the failure to do so would not have a Material Adverse Effect on Buyer. Such Tax Returns are true and correct in all material respects. All Taxes shown to be due and payable on such Returns, any assessments imposed, and, to the Buyer’s knowledge, all other Taxes due and payable by Buyer (including any required withholding and employment Taxes) have been paid or will be paid prior to the time they become delinquent. The provision for Taxes of Buyer as shown in the Financial Statements is adequate for Taxes due or accrued as of the date thereof. Buyer has not been advised in writing (i) that any of its Tax Returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to its Taxes. Buyer has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Buyer has not engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

4.11 Employee Benefit Plans.

(a) Neither the Buyer nor any of its subsidiaries nor any ERISA Affiliate has ever maintained, sponsored, contributed to or incurred any liability under any Benefit Plan that is subject to any provision of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 412 of the Code.

(b) Neither the Buyer nor any of its subsidiaries nor any ERISA Affiliate has ever incurred any obligation to contribute to or any liability under any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA or ever participated in any “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c) The written terms of each Benefit Plan of the Buyer, its subsidiaries and of each ERISA Affiliate are, and the Benefit Plans have been administered, in compliance with the requirements of ERISA, and, where applicable, Section 401 of the Code, subject to a timely execution of any legally required update amendments, except as would not have a Material Adverse Effect on Buyer.

(d) There are not now, nor have there been, any transactions involving any of the Benefit Plans of Buyer or any of its subsidiaries which are prohibited under ERISA or the Code.

(e) As of the date hereof, there are no pending or, to the knowledge of the Buyer, threatened, claims by or on behalf of any of the Benefit Plans of the Buyer or any of its subsidiaries or by any employee of Buyer or any of its subsidiaries alleging a breach or breaches of fiduciary duties or violations of other applicable Laws, including ERISA, which would result in a Material Adverse Effect on Buyer, nor to the knowledge of the Buyer is there any basis for such claim.

(f) All returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to the Benefit Plans of the Buyer and its subsidiaries have been timely filed or delivered.

(g) Each Benefit Plan of the Buyer or any of its subsidiaries or any ERISA Affiliate that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service covering all amendments required to be adopted to date and, to the knowledge of Buyer, there are no circumstances which exist that are reasonably likely to adversely affect the tax-qualified status of such Benefit Plan or result in the revocation of such letter, except as would not have a Material Adverse Effect on Buyer.

(h) Buyer, its subsidiaries and each ERISA Affiliate have made all contributions and payments required to be made to each of their Benefit Plans within the time prescribed by law or, if earlier, the terms of the Benefit

Plan. The term “ERISA Affiliate” means any entity that, together with the Buyer and its subsidiaries, is treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. The term “Benefit Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA.

4.12 Labor Relations. Buyer and its subsidiaries have withheld all amounts required by Law or agreed to be withheld by them from the wages, salaries and other payments to their employees and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no collective bargaining agreements or other labor union contract covering any of the employees of the Buyer or any of its subsidiaries. There are no pending, or to Buyer’s knowledge, threatened or anticipated (a) employment discrimination charges or complaints against or involving Buyer or any of its subsidiaries before any federal, state or local board, department, commission or agency, (b) unfair labor practice charges or complaints, disputes or grievances affecting Buyer or its subsidiaries, (c) to Buyer’s knowledge, union representation petitions respecting the employees of the Buyer or its subsidiaries, (d) to Buyer’s knowledge, efforts being made to organize any of the employees of the Buyer or its subsidiaries or (e) strikes, slow downs, work stoppages, or lockouts or threats thereof affecting Buyer or its subsidiaries.

4.13 Intellectual Property. Buyer and its subsidiaries are the sole and exclusive owners of, or have a valid right to use, sell or license, as the case may be, all Intellectual Property used, sold or licensed by Buyer and its subsidiaries, as applicable, in the business of Buyer and its subsidiaries as currently conducted or contemplated to be conducted. To the knowledge of Buyer, all material Intellectual Property owned by Buyer or any of its subsidiaries are valid and enforceable (except with respect to items for which applications are pending).

(b) Buyer has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used in the operation of Buyer or any of its subsidiaries or that are required to create, modify, compile, operate or support any software that is Intellectual Property owned by or exclusively licensed to Buyer or any of its subsidiaries or is incorporated into any product of Buyer or any of its subsidiaries. Without limiting the foregoing, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was Intellectual Property owned by or exclusively licensed to Buyer or any of its subsidiaries or is incorporated into any product of Buyer or any of its subsidiaries.

(c) No government funding, resources, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property owned by or exclusively licensed to Buyer or any of its subsidiaries.

(d) The products and operation of the business of Buyer and its subsidiaries and the use of the Intellectual Property owned by Buyer and its subsidiaries in connection therewith do not infringe, misappropriate or constitute an unauthorized use of or violate any Intellectual Property right (including any right to privacy or publicity) of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, except as would not have a Material Adverse Effect on Buyer. Neither Buyer nor any of its subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Buyer or any of its subsidiaries infringes or misappropriates any Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Buyer have knowledge of any basis therefor). The Intellectual Property owned by or licensed to Buyer and each of its subsidiaries includes all of the Intellectual Property used in and/or necessary to enable Buyer and its subsidiaries to conduct their business in the manner in which such businesses are currently being conducted and as contemplated to be conducted, including without limitation, the design, development, manufacture, use, import and sale of the products of Buyer and its subsidiaries.

(e) As of the Closing Date, neither Buyer nor any of its subsidiaries has licensed any of its Intellectual Property to any Person on an exclusive basis and no Person has joint ownership of any Intellectual Property of

Buyer or any of its subsidiaries, nor has Buyer or any of its subsidiaries entered into any Contract limiting its ability to exploit fully any of its Intellectual Property (excluding Intellectual Property licensed on a nonexclusive basis to customers in the ordinary course of business consistent with past practice), nor has Buyer or any of its subsidiaries granted any Person ownership or license rights to improvements made by or for Buyer or any of its subsidiaries in Intellectual Property licensed to Buyer or any of its subsidiaries by such Person.

(f) No non-public, proprietary Intellectual Property material to the business of Buyer and its subsidiaries taken as a whole as currently conducted have been authorized to be disclosed or actually disclosed by Buyer or any of its subsidiaries to any employee or third party other than pursuant to a non-disclosure agreement or that are subject to other confidentiality obligations that protects the proprietary interests of Buyer and its subsidiaries in and to such Intellectual Property. Buyer and its subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Intellectual Property of Buyer and its subsidiaries.

(g) To the knowledge of Buyer, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property of Buyer or any of its subsidiaries, and no such claims have been made against a third party by Buyer or any of its subsidiaries.

4.14 No Impairment. To Buyer’s knowledge, the consummation of the transactions contemplated by this Agreement will not result in: (i) Seller being bound by any material non-compete or other material restriction on the operation of the Business, or (ii) Seller or any of its subsidiaries granting any rights or licenses to any material Intellectual Property of Seller or any of its subsidiaries relating to the Business to any third party (including a covenant not to sue with respect thereto).

4.15 Real Estate Matters. Buyer owns the Galion Facility free and clear of all Buyer Encumbrances. There are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on the Galion Facility as could, either individually or in the aggregate, have a material and adverse effect on the use, development, occupancy or operation thereof. There are no natural or artificial conditions upon the Galion Facility or any other facts or conditions which could, in the aggregate, have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any such real property. Buyer has not received any notice from any insurance company of any defects or inadequacies in the Galion Facility or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made.

4.16 Environmental Matters.

(a) As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject the Buyer or any of its subsidiaries to material liability, no Hazardous Materials are present on the Galion Facility or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by Buyer. To the knowledge of Buyer, except as could not reasonably be expected to subject Buyer or any of its subsidiaries to material liability, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Galion Facility.

(b) Buyer has conducted all Hazardous Material Activities relating to its business in compliance in all material respects with all applicable Environmental Laws. To Buyer’s knowledge, the Hazardous Materials Activities of Buyer or any of its subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Buyer’s knowledge, threatened, concerning or relating to any Hazardous Materials Activity of Buyer or any of its subsidiaries.

(d) Buyer is not aware of any fact or circumstance, which could result in any Environmental Liabilities which could reasonably be expected to result in a Material Adverse Effect on Buyer. Buyer has not, nor has any of its subsidiaries, entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Buyer or any of its subsidiaries.

(e) Buyer has delivered to Seller or made available for inspection by Seller and its agents, representatives and employees all records in the Buyer’s possession concerning the Hazardous Materials Activities of Buyer and its subsidiaries relating to its business and all environmental audits and environmental assessments of the Galion Facility conducted at the request of, or otherwise in the possession of Buyer.

4.17 Compliance with Laws. Buyer has conducted its operations in compliance with applicable Law, except for any violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer. There is no material judgment, injunction, order or decree binding upon Buyer or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Buyer or any of its subsidiaries, any acquisition of material property by Buyer or any of its subsidiaries or the conduct of business by Buyer and its subsidiaries as currently conducted.

4.18 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.19 Fairness Opinion. Buyer’s board of directors has received a written opinion from GBQ Consulting LLC dated as of October 13, 2005, to the effect that, as of such date, the issuance of the Securities in exchange of the Business Assets is fair, from a financial point of view, to Buyer shareholders.

4.20 Board Approval. The board of directors of Buyer has at a meeting duly called and held on or prior to the date hereof (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of Buyer and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Ancillary Agreements and the Warrant and transactions contemplated thereby, (iii) directed that the proposed amendment to the Company’s Code of Regulations with respect to the Opt-Out Proposal be submitted to the shareholders of Buyer for approval, and (iv) directed that the issuance of the Securities pursuant to and subject to the terms of this Agreement and the Warrant be submitted to the shareholders of Buyer for approval.

4.21 Vote Required. The only vote of the holders of any class or series of capital stock of Buyer necessary to approve and adopt this Agreement and approve each of the Opt-Out Proposal and the Issuance Proposal is, in each case, the affirmative vote of the holders of a majority of the outstanding shares of Buyer’s common stock (the “Shareholder Approval Requirement”).

4.22 State Takeover Statutes. Buyer’s board of directors has taken all actions required by Chapter 1704 of the Ohio Revised Code in a manner that constitutes approval of Buyer’s board of directors for purposes of Sections 1704.01 through 1704.07 of the Ohio Revised Code of both (i) any “Chapter 1704 Transaction” (as described in Section 1704.01), including this Agreement and the Support Agreement, and (ii) the issuance of the Securities as contemplated by this Agreement.

4.23 Export Control Laws. Neither Buyer nor any of its subsidiaries has exported, since January 1, 1999, any (a) products or technical data under licenses or technical data under License Exception TSR pursuant to the U.S. Export Administration Regulations (15 CFR Parts 730 through 774) or (b) defense articles and defense services under the International Traffic in Arms Regulations (22 CFR Subchapter M).

4.24 Representations Complete. The representations and warranties made by Buyer in this Article IV do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated or otherwise necessary in order to make such representations and warranties not misleading in light of the circumstances under which they were made.

ARTICLE V

COVENANTS

5.1 Closing Efforts. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and the Warrant.

5.2 Regulatory Matters. Each of the Parties shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the consummation of the transactions contemplated by this Agreement and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

5.3 Operation of Business by Buyer. Except as contemplated by this Agreement or as set forth in the Buyer Disclosure Schedule, during the period from the date of this Agreement until the earlier of termination of this Agreement pursuant to its terms or the Closing (the “Restricted Period”), Buyer (which shall include for purposes of this Section 5.3. Buyer and each of its subsidiaries, taken as a whole) shall conduct its business and operations in all material respects in the ordinary course, consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business, organization and relationships with third parties. Without limiting the generality of the foregoing, except as set forth on Schedule 5.3 or as otherwise required by this Agreement, during the Restricted Period, Buyer shall not, without the prior written consent of Seller (such written consent not to be unreasonably withheld, delayed or conditioned):

(a) except with respect to the Opt-Out Proposal, amend the Buyer Charter Documents in a manner that would reasonably be likely to adversely affect the Buyer’s capital stock;

(b) pay or set a record date prior to the Closing Date relating to any extraordinary dividend or extraordinary distribution;

(c) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business consistent with past practice after the date hereof;

(d) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of Buyer capital stock, or any securities convertible into shares of Buyer capital stock, or subscriptions, rights, warrants or options to acquire any shares of Buyer capital stock or any securities convertible into shares of Buyer capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than the granting of options to purchase shares of Buyer common stock under the Buyer Stock Option Plans as in effect on the date hereof in the ordinary course of business consistent with past practice:

(e) knowingly take any action that would result in a failure to maintain trading of Buyer’s common stock on the Nasdaq;

(f) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(g) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other person or division or business unit thereof or any equity interest therein if such acquisition would be deemed to be a significant acquisition as defined in Rule 11 01(b)(1) of Regulation S X;

(h) except for any change which is required by reason of a change in GAAP or as otherwise required by applicable Law, change any material method of accounting or accounting practice use by it; or

(i) agree in writing or otherwise to take any of the actions described in subsections (a)-(h) above.

5.4 Business Assets. Except as contemplated in this Agreement or as set forth in the Business Disclosure Schedule, during the Restricted Period, Seller shall use its commercially reasonable efforts to preserve intact the Business Assets and its relationships with third parties with respect thereto. Without limited the generality of the foregoing, except as set forth on Schedule 5.4 or as otherwise required by this Agreement, during the Restricted Period, Seller shall not, without the prior written consent of Buyer (such written consent not to be unreasonably withheld, delayed or conditioned):

(a) sell, lease, license, encumber or otherwise dispose of any of the Business Assets, other than in the Ordinary Course of Business;

(b) incur or assume any material liabilities or obligations that would constitute an Assumed Liability, other than in the Ordinary Course of Business;

(c) terminate (except pursuant to its terms), or materially modify or amend any Business Contract;

(d) revalue any of the Business Assets, including writing down the Inventory, other than in the Ordinary Course of Business or as required by GAAP or applicable Law; or

(e) agree in writing or otherwise to take any of the actions described in subsections (a)-(d) above.

5.5 Buyer Consultation. In addition, without limiting the generality of Section 5.3, during the Restricted Period, prior to taking any of the following actions, Buyer shall first consult with Seller and shall in good faith consider the advice of Seller with respect to such action:

(a) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(b) Enter into, modify or amend in a manner adverse in any material respect to Buyer or any of its subsidiaries, or terminate any Buyer Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to Buyer or any of its subsidiaries, other than any modification, amendment or termination of any such Buyer Material Contract, as the case may be, in the ordinary course of business, consistent with past practice;

(c) Grant any exclusive rights with respect to any material Intellectual Property of Buyer; or

(d) Incur any material indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned subsidiary of Buyer) or enter into any arrangement having the economic effect of any of the foregoing.

5.6 Proxy Statement.

(a) As promptly as reasonably practicable following the date hereof, Buyer shall prepare and shall file with the SEC a preliminary Proxy Statement, together with a form of proxy, with respect to the Shareholders’

Meeting at which the shareholders of Buyer will be asked to (i) vote to approve the Opt-Out Proposal, and (ii) vote to approve the Issuance Proposal, and shall use commercially reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to shareholders of Buyer. Subject to Section 5.8(b), the Proxy Statement shall include the Recommendation. The term “Proxy Statement” shall mean such proxy or information statement and all amendments or supplements thereto, if any, similarly filed and mailed. Buyer will provide Seller and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing. Buyer will respond to, and provide Seller and its counsel with a reasonable opportunity to participate in the response of Buyer to, any comments from the SEC and will notify Seller promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement.

(b) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Buyer will promptly inform Seller of such occurrence and the Parties shall cooperate in filing with the SEC and/or mailing to shareholders of Buyer such amendment or supplement. Buyer shall provide Seller (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Seller with a copy of all such filings made with the SEC. The information provided and to be provided by Buyer for use in Proxy Statement shall, on the date the Proxy Statement is first mailed to Buyer’s shareholders, on the date of the Shareholders’ Meeting, not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and Buyer agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities Laws.

5.7 Meeting of Shareholders. Promptly after the execution of this Agreement, Buyer will take all action necessary in accordance with Ohio Law and the Buyer Charter Documents to call, hold and convene a meeting of its shareholders (the “Shareholders’ Meeting”) to consider (i) an amendment to Buyer’s Code of Regulations to opt-out of the Ohio Control Share Acquisition Act (the “Opt-Out Proposal”), and (ii) approval of the issuance of the Securities pursuant to terms of this Agreement (the “Issuance Proposal”, together with the Opt-Out Proposal, the “Proposals”) as soon as practicable after the date hereof. Subject to Section 5.8(b), Buyer will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the Proposals, and will take all other action reasonably necessary or advisable to secure the vote or consent of its shareholders required by Ohio Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Buyer may adjourn or postpone (i) the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the Proposals or, (ii) the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) if there are insufficient shares of Buyer common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting.

5.8 Board Recommendation.

(a) Except to the extent expressly permitted by Section 5.8(b): (i) the board of directors of Buyer shall unanimously recommend that its shareholders vote in favor of the Proposals (the “Recommendation”), at the Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the board of directors of Buyer has unanimously recommended that the shareholders of Buyer vote in favor of the Proposals at the Shareholders’ Meeting, and (iii) neither the board of directors of Buyer nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Seller, the Recommendation.

(b) The board of directors of Buyer may not withhold, withdraw, amend or modify the Recommendation (any of the foregoing actions, whether by a board of directors or a committee thereof, a “Change of Recommendation”), unless, prior to approval of the Issuance Proposal by the required vote of the shareholders of Buyer, the board of directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its shareholders under applicable Law.

5.9 Acquisition Proposals.

(a) No Solicitation. Buyer agrees that during the Restricted Period neither it nor any of its subsidiaries nor any of their respective officers or directors shall, and that Buyer shall use reasonable efforts to cause its and its subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), other employees and affiliates not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage or knowingly facilitate the making, submission or announcement of, any Acquisition Proposal with respect to itself, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.9(c)), or (iv) enter into any letter of intent or similar document or any Contract or commitment contemplating or otherwise relating to any Acquisition Proposal with respect to itself. Buyer and its subsidiaries will immediately cease, and Buyer shall use reasonable efforts to cause Buyer’s and its subsidiaries’ respective officers, directors, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), other employees and affiliates (each a “Buyer Representative”) to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. Buyer shall be responsible for any breach of this Section 5.9 by any Buyer Representative.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable and in any event within one (1) business day after Buyer gains knowledge of its receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which Buyer reasonably believes would lead to an Acquisition Proposal, Buyer shall, to the extent not prohibited by any confidentiality, nondisclosure or similar agreement entered into prior to the date hereof, provide Seller with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. Buyer shall, upon receipt of any material amendments to such Acquisition Proposal, request or inquiry, provide Seller as promptly as practicable and in any event within one (1) business day, written notice setting forth the terms of any such material amendments.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.9(a), in the event that, prior to approval of the Proposals by the required vote of the shareholders of Buyer, Buyer receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its board of directors has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer and the Company has complied in all material respects with all its obligations under Section 5.9(a) in connection with such Acquisition Proposal, it may then take the following actions:

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Seller written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement in substantially the form of the Confidentiality Agreement prior to taking any action under clause (1) above, and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Seller (to the extent such nonpublic information has not been previously so furnished);

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Seller written notice of its intention to enter into negotiations with such third party; and

(iii) Approve or recommend, or publicly propose to approve or recommend, any Superior Offer and enter into any agreement with respect thereto; provided, in each such case, that Buyer has terminated this Agreement pursuant to Section 7.1(g). Nothing in this Section 5.9(c)(iii) shall relieve the Company from its obligation to comply with Section 5.9(c)(ii).

(d) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit either Buyer or its board of directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(e) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to Buyer, shall mean any offer or proposal or public announcement of a proposal or plan, relating to any transaction or series of related transactions involving: (A) any purchase from Buyer or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Buyer or any of its subsidiaries, directly or indirectly, or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Buyer or any of its subsidiaries, directly or indirectly, or any merger, consolidation, business combination or similar transaction involving Buyer or any of its subsidiaries or (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of Buyer (including its subsidiaries taken as a whole); provided however that the transactions contemplated by this Agreement shall not be deemed to constitute an Acquisition Proposal; and

(ii) “Superior Offer,” with respect to Buyer, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Buyer or a majority of the total outstanding voting securities of Buyer and as a result of which the shareholders of Buyer immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the board of directors of Buyer has in good faith concluded (after consultation with its outside legal counsel and its financial advisor) (i) to be more favorable to Buyer’s shareholders (in their capacities as shareholders) than the terms provided pursuant to this Agreement, (ii) the conditions to the consummation of which are reasonably capable of being satisfied and (iii) financing for which, to the extent such offer is conditioned thereon, is then committed or in the good faith judgment of the board of directors of Buyer (after consultation with its independent financial advisors) reasonably available.

5.10 Seller Exclusivity. Seller agrees that during the Restricted Period neither it nor any of its subsidiaries nor any of their respective officers or directors, and that Seller shall use commercially reasonable efforts to cause its and its subsidiaries’ agents and representatives (including any attorney or accountant retained by it or any of it subsidiaries) other employees and affiliates (each a “Seller Representative”) not to, directly or indirectly, (a) solicit, initiate, encourage or knowingly facilitate any proposal or offer from any third party concerning any sale or other disposition of the Business Assets (other than as permitted by Section 5.4) (a “Seller Acquisition Proposal”) or (b) participate or engage in any discussions or negotiations (and, as of the date hereof, Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, or furnish to any Person any non-public information with respect to, or facilitate in any other manner any effort or attempt by any third party in connection with a Seller Acquisition Proposal. Seller shall be responsible for any breach of this Section 5.10 by any Seller Representative.

5.11 Notification of Certain Matters.

(a) By Buyer. Buyer shall give prompt notice to Seller of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied.

(b) By Seller. Seller shall give prompt notice to Buyer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied.

5.12 Access to Information.

(a) During the Restricted Period, (i) Seller shall afford Buyer and its officers, authorized employees, accountants, counsel and other authorized representatives reasonable access during normal business hours to the properties, including Inventory, books, records and personnel relating to the Business Assets, as Buyer may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), and (ii) without the prior written consent of Seller, Buyer shall not contact any Business Employee or any suppliers to or customer of Seller or the Business in connection with or pertaining to any subject matter of this Agreement. Notwithstanding the foregoing, during the Restricted Period, Seller shall use commercially reasonable efforts to arrange for Buyer to contact (with a representative of Seller present on all such conference calls, meetings or other interactions) certain agreed upon suppliers and customers of the Business and certain Business Employees to discuss matters pertaining to this Agreement and the transactions contemplated hereby. In the event Seller is unable, after Seller has used its commercially reasonable efforts, to arrange for Buyer to make contact with an agreed upon customer, Buyer may contact such agreed upon customer, without further consent from Seller, to discuss matters pertaining to this Agreement and the transactions contemplated hereby (subject in all respects to the restrictions set forth in Section 5.9).

(b) During the Restricted Period, (i) Buyer shall afford Seller and its officers, authorized employees, accountants, counsel and other authorized representatives reasonable access during normal business hours to the properties, books, records and personnel of Buyer, as Seller may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), and (ii) without the prior written consent of Buyer, Seller shall not contact any employees or any suppliers to or customers of Buyer in connection with or pertaining to any subject matter of this Agreement.

(c) After the Closing Date, Seller and Buyer shall provide to each other and to their respective officers, authorized employees, accountants, counsel and other authorized representatives, upon reasonable request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), reasonable access for inspection and copying of all the Business Records and any other information existing as of the Closing Date and exclusively relating to the Business Assets or the Transferred Employees (subject to applicable privacy laws), and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Entity, including filing any Tax Returns and responding to Tax audits or Tax authority disputes with respect to the Business Assets and the Transferred Employees; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The Party requesting such information or assistance shall reimburse the other Party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.12 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(d) Buyer shall preserve copies of all Business Contracts for up to seven (7) years after the Closing Date, and all other Business Records for up to five (5) years after the Closing Date.

5.13 Tax Matters.

(a) Seller Tax Returns. Subject to Section 5.13(b) below, Seller will prepare and file all Tax Returns of Seller (including Tax Returns required to be filed after Closing Date) to the extent such Tax Returns include or relate to the operations of the Business or the use or ownership of the Business Assets attributable to Pre-Closing Periods (the “Seller Tax Returns”). The Seller Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. Seller will make all payments for Taxes required with respect to the Seller Tax Returns.

(b) Buyer Tax Returns. Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Business Assets or its operation of the Business attributable to Post-Closing Periods (the “Buyer Tax Returns”). The Buyer Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. Buyer will make all payments for Taxes required with respect to the Buyer Tax Returns.

(c) Property Taxes. In the case of any real or personal property Taxes (or other similar taxes) attributable to the Business Assets for which the corresponding Tax Returns cover both a Pre-Closing Period and a Post-Closing Period, Buyer shall prepare such Tax Returns and make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent that any payment made by Buyer relates to a Pre-Closing Period, prorated on a per diem basis.

(d) Compensation Reporting. Seller shall prepare and furnish to each of the Transferred Employees for whom U.S. tax reporting is required a Form W-2 that shall reflect all wages and compensation paid to such employee for the time up to and including the later of December 31, 2005 or the Closing Date. Seller shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. Seller shall also prepare and file all quarterly Forms 941 covering the time up to and including the later of December 31, 2005 or the Closing Date. Seller shall keep on file the Forms W-4 and W-5 provided to it by the Transferred Employees. Buyer shall become responsible for deducting and withholding tax from wages and compensation paid to the Transferred Employees after the later of January 1, 2006 or the Closing Date. Buyer shall require the Transferred Employees to provide it with new Forms W-4 and W-5 for the tax year 2006. Buyer shall prepare and furnish to each of the Transferred Employees for whom U.S. tax reporting is required a Form W-2 that shall reflect all wages and compensation paid to such employee after the later of January 1, 2006 or the Closing Date. Buyer shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. Buyer shall also prepare and file all quarterly Forms 941 covering the time after the later of January 1, 2006 or the Closing Date. It is the intent of the parties hereunder that the obligations of Buyer and Seller under this Section 5.13(d) shall be carried out in accordance with Section 4 of Revenue Procedure 2004-53.

5.14 Confidentiality. The terms of the Confidentiality Agreement dated May 3, 2005, as amended on July 11, 2005 executed by the Parties (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time, except as set forth below, such Confidentiality Agreement and the obligations of the parties under this Section (c) shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business Assets and Assumed Liabilities (the ownership of which will have been transferred to Buyer), and, without limiting the foregoing, the Confidentiality Agreement shall continue to apply to the Excluded Assets, Excluded Liabilities and the Transaction Materials. The “Transaction Materials” means the terms and conditions of this Agreement, the Ancillary Agreements, the Support Agreements and the Warrant. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.

5.15 Employees. Prior to the Closing, Buyer may extend offers of employment to the Business Employees, and, if accepted, such offers of employment will be contingent upon the consummation of the Closing and will become effective as of the later of January 1, 2006 or the Closing Date. Each such offer of employment will provide for a total compensation that is substantially similar, in the aggregate, to the respective Business Employee’s total compensation with Seller, or, if applicable, a Seller affiliate. Each Business Employee who accepts Buyer’s offer of employment (and does not withdraw such acceptance prior to the Closing), is referred to herein as a “Transferred Employee”.

5.16 Use of Seller’s Name.

(a) Buyer acknowledges that Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and service marks incorporating “Delta” in any form (the “Seller Trade Names”), and to all corporate symbols or logos incorporating “Seller” in any form (the “Seller Logos”, and together with the Seller Trade Names, the “Seller Marks”). Except to the extent permitted by the Supply Agreement, Buyer shall not use, and Buyer shall cause its affiliates not to use, any Seller Marks or any confusingly similar marks in connection with the sale or distribution of any products or services, and if a Business Asset bears a Seller Mark, Buyer shall, prior to the use, sale or distribution of such Business Asset, delete such Seller Mark and clearly and prominently indicate that the Business Asset is no longer affiliated with Seller or any of its affiliates.

(b) Buyer acknowledges and agrees that Seller is and shall remain the owner of the Seller Marks and all goodwill attached thereto. Buyer agrees not to attempt to register the Seller Marks nor to register anywhere in the world a mark same as or similar to the Seller Marks. In no event shall Buyer or any affiliate of Buyer advertise or hold itself out as Seller or an affiliate of Seller.

5.17 Listing of Buyer Common Stock. Buyer agrees to use all commercially reasonable efforts to authorize for listing on Nasdaq the Shares and Warrant Shares, subject to official notice of issuance. Buyer agrees to promptly make such other additional filings with Nasdaq as may be required in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Agreement and the Warrant.

5.18 Third Party Consents. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain the third party consents listed on Schedule 5.18 required to assign the Business Contracts to Buyer (the “Required Consents”); provided, however, neither Seller nor Buyer shall be required to pay any fee or make any payment to any third party in order to obtain any such consent and Buyer shall not be obligated to accept any material adverse change in the terms and conditions of the Business Contracts to which such consents apply.

5.19 Seller Financial Statements.

(a) Seller shall use commercially reasonable efforts to cause its auditors to deliver to Buyer, on or prior to December 27, 2005 (i) an audited income statement, balance sheet and statement of cash flows with respect to the Business Assets for the fiscal year ended December 31, 2004, and (ii) an unaudited balance sheet, income statement and statement of cash flows with respect to the Business Assets for the 9 months ended September 30, 2005. In the event the Closing will not occur prior to December 31, 2005, Seller shall, on or prior to March 16, 2006, deliver to Buyer an audited income statement, balance sheet and statement of cash flows with respect to the Business Assets for the fiscal year ended December 31, 2005 (in lieu of the Seller financial statements referenced in clauses (a)(i) and (a)(ii) above). The financial statements to be delivered pursuant to this Section 5.19(a) are referred to as the “Seller Financial Statements”.

(b) On or prior to December 22, 2005, Seller shall deliver to Buyer drafts of the financial statements referenced in Section 5.19 (a)(i) and (a)(ii) above.

(c) The audited Seller Financial Statements shall be accompanied by a report of Seller’s auditor indicating that the audit was made in accordance with GAAP. At the Closing, Seller shall deliver to Buyer a certificate executed by an executive officer of Seller certifying that the Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may otherwise be indicated in the notes thereto) and present fairly in all material respects the financial position and results of operations of the Business Assets as of the dates, and for the periods, indicated therein (subject, with respect to any interim periods, to normal recurring year-end audit adjustments).

ARTICLE VI

CONDITIONS TO CONSUMMATION OF TRANSACTION

6.1 Conditions to Buyer’s and Seller’s Obligations. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) The Proposals shall have been approved by the requisite vote under the Buyer Charter Documents and applicable Law by the shareholders of Buyer.

(b) The Shares shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) All applicable waiting periods (and any extensions thereof) under any applicable antitrust laws shall have expired or otherwise been terminated and all approvals required under applicable antitrust laws shall have been obtained.

(d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following additional conditions:

(a) The representations and warranties of Seller set forth in Article III (disregarding each exception or qualification therein relating to materiality, including Material Adverse Effect on the Business) shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Business, (B) for changes expressly permitted by this Agreement, and (C) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the qualifications set forth in the preceding clauses (A)-(B)) as of such particular date.

(b) Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller (the “Seller Officer Certificate”) to the effect that each of the conditions specified in clauses (a)-(b) of this Section 6.2 is satisfied in all respects.

(d) Seller shall have delivered to Buyer the Seller Closing Deliverables.

6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following additional conditions:

(a) The representations and warranties of Buyer set forth in Article IV (disregarding each exception or qualification therein relating to materiality, including Material Adverse Effect on Buyer) shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Buyer, (B) for changes expressly permitted by this Agreement, and (C) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the qualifications set forth in the preceding clauses (A)-(B)) as of such particular date. Notwithstanding the foregoing, the representations and warranties of Buyer set forth in Section 4.5 (Capitalization) (disregarding each exception or qualification therein relating to materiality, including Material Adverse Effect on Buyer) shall have been true and correct in all material respects as of the date hereof and at and as of the Closing as if made as of the Closing, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct in all material respects as of such date).

(b) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) No Material Adverse Effect on Buyer shall have occurred since the date hereof and be continuing.

(d) Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer (the “Buyer Officer Certificate”) to the effect that each of the conditions specified in clauses (a)-(c) of this Section 6.3 is satisfied in all respects.

(e) Buyer shall have delivered to Seller the Buyer Closing Deliverables.

(f) Seller’s Shareholder Designee (as defined in the Voting Agreement) shall have been appointed by Buyer to serve as a Class II director on Buyer’s board of directors, and the Voting Agreement shall be in full force and effect.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. Buyer or Seller may terminate this Agreement prior to the Closing, as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller in the event Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) if curable, is not cured upon the earlier of (x) fifteen (15) business days following delivery by Buyer to Seller of written notice of such breach, or (y) the Termination Date;

(c) Seller may terminate this Agreement by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) if curable, is not cured upon the earlier of (x) fifteen (15) business days following delivery by Seller to Buyer of written notice of such breach or (y) the Termination Date;

(d) Buyer or Seller may terminate this Agreement if the Closing shall not have occurred by March 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any Party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(e) Buyer or Seller may terminate this Agreement if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable.

(f) by Seller (at any time prior to approval of the Issuance Proposal by the required vote of the shareholders of Buyer) if a Triggering Event with respect to Buyer shall have occurred;

(g) by Buyer, if Buyer receives a Superior Offer; provided that (i) Buyer shall have notified Seller in writing three (3) business days prior to terminating this Agreement pursuant to this Section 7.1(g) that Buyer has received a Superior Offer and intends to terminate this Agreement pursuant to this Section 7.1(g), attaching the then current version of such Superior Offer to such notice, and (ii) Buyer shall have afforded Seller the reasonable opportunity to make a revised offer and (iii) Buyer shall simultaneously with its termination hereunder make all payments required by Section 7.3(c);

(h) by either Buyer or Seller if the Proposals shall not have been approved by the shareholders of Buyer by reason of the failure to obtain the required vote at a meeting of Buyer’s shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to a Party where the failure to obtain such approval of the Proposals shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a material breach by such Party of this Agreement; and

(i) by Buyer, if the Seller Financial Statements delivered pursuant to Section 5.19(a) reflect information that was not previously made available to Buyer and would cause a Material Adverse Effect on the Business.

For the purposes of this Agreement, a “Triggering Event,” with respect to Buyer, shall be deemed to have occurred if: (i) its board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Seller, the Recommendation, (ii) it shall have failed to include the Recommendation in the Proxy Statement, (iii) its board of directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (iv) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Buyer and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the board of directors of Buyer recommends rejection of such tender or exchange offer.

7.2 Effect of Termination. Except as otherwise set forth in Section 7.1(g), any termination of this Agreement pursuant to Section 7.1 above shall be effective immediately upon delivery of a valid written notice of the terminating Party to the other Party hereto. Subject to Section 7.3(c), if any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement). Notwithstanding the foregoing, this Section 7.2 and Section 7.3, and the provisions of Article VIII and of the Confidentiality Agreement, shall survive the termination of this Agreement.

7.3 Fees and Expenses.

(a) In the event the transactions contemplated hereby are not consummated, except as set forth in Section 7.3(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

(b) In the event the transactions contemplated hereby are consummated, Buyer shall pay (x) up to $100,000 of the fees and expenses incurred by Seller (including attorneys’ fees and accountant fees (exclusive of any fees incurred by the Independent Accountant pursuant to Section 2.9 above)) in connection with its negotiation, execution and delivery of this Agreement, plus (y) one-half of the fees and expenses incurred by Seller (including fees incurred by Seller’s auditor) in connection with the preparation and delivery of the Seller financial statements pursuant to Section 5.19(a) above. Such fees and expenses shall be paid to Seller promptly (and in any event within ten (10) business days) following Seller’s delivery to Buyer of a certificate setting forth the amount of such fees and expenses, which certificate shall be prepared by Seller in good faith and signed by a duly authorized officer of Seller and shall be accompanied by reasonable supporting documentation.

(c) In the event that this Agreement is terminated by Seller or Buyer, as applicable, pursuant to Section 7.1(f) or Section 7.1(g), respectively, Buyer shall promptly, but (except as set forth in Section 7.1(g)) in no event later than five (5) business days after the date of such termination, pay Seller a fee equal to $500,000 in immediately available funds by wire transfer to an account indicated by Seller.

7.4 Amendment. Subject to applicable Law, this Agreement may be amended by the Parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Proposals by the shareholders of Buyer; provided, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each Party.

7.5 Extension; Waiver. At any time prior to the Closing Date either Party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

MISCELLANEOUS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of Buyer and Seller contained in this Agreement, shall terminate at the Closing, and only those covenants and agreements contained in this Agreement that by their terms survive the Closing, shall survive the Closing.

8.2 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it reasonably believes is necessary under applicable Law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making such disclosure).

8.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in effect as contemplated by Section 5.13(c).

8.5 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that Seller may assign this Agreement to one or more of its affiliates without the prior written approval of Buyer, but no such assignment shall relieve Seller of its obligations hereunder. Any purported assignment in violation of this Section 8.5 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.6 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

8.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to Seller:	Copies to:

Delta Products Corporation	Wilson Sonsini Goodrich & Rosati
4405 Cushing Parkway	Professional Corporation
Fremont, CA 94538	650 Page Mill Road
Attention: Yao C.H. Chou	Palo Alto, CA 94304
Fax: 510-668-0681	Attention: Aaron J. Alter, Esq.
Fax: 650-493-6811

If to Buyer:	Copies to:

PECO II, Inc.	Porter Wright Morris & Arthur LLP
1376 State Route 598	Huntington Center
Galion, Ohio 44833	41 South High Street
Attention: President & Chief Executive Officer	Columbus, OH 43215-6194 Attention: Curtis A. Loveland
Fax: 419-468-9164	Fax: 614-227-2100

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

8.10 Exclusive Jurisdiction. With respect to any matter based upon or arising out of this Agreement, the Ancillary Agreements, the Warrant or the transactions contemplated hereby or thereby that seeks temporary or injunctive relief or specific performance, each of the Parties (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each Party agrees not to commence any legal proceedings subject to this Section 8.10 except in such courts.

8.11 Binding Arbitration.

(a) Each Party irrevocably agrees and acknowledges that, subject only to Section 8.10 above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement, the Ancillary Agreements, the Warrant or the transactions contemplated hereby or thereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the Parties, exclusively and solely by binding arbitration in accordance with Section 8.11(b).

(b) Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 8.11(b); (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the Parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.13 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.

(d) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(e) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.14 Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) Specific Performance. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

DELTA PRODUCTS CORPORATION

/s/ M.S. HUANG
By:	M.S. Huang
Title:	President

PECO II, INC.

/s/ JOHN G. HEINDEL
By:	John G. Heindel
Title:	President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

SUPPLY AGREEMENT

THIS STRATEGIC SUPPLY AGREEMENT (the “Agreement”) is effective as of                     , 2005 (the “Effective Date”) by and between Delta Electronics, Inc., an ROC corporation having its principal place of business at 186 Ruey Kuang Road, Neihu Taipei 11491 Taiwan, R.O.C. (hereafter referred to as “DEI”), and PECO II Inc., an Ohio corporation having its principal place of business at 1376 State Highway 598, Galion, Ohio 44833 (hereafter referred to as “PECO”), for the purpose of defining the rights and duties of the parties in connection with the distribution by PECO of certain DEI products.

WHEREAS, DEI and PECO entered into an OEM/ODM Partnership Agreement dated April 8, 2004 and a Consignment Agreement dated April 2, 2004 (the “Prior Agreements”); and

WHEREAS, DEI and PECO desire to terminate and supersede the Prior Agreements, except as reflected in Section 19.14 hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. EXHIBITS AND DEFINITIONS.

1.1 Exhibits. The following Exhibits are incorporated into and made a part of this Agreement. These Exhibits may be modified or adjusted as provided for in this Agreement.

1.1.1 Exhibit A—Products

1.1.2 Exhibit B—Pricing

1.1.3 Exhibit C—DEI Branding Guidelines

1.1.4 Exhibit D—Reserved Entities

1.1.5 Exhibit E—Minimum Order Requirements

1.1.6 Exhibit F—Supply Records

1.2 Definitions. As used in this Agreement, the terms defined below shall have the following meanings:

1.2.1 “Affiliate” means any entity which directly or indirectly controls, or is under common control with, or is controlled by, such party. As used in this definition, “control” (and its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through beneficial ownership of securities or other ownership interests, by contract or otherwise).

1.2.2 “Business Day” means a day that is not Saturday, Sunday or a statutory or civic holiday in the State of Ohio or any other day on which banking institutions are not required to be open in the State of Ohio.

1.2.3 “Consignment Inventory” means the units of Products delivered to and stored at the Consignment Warehouse hereunder.

1.2.4 “Consignment Warehouse” means the warehouse operated by PECO to receive, store and deliver Products.

1.2.5 “DEI Indemnitees” has the meaning set forth in Section 5.6.

1.2.6 “DEI System” means a System principally designed and manufactured by DEI as supplied to PECO pursuant to this Agreement.

1.2.7 “DEI Technology” means (i) any and all Technology with respect to, related to and/or derived from the Products, and (ii) any and all Technology developed solely by DEI. For clarification, a PECO System includes DEI Technology because it necessarily incorporates a Module.

1.2.8 “Documentation” means the user manuals, reference manuals, guides or portions thereof, supplied by DEI to PECO and which DEI may update from time to time.

1.2.9 “Exclusivity Period” has the meaning set forth in Section 2.1.1.

1.2.10 “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (1) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation, invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (4) all industrial designs and any registrations and applications therefor throughout the world; (5) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (6) all rights in trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (7) any similar corresponding or equivalent foreign rights to any of the foregoing anywhere in the world, including moral rights.

1.2.11 “Modules” means DEI’s proprietary modules, including converters, rectifiers and inverters, as set forth on Exhibit A.

1.2.12 “Order” means a written description of the name and quantity of Products PECO desires to purchase that is sent to DEI pursuant to Section 3.2.1 hereof.

1.2.13 “PECO Customer” means any entity with a principal place of business in the United States and/or Canada, but excluding Reserved Entities.

1.2.14 “PECO System” means a System offered by PECO to PECO Customers that incorporates at least one (1) Module and may include the addition of other components purchased from DEI, but exclusive of DEI System.

1.2.15 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any governmental entity.

1.2.16 “Prices” means the prices for Products as set forth in Exhibit B or any amendment of Exhibit B as shall be agreed to, in writing, by DEI and PECO.

1.2.17 “Products” means the Modules and/or DEI Systems as listed in Exhibit A including any improvements, updates, modifications, and derivatives thereof furnished to PECO by DEI during the Term of this Agreement, and any such other DEI products as DEI and PECO shall, from time to time, agree, in writing, to add to Exhibit A. It is understood that the provision of any such improvements, updates, modifications, and derivatives shall be at DEI’s sole discretion and may be subject to additional fees and/or additional terms and conditions. Notwithstanding the foregoing, in no event shall “Products” include any products, components, or other assets that are acquired, received, attained, procured or otherwise obtained by DEI (or its affiliates, related companies, divisions, subsidiaries, predecessor and successor corporations, and assigns (hereafter, “DEI Entities”)) in connection with a Transaction occurring during the term hereof. “Transaction,” as used in this provision above, means any transaction entered into by DEI or a DEI Entity, whereby DEI or such DEI Entity (i) acquires any person (or related group of persons) whether by tender or exchange offer made directly to the stockholders, open market purchases or any other transaction or series of transactions, of fifty percent (50%) (or the such lesser percentage as is permitted in those jurisdictions where the maximum percentage permitted by law is lower than 50%) or more of the capital stock entitled to elect the members of the board of directors or other analogous governing body of such entity, (ii) enters into a merger, reverse merger or consolidation with any person (or related group of persons); or (iii) otherwise acquires through asset sale or otherwise all or any portion of the business or assets of any other person.

1.2.18 “Reserved Entities” means those entities (including affiliates, successors and assigns thereof) listed on Exhibit D, as updated by DEI from time to time with PECO’s consent which cannot be unreasonably withheld, delayed or conditioned.

1.2.19 “System” means a complete self-contained unit (cabinet), capable of providing a primary function and that incorporates one (1) or more subsystems or products.

1.2.20 “Technology” means any or all of the following: (1) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, and documentation provided for use therewith; (2) inventions (whether or not patentable) and improvements; (3) proprietary and confidential information, including, without limitation, technical data and customer and supplier lists, trade secrets, know how and techniques; (4) databases, data compilations and collections; (5) processes, tools, devices, methods, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; and (6) all instantiations of the foregoing in any form and embodied in any media.

1.2.21 “Territory” means the United States and Canada.

2. RIGHTS.

2.1 Rights.

2.1.1 Subject to the terms of this Agreement, DEI grants PECO, and PECO accepts, a nontransferable right to purchase and incorporate Modules into PECO Systems and to market, promote, sell and distribute the Modules, PECO Systems and/or the DEI Systems solely to PECO Customers only within the Territory. Modules may only be distributed in their unmodified form, as originally received from DEI, or as modified by DEI (except that Modules may be incorporated into PECO Systems as set forth herein). PECO may modify the DEI Systems (exclusive of Modules) purchased hereunder to conform with the specifications of PECO Customers. The rights granted in this Section 2.1.1 shall be exclusive to PECO for a period of twenty-four (24) months from the Effective Date (“Exclusivity Period”). In the event that DEI (i) acquires (or is acquired by) a Restricted Third Party (defined below), (ii) is merged with a Restricted Third Party, or (iii) is a party to an asset transaction whereby DEI sells substantially all its assets relating to this Agreement, including the assignment of this Agreement, to a Restricted Third Party, or, purchases assets from a Restricted Third Party that results in such assets being subject to this Agreement, such exclusivity shall continue to apply to the Products but shall not apply to products or technology sold, owned or controlled by such Restricted Third Party (before or after the transactions described in (i), (ii) and (iii) above), even if after such transactions, such products or technology is ultimately sold, owned or controlled by DEI or a third party. A “Restricted Third Party” is any party that is subject to contractual restrictions precluding purchase of Products from PECO, or a party that is being requested by a customer not to purchase Products from PECO.

2.1.2 During the Exclusivity Period, PECO shall refer to DEI any inquiry for the purchase of Products or any other DEI products that PECO receives from any of the Reserved Entities. Nothing herein shall prohibit or restrict PECO from soliciting or selling to a Reserved Entity any other services provided by PECO in the general conduct of its business; provided that, during the Exclusivity Period, PECO shall notify DEI in writing no later than two (2) Business Days before it initiates contact with, or within two (2) Business Days after it has been contacted by, a Reserved Entity with respect to such services.

2.1.3 PECO shall use its best efforts to diligently market, promote, sell and distribute the Products to PECO Customers in the Territory in accordance with this Agreement. PECO shall be solely responsible for all costs and expenses related to the advertising, marketing, promotion, sale and distribution of the Products.

2.1.4 PECO shall ensure that the Products are accurately represented to PECO Customers as to quality, function, purpose and compatibility.

2.2 Proprietary Rights; No Modification. PECO shall not remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed on or embedded in the Products by DEI and all Products distributed by PECO shall contain the copyright and other proprietary notices in the same manner in which DEI incorporates such notices on or in the Products. PECO agrees to take all reasonable steps to protect the Products and Documentation from unauthorized copy or use. Any source code in the Products represents and embodies trade secrets of DEI. Such source code and embodied trade secrets are not licensed to PECO and any modification, addition, or deletion is strictly prohibited. PECO shall not, and shall not allow any Person to, modify, alter, reverse engineer, disassemble or decompile the Products or any portion thereof, and PECO shall use commercially reasonable efforts to enforce such restrictions.

3. FORECASTS, ORDERING, DELIVERY, AND ACCEPTANCE.

3.1 Forecasts. On or before the first day of each month (“Forecast Date”) during the Term, PECO shall provide DEI with a non-binding six (6) month rolling Product specific purchase forecast for Orders for the Products.

3.2 Orders.

3.2.1 Any Order by PECO shall be deemed a firm commitment to take the goods specified and shall be binding upon PECO. Orders must be received by DEI not less than sixty (60) days prior to the requested shipping date (“Leadtime”). Orders shall be sent in writing by letter, email or fax, shall specify requested shipping dates and shall be subject to written acceptance by DEI. PECO may use its standard purchase order form or other document to order Products; however, the terms and conditions of this Agreement shall supersede any different, conflicting, or additional terms on PECO’s order forms and all such terms are hereby specifically objected to and will be of no force or effect. All Orders must, at a minimum, include the Product name/description, quantity (by Product), and the applicable price, as well as such other information as DEI may reasonably request from time to time. Further, PECO agrees that it shall not submit an Order for less than the number of units of Product specified in Exhibit E without DEI’s prior written approval. DEI reserves the right to accept or reject Orders from PECO. Orders or changes to Orders will not be accepted over the telephone.

3.2.2 DEI will use reasonable efforts to process and ship all Orders in accordance with requested delivery dates. DEI reserves the right to add, delete from, or modify, upon at least thirty (30) days advance notice to PECO, the design, model or specifications of the Products. DEI further shall notify PECO one hundred eighty (180) days prior to a discontinuance of manufacture, sales or license of any product covered by this Agreement, and be committed to, at PECO’s expense, supporting parts and technical assistance of discontinued Products ten (10) years from the date any Product is discontinued, provided that the parts for such Products are available in the market.

3.3 Consignment Delivery and Title. All Products delivered pursuant to this Agreement will be packed for shipment to the Consignment Warehouse in DEI’s standard shipping cartons, marked for shipment,

and delivered to PECO or its carrier agent F.C.A. (Incoterms 2000) DEI’s designated facility, at which time and risk of loss shall pass to PECO, but not title. Title to the Products shall be deemed to remain with DEI unless and until (i) a “sale” takes place or (ii) the Products become “mature” (title shall pass to PECO upon a Product’s “sale” or “maturity”). A “sale” will be deemed to take place when a unit of Product is removed from the Consignment Inventory. A Product unit becomes “mature” when such Product unit has remained in the Consignment Inventory for sixty (60) days from date of its receipt into the Consignment Warehouse, or ninety (90) days from date of the unit of Product being shipped from a DEI facility, whichever is sooner. Unless otherwise instructed in writing by PECO, DEI shall select the carrier. All freight, insurance and other shipping expenses, as well as any special packing expense, shall be paid by PECO. PECO shall also bear all applicable taxes, duties and similar charges that may be assessed against the Products after delivery to the carrier at DEI’s facilities. Notwithstanding the passage of title under this Section 3.3, DEI retains and PECO grants a purchase-money first-position security interest in each of the Products for the amount of the purchase price of the Products, and in any proceeds from PECO’s resale of the Products, until the full invoice amount for such Product has been paid in full to DEI. Upon DEI’s request, PECO will sign any documentation reasonably required by DEI to perfect such security interest. In the event PECO fails to promptly execute such documentation, PECO hereby appoints DEI its attorney-in-fact for the purpose of executing such documentation, coupled with an irrevocable interest.

3.4 Consignment Warehouse; Records and Insurance. PECO will be responsible for all operations of the Consignment Warehouse, including contracting for the Consignment Warehouse and associated services, all receipts and deliveries, keeping accurate records of all Consignment Inventory and the safety of the Products in the Consignment Warehouse. PECO will pay all expenses relating to the Consignment Warehouse. PECO will keep written records identifying Consignment Inventory as property of DEI unless and until a “sale” or “maturity” occurs. PECO will hold the Consignment Inventory at PECO’s own risk and will replace such inventory if it becomes lost, damaged or destroyed. PECO will insure such Consignment Inventory against loss, theft, and damage under a policy naming DEI as an additional insured.

3.5 Inspection. PECO will perform inspection of Products purchased from DEI depending on, but not limited to, Product complexity, Product performance history, risk of nonconforming material, direct ship to stock status of DEI, each according to PECO quality procedures. DEI will be notified as soon as reasonably practicable, normally within three (3) Business Days of receipt (but in any event no more than fifteen (15) Business Days (provided that, with respect to Consignment Inventory, such period shall commence on removal from inventory rather than upon receipt) of any nonconforming material found in any Products, whether in receiving inspection or any point within the manufacturing process. If nonconforming material is identified in a Product, PECO will notify DEI in writing regarding any Products that materially fail to meet DEI’s published Product specifications. Depending on various factors, including but not limited to PECO Customer demand or complexity of repairs, PECO and DEI will jointly decide the best method to resolve the nonconformance which may include a return of the Products to DEI, repairs by PECO, or some form of both. If PECO desires to return Products to DEI, PECO shall request from DEI a return material authorization (a “RMA”), either by e-mail, mail or telefax following a proper explanation of the rejection. Returns shall be performed in accordance with DEI’s RMA procedure. Rejected goods should be returned freight prepaid to DEI within ten business days of rejection and receipt from DEI of a return authorization. As promptly as possible, but not later than sixty (60) days after receipt by DEI of properly rejected Products, DEI shall, at its option and expense, either repair or replace such Products. The party shipping Products pursuant to this Section 3.5 shall bear the entire risk of loss for Products during shipment. Any insurance proceeds payable in respect to any loss for any Products to the extent of any loss incurred during shipment shall be paid to the party bearing the risk of loss for such Products to the extent of the loss incurred. DEI will prepay transportation charges back to PECO and shall reimburse PECO for any costs of transportation incurred by PECO in connection with the return to DEI of properly rejected Products. In the case of improperly rejected or returned Products, PECO shall pay transportation charges in both directions.

4. PRICES AND PAYMENT TERMS.

4.1 Prices. Prices for the Products are as stated in Exhibit B. Subject to the provisions of this Section 4, prices shall be firm for a period of [*] following the Effective Date. Thereafter, DEI may change the prices, upon thirty (30) day written notification to PECO. Notwithstanding the foregoing, if DEI and PECO mutually agree on specially modified pricing for the Products with respect to a PECO Customer and a specific project, such specially modified pricing shall supersede and replace the pricing for such Products and project as stated in Exhibit B with respect solely to such PECO Customer and project and such specially modified pricing shall remain in effect for the full term of any agreement entered into by PECO and such PECO Customer with respect to such Products and project.

4.2 [*]

4.3 Payment Terms. PECO will, at the beginning of each week, submit to DEI a request for invoice detailing the quantities and Orders to bill against with respect to the units of Products removed from the Consignment Inventory in the previous week. DEI will reconcile the request for invoice with DEI’s own inventory record, and then submit an invoice matching the request for invoice and DEI’s own inventory record amounts for payments. In case of discrepancy between PECO’s request for invoice and DEI’s own inventory record, DEI and PECO shall work diligently to resolve such discrepancy within three (3) Business Days. DEI may inspect the Consignment Inventory at any time upon three (3) Business Days advance written notice to PECO. Subject to DEI’s continuing approval of PECO’s credit status and financial condition, all payments shall be made in U.S. dollars and will be due five (5) Business Days from receipt of invoice. DEI, in its sole discretion, reserves the right to specify, and to change from time to time, PECO’s credit line and payment terms. Payment for Products purchased by PECO shall, at DEI’s sole discretion, either be made:

4.3.1 by prepayment in the form of a wire transfer;

4.3.2 on credit terms DEI has approved in writing; or

4.3.3 such other terms as DEI shall designate in writing from time to time.

4.4 Credit Limits or Credit Term. Nothing herein shall obligate DEI to extend to PECO any credit limits or credit term, and credit limit or credit term once authorized may be modified or canceled at any time solely at DEI’s option.

4.5

4.5.1 DEI may increase PECO’s credit limit or credit term based on PECO’s history of timely payments of amounts due, general financial strength and on PECO’s successfully meeting or exceeding its sales obligations.

4.5.2 DEI may declare all sums immediately due and payable in the event of a breach by PECO of any of its material obligations to DEI under this Agreement, including the failure of PECO to comply with credit terms.

4.5.3 Interest shall accrue upon any delinquent payments owed by PECO as to which DEI has made a final written demand for payment, at the maximum rate allowed by London Interbank Offered Rate (LIBOR). In the event that it becomes necessary for DEI to institute litigation to collect sums owed by PECO, PECO shall be responsible for reasonable attorney’s fees and other costs incurred by DEI in connection with such litigation, if DEI prevails therein.

4.6 Taxes. Prices do not include and are net of any foreign or domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing, or distribution of the Products, including

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

without limitation excise, sales, use, property, license, value-added taxes, franchise, income, withholding or similar taxes, customs or other import duties or other taxes, tariffs or duties other than taxes which are imposed by the United States based on the net income of DEI. Any such taxes which are otherwise imposed on payments to DEI shall be the sole responsibility of PECO. PECO shall provide DEI with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by DEI to establish that such taxes have been paid.

5. OTHER OBLIGATIONS OF PECO. PECO’s obligations under this Agreement shall, without limitation, include the following:

5.1 Services. PECO shall be solely responsible for order processing, customer service to PECO Customers and inventory maintenance.

5.2 Marketing Reports. During the Exclusivity Period, PECO shall provide to DEI an ongoing report based upon DEI’s calendar year summarizing their marketing activities. This information will include activity such as PECO Customers’ feedback on Product, PECO Customer/distributors suggestions for new products, support and operational issues between DEI and PECO, competitive marketing intelligence, market share data, material changes at PECO’s company, analysis of sales to forecast, promotional activities completed and planned etc.

5.3 Training. DEI may from time to time conduct training programs. The reasonable costs for attending such training sessions provided by DEI, such as travel and lodging, shall be PECO’s sole responsibility.

5.4 Compliance. PECO acknowledges that it is familiar with and will comply with and be solely responsible for its obligations under all laws, rules and regulations related to distribution and/or sale of the Modules, DEI Systems and/or PECO Systems, as applicable. PECO shall keep a record of all written and oral complaints concerning the Products. PECO shall promptly inform DEI of all suspected Product defects, safety problems or any information associated with the safety of the Product and shall promptly notify DEI in writing of any third party dispute involving a Product.

5.5 Product Returns. PECO shall promptly notify DEI of any Products returned to PECO by PECO Customers. All Products returned by PECO Customers to PECO (whether for warranty or non-warranty action), if any, must be either repaired, returned to DEI (subject to DEI’s prior written approval and in accordance with DEI’s RMA procedures) or destroyed, and PECO shall maintain adequate written procedures to ensure such repair, return or destruction.

5.6 Advertising and Promotion. During the Exclusivity Period, PECO shall advertise and promote the Products at PECO’s expense by appropriate means, including but not limited to, participating in relevant trade fairs, seminars, public demonstrations of Products, prompt and effective responses to trade and customer inquiries, regular and continuing advertising programs, and regular visits to customers. PECO shall not make any express warranty on behalf of DEI with regard to the Products other than as may be provided by DEI from time to time and as set forth in DEI’s product literature. Any other warranty made by PECO to its customers with respect to the Products shall not obligate DEI in any way and PECO shall indemnify, defend and hold harmless DEI and any of its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, related companies, divisions, subsidiaries, predecessor and successor corporations, and assigns (“DEI Indemnitees”) from third party claims in accordance with Section 5.7 below.

5.7 Indemnity. At DEI’s option and election, PECO shall indemnify, defend and hold the DEI Indemnitees harmless from and against any claims, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees) incurred by DEI arising from or relating to personal injury, death or property damage, arising out of or related to PECO’s modifications of DEI Systems; provided that DEI promptly notifies PECO in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to PECO at PECO’s expense and with PECO’s choice of counsel. DEI shall cooperate with PECO, at PECO’s expense, in defending or settling such claim and DEI may join in defense with counsel of its choice at its own expense.

5.8 Records and Reports. PECO shall maintain adequate written procedures for control, sale and distribution of Products. Adequately detailed records of shipments to PECO Customers shall be maintained for at least two (2) years, or until the end of the useful life of the Products, whichever is longer and shall be made available to DEI or its representative, upon reasonable request. Further, PECO will provide DEI with access to: (a) Product warranty or other claims related to defective Products; and (b) during the Exclusivity Period, sales by Product, customer and geographic location.

5.9 Sales Activities. During the Exclusivity Period, PECO agrees to provide to DEI opportunities to participate in PECO’s national or regional sales meetings, and shall permit DEI to participate in joint visits to PECO Customers.

6. OTHER OBLIGATIONS OF DEI. DEI shall have the following obligations under this Agreement:

6.1 Marketing and Promotion. DEI shall provide PECO with electronic copies of sales aids, data sheets, product profiles, brochures, and other materials to assist PECO in the promotion and sales of Products. Additional marketing materials will be made available to PECO in accordance with DEI’s then current policy regarding same. PECO may copy and/or translate some or all of such literature and advertising copy and incorporate such in its own product literature. In the event that PECO elects to copy and/or translate materials provided by DEI, all materials provided by Distribution shall include all copyright, trademark and other proprietary legends included in the original material furnished by DEI and DEI shall own all rights in such translations.

6.2 Warranty and Technical Support. PECO will provide cleaning, refurbishing, reselling and repair services for the Products in accordance with a Repair Services Agreement; the parties shall use commercially reasonable efforts to negotiate and enter into such Repair Services Agreement prior to the Closing of the transaction contemplated in that certain Asset Purchase Agreement between the parties dated October 13, 2005. Subject to DEI’s obligations pursuant to Section 3.2.2, DEI will provide reasonable technical assistance and back-up support to PECO in connection therewith as mutually agreed at DEI’s standard rates.

6.3 Indemnity. At PECO’s option and election, DEI shall indemnify, defend and hold the PECO Indemnitees harmless from and against any claims, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees) incurred by PECO arising from or relating to personal injury, death or property damage, arising out of or related to unmodified Modules and DEI Systems, as delivered by DEI; provided that PECO promptly notifies DEI in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to DEI at DEI’s expense and with DEI’s choice of counsel. PECO shall cooperate with DEI, at DEI’s expense, in defending or settling such claim and PECO may join in defense with counsel of its choice at its own expense.

6.4 Product Development. DEI will use reasonable commercial efforts to develop Products in accordance with its Product roadmap and will consult in good faith with PECO regarding the Product roadmap.

6.5 Referrals to PECO. During the Exclusivity Period, DEI shall promptly refer to PECO any inquiry DEI receives from any Person, other than a Reserved Entity, for the purchase of Products.

7. TRADEMARKS.

7.1 Trademarks. During the term of this Agreement, PECO shall have the right to indicate to the public that it is authorized to sell DEI’s products and to advertise the Products under the trademarks, marks, and trade names that DEI may adopt from time to time (“DEI’s Trademarks”). All representations of DEI’s

Trademarks that PECO intends to use shall be exact copies of those used by DEI or shall first be submitted to DEI for approval (which shall not be unreasonably withheld) of design, color and other details. In addition, PECO shall fully comply with all reasonable guidelines, if any, communicated by DEI concerning the use of DEI’s Trademarks. All DEI Systems sold to PECO under this Agreement shall be resold only in the original packages, and shall not be relabeled or otherwise marked, except as otherwise agreed by the parties, or to indicate PECO as the territorial source of the Product or as otherwise required by governmental regulations in force. All Products shall be labeled according to the guidelines set forth in Exhibit C. PECO shall promptly report to DEI any unauthorized use, duplication, copying or reproduction whatsoever of DEI’s name, trade name, trademark, logo, patents, copyrights or any other identifying material by any other person or entity whatsoever.

7.2 Trademark Restrictions. In no event may PECO use or authorize any use of any of DEI’s Trademarks in any domain name whether registered, owned, or operated by or on behalf of DEI. Any violation of the foregoing shall be deemed a material breach of this Agreement that is incapable of cure, entitling DEI to terminate this Agreement immediately upon notice to PECO. PECO shall not alter or remove any of DEI’s Trademarks affixed to the Products by DEI. Except as set forth in this Section 7, nothing contained in this Agreement shall grant or shall be deemed to grant to PECO any right, title or interest in or to DEI’s Trademarks. PECO will not challenge or assist others to challenge DEI’s Trademarks (except to the extent such restriction is expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of DEI. Upon termination of this Agreement, PECO shall immediately cease to use any and all of DEI’s Trademarks except to continue to sell the Product in its inventory if authorized hereunder.

7.3 Registered User Agreements. DEI and PECO shall enter into registered user agreements with respect to DEI’s Trademarks pursuant to applicable trademark law requirements in the Territory. PECO shall be responsible for proper filing of the registered user agreement with government authorities within the Territory and shall pay all costs or fees associated with such filing.

8. JOINT ACTIVITIES.

8.1 Relationship Managers. Each party shall appoint a representative as a relationship manager who shall be the primary contact for implementing and administering the terms and conditions of this Agreement (“Relationship Managers”). During the Exclusivity Period, the Relationship Managers shall meet at mutually agreeable times to review and coordinate efforts under this Agreement and address other topics related to the successful distribution of the Products as set forth herein.

8.2 Joint Cooperation. During the Exclusivity Period, the parties expect to engage in joint exploration and discussions (“Joint Cooperation”) with respect to System-level design and component-level design. Any such joint development projects shall be subject to a separately negotiated written joint development agreement (“Joint Development Agreement”).

8.3 DEI Personnel. DEI shall secund two (2) DEI employees (“Secunded Employees”) to PECO to aid in the Joint Cooperation during the Exclusivity Period (the “Joint Cooperation Services”). Said Secunded Employees’ job duties shall consist of performing services for PECO as directed by PECO and PECO shall provide day-to-day direction to said Secunded Employees with respect to the Joint Cooperation Services. PECO shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the DEI Indemnitees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses (collectively “Losses”) claimed by said Secunded Employees or by a third-party governmental entity as a result of any claims arising from or relating to, in any way, PECO’s work environment and/or its day-to-day direction of said Secunded Employees (including, but not limited to, compliance with any and all health, safety and employment laws related thereto) during the Exclusivity Period. DEI shall, to the fullest extent permitted by applicable law, indemnify and hold harmless PECO and any of its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, related companies, subsidiaries, predecessor and successor corporations, and assigns (the “PECO Indemnitees”) from and against all Losses claimed by said Secunded Employees or by a third-party governmental entity as a result of any claims arising from or relating to, in any way, the overall control and management of said Secunded Employees, including the compensation, evaluation, discipline and/or termination of said Secunded Employees (including, but not limited to, compliance with any and all wage and hour laws related thereto) during the Exclusivity Period.

8.4 Adherence to Rules. Each party will ensure that all of its personnel and subcontractors working on the other party’s premises follow the host party’s guidelines, policies and instructions while on the host party’s premises, including confidentiality and security procedures.

9. IP OWNERSHIP.

9.1 Pre-Existing Technology. Each party shall retain sole ownership of its Technology independently developed prior to the Effective Date.

9.2 Joint Technology. Unless otherwise agreed pursuant to a separate Joint Development Agreement entered into pursuant to Section 8.2, all Technology (other than DEI Technology and Secunded Employee Technology) created jointly by employees or agents of DEI and employees or agents of PECO (“Joint Technology”) shall be owned jointly by DEI and PECO. Subject to the foregoing, joint ownership will provide each party with an undivided interest in such Joint Technology with the power to license, enforce and otherwise exploit it without the consent of and without accounting to the other party, and each party hereby waives any right it may have under the laws of any country to require such consent or accounting. The parties shall mutually agree on the terms and conditions related to the prosecution and maintenance of any patents, patent applications, copyright registrations and other intellectual property protections related to the Joint Technology.

9.3 Secunded Employee Technology. All Technology that is created solely by the Secunded Employees during the performance of tasks assigned to the Secunded Employees by PECO or that results from the Secunded Employees’ use of property, equipment, or premises owned, leased or contracted for by PECO (“Secunded Employee Technology”) is subject to the following ownership provisions:

9.3.1 All Secunded Employee Technology relating to the Modules or the manufacture or use thereof (including all modifications, enhancements, extensions, and upgrades of and/or to Modules), and all Intellectual Property Rights therein (collectively, “Module Technology”), shall be owned by DEI. Accordingly, PECO hereby agrees to assign (or cause to be assigned) and does hereby irrevocably assign fully to DEI all Module Technology and any and all Intellectual Property Rights throughout the world therein or pertaining to the manufacture or use thereof.

9.3.2 PECO covenants to DEI that it will not initiate any litigation against DEI, the DEI Indemnitees, or any of DEI’s or DEI Indemnitees’ customers or entities in their distribution channels (any of the foregoing, a “DEI Party”), asserting that a DEI Party is a direct or contributory infringer of any patents or patent applications claiming inventions within the Secunded Employee Technology or the manufacture or use thereof.

9.3.3 Except as set forth in Section 9.3.1, PECO shall retain all of its right, title and interest in and to Secunded Employee Technology, including all Intellectual Property Rights therein. Accordingly, DEI hereby agrees to assign (or cause to be assigned) and does hereby irrevocably assign fully to PECO all Secunded Employee Technology and any and all Intellectual Property Rights throughout the world therein (subject to Section 9.3.1). Additionally, DEI shall execute and deliver, from time to time, such documents and perform such acts as may be necessary or convenient to effectuate and perfect the assignments contemplated herein, and will cooperate with and assist PECO in every proper way (at the expense of PECO) in obtaining and from time to time enforcing such Intellectual Property Rights within the Secunded Employee Technology in any and all countries.

9.3.4 PECO shall execute and deliver, from time to time, such documents and perform such acts as may be necessary or convenient to effectuate and perfect the assignments contemplated herein, and will cooperate with and assist DEI in every proper way (at the expense of DEI) in obtaining and from time to time enforcing Intellectual Property Rights within the Module Technology in any and all countries. Notwithstanding anything to the contrary stated herein, during and after the term of this Agreement, each party shall have the right to use without liability or restriction the Residuals from the Secunded Employee Technology. The term “Residuals” shall mean trade secret rights in information disclosed in nontangible form (i.e., not in written or other documentary form, including tape or disk) which is retained in memory by the Secunded Employees, including ideas, concepts, know-how, or techniques contained therein.

9.4 Reservation of Rights/Ownership. Except as expressly provided herein, all present and future trademarks and trade names, logos, patents, copyrights, and other identifying material or Intellectual Property Rights of either party shall remain the exclusive property of such party and no rights to such trademarks, trade names, logos, patents, copyrights and other identifying material or Intellectual Property Rights shall vest in the other party because of this Agreement. The Products are offered for sale and are sold by DEI subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. PECO shall take appropriate steps with its PECO Customers, as DEI may request, to inform them of and assure compliance with the restrictions contained in this Section.

9.5 Non-Exclusive License. DEI hereby grants to PECO a nonexclusive, fully paid up, royalty-free license, under DEI’s (and its Affiliates’) rights in the Supply Records (as defined in Exhibit F hereto), to use, reproduce, distribute, digitally transmit and display tangible manifestations of the Supply Records, and to confidentially disclose tangible manifestations of the Supply Records, including the right to sub-license for use, solely in support of PECO’s performance of its rights and obligations hereunder.

10. WARRANTIES AND DISCLAIMERS.

10.1 General Warranty. Each party hereby represents and warrants to the other that (i) such party has the right, power and authority to enter into this Agreement and to fully perform all of its obligations, including the granting of licenses, hereunder; (ii) entering into this Agreement does not violate any agreement or obligation existing between such party and any third party; and (iii) such party has and will maintain with all of its employees written agreements sufficient to enable such party to perform its obligations hereunder with confidentiality terms at least as restrictive as those provided herein.

10.2 Product Warranty. DEI shall provide PECO with its standard one (1)-year warranty for the Products. PECO may repair Products pursuant to the Repair Services Agreement contemplated in Section 6.2. Upon PECO’s request, on a PECO Customer-by-PECO Customer basis, DEI will negotiate in good faith with PECO to provide PECO with a warranty that is coterminous with the warranty provided by PECO to such PECO Customer.

10.3 Notification and Remedy. With respect to any warranty, PECO will immediately notify DEI in writing if it becomes aware, during the warranty period, that a Product fails to conform to the warranty. Upon its verification of any claim of defect or nonconformity of a unit of the Products during the Term, DEI will use commercially reasonable efforts to either, at its option, (i) repair the Product or have PECO repair the Product, at a mutually agreed cost, or (ii) provide a replacement thereof to the extent necessary to honor DEI’s warranty. The foregoing states DEI’s sole liability for any failure of the Products to conform to each warranty.

10.4 Recalls. If DEI decides to recall, replace or take other action with respect to any Products, it will notify PECO by rapid means of communication and PECO shall immediately cease sales of any units of Product in its possession or control, which are subject to the action until the course of action to be taken has been determined. The reasonable and justifiable costs of recovering Product in the field and its replacement in any action affecting a Product will be borne by DEI.

10.5 Disclaimer. DEI DOES NOT MAKE ANY WARRANTY TO PECO, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANY OTHER MATERIALS CONTEMPLATED HEREUNDER, AND DEI SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

11. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, TO THE EXTENT ALLOWED BY LAW, THE LIABILITY OF DEI TO ANY PERSON WITH RESPECT TO THE PRODUCTS AND/OR THE RELATIONSHIP DESCRIBED IN THIS AGREEMENT, WHETHER BASED ON CONTRACT, INCLUDING BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT THEORY, SHALL IN NO EVENT EXCEED THE AMOUNT OF MONEY PAID TO DEI PURSUANT TO THIS AGREEMENT PRIOR TO THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY, AND IN THE CASE OF LIABILITY RELATING TO ANY ALLEGEDLY DEFECTIVE OR INFRINGING UNIT OF PRODUCTS, SHALL, UNDER ANY LEGAL OR EQUITABLE THEORY, BE FURTHER LIMITED TO REPLACEMENT OF THE UNIT, OR IF IMPRACTICAL, RETURN OF THE PURCHASE PRICE PAID BY PECO FOR SUCH UNIT. DEI SHALL IN NO EVENT BE LIABLE TO ANY PERSON FOR ANY LOST PROFITS, LOST DATA, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF DEI HAS BEEN INFORMED OF THE POSSIBILITY THEREOF AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. THE PARTIES AGREE THAT THIS SECTION REPRESENTS A REASONABLE ALLOCATION OF RISK.

12. CONFIDENTIAL INFORMATION.

12.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that the receiving party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information of the other party. “Confidential Information” means (i) information disclosed in tangible form that is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature, or (ii) information disclosed orally, where such information is either (A) of the type usually considered confidential or proprietary in the disclosing party’s industry or (B) otherwise indicated to be confidential or proprietary by the disclosing party at the time of the initial disclosure thereof and confirmed in writing as confidential or proprietary by the disclosing party within thirty (30) days after such disclosure. Subject to the provisions of Sections 8 and 9, the parties agree that the following shall be considered the “Confidential Information” of a disclosing party without the requirement that such information be designated as in writing as “Confidential” or with some other similar designation by the disclosing party: knowledge and information that may be learned or obtained by a receiving party, its agents, servants or employees with respect to the conduct and details of the disclosing party’s business, including but not limited to, product sales or other financial information, all aspects of the technology for manufacture of the Products, the processes, formulas, machinery, equipment, utensils and arts of manufacture used by a party and its designs or methods of manufacture, as well as its trade secrets and customer lists. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation: (i) was already or becomes lawfully known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party or became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or (iii) was developed by the receiving party without reference to any information or materials disclosed or provided by the disclosing party.

12.2 Confidentiality of Agreement. PECO agrees that the terms and conditions of this Agreement shall be treated as the Confidential Information of DEI; provided that PECO may disclose the terms and conditions of this Agreement: (i) to legal counsel; (ii) in confidence, and as necessary to its accountants, banks, and financing sources and their advisors; (iii) in connection with evaluation of a potential merger of PECO, except where the party that would be merging with or acquiring PECO is a competitor of DEI; (iv) in confidence, and to legal counsel in connection with the enforcement of this Agreement or rights under this Agreement, or (v) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the Securities and Exchange Commission and its counterparts in other jurisdictions.

12.3 Compelled Disclosure. Nothing in Section 12.1 or Section 12.2 will prevent disclosure of either or both the terms and conditions of this Agreement or of the receiving party’s Confidential Information generally if, in the opinion of the receiving party’s legal counsel, such disclosure is required to be made in a judicial, administrative or governmental proceeding pursuant to a subpoena, deposition, interrogatory, civil investigative demand or similar process or order. In that event, however, the receiving party shall provide notice to the disclosing party (unless notice is prohibited by order, subpoena or law) before disclosing any of the Confidential Information. In making such disclosure, the receiving party may disclose only that portion of the Confidential Information required to be disclosed and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded the information. The receiving party is not, however, under any obligation to seek a protective order.

13. INSURANCE. To the extent that PECO is required to carry insurance with respect to agreements with PECO Customers, then PECO shall provide comparable insurance to DEI, including naming DEI as an additional insured.

14. PECO STATUS. For the purpose of carrying out this Agreement, PECO shall be and act as independent contractor and not as an agent or employee of DEI and shall not have the power to bind, and agrees not to attempt to bind, DEI to any contract without prior written approval thereof from DEI.

15. ASSIGNMENT. PECO may not assign, transfer, subdivide or otherwise deal with any obligations or benefit under this Agreement, through operation of law or otherwise, without the prior written consent of DEI. Any attempted assignment in violation of this Section shall be null and void.

16. TERM AND TERMINATION.

16.1 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect for thirty (30) months thereafter, subject to early termination pursuant to Sections 16.2 and 16.3 below (the “Term”). This Agreement may be renewed for an agreed upon term by mutual written agreement of the parties.

16.2 Termination for Change of Control. In the event that PECO undergoes a Change of Control, DEI may thereafter in its sole discretion terminate this Agreement immediately upon written notice to PECO. The term “Change of Control” with respect to an entity means the occurrence of one or more of the following: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the stockholders, open market purchases or any other transaction or series of transactions, of more than fifty percent (50%) of the capital stock entitled to elect the members of the board of directors or other analogous governing body of such entity; (ii) a merger or consolidation in which such entity is not the surviving entity, except for a transaction in which the securities of such entity immediately prior to consummation of such merger or consolidation are converted by means of such merger or consolidation into securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity; or (iii) any reverse merger in which such entity is the surviving entity but in which the securities of such entity immediately prior to consummation of such reverse merger represent less than fifty percent (50%) of the total combined voting power of such entity’s capital stock outstanding immediately after consummation of such merger.

16.3 Termination by Either Party. Either party may terminate this Agreement prior to its expiration and upon thirty (30) days’ written notice if: (a) a party breaches any material term of this Agreement and the breaching party has not cured the breach within such thirty (30) day period; (b) a party is the subject of a liquidation or insolvency, or the filing of bankruptcy, or similar proceeding(s) (provided that in the case of involuntary proceedings, such proceedings are not dismissed within sixty (60) days of filing); or (c) the other party ceases to actively engage in business.

16.4 Effect of Termination.

16.4.1 If proper notice of termination is given for any reason, DEI shall be entitled to reject or cancel without liability all or part of any previously accepted Orders received from PECO after such notice, but prior to the effective date of termination. Notwithstanding any credit terms made available to PECO prior to that time, any shipments during said period shall be paid for by wire transfer prior to such shipment. Upon termination of this Agreement, the due date of all invoices for Product shall automatically be accelerated so that they shall become due and payable on the effective date of termination, even if longer terms have been provided previously.

16.4.2 All rights and licenses of PECO hereunder shall automatically be terminated except that PECO may continue only to sell, in accordance with normal business practice and the terms of this Agreement, Products previously shipped to it by DEI as set forth in Section 16.4.2 above.

16.4.3 Each party shall, within thirty (30) days of the effective date of termination, return to the other party all of the other party’s Confidential Information then in a party’s possession, custody or control.

16.4.4 Upon the termination of this Agreement in accordance with its terms, except for obligations incurred prior to the effective date of termination, neither party shall have any obligation to the other party, or to any employee, agent or representative of a party, for compensation or for damages of any kind, whether on account of loss by a party, or by such employee agent or representative of present or prospective sales, investments, compensation or goodwill; provided, however, that nothing in this section shall relieve PECO of any liability for willful misconduct, gross negligence, or breach of contract. Each party, for itself and on behalf of each of its employees, agents and representatives, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. Without limiting the generality of the foregoing, PECO understands and acknowledges that any contract or other arrangements it enters into with any third parties with respect to Product will be subject and subordinate to the rights of termination set forth in this Agreement; provided, however, DEI’s obligation pursuant to Section 3.2.2 shall not be superseded or terminated by virtue of the termination of this Agreement upon (i) this Agreement’s natural expiration or (ii) DEI’s material breach. PECO will indemnify and hold the DEI Indemnitees harmless from any and all liability, loss, damages, costs or expenses incurred by DEI in connection with claims by any such third party made because of the termination of this Agreement.

16.5 Survival. Upon any termination or expiration of this Agreement the provisions of Sections 1, 2.2, 3.2.2 (subject to Section 16.4.4 above), 3.3, 3.4, 5.4, 5.7, 7.2, 9, 10.1, 10.2 (only with respect to the first and third sentences, and only for so long as a warranty period extends beyond the Term (provided that the obligation to negotiate as set forth in the third sentence shall not survive)), 10.3 (only for so long as a warranty period extends beyond the Term), 10.4, 10.5, 11 – 14, 16.4, 16.5, 18 and 19, and all payment obligations incurred prior to the effective date of such termination or expiration (and all related payment provisions) shall survive. All other provisions of this Agreement shall terminate.

17. EVENTS BEYOND CONTROL. The obligations of either party to perform under this Agreement shall be excused if such failure to perform or any delay is caused by matters such as acts of God, strikes, civil commotion, riots, war, revolution, acts of governments, lack of adequate production capacity, failure or delay in plant start up, breakdown of machinery, shortage of raw materials, equipment, fuel, transportation, or containers, or any other cause whether similar or dissimilar to those enumerated that are reasonably beyond the control of the party obligated to perform. Upon the occurrence of such an event, the duties and obligations of the parties shall be suspended for the duration of the event preventing proper performance under this Agreement; provided however that if such suspension shall occur, the parties shall meet and attempt to arrive at a mutually acceptable compromise within the spirit and intent of this Agreement, and if such a reasonable compromise cannot be reached in good faith, then either party may terminate this Agreement upon thirty (30) days written notice.

18. NOTICE. Notices shall be sent by certified or registered mail to the address set forth in this Agreement, or to such other address as the receiving party shall have designated by notice in writing. Notices shall be effective on mailing.

Notice to be sent to:	Delta Electronics, Inc.
186 Ruey Kuang Road, Neihu
Taipei 11491
Taiwan, R.O.C.
Attention: Michael Tan, Manager, Corporate Legal Affairs
Fax: 886-2-8797-3241

With a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-105
Attention: Aaron J. Alter, Esq.
Fax: 650-493-6811

PECO II Inc.
1376 State Route 598
Galion, Ohio 44833
Fax: 419-468-9164
Attention: President & CEO

With a copy to:

Porter Wright Morris & Arthur LLP
41 S. High Street
Columbus, Ohio 43215
Fax: 614-227-2100
Attention: Curtis A. Loveland

19. MISCELLANEOUS.

19.1 Discussions. In the eighteenth (18th) month of the Term of this Agreement, the parties agree to negotiate in good faith, for a period not to exceed 30 days, a possible extension of the Term and/or the duration of the exclusivity of the rights granted in Section 2.1.1, it being understood that neither party shall be obligated to modify or amend this Agreement.

19.2 Necessary Actions. Each party agrees to perform any further acts and execute and deliver any and all further documents and/or instruments which may be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby.

19.3 Waiver; Amendment. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Further, no changes or modifications or waivers can be made to this Agreement unless evidenced in writing and signed for on behalf of both parties.

19.4 Severability. If any provision of this Agreement shall be determined to be unenforceable, all other provisions shall remain in full force and effect and the affected provision shall be construed so as to be enforceable to the maximum extent possible.

19.5 Governing Law; Jurisdiction; Arbitration.

19.5.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONTROLLED BY, CONSTRUED AND ENFORCED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE, U.S.A., EXCLUDING ITS CHOICE OF LAW PROVISIONS AND ALSO EXCLUDING THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

19.5.2 Exclusive Jurisdiction . With respect to any matter based upon or arising out of this Agreement or the transactions contemplated hereby that seeks temporary or injunctive relief or specific performance, each of the parties (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each party agrees not to commence any legal proceedings subject to this Section 19.5.2 except in such courts.

19.5.3 Binding Arbitration . Each party irrevocably agrees and acknowledges that, subject only to Section 19.5.2 above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement or the transactions contemplated hereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 19.5.4.

19.5.4 Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 19.5.4; (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

19.5.5 Other Remedies; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

19.6 Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

19.7 Conflicting Terms. Such terms and conditions of PECO’s Orders, invoices or other sales documents, as may be in conflict in whole or in part with the provisions of this Agreement shall be of no force or effect whatsoever and the provisions of this Agreement shall be controlling in any such instance. It is the intention of both parties that the acceptance, even in writing, of any such purchase or sales document not constitute a modification or amendment of, or addition to, the terms of this Agreement unless accompanied by a typed letter of agreement conspicuously entitled “Amendment of Agreement” which begins with a proposal to amend the Agreement and specifies exactly each change to be made and which is signed by an authorized officer of both parties.

19.8 Subcontracting. DEI may subcontract any of its rights and/or obligations, in part or in whole, pursuant to this Agreement at any time without restriction.

19.9 Registrations. If this Agreement is required to be registered with any governmental authority in the United States, PECO shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

19.10 Compliance With Laws. The parties shall each comply with all applicable federal, state, and local laws and regulations in performing its duties hereunder.

19.11 Entire Agreement. This Agreement, and all exhibits attached hereto, constitutes the entire understanding and contract between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the parties with respect to the subject matter hereof, including without limitation that certain OEM/ODM Partnership Agreement between PECO II, Inc. and Delta Electronics, Inc., together with all exhibits attached thereto, which is hereby terminated in its entirety by the parties as of the Effective Date hereof. The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

19.12 Construction of Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Article,” “Section,” “Schedule,” “Exhibit,” “Attachment” or “Appendix” is to the corresponding Article, Section, Schedule, Exhibit, Attachment or Appendix of or to this Agreement; (ii) “including” shall mean “including, without limitation”; and (iii) the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

19.13 Counterparts. For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

19.14 Prior Agreements. As of the Effective Date, DEI and PECO hereby agree that the Prior Agreements are terminated. Notwithstanding the termination of the Prior Agreements, all terms and conditions, including all rights, obligations and liabilities associated therewith, shall apply to all Products shipped under the terms of the Prior Agreements as if such Prior Agreements remained in effect.

[Signature Page Follows]

AGREED TO AND ACCEPTED BY:

DELTA ELECTRONICS, INC. (“DEI”)		PECO II Inc. (“PECO”)

By:		By:
Name:	Albert Chang	Name:	John G. Heindel
Title:	General Manager	Title:	President & Chief Executive Officer
Power System Business Group II

EXHIBIT A

PRODUCTS

Category	Series	Delta P/N
Converter	DC-DC	DCS-24/20A A-S

Converter	DC-DC	DCS-48/10A A-S

Inverter	Inverter	ESI125N102AB A

Inverter	Inverter	ESI125N202AB A

Inverter	Inverter	ESI24N102AB A

Inverter	Inverter	ESI24N102AB B

Inverter	Inverter	ESI48I202AB D

Inverter	Inverter	ESI48N102AB A

Inverter	Inverter	ESI48N102AB B

Inverter	Inverter	ESI48N202AB A

Rectifier	HDS-7200	ESR-48/120A A-S

Rectifier	HDS-3000	ESR-24/100D A-S

Rectifier	HDS-3000	ESR-48/50D A-S

Rectifier	MCS-3000	ESR-24/100A A-S

Rectifier	MCS-3000	ESR-24/100B A-S

Rectifier	MCS-1800	ESR-48/30D A-S

Rectifier	MCS-1800	ESR-24/50D A-S

Rectifier	MCS-600	ESR-48/10B A-S

Shelf	HDS-3000	SA-11F/EE C-S

Shelf	DC-DC	SB-18K/HG H-S

System	HDS-3000	ES24/1200-NDA03

System	HDS-3000	ES24/1200-NDC01

System	HDS-3000	ES48/200-NEA01

System	MCS-3000	ES24/1200-GDA09

System	MCS-3000	ES24/1200-GDA11

System	MCS-3000	ES24/1200-GEA02

System	MCS-3000	ES24/600-GEA01

System	MCS-3000	ES48/1200-GDA09

System	MCS-3000	ES48/1200-GDA10

System	MCS-1800	ES24/200-JAA03

System	DC-DC	ES24/80-KAA01

System	BDFB	ES48/3600-PEA01

System	BDFB	ES48/3600-PFA01

EXHIBIT B

PRICING

Category	Series	Delta P/N	Price to Peco II
Converter	DC-DC	DCS-24/20A A-S	[*]

Converter	DC-DC	DCS-48/10A A-S	[*]

Inverter	Inverter	ESI125N102AB A	[*]

Inverter	Inverter	ESI125N202AB A	[*]

Inverter	Inverter	ESI24N102AB A	[*]

Inverter	Inverter	ESI24N102AB B	[*]

Inverter	Inverter	ESI48I202AB D	[*]

Inverter	Inverter	ESI48N102AB A	[*]

Inverter	Inverter	ESI48N102AB B	[*]

Inverter	Inverter	ESI48N202AB A	[*]

Rectifier	HDS-7200	ESR-48/120A A-S	[*]

Rectifier	HDS-3000	ESR-24/100D A-S	[*]

Rectifier	HDS-3000	ESR-48/50D A-S	[*]

Rectifier	MCS-3000	ESR-24/100A A-S	[*]

Rectifier	MCS-3000	ESR-24/100B A-S	[*]

Rectifier	MCS-1800	ESR-48/30D A-S	[*]

Rectifier	MCS-1800	ESR-24/50D A-S	[*]

Rectifier	MCS-600	ESR-48/10B A-S	[*]

Shelf	HDS-3000	SA-11F/EE C-S	[*]

Shelf	DC-DC	SB-18K/HG H-S	[*]

System	HDS-3000	ES24/1200-NDA03	[*]

System	HDS-3000	ES24/1200-NDC01	[*]

System	HDS-3000	ES48/200-NEA01	[*]

System	MCS-3000	ES24/1200-GDA09	[*]

System	MCS-3000	ES24/1200-GDA11	[*]

System	MCS-3000	ES24/1200-GEA02	[*]

System	MCS-3000	ES24/600-GEA01	[*]

System	MCS-3000	ES48/1200-GDA09	[*]

System	MCS-3000	ES48/1200-GDA10	[*]

System	MCS-1800	ES24/200-JAA03	[*]

System	DC-DC	ES24/80-KAA01	[*]

System	BDFB	ES48/3600-PEA01	[*]

System	BDFB	ES48/3600-PFA01	[*]

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT C

DEI BRANDING GUIDELINES

PECO shall mark each DEI System and PECO System as follows and in a size and location on the Product as mutually agreed, such agreement not to be unreasonably withheld:

POWER BY DELTA

and shall include the above legend in all PECO System brochures, manuals, descriptive literature, and, space permitting, advertising.

EXHIBIT D

RESERVED ENTITIES

[*]

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT E

MINIMUM ORDER REQUIREMENTS

•	Spare Parts:

•	Boards: [*]

•	Components: [*]

•	Racks/Shelves: [*]

•	DEI Systems: [*]

•	Modules: [*]

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT F

SUPPLY RECORDS

“Supply Records” shall mean the following data and documentation (excluding in each case any documentation, data or other information related to Reserved Entities and the Modules):

•	product drawings, technical manuals, BOM (Bill of materials), training materials, and part item master listings for Systems that Buyer is authorized to sell pursuant to this Agreement;

•	list of suppliers for materials, vendor purchase agreements, and purchase order pricing list by item by vendor used in North American telecom operations for Systems that Buyer is authorized to sell pursuant to this Agreement;

•	product cut sheets, product catalogs, current customer price listings, and product forecasts for Systems that Buyer is authorized to sell pursuant to this Agreement; and

•	a copy of the RMA database for Systems that Buyer is authorized to sell pursuant to this Agreement.

EXHIBIT F

COMMON STOCK WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH WARRANT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Warrant is issued to Delta Products Corporation, a California corporation (the “Holder”), by PECO II, Inc., an Ohio corporation (the “Company”), pursuant to the terms of that certain Asset Purchase Agreement dated as of October [•], 2005 (the “Asset Purchase Agreement”) and is effective as of [•] 2005 (“the Issuance Date”).

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the holder of this Warrant is entitled, upon surrender of this Warrant and delivery of a duly executed Notice of Exercise (in the form attached hereto as Exhibit A), together with the applicable Exercise Price, at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to the number of fully paid and nonassessable Shares (as defined below) that equals the Warrant Coverage Amount (as defined below).

2. Definitions.

(a) Affiliates. The “affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

(b) Asset Shares. The “Asset Shares” shall mean 4,740,375 shares of the Company’s common stock, representing the number of Shares issued to the Holder pursuant to Section 2.1 of the Asset Purchase Agreement.

(c) Exercise Date. The “Exercise Date” shall mean the respective date on which the Holder exercises this Warrant pursuant to the terms hereof.

(d) Exercise Price. The “Exercise Price” shall be $2.00 per Share (as adjusted pursuant to the terms hereof).

(e) Exercise Period. This Warrant shall be exercisable, in whole or in part, at any time and from time to time during the term commencing on the Issuance Date and ending at 5:00 p.m. Eastern Standard Time on [•], 2008, the date that is 30 months from the Issuance Date.

(f) Outstanding Shares. The term “Outstanding Shares” means all issued and outstanding shares of capital stock of the Company as of the date that is the five (5) business days prior to the Exercise Date; provided, however, that in the event the Exercise Date is within five (5) business days of the Issuance Date, the measurement date shall be the Issuance Date (and shall include the Asset Shares).

(g) Person. The term “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity.

(h) Registration Rights Agreement. The term “Registration Rights Agreement” means that certain Registration Rights Agreement entered into between the Company and the Holder as of the date of this Warrant, a copy of which is attached to this Warrant as Exhibit C.

(i) Required Warrant Coverage Amount. The term “Required Warrant Coverage Amount” shall mean that number of Shares that is determined by application of the following formula: (x) the quotient of (i) the Outstanding Shares minus the Asset Shares, divided by (ii) 0.55, minus (y) the Outstanding Shares, and (z) rounded to the nearest whole share.

(j) Shares. The term “Shares” shall mean shares of the Company’s common stock.

(k) Warrant. The term “Warrant” as used herein shall include this Warrant, and any warrants delivered in substitution or exchange therefor as provided herein.

(l) Warrant Coverage Amount. The term “Warrant Coverage Amount” shall mean that number of Shares that is equal to (x) the Required Warrant Coverage Amount minus (y) that number of Shares previously issued prior to the respective Exercise Date upon any partial exercise of this Warrant by any holder hereof.

3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) the surrender of the Warrant, together with a Notice of Exercise (in the form attached hereto as Exhibit A) to the Secretary of the Company at its principal offices; and

(b) the payment to the Company of a cash amount (payable by check or wire transfer or cancellation of indebtedness) equal to the aggregate Exercise Price for the number of Shares being purchased.

4. Certificates for Shares. As promptly as practicable on or after the Exercise Date and in any event within ten (10) days thereafter, the Company, at its expense, shall issue and deliver to the Holder a certificate or certificates for the number of Shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company, at its expense, will execute and deliver a new Warrant of like tenor exercisable for the number of Shares for which this Warrant may then be exercised.

5. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

6. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

7. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the Holder’s expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

8. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine its Shares, or issue additional shares of its capital stock as a dividend with respect to the Shares, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 8(a) above), then the Company shall make appropriate provision so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

9. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Shares a sufficient number of Shares to provide for the issuance of Shares upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its charter documents to provide sufficient reserves of Shares issuable upon exercise of the Warrant and will refrain from effecting any amendment to its charter documents which in any manner would adversely affect the rights or privileges of the Holder hereunder.

10. Warrants Transferable.

(a) Subject to compliance with the terms and conditions of this Section 10, this Warrant and all rights hereunder are transferable by the Holder, in whole or in part, without charge to the Holder (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer in the form attached hereto as Exhibit B. Any such transferee of this Warrant shall be deemed to be a “Holder” hereunder, shall be subject to all of the rights, preferences, privileges and obligations of this Warrant.

(b) Prior to any proposed sale, assignment, or transfer of this Warrant (other than a transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of its intention to effect such transfer, sale or assignment. Each such notice shall describe the manner and circumstances of the proposed transfer, sale or assignment in sufficient detail, and if requested by the Company, Holder shall have furnished, a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Warrant may be effected without registration under the Securities Act.

(c) Notwithstanding anything to the contrary set forth in Section 10(a), Holder may not transfer this Warrant to an unaffiliated Person without the prior written consent of the Company. Holder may transfer this Warrant in whole or in part, to any of its affiliates without such prior written consent, provided such transfer is in compliance with Sections 10(a) and 10(b) and the transferee agrees in writing to be bound by the terms of this Warrant, a copy of which writing shall be provided to the Company.

11. Rights of Shareholders. The Holder shall not be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) until the Warrant shall have been exercised in accordance with the terms hereof; provided, however, that in the event:

(a) the Company shall take a record of the holders of its Shares (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any stock split or subdivision, or reverse stock split or combination, or any similar event involving the Shares, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any sale, transfer or other conveyance of all or substantially all of the assets of the Company to another corporation; or

(c) of any voluntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will deliver to the Holder a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which a record is to be taken for determining shareholders entitled to vote upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Shares (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their Shares (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be delivered at least ten (10) business days prior to the date therein specified.

12. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to Holder:	Copies to:

Delta Products Corporation 4405 Cushing Pkwy. Fremont, CA 94538-6475 Attention: Yao C.H. Chou Fax: 510-498-8879	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Attention: Aaron J. Alter, Esq. Fax: 650-493-6811

If to the Company:	Copy to:

PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833 Attention: President and Chief Executive Officer Fax: 419-468-9164	Porter Wright Morris & Arthur LLP Huntington Center 41 South High Street Columbus, OH 43215-6194 Attention: Curtis A. Loveland Fax: 614-227-2100

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including Personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

13. Registration Rights Agreement. Subject to Section 9(c) of the Registration Rights Agreement, the Shares issuable upon exercise of this Warrant shall be subject to and shall have the rights, preferences and privileges set forth in the Registration Rights Agreement. In any event, the Shares issued upon exercise of this Warrant shall be subject to Section 2 of the Registration Rights Agreement (to the extent applicable).

14. Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

15. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

16. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Warrant.

17. No Impairment. The Company will not, through any voluntary action, avoid or seek to avoid the observance or performance of any terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders hereunder.

18. Severability. Any term or provision of this Warrant that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Warrant with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

19. Amendments. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Company and the Holder.

20. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Warrant or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

21. Succession and Assignment. This Warrant shall be binding upon and shall inure to the benefit of the Company and Holder and their respective successors and permitted assigns.

22. Exclusive Jurisdiction. With respect to any matter based upon or arising out of this Warrant or the transactions contemplated hereby that seeks temporary or injunctive relief or specific performance, each of the parties (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each party agrees not to commence any legal proceedings subject to this Section 22 except in such courts.

23. Binding Arbitration.

(a) Each party irrevocably agrees and acknowledges that, subject only to Section 22 above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Warrant or the transactions contemplated hereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Warrant (each a “Disputed Claim”), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 23(b).

(b) Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 23(b); (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

24. Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached.

(b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

Issued this          day of                     , 2005.

PECO II, INC.

By:
Name:	John G. Heindel
Title:	President and Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

TO:	[COMPANY]

Attention: President

1. The undersigned hereby elects to purchase              Shares of              pursuant to the terms of the attached Warrant, by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

2. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned hereby represents and warrants as of the date indicated below that it: (a) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933; (b) is acquiring the Shares for investment intent for the undersigned’s own account, not as a nominee or agent, and not with a view to the distribution or resale of any part thereof; (c) is able to fend for itself, can bear the economic risk of investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares; and (d) the Shares issued upon exercise of the Warrant are subject to the restrictions set forth in Section 2 of the Registration Rights Agreement (to the extent applicable).

(Signature)

(Name)

(Date)	(Title)

EXHIBIT B

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                                 the right represented by the attached Warrant to purchase              shares of                                  of [COMPANY] to which the attached Warrant relates, and appoints                              Attorney to transfer such right on the books of                     , with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

Signed in the presence of:

ASSUMPTION OF WARRANT BY TRANSFEREE

The undersigned hereby assumes the rights transferred above and agrees that as of the date hereof and hereafter, it is bound by the terms of the attached Warrant as a Holder thereunder.

[NAME OF TRANSFEREE]

[Name and Title]

Date:

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

Appendix D

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of October 13, 2005 by and among Peco II, Inc., an Ohio corporation (the “Company”), Delta Products Corporation, a California corporation (“Shareholder”), and each of the persons listed on Exhibit A-1 attached hereto (each a “Significant Holder,” and collectively the “Significant Holders”). The Shareholder and the Significant Holders are referred to herein collectively as the “Voting Parties.” This Agreement shall become effective on the Closing Date of the Asset Agreement (as defined below) (the “Effective Date”).

WHEREAS, concurrently herewith, the Company and Shareholder are entering into an Asset Purchase Agreement, dated as of October 13, 2005 (as such agreement may hereafter be amended from time to time, the “Asset Agreement”), a copy of which is attached hereto as Exhibit B, pursuant to which the Company will purchase from Shareholder the Business Assets and assume the Assumed Liabilities (each as defined in the Asset Agreement) in exchange for the issuance to Shareholder of a certain number of shares of the Company’s common stock and a warrant to purchase additional shares of the Company’s common stock.

WHEREAS, as an inducement and a condition to entering into the Asset Agreement, the Company and the Voting Parties have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Agreement.

(b) Other Definitions.

(i) “Vote” shall include any exercise of voting rights whether at an annual or special meeting or in any other manner permitted by applicable law.

(ii) “Company Charter Documents” shall mean the Company’s articles of incorporation and code of regulations as shall be in effect.

(iii) “Class I Director” means those directors of the Company whose term of office expires at the Company’s 2007 annual meeting of shareholders.

(iv) “Class II Director” means those directors of the Company whose term of office expires at the Company’s 2008 annual meeting of shareholders.

(v) “Class III Director” means those directors of the Company whose term of office expires at the Company’s 2006 annual meeting of shareholders.

2. Company Shares. Shareholder and each Selling Holder hereby severally agrees to vote all shares of the Company’s voting securities now or hereafter beneficially owned by such Person (the “Company Shares”) in accordance with the provisions of this Agreement. For purposes of this Agreement, a Person shall be deemed to “beneficially own” or to have acquired “beneficial ownership” of a security if such Person directly or indirectly, through any contract, arrangement, understanding relationship or otherwise, has such ownership, control or power to (i) vote or direct the voting with respect to such security, or (ii) dispose or to direct the disposition of such security. Company Shares beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act, other than parties to this Agreement. In the event of a stock dividend or distribution, or any change in the Company capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged.

3. Company Covenants.

(a) Effective as of the Closing Date, the Company’s board of directors (the “Board”) shall, in compliance with applicable Law and the Company Charter Documents, appoint the Shareholder Designee to fill the existing Class II Director vacancy. The Shareholder Designee shall be designated a Class II Director of the Board.

(b) The Company shall use commercially reasonable efforts to support the election of the Shareholder Designee, and in any event efforts consistent with the Company’s past and current practices regarding the support of other persons standing for election as directors of the Company as part of the Company’s management slate.

4. Election of Board of Directors.

(a) Designation of Directors. The nominees for election to the Company’s Board (each a “Designee”) shall be selected as follows:

(i) For so long as Shareholder, or any of its affiliates (other than the Company), holds Company Shares or the right to acquire Company Shares representing at least 5% of Company’s issued outstanding capital stock, one Designee shall be chosen by the Shareholder, in its sole discretion, provided the Designee shall be reasonably acceptable to the Board (a “Shareholder Designee”), and the Company shall name such individual for election to the Company’s Board as part of the management slate and shall be included in all Company proxy materials relating to the election of directors of the Company.

(ii) The remaining Designees to the Board shall be chosen by the Company’s Board (each a “Company Designee”), and shall be named for election to the Company’s Board as part of the management slate and shall be included in all Company proxy materials relating to the election of directors of the Company.

(b) Current Designees. Subject to Section 4(c), as of the Effective Date, the following individuals are the current Designees:

(i) George J. Dallas, Trygve A. Ivesdal, R. Louis Schneeberger, and Eugene V. Smith are the Company Designees serving as Class I Directors; John G. Heindel, E. Richard Hottenroth and Thomas R. Thomsen are the Company Designees serving as Class II Directors; and James L. Green, Mark R. McBride and Matthew P. Smith are the Company Designees serving as Class III Directors.

(ii) Lanford Liu is the Shareholder Designee and shall serve as a Class II Director.

(c) Changes in Designees.

(i) From time to time during the term of this Agreement, the Company may, in its sole discretion (x) notify Shareholder in writing of an intention to remove from the Board any incumbent Company Designee; or (y) notify Shareholder in writing of an intention to select a new Company Designee to fill a vacancy in any such seat. Any vacancy in a board seat allocated to a Company Designee shall be filled by the Board in accordance with the Company Charter Documents. In the event of such an initiation of a removal or selection of a new Company Designee under this Section 4(c)(i), Shareholder shall vote its shares to cause (A) the removal from the Board of the Company Designee(s) so designated for removal; and (B) the election to the Board of any new Company Designee so nominated.

(ii) From time to time during the term of this Agreement, Shareholder may, in its sole discretion (x) notify the Company in writing of an intention to remove from the Board any incumbent Shareholder Designee; or (y) notify the Company in writing of an intention to select a new Shareholder Designee to fill a vacancy in any such seat. Any vacancy in a board seat allocated to the Shareholder Designee shall be filled only by the Shareholder, in its sole discretion, provided the Shareholder Designee shall be reasonably acceptable to the Board. In the event of such an initiation of a removal or selection of a Shareholder Designee under this Section 4(c)(ii), the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, calling a special meeting of shareholders and soliciting the votes of the appropriate shareholders, and each Significant Holder shall vote its shares to cause (A) the removal from the Board of the Shareholder Designee so designated for removal; and (B) the election to the Board of any new Shareholder Designee so nominated.

(iii) Shareholder agrees not to bring any proposal before the Company’s shareholders, the intent of which is to remove from the Board without cause a Company Designee. The Company and each Significant Holder severally agrees not to bring any proposal before the Company’s shareholders, the intent of which is to remove from the Board without cause the Shareholder Designee.

(d) Election of Directors.

(i) Each Significant Holder severally agrees to vote all Company Shares (x) at all annual or special meetings of the Company’s shareholders, however called (including any postponement or adjournment thereof), and (y) by any consensual action of shareholders of the Company, in each case, in such a manner as may be necessary to elect (and maintain in office) as a member of the Company’s Board, the Shareholder Designee.

(ii) Shareholder agrees to vote all Company Shares (x) at all annual or special meetings of the Company’s shareholders, however called (including any postponement or adjournment thereof), and (y) by any consensual action of shareholders of the Company, in each case, in such a manner as may be necessary to elect (and maintain in office) as members of the Company’s Board, the Company Designees.

5. Board Observation Rights.

(a) Board Observer. For so long as Shareholder, or any of its affiliates (other than the Company), continues to hold Company Shares or the right to acquire Company Shares representing at least 5% of the Company’s issued outstanding capital stock, Shareholder shall have the right to designate a representative (the “Board Observer”) to attend all meetings of the Board (whether telephonic or otherwise) in a non-voting observer capacity, and the Company shall give the Board Observer copies of all notices, minutes, consents and other materials that it provides to its Directors (the “Materials”); provided, however, that the Board Observer and Shareholder shall agree to hold in confidence and trust all Materials so provided to the same extent as if they were members of the Board; provided, further, that the Board Observer and Shareholder agree to share information gathered from the Materials or to share the Materials only with those directors, officers, employees, agents or representatives of Shareholder on a need-to-know basis.

(b) Initial Board Observer; Change of Board Observer. Shareholder shall appoint Austin Tseng as its initial Board Observer. Shareholder, in its sole discretion, may from time to time change the Board Observer; provided, however, that Shareholder agrees to use commercially reasonable efforts to limit the number of times the Board Observer is changed. Moreover, Shareholder agrees to provide reasonable notice to the Company of a change of its Board Observer prior to the next scheduled meeting of the Board.

(c) Company’s Right to Exclude Board Observer. The Company shall have the right to exclude the Board Observer from any meeting of the Board, or any portion thereof, or to refuse to give the Board Observer access to any Materials, (i) if in the judgment of the Board, the matters to be discussed would impinge the attorney-client privilege, or (iii) a majority of the members of the Board vote to exclude such representative from a meeting, or any portion thereof, or from receiving Materials, or any portion thereof.

(d) Expenses. The Company shall pay all expenses reasonably incurred by either the Shareholder Designee or the Board Observer, but not both, in connection with such Shareholder Designee’s or Board

Observer’s attendance at and participation in any meeting of the Board, including, but not limited to travel expenses, in accordance with the Company’s Human Resources Policy—Business Travel, as may be in effect from time-to-time with respect to members of the Board.

6. Representations, Warranties and Other Covenants of Significant Holders. Each Significant Holder hereby severally and not jointly represents and warrants to the Company and to Shareholder as follows:

(a) Ownership of Company Shares. As of the date hereof, each Significant Holder is the beneficial owner of the number of Company Shares set forth opposite such Significant Holder’s name on Exhibit A-1 hereto (representing all Company Shares beneficially owned by such Significant Holder), which Company Shares are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or any other encumbrances. With respect to each Significant Holder, Exhibit A-1 also sets forth all options, warrants and other derivative securities convertible into or exercisable for shares of Company capital stock held by such Significant Holder as of the date hereof.

(b) Power; Binding Agreement. Each Significant Holder has sole voting power regarding the subject matters of this Agreement with respect to all of his or her Company Shares—except in the cases of shared voting power noted in Exhibit A-1—with no limitations, qualifications or restrictions on such rights. Each Significant Holder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Significant Holder will not violate any agreement or any court order to which such Significant Holder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by each Significant Holder.

(c) Quorum. Each Significant Holder further agrees that at any meeting of the Company shareholders, such holder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Company Shares to be counted as present thereat for purposes of establishing a quorum.

(d) Disclosure. Each Significant Holder agrees to permit Company and Shareholder to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Company or Shareholder determines to be necessary, such Significant Holder’s identity and beneficial ownership of Company Shares and the nature of such Significant Holder’s commitments, arrangements and understandings under this Agreement.

(e) Survival. Each Significant Holder severally agrees that the foregoing covenants shall be continuing covenants by such Significant Holder during the term of this Agreement, and such Significant Holder shall use his commercially reasonable efforts to take all actions as shall from time to time be necessary to cure any breach or violation thereof.

7. Representations, Warranties and Other Covenants of Shareholder. Shareholder hereby represents and warrants to the Company, as of the Closing, as follows:

(a) Ownership of Company Shares. Subject to the accuracy of the representations and warranties made by the Company in the Asset Agreement, Shareholder is the beneficial owner of the number of Company Shares set forth opposite Shareholder’s name on Exhibit A-2 hereto (representing all Company Shares beneficially owned by Shareholder), which Company Shares are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or any other encumbrances. Exhibit B also sets forth all warrants and other derivative securities convertible into or exercisable for shares of Company capital stock held by Shareholder.

(b) Power; Binding Agreement. Shareholder has sole voting power regarding the subject matters of this Agreement with respect to all of its Company Shares, with no limitations, qualifications or restrictions on such rights. Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any agreement or any court order to which such Shareholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder.

(c) Quorum. Shareholder further agrees that at any meeting of the Company shareholders, Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Company Shares to be counted as present thereat for purposes of establishing a quorum.

(d) Disclosure. Shareholder agrees to permit the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company determines to be necessary, such Shareholder’s identity and beneficial ownership of Company Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement.

(e) Survival. Shareholder agrees that the foregoing representations, warranties and covenants shall be continuing representations, warranties and covenants by Shareholder during the term of this Agreement, and Shareholder shall use its commercially reasonable efforts to take all actions as shall from time to time be necessary to cure any breach or violation thereof.

8. Termination. This Agreement shall become effective on the Effective Date and shall terminate upon the earlier of: (i) the written agreement of the Company and Shareholder, (ii) the date Shareholder, or any of its affiliates (other than the Company), no longer holds Company Shares or rights to purchase Company Shares, representing at least 5% of the outstanding voting stock of the Company, (iii) the date Shareholder (alone, or together with any of its affiliates (other than the Company)) holds forty-five percent (45%) or greater of the then issued and outstanding voting capital stock of the Company, and (iv) the consummation of (x) any a tender offer, exchange offer, merger, consolidation or other business combination of the Company the result of which is that the shareholders of the Company (other than Shareholder and its affiliates in the case of a tender offer) immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction (or any direct or indirect parent or subsidiary thereof), or (y) the sale of all or substantially all of the assets of the Company. Upon the termination of this Agreement, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto, except (i) that the provisions of this Section 8 and the provisions of Section 9 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional breach thereof. In no event shall the termination of this Agreement require the Shareholder Designee to resign from the Board.

9. Miscellaneous.

(a) Successors and Assigns. With respect to the Company, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(c) Amendments. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to a Significant Holder:	To the address set forth beneath such Significant Holder’s name on Exhibit A-1 hereto.

If to the Company:	PECO II, INC. 1376 State Route 598 Galion, Ohio 44833 Fax: 419-468-9164 Attention: President & CEO

with a copy to:

Porter Wright Morris & Arthur LLP Hungtinton Center 41 South High Street Columbus, OH 43215-6194 Fax: 614-227-2100 Attention: Curtis A. Loveland

If to Shareholder:	Delta Products Corporation 4405 Cushing Pkwy. Fremont, CA 94538-6475 Attention: Yao C.H. Chou Fax: 510-498-8879

with a copy to:

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 Fax: (650) 493-6811 Attention: Aaron J. Alter, Esq.

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Further Assurances. From time to time, at the other party’s reasonable request and without further consideration, each party shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to effect or enforce, in the most expeditious manner practicable, the provisions of this Agreement.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

(j) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k) Exclusive Jurisdiction. With respect to any matter based upon or arising out of this Agreement or the transactions contemplated hereby that seeks temporary or injunctive relief or specific performance, each party (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each party agrees not to commence any legal proceedings subject to this Section 9(k) except in such courts.

(l) Binding Arbitration.

(i) Each party irrevocably agrees and acknowledges that, subject only to Section 9(m) above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement or the transactions contemplated hereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 9(l)(ii).

(ii) Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 9(l)(ii); (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

(m) Other Remedies; Specific Performance.

(i) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(ii) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

PECO II, INC. an Ohio corporation

/s/ JOHN G. HEINDEL

John G. Heindel,
President & Chief Executive Officer

DELTA PRODUCTS CORPORATION a California corporation

/s/ M.S. HUANG
Signature of Authorized Signatory

M.S. HUANG
Name of Authorized Signatory

PRESIDENT
Title of Authorized Signatory

[Signature page to Voting Agreement]

SIGNIFICANT HOLDERS:

/s/ MATTHEW P. SMITH
Matthew P. Smith

/s/ LINDA H. SMITH
Linda H. Smith

/s/ MATTHEW P. SMITH
Ashwood I, LLC
Matthew P. Smith

/s/ MATTHEW P. SMITH
Ashwood II, LLC
Matthew P. Smith

/s/ JAMES L. GREEN
Green Family Trust 03/16/1995,
James L. Green, Co-Trustee

/s/ M. JANET GREEN
Green Family Trust 03/16/1995,
M. Janet Green, Co-Trustee

/s/ JAMES L. GREEN
Jim Green & Mary Green TR UA 05/09/01
Green Charitable Trust,
James L. Green, Co-Trustee

/s/ M. JANET GREEN
Jim Green & Mary Green TR UA 05/09/01
Green Charitable Trust,
M. Janet Green, Co-Trustee

/s/ SANDRA A. FRANKHOUSE
Sandra A. Frankhouse

/s/ MILES A. MCINTOSH
Miles A. McIntosh

/s/ E. RICHARD HOTTENROTH
E. Richard Hottenroth

/s/ TRYGVE A. IVESDAL
Trygve A. Ivesdal

/s/ EUGENE V. SMITH
Eugene V. Smith

[Signature page to Voting Agreement]

/s/ GEORGE J. DALLAS
George J. Dallas

/s/ MARK R. MCBRIDE
Mark R. McBride

/s/ R. LOUIS SCHNEEBERGER
R. Louis Schneeberger

/s/ THOMAS R. THOMSEN
Thomas R. Thomsen

[Signature page to Voting Agreement]

Exhibit A-1

SIGNIFICANT HOLDERS

Name	Company Shares Beneficially Owned	Options to Purchase Company Shares
Matthew P. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	183,407	-76,907-

Matthew P. Smith and Linda H. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	1,441,950 (shared voting)	-0-

Ashwood I, LLC ATTN: Matthew P. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	1,000,000 (shared voting)	-0-

Ashwood II, LLC ATTN: Matthew P. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	500,000 (shared voting)	-0-

Green Family Trust 03/16/1995, James L. Green and M. Janet Green, Trustees c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	2,177,200 (shared voting)	-0-

Jim Green & Mary Green TR UA 05/09/01 Green Charitable Trust c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	75,000 (shared voting)	-0-

Sandra A. Frankhouse c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	178,812	52,144 exercisable; 100,000 non-exercisable

Miles A McIntosh c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	200,750	200,753 exercisable; 100,000 non-exercisable

E. Richard Hottenroth c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	111,727	6,477 exercisable; 15,000 non-exercisable

Name	Company Shares Beneficially Owned	Options to Purchase Company Shares
Trygve A. Ivesdal c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	128,037	89,509

Eugene V. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	505,250	6,477 exercisable; 15,000 non-exercisable

George J. Dallas c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	5,000	5,000 exercisable; 15,000 non-exercisable

Mark R. McBride c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	5,000	5,000 exercisable; 15,000 non-exercisable

R. Louis Schneeberger c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	5,000	5,000 exercisable; 15,000 non-exercisable

Thomas R. Thomsen c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	5,000	5,000 exercisable; 15,000 non-exercisable

Dennis Baughman c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	91,098	80,000 exercisable; 220,000 non-exercisable

Exhibit A-2

SHAREHOLDER

Name	Company Shares Beneficially Owned as of Effective Date	Warrants to Purchase Company Shares as of Effective Date
Delta Product Corporation 4405 Cushing Pkwy. Fremont, CA 94538-6475 Attention: Yao Chao Fax: 510-498-8879	[To be completed at Closing]	[To be completed at Closing]

Exhibit B

ASSET PURCHASE AGREEMENT

Appendix E

SUPPORT AGREEMENT AND IRREVOCABLE PROXY

THIS SUPPORT AGREEMENT AND IRREVOCABLE PROXY, dated as of October 13, 2005 (this “Agreement”), is entered into by and between PECO II, Inc., an Ohio corporation (the “Company”), Delta Products Corporation, a California corporation (“Seller”) and each of the persons listed on Exhibit A hereto (each a “Significant Holder” and collectively the “Significant Holders”).

RECITALS

WHEREAS, immediately prior to the execution of this Agreement, the Company and Seller entered into an Asset Purchase Agreement of even date herewith (as such agreement may hereafter be amended from time to time, the “Asset Agreement”), a copy of which is attached hereto as Exhibit B, pursuant to which the Company will purchase from Seller the Business Assets and assume the Assumed Liabilities (each as defined in the Asset Agreement) in exchange for a certain number of shares of the Company’s common stock and a warrant to purchase additional shares of the Company’s common stock;

WHEREAS, each Significant Holder beneficially owns that number of shares of common stock, no par value, of the Company set forth opposite such Significant Holder’s name on Exhibit A hereto (such shares, together with any other voting securities of the Company beneficially owned (as defined below) by such Significant Holder, whether heretofore or hereafter acquired, the “Company Shares”);

WHEREAS, as an inducement and a condition to entering into the Asset Agreement, the Company and Seller have requested that each Significant Holder agree, and each Significant Holder hereby does agree, to enter into this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions.

(a) “Issuance Proposal” means the Company’s issuance of the Shares, the Warrant and the Warrant Shares (each as defined in the Asset Agreement) to Seller in accordance with the terms of the Asset Agreement.

(b) “Opt-Out Proposal” means the amendment to Buyer’s Code of Regulations to opt-out of the Ohio Control Share Acquisition Act.

(c) “Acquisition Proposal” means, with respect to the Company, any offer or proposal or public announcement of a proposal or plan, relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries, directly or indirectly, or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries, directly or indirectly, or any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries or (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company (including its subsidiaries taken as a whole); provided however that the transactions contemplated by the Asset Agreement shall not be deemed to constitute an Acquisition Proposal.

(d) All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Agreement.

2. Voting Agreement.

(a) Each Significant Holder hereby agrees with the Company and Seller that, at any meeting of the Company’s shareholders, however called (including at any adjournment or postponement thereof) and in any consensual action by the Company’s shareholders, each Significant Holder shall vote the Company Shares beneficially owned by such Significant Holder, whether heretofore owned or hereafter acquired: (i) in favor of the Opt-Out Proposal, the Issuance Proposal and the other transactions contemplated by the Asset Agreement and in favor of any other matter that could reasonably be expected to facilitate the consummation of the transactions contemplated by the Asset Agreement; and (ii) against (a) any Acquisition Proposal, (b) any change in a majority of the individuals who, as of the date hereof, constitute the Company’s board of directors (a “Change in Directors”), or (c) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the consummation of the transactions contemplated by the Asset Agreement (an “Adverse Transaction”). Each Significant Holder shall not enter into any agreement or understanding with any Person the effect of which would be violative of the provisions and agreements contained herein.

(b) For purposes of this Agreement, a Significant Holder shall be deemed to “beneficially own” or to have acquired “beneficial ownership” of a security if such Significant Holder directly or indirectly has such ownership, control or power to (i) vote or direct the voting with respect to such security, or (ii) dispose or to direct the disposition of such security. Company Shares beneficially owned by any Significant Holder shall include securities beneficially owned by all other Persons with whom a Significant Holder would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act, other than parties to this Agreement.

3. Irrevocable Proxy.

(a) Each Significant Holder hereby irrevocably (to the fullest extent permitted by applicable Law) constitutes and appoints Seller, which shall act by and through Austin Tseng and Yao C.H. Chou (each, a “Proxy Holder”), or either of them, with full power of substitution and resubstitution, as its true and lawful proxy and sole attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company’s shareholders and in any consensual action by the Company’s shareholders, and to exercise all other voting and related rights with respect to (to the full extent that such Significant Holder is entitled to do so), all Company Shares beneficially owned by such Significant Holder as of the date of such meeting or the taking of any action: (i) in favor of the approval of the Opt-Out Proposal, the Issuance Proposal and the other transactions contemplated by the Asset Agreement and in favor of any other matter that could reasonably be expected to facilitate the consummation of the transactions contemplated by the Asset Agreement, and (ii) against any Acquisition Proposal, Change in Directors or Adverse Transaction. Such proxy shall be limited strictly to the power to vote the Company Shares in the manner set forth in the preceding sentence and shall not extend to any other matters.

(b) The proxy and power of attorney granted herein shall be irrevocable (to the fullest extent permitted by applicable Law) during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and, upon execution of this Agreement, shall revoke all prior proxies granted by any Significant Holder that conflict with the proxy granted herein. Significant Holder shall not grant any proxy to any Person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of any Significant Holder.

(c) If any Significant Holder fails for any reason to vote his or her Company Shares in accordance with the requirements of Section 2(a) hereof, then the Proxy Holder shall have the right to vote the Company Shares in accordance with the provisions of this Section 3. The vote of the Proxy Holder shall control in any conflict between his or her vote of such Company Shares and a vote by any Significant Holder of such Company Shares.

4. Director and Officer Matters Excluded. Each of the Company and Seller hereby acknowledges and agrees that no provision of this Agreement shall limit or otherwise restrict any Significant Holder with respect to any act or omission that such Significant Holder may undertake or authorize in his or her capacity as a director or officer of the Company, including, without limitation, any board vote that such Significant Holder may make as a director of the Company with respect to any matter presented to the Company.

5. Other Covenants, Representations and Warranties. Each Significant Holder hereby severally and not jointly represents and warrants to the Company and Seller as follows:

(a) Ownership of Company Shares. As of the date hereof, each Significant Holder is the beneficial owner of the number of Company Shares set forth opposite such Significant Holder’s name on Exhibit A hereto (representing all Company Shares beneficially owned by such Significant Holder), which Company Shares are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or any other encumbrances. With respect to each Significant Holder, Exhibit A also sets forth all options, warrants and other derivative securities convertible into or exercisable for shares of Company capital stock held by such Significant Holder as of the date hereof.

(b) Power; Binding Agreement. Each Significant Holder has sole voting power with respect to the matters set forth in Section 2(a) hereof with respect to all of his or her Company Shares—except in the cases of shared voting power noted in Exhibit A—with no limitations, qualifications or restrictions on such rights. Each Significant Holder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Significant Holder will not violate any agreement or any court order to which such Significant Holder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by each Significant Holder.

(c) Restriction on Transfer, Proxies and Non-Interference. Except as expressly contemplated by this Agreement, the Significant Holders shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (any of the foregoing, a “Transfer”), any or all of the Company Shares or any interest therein; (ii) grant any proxies or powers of attorney or deposit any Company Shares into a voting trust or enter into a voting agreement, in any such case that conflicts with Significant Holder’s obligations hereunder, with respect to any Company Shares; or (iii) take any action that would make any representation or warranty of such Significant Holder contained herein untrue or incorrect or have the effect of preventing or disabling Significant Holder from performing any of Significant Holder’s obligations under this Agreement.

(d) Permitted Transfers. Notwithstanding Section 5(c), each Significant Holder shall have the right to Transfer Company Shares (x) to the extent the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms and conditions of this Agreement, which agreement must be countersigned and accepted by each of the Company and Seller, or (y) pursuant to the terms of a Rule 10b5-1 trading plan adopted prior to the date of this Agreement.

(e) Stop Transfer. Each Significant Holder hereby covenants to the Company and Seller that such Significant Holder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Company Shares, unless such transfer is made in accordance with the terms of this Agreement.

(f) Quorum. Each Significant Holder further agrees that at any meeting of the Company shareholders, such holder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Company Shares to be counted as present thereat for purposes of establishing a quorum.

(g) Disclosure. Each Significant Holder agrees to permit Company and Seller to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Company or Seller, in its sole discretion, determines to be necessary or desirable in connection with the transactions contemplated by the Asset Agreement, such Significant Holder’s identity and beneficial ownership of Company Shares and the nature of such Significant Holder’s commitments, arrangements and understandings under this Agreement.

(h) Reliance by the Company and Seller. Each Significant Holder understands and acknowledges that the Company and Seller are entering into the Asset Agreement in reliance upon Significant Holder’s execution and delivery of this Agreement and the accuracy of the representations and warranties made by such Significant Holder herein.

6. Company Shares. In the event of a stock dividend or distribution, or any change in the Company capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged. If so requested by Seller, Significant Holder agrees that the Company Shares shall bear a legend stating that such Company Shares are subject to this Agreement.

7. Termination. This Agreement shall terminate upon the earliest to occur of: (a) the termination of the Asset Agreement in accordance with its terms; provided, however, that in the event the Asset Purchase Agreement is terminated by Buyer pursuant to Section 7.1(g) thereof, this Agreement shall remain in full force and effect for a period of six (6) months following the date of any such termination, and (b) the Closing Date. Upon the termination of this Agreement, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto, except (i) that the provisions of this Section 7 and the provisions of Section 9 shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Seller any direct or indirect ownership of any Company Shares. All rights, ownership and economic benefits of and relating to the Company Shares shall remain vested in and belong to the respective Significant Holder.

9. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Certain Events. Each Significant Holder agrees that this Agreement and the obligations hereunder shall attach to the Company Shares and shall be binding upon any Person to which legal or beneficial ownership of any Company Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Company Shares, the transferor shall remain liable for the performance of all of its obligations under this Agreement.

(c) Assignment. With respect to any Significant Holder, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Seller; and with respect to the Company and Seller, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that Seller may, in its sole discretion, assign its rights and obligations hereunder to any affiliate of Seller. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to a Significant Holder:	To the address set forth beneath such Significant Holder’s name on Exhibit A hereto.

If to the Company:	PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833 Telecopier: (419) 468-9164 Attention: President & Chief Executive Officer

with a copy to: Porter Wright Morris & Arthur LLP Hungtinton Center 41 South High Street Columbus, OH 43215-6194 Fax: 614-227-2100 Attention: Curtis A. Loveland

If to Seller:	Delta Products Corporation
4405 Cushing Pkwy. Fremont, CA 94538-6475 Telecopier: 510-498-8879 Attention: Yao C.H. Chou

with a copy to:

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050
Fax: (650) 493-6811 Attention: Aaron J. Alter, Esq.

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Further Assurances. From time to time, at the other party’s reasonable request and without further consideration, each Significant Holder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to effect or enforce, in the most expeditious manner practicable, the transactions contemplated by and rights granted under this Agreement.

(h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

(k) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(l) Company Stop Transfer Agreement. The Company hereby acknowledges the restrictions on transfer of the Company Shares contained in Section 5(c) hereof. The Company agrees not to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Company Shares, unless such transfer is made pursuant to and in compliance with this Agreement. The Company further agrees to instruct its transfer agent not to transfer any certificate or uncertificated interest representing any Company Shares until (i) such transfer agent has received Seller’s consent to such a transfer or (ii) this Agreement has been terminated pursuant to Section 7 hereof.

(m) Exclusive Jurisdiction. With respect to any matter based upon or arising out of this Agreement or the transactions contemplated hereby that seeks temporary or injunctive relief or specific performance, each party (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each party agrees not to commence any legal proceedings subject to this Section 9(m) except in such courts.

(n) Binding Arbitration.

(i) Each party irrevocably agrees and acknowledges that, subject only to Section 9(m) above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement or the transactions contemplated hereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 9(n)(ii).

(ii) Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 9(n)(ii); (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

(o) Other Remedies; Specific Performance.

(i) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(ii) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, Seller and each Significant Holder have caused this Support Agreement and Irrevocable Proxy to be duly executed as of the day and year first above written.

PECO II, INC., an Ohio corporation

By:	/s/ JOHN G. HEINDEL
Name:	John G. Heindel
Title:	President & Chief Executive Officer

DELTA PRODUCTS CORPORATION, a California corporation

By:	/s/ M.S. HUANG
Name:	M.S. Huang
Title:	President

[Signature Page to Support Agreement]

SIGNIFICANT HOLDERS:

/s/ MATTHEW P. SMITH
Matthew P. Smith

/s/ LINDA H. SMITH
Linda H. Smith

/s/ MATTHEW P. SMITH
Ashwood I, LLC
Matthew P. Smith

/s/ MATTHEW P. SMITH
Ashwood II, LLC
Matthew P. Smith

/s/ JAMES L. GREEN
Green Family Trust 03/16/1995,
James L. Green, Co-Trustee

/s/ M. JANET GREEN
Green Family Trust 03/16/1995,
M. Janet Green, Co-Trustee

/s/ JAMES L. GREEN
Jim Green & Mary Green TR UA 05/09/01
Green Charitable Trust,
James L. Green, Co-Trustee

/s/ M. JANET GREEN
Jim Green & Mary Green TR UA 05/09/01
Green Charitable Trust, M. Janet Green, Co-Trustee

[Signature Page to Support Agreement]

Exhibit A

SIGNIFICANT HOLDERS

Name	Company Shares Beneficially Owned	Rights to acquire shares of Company capital stock
Matthew P. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	183,407	-76,907 exercisable options-

Matthew P. Smith and Linda H. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	1,441,950 (shared voting)	-0-

Ashwood I, LLC ATTN: Matthew P. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	1,000,000 (shared voting)	-0-

Ashwood II, LLC ATTN: Matthew P. Smith c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	500,000 (shared voting)	-0-

Green Family Trust 03/16/1995, James L. Green and M. Janet Green, Trustees c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	2,177,200 (shared voting)	-0-

Jim Green & Mary Green TR UA 05/09/01 Green Charitable Trust c/o PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833	75,000 (shared voting)	-0-

Exhibit B

ASSET PURCHASE AGREEMENT

Appendix F

October 13, 2005

Board of Directors

PECO II, Inc.

1376 State Rte. 598

Galion, OH 44833

Members of the Board:

GBQ Consulting LLC (“GBQ”) understands that the Board of Directors of PECO II, Inc. (“Peco” or the “Company”) has proposed the acquisition of the Delta Telecom Power North American Division (the “Division”) of the Delta Group (“Delta”), for consideration to Delta that includes: (a) an 18% ownership interest in the resulting combined entity and (b) warrants that provide Delta the right to purchase up to a 45% ownership interest in the resulting combined entity over a 30-month time period and at an agreed-upon price of $2.00 per share (the “Proposed Transaction”).

GBQ has been engaged by the Board of Directors to serve as an independent financial advisor and render an opinion (our “Opinion”) of whether the Proposed Transaction is fair to the shareholders of Peco, from a financial point of view. Our Opinion does not address, specifically or otherwise, the Company’s underlying business decision to engage in or effect the Proposed Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	reviewed the Company’s annual reports on Form 10-K for the five fiscal years ended December 31, 2004, 2003, 2002, 2001, and 2000, and quarterly report on Form 10-Q for the quarter ended June 30, 2005;

•	reviewed the Division’s internally-prepared income statements for the fiscal years ended December 31, 2001 through 2004 and three-month period ended March 31, 2005;

•	reviewed projections from Peco’s management for the Division, the Company, and the resulting combined entity;

•	reviewed agreements related to the Proposed Transaction including a Draft Asset Purchase Agreement, Warrant to Purchase Shares of Common Stock, and supply agreement;

•	reviewed historical market prices and trading volume of the Company’s publicly traded common stock since September 22, 2002, analyzed a recent shareholder profile of the Company and the number of shareholders, and reviewed certain publicly available news articles and press releases relating to the Company;

•	reviewed publicly available financial data of certain publicly-traded companies that we deem comparable to the Company and the Division;

•	reviewed various management-prepared documents, lists, and schedules; and

Board of Directors

PECO II, Inc.

October 13, 2005

•	conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

In addition, we visited the Company’s headquarters and manufacturing facilities located in Galion, Ohio and held discussions with certain members of senior management concerning the Company’s history, operations, financial condition, industry, and future prospects.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since June 30, 2005, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness, without independent verification, of all information that was publicly available or that was furnished to us, either verbally or in writing, by the Company. Moreover, we have assumed, without independent verification, that our discussions with management regarding financial projections reflect management’s best currently available estimate of the future financial results and condition of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based and express no view as to the forecasts, projections, or assumptions.

We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

The Board of Directors has not requested that we solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Proposed Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the material terms of the Proposed Transaction.

We understand that management of the Company is unaware of any current or prospective offers to purchase the Company or its assets from a third-party strategic or financial acquirer.

We are acting as independent financial advisor to the Board of Directors in connection with the Proposed Transaction and will receive a fee for our services. However, our compensation for providing financial advisory services to the Board of Directors is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our engagement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this Opinion was prepared at the request of the Board of Directors for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Proposed Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

Board of Directors

PECO II, Inc.

October 13, 2005

This Opinion is only to be utilized by the members of the Board of Directors as one input to consider in the process of analyzing the contemplated Proposed Transaction. This Opinion is not intended to be, nor does it constitute, a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, that the Proposed Transaction is fair, from a financial point of view, to the shareholders of Peco.

Respectfully submitted,

GBQConsulting LLC

Appendix G

January 17, 2006

Board of Directors

PECO II, Inc.

1376 State Rte. 598

Galion, OH 44833

Members of the Board:

GBQ Consulting LLC (“GBQ”) understands that the Board of Directors of PECO II, Inc. (“Peco” or the “Company”) has proposed the acquisition of the Delta Telecom Power North American Division (the “Division”) of the Delta Group (“Delta”), for consideration to Delta that includes: (a) an 18% ownership interest in the resulting combined entity and (b) warrants that provide Delta the right to purchase up to a 45% ownership interest in the resulting combined entity over a 30-month time period and at an agreed-upon price of $2.00 per share (the “Proposed Transaction”).

GBQ has been engaged by the Board of Directors to serve as an independent financial advisor and render an opinion (our “Opinion”) of whether the Proposed Transaction is fair to the shareholders of Peco, from a financial point of view. Our Opinion does not address, specifically or otherwise, the Company’s underlying business decision to engage in or effect the Proposed Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	reviewed the Company’s annual reports on Form 10-K for the five fiscal years ended December 31, 2004, 2003, 2002, 2001, and 2000, quarterly report on Form 10-Q for the nine-month period ended September 30, 2005, and preliminary balance sheet as of December 31, 2005;

•	reviewed the Division’s internally-prepared income statements for the fiscal years ended December 31, 2001 through 2004, draft financial statements for the nine-month period ended September 30, 2005, and a summary of estimated financial performance for the year ended December 31, 2005;

•	reviewed projections from Peco’s management for the Division, the Company, and the resulting combined entity;

•	reviewed certain estimates of potential cost savings and other combination benefits expected to result from the Proposed Transaction, prepared and provided to us by Peco’s management;

•	reviewed agreements related to the Proposed Transaction including a Draft Asset Purchase Agreement, Warrant to Purchase Shares of Common Stock, and supply agreement;

•	reviewed historical market prices and trading volume of the Company’s publicly traded common stock since January 1, 2003, analyzed a recent shareholder profile of the Company and the number of shareholders, and reviewed certain publicly available news articles and press releases relating to the Company;

•	reviewed publicly available financial data of certain publicly-traded companies that we deem comparable to the Company and the Division;

•	reviewed various management-prepared documents, lists, and schedules;

Board of Directors

PECO II, Inc.

January 17, 2006

•	visited the Company’s headquarters and manufacturing facilities located in Galion, Ohio, and held discussions with certain members of senior management concerning the Company’s history, operations, financial condition, industry, and future prospects; and

•	conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company and the Division as of the date of this letter have not changed materially since the date of the most recent financial statements made available to us (September 30, 2005, for Delta, and December 31, 2005, for Peco). In rendering our Opinion, we have assumed and relied upon the accuracy and completeness, without independent verification, of all information that was publicly available or that was furnished to us, either verbally or in writing, by the Company. Moreover, we have assumed, without independent verification, that our discussions with management regarding financial projections and anticipated synergies from the Proposed Transaction reflect management’s best currently available estimate of the future financial results and condition of the Company and the Division, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based and express no view as to the forecasts, projections, or assumptions.

We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or the Division. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

The Board of Directors has not requested that we solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Proposed Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the material terms of the Proposed Transaction.

We understand that management of the Company is unaware of any current or prospective offers to purchase the Company or its assets from a third-party strategic or financial acquirer.

We are acting as independent financial advisor to the Board of Directors in connection with the Proposed Transaction and will receive a fee for our services. However, our compensation for providing financial advisory services to the Board of Directors is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our engagement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this Opinion was prepared at the request of the Board of Directors for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time, in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Proposed Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

Board of Directors

PECO II, Inc.

January 17, 2006

This Opinion is only to be utilized by the members of the Board of Directors as one input to consider in the process of analyzing the contemplated Proposed Transaction. This Opinion is not intended to be, nor does it constitute, a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, that the Proposed Transaction is fair, from a financial point of view, to the shareholders of Peco.

Respectfully submitted,

GBQ Consulting LLC

Appendix H

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

Commission File No. 000-31283

PECO II, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1605456
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1376 State Route 598, Galion, Ohio 44833

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (419) 468-7600

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Shares, without par value

(Title of Class)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒  No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2).  Yes  ☐  No  ☒

The aggregate market value of the registrant’s common shares, without par value, held by non-affiliates of the registrant was approximately $12.7 million on June 30, 2004.

On March 15, 2005, the registrant had outstanding 21,566,302 of its common shares, without par value.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the 2005 Annual Meeting of Shareholders are incorporated by reference in Part III hereof. Except as otherwise stated the information contained in this Form 10-K is as of December 31, 2004.

PART I

ITEM I—BUSINESS

All references to “we,” “us,” “our,” “PECO II,” or the “Company” in this Annual Report on Form 10-K mean PECO II, Inc.

PECO II, Inc. was organized in 1988 for the purpose of acquiring the assets of ITT’s communications power product business. In August 2000, we completed an initial public offering of 5,750,000 of our common shares, resulting in net proceeds to us of $78.3 million. We made two strategic acquisitions in 2001 to expand our engineering and installation, or E&I, service capabilities. In June 2001, we acquired Thornton Communications and in August 2001, we acquired JNB Communications. Our corporate offices are located at 1376 State Route 598, Galion, Ohio 44833, and our telephone number is (419) 468-7600.

We offer solutions to our telecommunication customers’ cost, quality, productivity and capacity challenges by providing on-site E&I systems integration, installation, maintenance and monitoring services and by designing, manufacturing and marketing communications specific power products. The products we offer include power systems, power distribution equipment and systems integration products. Our power systems provide a primary supply of power to support the infrastructure of communications service providers, including local exchange carriers, long distance carriers, wireless service providers, internet service providers and broadband access providers. Our power distribution equipment directs this power to specific customer communications equipment. Our systems integration business provides complete built-to-order communications systems assembled and installed pursuant to customer specifications and incorporating other manufacturers’ products. Our operations are organized within two segments: services and products. You can find more information regarding our two business segments, including information in Note 2 to our consolidated financial statements, which may be found in Item 8 of this Annual Report on Form 10-K.

Market Overview

We participate in the global telecommunication market place (wireline & wireless), with the majority of our current revenue being generated in North America. The North American market consists of multiple segments that include Regional Bell Operating Companies (RBOCs), Independent Telephone Companies, Inter-exchange Carriers/Competitive Access Providers, Wireless, Cable TV, Private Network/Enterprise, and Government.

Wireline companies, including the RBOCs and Independent Telephone Companies, continue to upgrade their respective networks to meet the evolving needs of the local service area. Traditionally, they provided basic dial tone within a major metropolitan area. Over the past several years they have expanded their product set to include high-speed data access solutions such as DSL. Most are currently implementing, or have an initiative to offer next generation high-speed data/video offerings (FTTN or fiber to the node and FTTP or fiber to the premise) in order to compete against the cable companies and hybrid service offerings from local wireless providers.

Inter-exchange Carriers/Competitive Access Providers are experiencing tremendous pressure to identify their fit within the global telecommunication network. The Inter-exchange Carrier provides a connection between two parties outside an immediate serving area. Competitive Access Providers came into play after the Telecom Act of 1996 enabled local service competition within a given wire-line market. Over the years, many of the Competitive Access Providers and Inter-exchange Carriers have merged or formed a partnership to compete against the incumbent telephone company of a given area. Recent regulatory changes have increased the competitive pressure and have created significant infrastructure write-offs and M&A activity in these sectors.

Wireless providers continue to build and expand at the highest rate. Mergers and acquisitions in 2004 resulted in four large North America organizations competing for the largest growth sector among individual subscribers. In 2004, wireless subscribers passed the number of wireline subscribers. Wireless providers will continue to invest in infrastructure to move closer to their subscriber base, fill coverage gaps, and add traffic capacity, as well as upgrade facilities to provide the latest subscribers services via high speed wireless technologies such as EVDO, or Evolution Version Data Only, HSPA, or High Speed Packet Access, and UMTS, or Universal Mobile Telecommunications System.

Cable TV companies have traditionally offered video services to their subscriber base, however in the past several years they have expanded to offer high speed data access that competes with the incumbent telephone company’s DSL service. New high-speed data/video infrastructure build are underway to offer VOIP, or Voice Over Internet Protocol, service and protect their market from the new video and data offerings currently planned by the incumbent telephone company in an area.

The Private Network/Enterprise market has traditionally been focused at providing in building dial tone services to commercial organizations. Though growth in these commercial organizations is not forecasted to increase in the coming years, the services required of commercial organizations is expanding due to the new product enhancements available in the last several years. Some of these enhancements include in-building wireless, video conferencing, web page commerce, as well as support infrastructure to maintain these services during any critical power failures.

The Government market is undergoing continued changes, especially as a result of the terrorist attacks of 2001. Communication infrastructure redesign is currently underway on a federal, state, and local basis. The timeframe of the current Homeland Security communication infrastructure build is expected to continue for the next several years.

Our Business Strategy

Our customers have an incentive to add value to their product and make it more attractive to their customers by installing the feature and productivity rich technology that has recently been developed. They also need to add capacity and area coverage to increase market share. Their objectives demand quick solutions and flexibility from their CAPEX suppliers offering an opportunity for a nimble supplier. To meet this challenge and grow our business, we will continue to build our turnkey solution capabilities.

Key elements of our strategy include:

1.	Continued development of our core power systems products: Newly developed power products provide more efficient power in less space, greater distribution flexibility and more effective control systems. Modular designs match the customer’s systems requirements with the capability to retain investment value as requirements change. “Time to market” is a built in by-product of these new products and has resulted in several new product wins in 2004.

2.	Development of small power systems for imbedded or cabinet based power systems.

3.	Development of cabinet based solutions: This includes systems integration capabilities for cabinet or shelter based power systems.

4.	Improved monitoring and record data base products: New and expanded PowerPro® db software and NetMax monitoring systems offer integrated solutions to wireline and wireless customers. Services include auditing, developing, maintaining and monitoring capital equipment and capital equipment records.

5.	Enhanced value added services: Base station radio and network systems integration, installation and upgrades and temporary employee services. Some of these functions may be provided through b+w II, our joint venture with b+w Electronic System, GmbH & Co. KG in Germany.

PECO II offers solutions rather than components. We seek to create deeper customer relationships, generate longer-term market opportunities and enhance our total value to our customers. Our sales and marketing efforts focus on developing supplier relationships and agreements with key customers through the five key strategies indicated above. Our customers have broad product requirements and desire a limited number of vendors and we meet that demand by offering a broad line of products and services. Our “factory” is the systems integrator of these products.

We have reorganized our Services Operations with strategically located Project Managers who are the “face” of PECO II to the customer and are responsible for insuring a satisfactory customer experience. They assist in selling and are responsible for profitably managing their business segment.

Business Segments

Our operations are organized within two segments: products and services.

Products

During 2004, we introduced two new modular power system product families primarily targeted to the wireless, cabinet and outside plant customer applications. Through the development of these two system families, we have the building blocks to configure multiple power plants ranging from fifty to six hundred amps to meet a variety of customer applications including outdoor cabinets, wireless cell sites, small central office, broadband, cable, and others. Thirty-two development projects were completed to enhance existing product lines. These developments have provided us with product building blocks to easily expand power system offerings in 2005.

Our focus for 2005 and beyond is to design fully integrated power and distribution systems to meet a broad range of market needs. This is accomplished by maintaining a “building-block product architecture” that has the flexibility to provide custom features to meet a specific customer application while maintaining streamlined high volume manufacturing. The thrust is to imbed low cost and reduced size world-scale power components into power systems that are already through or in the customer’s product approval stage. This will offer our customers better value while maintaining backward compatibility and forward interchangeability. Many of these changes were in effect early in 2004.

Utilizing state-of-art technology, we design, manufacture and install complete power systems to meet individual communications customer requirements. We build systems from standard building blocks (i.e., rectifiers, distribution, monitoring, etc.) as defined below.

Product Category	Purpose	Range of Products

Power Plants	Manage, monitor, protect, distribute and store energy in rechargeable batteries to be used in the event of an alternating current, or AC, input failure.	Over 15 models engineered for use in a wide number of applications, including central office, cellular, fiber optic, microwave carrier systems, mobile radio, private branch exchanges, local and wide area networks and Internet systems. Capacities range from 3 to 10,000 Amperes.

Rectifiers	Convert incoming AC power to DC power.	Over 13 models including rectifiers designed for larger applications as well as compact “hot swappable” modular switchmode rectifiers designed to be added or replaced without powering down the system.

Product Category	Purpose	Range of Products

Power distribution and measurement equipment	Directs, measures or distributes power from a centralized power plant to various loads or end uses.	We offer a wide range of products ranging from large battery distribution fuse boards, which provide intermediate distribution in applications where large power feeds from a power plant need to be split into smaller distributions, to smaller distribution circuits cabled directly to the load. The family includes several products designed specifically for the co-location market and including DC power measurement equipment.

Converter plants	Converts one form of DC power to another form of DC power.	Various models available utilizing modular converter that provide 48V-12V, 24V-48V, 48V-24V and 48V-130V conversions.

Inverters	Convert power from a DC to AC power suitable for end-use applications.	Various models, including 1,200 watt modular “hot swappable” and “redundant” systems and up to 28,800 watt inverters systems.

Monitoring	Monitors	Monitoring of various telecom components, primarily power components. One primary model is available and can be stacked to enhance features and expansion.

Power Distribution and Measurement Equipment.    Power distribution and measurement equipment is a component of a power system, but we also offer this equipment as a separate product line. Effective distribution, control and measurement of power is becoming increasingly important as recent regulatory changes require large established service providers to permit emerging communications service providers to operate, or co-locate, on their premises. As part of this co-location requirement, established service providers must provide power to emerging communications service providers. We offer a wide variety of power distribution and measurement equipment to direct power from the host carrier’s power plant to accomplish this task.

Services

We have begun to re-direct our efforts toward a service environment on several fronts. Historically, a majority of our activity has been in support of our products in the field and it has only been when the customer has needed us. Vertical selling has only recently become part of our sales and services focus. Starting with equipment audits, grounding studies and power plant preventative maintenance programs, we develop customer relationships and other revenue channels within a given site. From this customer service base many services can be offered to our customers, with the potential to generate significant revenue. Our services and programs include:

•	preventative maintenance programs;

•	power evaluation programs;

•	power thermal tests;

•	remote site enclosure maintenance;

•	generator set maintenance and support. ;

•	refurbish and upgrade programs;

•	inventory and site record programs;

•	project management; and

•	program management.

These services and programs can be applied to our power or competitive vendors’ power products. This is a large untapped business providing recurring revenue. Calibration and update services will be needed more and more as systems (including our own) become more sophisticated with remote monitoring and recording devices. We are presently providing battery replacement services for regular battery replacement.

Marketing and Sales

We participate in the North American market place through channels such as direct sales, Value Added Resellers (VAR), and distribution. Direct sales people are located throughout the United States in order to call directly on all tier one PECO II customers, as well as provide local sales support to our tier one VARs. Our current tier one customer base includes all the RBOCs, along with the leading North American Wireless, Inter-exchange, Independent Telephone, and Cable TV carriers. In addition to the current active customer base, direct sales people are also assigned to prospective strategic customers.

VARs are utilized as both a channel to tier two and three customers, as well as to supplement the account penetration in regions where our coverage may be limited. Ninety percent of all international sales efforts are originated and executed by local VARs within the target country. In the fourth quarter of 2004, we added a new VAR to focus on the Government market segment. VARs have a long historical and successful relationship with us, contributing 12% of our revenue in 2004.

Distributors are utilized to support the local needs of our customer base as required. This channel supports small local carriers and installation groups who have established purchasing practices with the local branch.

Marketing/Business Development is located at our headquarters in Ohio, and is responsible for all pricing, promotion, and the coordination of all next generation product and service offerings. We identify product needs from the market place through feedback from our customers, our sales personnel, in house engineering staff, and service program managers, as well as our strategic partners. We actively participate in industry trade shows as required to communicate to our target market.

Customers

We continue the long history of being a class A supplier to the leading North American Telecommunication marketplaces. Our hybrid portfolio of customer solutions allows us to participate in capital deployment projects with all the North American telecommunication market segments such as RBOCs, Independent Telephone Operators, Inter-exchange Carriers, Competitive Access Providers, Original Equipment Manufacturers, Wireless, Cable TV, and Government.

In 2004, the tier one wireless carriers provided us with over 55% of our revenue. The major portion of this revenue came from manufactured products (Power Systems and Outside Plant Cabinets), however an increased demand was placed on our services portfolio (Engineering, Installation, Maintenance Contracts, Site Audits, and Training). Companies utilizing our solution portfolio in this segment include Nextel, Verizon Wireless, and Cingular.

The RBOCs made up 11% of our 2004 revenue, with a very heavy emphasis on our services offerings. We are currently selling to all of the RBOCs (BellSouth, SBC, Verizon, and Qwest).

The Independent Telephone Company market made up 9% of our 2004 revenue, and included a healthy mix of services along with our traditional manufactured products.

The remaining revenue comes from a large number of other customers that can be classified as Competitive Access Providers, Inter-exchange Carriers, Government, Original Equipment Manufacturers, Cable TV, as well as international partners/service providers. Some of the customers who make up this group include Sprint Long Distance, MCI, Level 3, Time Warner Telephone, and IBM.

Backlog

As of December 31, 2004, the unshipped customer order backlog totaled $4.5 million, compared to $2.1 million as of December 31, 2003. The entire December 31, 2004 backlog is expected to be shipped in 2005.

Operations and Quality Control

We strive to deliver our products on time and defect-free, using processes that are designed with employee involvement and focused manufacturing cell principles. Our facility in Galion, Ohio is ISO9001 certified for quality assurance in design and manufacturing. TL9000 is a specific set of requirements for the telecommunications industry that is based on ISO9001 and developed by the Quest Forum.

Process and organization improvements for 2004 include organizing a Business Development team which encompasses order entry, application engineering, quotations for products and services, engineering development project management, web page development and maintenance, trade shows, marketing materials, and other customer service activities. The focus of this team is to ensure that we provide our customers with the highest quality and on time service that they have come to expect from us.

As a result of the new “building block architecture” for our power systems, which was partially completed in 2004, our cross-functional Business Team has successfully implemented manufacturing build plans for our standard products. The Business Team activities coupled with lean manufacturing practices is facilitating improved response to short-term delivery requirements that our customers need to expand their services rapidly. This will continue to be a focus of the operations team in 2005 to win new market share by providing even better service to existing customers.

Our customers increasingly require that their equipment meet or exceed established international safety and quality standards. These include the Underwriters Laboratories, Canadian Safety Agency, European Conformity and the Network Equipment Building Standard and we meet these standards.

We manufacture and assemble our products primarily at one regional operational center located in Galion, Ohio.

We possess valuable customer relationships, product knowledge and systems integration and services capabilities. Much of this resides in our human resources in management, services, marketing and engineering. We maintain the concept that people, both customers and employees, are the most important part of our business.

Temporary employees, partnerships and subcontractors, are utilized in services operations allowing stability and flexibility in responding to fluctuating customer demands. Customer relationships are at both the ground level where services are provided and at the executive level where trust, economy and scope are essential.

Common data processing, telecommunications and accounting systems located in Galion, Ohio provide transparency within operational and administrative functions.

Research, Development and Engineering

New systems solutions for the communications market is a primary focus of all our development activities. We have expanded our development activities in 2004 to include new product offerings to bring total system solutions to our customers beyond the power system components. Investing in new technologies and their application has always been a core focus and we will continue this in 2005.

Patents and Trademarks

We use a combination of patents, trade secrets, trademarks, copyrights and nondisclosure agreements to protect our proprietary rights. Currently, we have ten patents issued in the United States. Of the patents issued, three protect technology related to the development of our Valve regulated lead acid battery Management System, or VMS. Four protect technology related to the development of our newer rectifier. The remaining three patents issued protect technology related to our inverter modules.

We cannot assure that any new patents will be issued, that we will continue to develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties or that the patents of others will not have a material adverse effect on our business and operating results.

We received the official trademark from the United States Department of Commerce Patent and Trademark Office for the registration of the trademark “PECO II.”

Suppliers and Raw Materials

The raw materials used in our business consist mainly of commodities including aluminum and copper, and electrical components like circuit breakers and capacitors. Copper, one of our basic raw materials, has a history of price volatility. If the price of copper were to rise significantly in the future, some of our contracts permit us to adjust the price of our products to recover all or a portion of our increased costs.

We currently have a contract with an Asian vendor for commodity power equipment and rectifiers. We are redesigning existing equipment to accommodate these commodity items. This will further reduce our product costs, making us more cost competitive in the marketplace.

Competition

The global market place is served by a number of local and global DC Power organizations. These organizations can be broken down into full service providers, discount vendors, as well as new age vendors. In North America, we are considered one of three Full Service Vendors, along with Emerson/Marconi and Tyco. Telecom carriers who utilize these full service vendors are looking for organizations that have a complete product portfolio, installation and services capabilities, as well as efficient and competitive cost structures. The full service vendors maintain the majority of the market share of the traditional telephone carrier organizations such RBOCs, Inter-exchange Carriers, as well as the large incumbent telephone organizations. In addition to the traditional carriers, these full service organizations also dominate the large tier 1 wireless providers. Participating as a full service DC power vendor generally requires a long history of top customer relationships, as well as a large embedded base.

In addition to the full service vendors, the North American market place is also made up of OEM DC power organizations, as well as local and regional niche players. The OEM DC power organizations generally have strong relationships with the top radio manufacturers and integration organizations, which allows them to participate in the wireless market place via indirect channels. These organizations generally compete on price alone, or have a unique offering for a particular application.

Environmental Matters

We are subject to comprehensive and changing foreign, federal, state and local environmental requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with releases of hazardous substances. We believe that we are in compliance with current environmental requirements. Nevertheless, we use hazardous substances in our operations and, as is the case with manufacturers in general, if releases of hazardous substances occur on or from our properties, we may be held liable and may be required to pay the cost of remedying the condition. The amount of any resulting liability could be material.

Employees

As of December 31, 2004, we had 361 full-time employees. None of our employees are represented by a labor union. We have not experienced employment related work stoppages.

Additional Information

We make available on our website, www.peco2.com, links to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments thereto, as well as proxy statements and other filing with the Securities and Exchange Commission. In addition, copies of our filings can be requested, free of charge, by writing to: Investor Relations, PECO II, Inc., 1376 State Route 598, Galion, Ohio 44833.

ITEM 2—PROPERTIES

The following table sets forth certain information about our principal facilities:

Location	Approximate Square Feet	Uses	Owned/Leased
Galion, Ohio(A)	429,000	Principal executive and corporate office, sales and service office, and manufacturing and assembly	Owned

Denver, Colorado(B)	162,000	Engineering, installation services and sales office	Owned

Nashua, New Hampshire	25,000	Sales return and repair	Leased

Canton, Georgia	12,343	Engineering, installation services and sales office	Leased

Bristol, Tennessee	4,000	Engineering, installation services and sales office	Leased

Kansas City, Kansas	950	Sales office	Leased

Audubon, Pennsylvania	875	Sales office	Leased

(A)	The Galion, Ohio new corporate office shell and manufacturing facility is also listed for sale and is included in the fixed assets section of the accompanying consolidated balance sheets. The portion listed for sale is 186,000 square feet.
(B)	The Denver facility is currently listed as an asset held for sale in the accompanying consolidated balance sheets. Of the 162,000 square feet, 118,916 are currently leased through February of 2009.

Our Denver facility was financed with industrial revenue bonds. We continue to believe that we have excess capacity for our current operations and continue to attempt to sell or sublease portions of our facilities in Galion, Denver, Audubon, and Nashua.

ITEM 3—LEGAL PROCEEDINGS

We are party to legal proceedings and litigation arising in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, management is of the opinion that the final outcome of these matters should not have a material effect on our results of operations or financial position.

ITEM 4—SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of fiscal 2004.

PART II

ITEM 5—MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common shares began trading on the Nasdaq National Market under the symbol “PIII” upon the completion of our initial public offering on August 18, 2000 until June 27, 2003. PECO II common shares then moved to the Nasdaq SmallCap Market to take advantage of the extended grace period for compliance with the minimum bid price requirement afforded by the Nasdaq SmallCap Market. We regained compliance with the minimum bid price requirement for the Nasdaq SmallCap Market on October 22, 2003. On July 21, 2004, PECO II was notified that we were non-compliant with the minimum bid price requirement. We regained compliance on December 7, 2004. The high and low sales prices for our common shares are set forth in the table below:

2004	High	Low
First Quarter	$1.52	$1.04
Second Quarter	$1.27	$0.84
Third Quarter	$0.85	$0.60
Fourth Quarter	$1.32	$0.60

2003
First Quarter	$0.79	$0.39
Second Quarter	$0.80	$0.38
Third Quarter	$1.25	$0.62
Fourth Quarter	$1.40	$1.03

As of March 1, 2005, there were 618 holders of record of our common shares.

We have not paid any dividends since our initial public offering in August 2000. We do not currently plan to pay dividends. Any future determination to pay dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant.

Recent Sales of Unregistered Securities

During the fourth quarter of 2004, no unregistered securities were sold.

Use of Proceeds

On August 17, 2000, the SEC declared effective a Registration Statement on Form S-1 (File No. 333-37566) filed by us in connection with an initial public offering of our common shares.

From the date of receipt of the proceeds through December 31, 2004, of the $78.3 million in net proceeds, $14.4 million was used to repay bank indebtedness, $5.2 million was used in connection with the acquisitions of Thornton Communications and JNB Communications, $16.7 million was used for capital expenditures, excluding the purchase of the Denver regional service center in February 2001 which is being financed through industrial revenue bonds, $9.7 million has been restricted by the Company’s bank to secure outstanding borrowings, and approximately $22.6 million was used for general working capital purposes. The remaining Cash equivalents consist of commercial paper and state and municipal securities that are readily convertible into cash and have original maturities of three months or less.

ITEM 6—SELECTED FINANCIAL DATA

The selected data in this section should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, the consolidated financial statements and notes to consolidated financial statements. We derived the statement of operations data for the five years ended December 31, 2004 and balance sheet data as of December 31, 2004, 2003, 2002, 2001, and 2000, from the audited financial statements.

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Net sales	$31,564	$38,607	$62,060	$106,743	$156,548
Cost of goods sold	27,461	42,039	68,154	88,365	109,366
Impairment of product segment machinery and equipment	—	3,300	—	—	—
Inventory impairment	—	8,633	8,000	—	—

Gross margin	4,103	(15,365)	(14,094)	18,378	47,182

Operating expenses:
Research, development and engineering	2,956	3,786	9,729	11,218	9,608
Selling, general and administrative	7,958	10,350	21,269	18,836	17,160
Impairment of service segment goodwill	5,987	5,700	—	—	—
Real estate impairment	—	1,203	2,000	—	—

	16,901	21,039	32,998	30,054	26,768

Income (loss) from operations	(12,798)	(36,404)	(47,092)	(11,676)	20,414
Loss from joint venture	(84)	—	—	—	—

Income (loss) from operations after joint venture	(12,882)	(36,404)	(47,092)	(11,676)	20,414
Interest income (expense), net	149	91	308	1,300	(164)

Income (loss) before income taxes and before cumulative effect of accounting change	(12,733)	(36,313)	(46,784)	(10,376)	20,250
Benefit (provision) for income taxes	463	(54)	6,916	3,695	(8,158)

Net income (loss) before cumulative effect of accounting change	(12,270)	(36,367)	(39,868)	(6,681)	12,092
Impairment of goodwill	—	—	(1,835)	—	—

Net income (loss)	$(12,270)	$(36,367)	$(41,703)	$(6,681)	$12,092

Net income (loss) per common share before cumulative effect or accounting change:
Basic	$(0.57)	$(1.72)	$(1.85)	$(0.31)	$0.72

Diluted	$(0.57)	$(1.72)	$(1.85)	$(0.31)	$0.68

Net income (loss) per common share:
Basic	$(0.57)	$(1.72)	$(1.94)	$(0.31)	$0.72

Diluted	$(0.57)	$(1.72)	$(1.94)	$(0.31)	$0.68

Weighted average number of common shares:
Basic	21,488	21,220	21,506	21,579	16,908
Diluted	21,488	21,220	21,506	21,579	17,876

	December 31,
	2004	2003	2002	2001	2000
	(In thousands)
Balance Sheet Data:
Working capital	$23,800	$28,148	$51,911	$81,351	$98,477
Total assets	53,981	65,524	108,856	160,168	154,146
Total long-term liabilities	448	535	691	10,433	4,941
Total shareholders’ equity	37,430	49,537	85,787	128,884	124,880

ITEM 7—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the consolidated financial statements and other financial information elsewhere in this Form 10-K.

Overview

PECO II, Inc. was organized in 1988 for the purpose of acquiring the assets of ITT’s communications power product business. Today, we provide solutions to our telecommunications customers through a variety of products and services in order to meet their cost, quality, productivity and capacity challenges. As part of this process, we design and manufacture communications specific power products. We also provide on-site E&I, systems integration, installation, maintenance, and monitor services to our customers. Our power systems provide a primary supply of power to support the infrastructure of communications service providers, including local exchange carriers, long distance carriers, wireless service providers, internet service providers and broadband access providers. Our power distribution equipment directs this power to specific customer communications equipment. Our systems integration business provides complete built-to-order communications systems assembled and installed pursuant to customer specifications and incorporating other manufacturers’ products.

The United States appears to be lagging in the global race to introduce Third Generation, or 3G, wireless and broadband technology and services and there is pent-up consumer demand for these new capabilities that the industry is struggling to provide. This has created a very dynamic CAPEX environment as our customers rush to install these new technologies and compete for market share. The global telecommunications recession that began in year 2000 appears to be over as trends indicate an increase in CAPEX spending. At the same time, pressed by huge capital requirements and a need for scale, the industry is turning to consolidation and creating market discontinuities. The Cingular/ATT Wireless merger disrupted CAPEX spending while system integration plans were developed. As a CAPEX provider, we were adversely affected by their intermediate term investment delays. Year 2005 has already seen a merger announcement between NEXTEL and Sprint, which may result in discontinuities well into 2005. These unstable market conditions caused uneven and unpredictable quarterly operating results for us in 2004 and may cause uneven and unpredictable results in the future, which may adversely affect our business, operating results, and financial condition. At the same time, this same environment may open doors for new products and creates tremendous opportunities for market share growth for a nimble solution provider. We are positioning ourselves to take advantage of these opportunities.

In 2004, one of our major priorities was to reduce and control inventory and inventory associated risk while maintaining the flexibility to provide fast response for our customers. This company-wide effort included the development of flexible, modular, power products, integrated supply chain relationships with both customers and vendors, and lean manufacturing techniques. Unfortunately, inventories increased by $1.5 million, primarily as a result of a significant customer postponing shipment until the first quarter of 2005, but we were able to improve our on time delivery performance.

An integral part of this effort was to align the business with current market conditions and work toward positive cash flow. We integrated all financial activity into one IT system, improved operational control and further ramped down our general and administrative expenses. We conserved capital and offered surplus facilities for sale. We continue to work on our business model to provide shareholder value in the current environment while improving our products and customer relationships.

We developed new products and product cost reductions both to improve margins and better align products with our customers’ needs. We focused sales operations and key national account structure on the wireless sector and the wireline broadband markets. We increased the customer base through customer supply agreements and new product design wins in 2004 and will continue this effort in 2005.

Our customer base has not been fundamentally impacted as a result of recent consolidation in the telecommunication industry and has actually improved over the past year, while the service segment was impacted by the loss of one customer. The loss of any significant customer continues to be a risk for us. In any given quarter, it is typical for us to have three customers that can account for over 10% of our revenues. The loss of any one of these would have a detrimental financial impact on the operations of the Company.

Critical Accounting Policies Accounting

Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on management’s judgment and available information and consequently, actual results could be different from these estimates.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure about Critical Accounting Policies,” we consider certain accounting policies related to revenue recognition, inventory valuation and impairment of long lived assets to be critical policies due to the estimation processes involved in each.

Revenue Recognition

In December of 2003, the SEC issued Staff Accounting Bulletin (“SAB) No. 104, “Revenue Recognition,” which supercedes SAB No. 101, “Revenue Recognition in Financial Statement.” SAB No. 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, supercede as a result of the issuance of EITF 00-21, “Revenue Arrangements with Multiple Deliverables.” The issuance of SAB No. 104 reflects the concepts contained in EITF 00-21. The issuance of SAB No. 104 did not have a material impact on our results of operations, financial position or cash flows.

Revenue is recognized in accordance with SAB No. 104. Revenues are recognized when customer orders are completed and shipped. Sales of equipment where we also perform installation are deferred until installation is complete. Revenues on engineering and installation contracts and the costs for services performed are recorded as the work progresses on a percentage of completion basis. Accruals for the cost of product warranties are maintained for anticipated future claims.

Impairment of Long Lived Assets

An annual review of goodwill is prepared as of October 31 of each year. An independent third party performed the review of goodwill that is attributed to our service segment as of October 31, 2004. The review resulted in a $6.0 million impairment and was primarily the result of the loss of a significant service customer. An independent third party performed a review as of October 31, 2003 and determined that there was no further impairment of goodwill for 2003 above the initial impairment of $5.7 million that was recorded in the second quarter of 2003, which was the result of continued revenue decline in our service segment. There were two valuations performed in 2003, the first was the request of new management coming in at the end of May 2003 in order to get a sense of the current condition of the company and the second was to conform with the annual valuation period.

Our assessment of goodwill is based on the requirements of Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which requires management to estimate the fair value of our Company and its reporting units. Determination of fair value is dependent upon many factors including management’s estimate of future cash flows, appropriate discount rates, identification and evaluation of comparable businesses and amounts paid in market transactions for the sale of comparable businesses. For goodwill, any one of a number of future events, including a continued telecommunication industry downturn, could cause us to conclude that impairment indicators exist and the carrying value of these assets cannot be recovered.

Inventory Valuation

Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Inventory costs consist of purchased product, internal and external manufacturing costs, and freight. We sell our products as component replacement parts or on a build to-order basis that ships to the customer upon completion.

We continually review the inventory for obsolescence or excessive quantities and accrue accordingly. At a minimum, all part numbers are reviewed quarterly. Should a part number have no usage for a year, we will reserve 100% of the standard cost for those part numbers which will reduce the total gross inventory value. In addition, we review for excesses and reserve a percentage as appropriate of standard costs for any excesses that are greater than the last twelve month usage or two times future six month requirements, whichever is greater.

Results of Operations

The following table shows, for the periods indicated, selected items from our consolidated statement of operations, as a percentage of net sales.

	Years Ended December 31,
	2004	2003	2002
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	87.0	108.9	109.8
Impairment of product segment machinery and equipment	—	8.5	—
Inventory impairment	—	22.4	12.9

Gross margin	13.0	(39.8)	(22.7)
Operating expenses:
Research, development and engineering	9.4	9.8	15.7
Selling, general and administrative	25.2	26.8	34.2
Impairment of service segment goodwill and other intangibles	19.0	14.8	—
Real estate impairment	—	3.1	3.2

	53.6	54.5	53.1

Loss from operations	(40.6)	(94.3)	(75.8)
Loss from joint venture	(0.3)	—	—

Loss from operations after joint venture	(40.9)	(94.3)	(75.8)
Interest income, net	0.5	0.2	0.5

Loss before income taxes and before cumulative effect of accounting change	(40.4)	(94.1)	(75.3)
Benefit (provision) for income taxes	1.5	0.1	11.1

Net loss before cumulative effect of accounting change	(38.9)	(94.2)	(64.2)
Impairment of goodwill	—	—	(3.0)

Net loss	(38.9)%	(94.2)%	(67.2)%

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Sales.    Net sales declined $7.0 million, or 18.2%, to $31.6 million for the year ended December 31, 2004 from $38.6 million for the year ended December 31, 2003. We believe this decline primarily was attributable to our customers being slow to react to their announced increases in CAPEX spending in the first two quarters of 2004.

Net sales in our product segment increased by $579 thousand, which occurred in the third quarter of 2004, with the result being $21.1 million for the year ended December 31, 2004 as compared to $20.5 million for year ended December 31, 2003. We are beginning to see a slight upward trend in the product segment as our customers have increased their CAPEX spending and the increase has reached the power product level in our customer’s procurement process. As of December 31, 2004, our product backlog, which represents total dollar volume of firm sales orders not yet recognized as revenue, had increased to $3.5 million from $596 thousand at December 31, 2003.

Net sales in our service segment decreased by $7.6 million, resulting in $10.5 million for year ended December 31, 2004 as compared with $18.1 million for year ended December 31, 2003. This decrease was due to the loss of a customer as a result of local service competition that is cropping up across the country. As of December 31, 2004, our service backlog, which represents total dollar volume of firm sales orders not yet recognized as revenue, had decreased to $1.0 million from $1.6 million at December 31, 2003.

Gross Margin.    Gross margin dollars increased $19.5 million to a positive margin of $4.1 million in 2004 as compared to a negative margin of $15.4 million in 2003. Gross margin as a percentage of net sales increased to a positive 13.0% in 2004 compared to a negative 39.8% in 2003.

The product gross margin increased to a positive $3.4 million in 2004 as compared to 2003 which had a negative $12.1 million. This increase is attributable primarily to increased product sales volume, a focus on product cost reductions, and increased absorption. We did not recognize any impairment in 2004, while 2003’s gross margin reflected an $8.6 million inventory impairment charge along with a $3.3 million machinery and equipment impairment charge. Gross margin as a percentage of product sales increased to 16.1% in 2004 compared to a negative 59.3% in 2003, which includes impairments.

The service segment gross margin increased to a positive $714 thousand in 2004 as compared with the 2003 negative gross margin of $3.2 million. Our new project management structure for services positively impacted the 2004 gross margin along with the loss of a customer mentioned in the net sales comparison above. Service gross margin as a percentage of sales is a positive 6.8% in 2004 as compared to a negative 17.8% in 2003.

Research, Development and Engineering.    Research, development and engineering expense decreased to $3.0 million in 2004 from $3.8 million in 2003, representing a decrease of $830 thousand. In prior periodic reports on Form 10-K, we have measured R&D expenditures as a percentage of total sales. Ideally, R&D should be compared to product sales only and we have included this change for 2004 and will continue going forward. As a percentage of net sales, research, development and engineering expense decreased to 14.0% in 2004 from 18.5% in 2003. This percentage decrease is largely the result of the continued effort to reduce expenses along with the more efficient design of flexible, modular power. This modularity concept is starting to show some financial results. Fourth quarter 2004 research, development, and engineering expenses were $772 thousand, compared to $708 thousand in the fourth quarter 2003. This represents a 9.0% increase.

Selling, General and Administrative.    Selling, general and administrative expense decreased to $8.0 million in 2004 from $10.4 million in 2003, representing a decrease of $2.4 million. As a percentage of net sales, selling, general and administrative expense decreased to 25.2% in 2004 from 26.8% in 2003. This percentage decrease was a result of the continued effort to align expenses to revenue by way of cost cutting efforts.

Interest Income.    Interest income, net, was $149 thousand in 2004 compared to $91 thousand in 2003. The increase in interest income, net, in the current year was due primarily to the increase in interest rates over the course of the year.

Income Taxes.    As a result of our significant operating losses in 2004 and 2003, we determined a valuation allowance for our net deferred tax assets was required. As such, our effective income tax rate was 3.6% in 2004, compared to an effective rate of 0.1% in 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net Sales.    Net sales declined $23.5 million, or 37.8%, to $38.6 million for the year ended December 31, 2003 from $62.1 million for the year ended December 31, 2002. This decline was primarily due to the continued industry downturn in 2003.

Net sales in our product segment was decreased by $9.5 million, resulting in $20.5 million for year ended December 31, 2003 as compared with $29.9 million for year ended December 31, 2002. At December 31, 2003, our product sales backlog, which represents total dollar volume of firm sales orders not yet recognized as revenue, had declined to $596 thousand from $1.3 million at December 31, 2002. We do not anticipate this decline going forward as year-end is typically a budgeting period for our customer base and our customer’s field personnel are awaiting the CAPEX numbers for their region in the upcoming year.

Net sales of our services segment was a decrease of $14 million, resulting in $18.1 million for year ended December 31, 2003. Again, this decline was due to the industry downturn. As of December 31, 2003, our services sales backlog, which represents total dollar volume of firm sales orders not yet recognized as revenue, was $1.6 million as compared with $2.6 million at December 31, 2002.

Gross Margin.    Gross margin dollars decreased $1.3 million to a negative margin of $15.4 million in 2003 as compared to a negative margin of $14.1 million in 2002. Gross margin as a percentage of net sales declined to a negative 39.8% in 2003 compared to a negative 22.7% in 2002.

The product gross margin decreased to a negative $12.1 million in 2003 as compared to 2002 which had a negative gross margin of $14.4 million. Gross margin as a percentage of product sales declined to negative 59.3% in 2003 as compared to a negative 48.1% in 2002. The negative gross margin is attributed primarily to the lower sales volume due to the continuing downturn in the communications industry, which significantly increased our unabsorbed capacity. In addition, in the second quarter of 2003, the current fair value of machinery and equipment was reviewed and determined that it was impaired per SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As a result, an impairment of $3.3 million was recognized and is included in the gross margin. The Company also recognized an $8.6 million inventory impairment in the second quarter of 2003 as compared with an $8.0 million impairment in the third quarter of 2002. The focus on cost cutting measures and the elimination of facilities have had an impact resulting in a positive gross margin in the fourth quarter of 2003.

The service gross margin decreased to a negative $3.2 million in 2003 as compared to a positive gross margin of $290 thousand in 2002. Gross margin as a percentage of service sales declined to negative 17.8% in 2003 as compared with a positive 0.1% in 2002.

Research, Development and Engineering.    Research, development and engineering expense decreased to $3.8 million in 2003 from $9.7 million in 2002, representing a decrease of $5.9 million. As a percentage of net product sales, research, development and engineering expense decreased to 18.5% in 2003 from 32.5% in 2002. This percentage decrease was largely the result of the continued effort to align costs with the lower sales volume in the last half of 2003. Fourth quarter 2003 research, development, and engineering expenses were $708,000, compared to $1.5 million in the fourth quarter 2002. This represents a 53.9% decrease.

Selling, General and Administrative.    Selling, general and administrative expense decreased to $10.4 million in 2003 from $21.3 million in 2002, representing a decrease of $10.9 million. As a percentage of net sales, selling, general and administrative expense decreased to 26.8% in 2003 from 34.2% in 2002. The product segment also abandoned certain manufacturing software during the fourth quarter of 2002, which resulted in a $2.4 million charge. Excluding the afore mentioned non-recurring item, 2002 selling, general and administrative expense was $18.9 million as compared to $10.4 million in 2003.

Interest Income.    Interest income, net, was $91,000 in 2003 compared to $308,000 in 2002. The decrease in interest income, net, in the current year was due primarily to the increased use of cash for operations and less cash available for investment purposes as well as lower interest rates.

Income Taxes.    As a result of our significant operating losses in 2003 and 2002, we determined a valuation allowance for our net deferred tax assets was required. As such, our effective income tax rate was 0.1% in 2003, compared to a benefit of 14.8% in 2002.

Liquidity and Capital Resources

Our primary liquidity needs for the foreseeable future will be for working capital and operations. As of December 31, 2004, available cash and cash equivalents approximated $9.7 million.

Working capital was $23.8 million at December 31, 2004, which represented a working capital ratio of 2.5 to 1, compared to $28.1 million at December 31, 2003. Our investment in inventories and accounts receivables was $15.8 million and $14.5 million at December 31, 2004 and 2003, respectively. Our capital expenditures were $0.2 million, $0.3 million, and $0.9 million in 2004, 2003, and 2002, respectively. Our budgeted capital expenditures for 2005 are $0.6 million as we remain focused on conserving cash. Accounts receivable days sales outstanding stood at 61 days at December 31, 2004, as compared to 57 days at December 31, 2003. At December 31, 2004 inventory days on hand were 188 days, as compared to 150 days on hand at December 31, 2003.

Cash flows used by operating activities were $5.7 million in 2004, an increase of $3.9 million, from cash flows used by operating activities of $1.8 million in 2003. This use of cash was primarily the result of operating losses and the increase in inventory, offset by the reductions in accounts receivable and the sale of assets recognized in 2003.

In August 2001, we entered into adjustable rate industrial revenue bonds for $6.5 million from the County of Arapahoe, Colorado in connection with the opening of our Denver service center. The $2.0 million Series A Bonds bear interest at 2.2% at December 31, 2004. The $4.5 million Series B Bonds bear interest at 2.55% at December 31, 2004. We intend to sell the Denver, Colorado facility and pay off these bonds, as we signed a purchase agreement in March 2003. The purchase agreement has been extended per the request of the potential buyer, as the buyer is currently negotiating a lease of the entire facility with a potential tenant. The building continues to be marketed by our realtors. As a result, the Denver facilities and the related bonds will remain classified as a current asset and current liability, respectively in the accompanying consolidated financial statements.

In September 2001, the Board of Directors authorized the repurchase of up to one million common shares in the open market or in private transactions. As of December 31, 2001, we had acquired 408,000 shares at a cost of $1.6 million. During the second quarter of 2002, we acquired 181,112 shares at a cost of $600,000. On July 26, 2002, the Board approved a one million share increase in the program. During the third quarter of 2002, we acquired 795,600 shares at a cost of $1.5 million, and in the fourth quarter of 2002, we acquired 1,000 shares at a cost of $1,470. As of December 31, 2004, we had repurchased a total of 1,385,712 shares at an average price of $2.70 per share. If we decide to repurchase additional shares going forward, we will request authorization from the board. There were no additional shares repurchased in 2004 or 2003.

We have signed an agreement with National City Bank to provide all banking services and a $3.5 million line of credit. As collateral for the line of credit, the Company established a $3.5 million deposit account with the bank. The Company continues to maintain a pledge account at Huntington National Bank (HNB) as collateral for the industrial revenue bonds, as described above. The balance of the restricted cash at HNB is $6.2 million.

We do not currently plan to pay dividends.

We believe that cash and cash equivalents, anticipated cash flow from operations, and our credit facilities will be sufficient to fund our working capital and capital expenditure requirements for at least the next 12 months.

We have capital lease agreements for computer, machinery and office equipment that expire through 2007. Future minimum annual lease payments required during the years ending in 2005 through 2007 are $121,000, $121,000, and $389,000, respectively.

We have operating leases covering certain office facilities, and equipment that expire at various dates through 2009. Future minimum annual lease payments required during the years ending in 2005 through 2009 under non-cancelable operating leases having an original term of more than one year are $407,000, $245,000, $90,000, $92,000 and $47,000, respectively.

The following table provides a summary of our debt obligations, capital lease obligations, operating lease payments, and certain other material purchase obligations as of December 31, 2004.

	Contractual Payments Due by Period
	Total	2005	2006	2007	2008	2009	After 2010
	(In thousands)
Debt (1)	$5,860	$240	$250	$270	$280	$290	$4,530
Capital Lease Obligations (2)	631	121	121	389	—	—	—
Operating Lease Payments (3)	881	407	245	90	92	47	—
Other Purchase Obligations	76	38	38	—	—	—	—

Total	$7,448	$806	$654	$749	$372	$337	$4,530

(1)	These amounts are for the industrial revenue bonds, which are backed by standby letter or credits totaling $5.9 million at December 31, 2004, which expire on August 7, 2020. This schedule displays the contractual payment amounts even though the entire amount is classified as a current liability at December 31, 2004. See Note 6 of the Notes to Consolidated Financial Statements for additional information about our debt and related matters.

(2)	See Note 8 of the Notes to Consolidated Financial Statements for additional information about our capital lease obligations.

(3)	Our operating lease obligations are described in Note 8 of the Notes to Consolidated Financial Statements. A portion of these obligations is backed by a letter of credit totaling $194,000 at December 31, 2004, which expires on October 31, 2006.

Impact of New Accounting Standards

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 151, “Inventory Costs,” an amendment to Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing.” This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be recognized as current period charges. The provisions of this statement become effective for fiscal years beginning after June 15, 2005. The statement is not expected to have a material effect on the Company’s financial position, results of operations or cash flow.

In December 2004, FASB issued Statement No. 123R, “Share Based Payment,” a revision of Statement No. 123, “Accounting for Stock Based Compensation:” and superseding APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123R requires the Company to expense grants made under the stock option and employee stock purchase plans. Statement 123R is effective for the first interim or annual period beginning after July 15, 2005. Upon adoption of Statement 123R, amounts previously disclosed under Statement No. 123 will be recorded in the consolidated statement of operations. Consistent with the provisions of the new standard, the Company intends to adopt Statement 123R in the third quarter of 2005. The Company currently measures compensation costs related to its share-based awards under APB 25, as allowed by Statement 123. Information about the fair value of stock options under the Black Sholes model and its proforma impact on the Company’s net loss and loss per share can be found in Note 1 to the financial statements.

Off-Balance Sheet Financings

We do not have any off balance sheet entities or arrangements. All of our subsidiaries are reflected in our financial statements. We do not have any interests in or relationships with any special-purpose entities that are not reflected in our financial statements.

ITEM 7A—QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to the impact of interest rate changes and, to a lesser extent, foreign currency fluctuations. We have not entered into interest rate or foreign currency transactions. Our foreign currency exposure was immaterial as of December 31, 2004, 2003 and 2002.

Our primary interest rate risk exposure results from our revolving line of credit facility. We had $1.0 borrowings under this facility at December 31, 2004. We currently do not hedge our exposure to floating interest rate risk.

Forward-Looking Statements

We are making this statement in order to satisfy the “safe harbor” provisions contained in the Private Securities Litigation Reform Act of 1995. This Annual Report on Form 10-K includes forward-looking statements relating to our business, which involve risks and uncertainties. Forward-looking statements contained herein or in other statements made by us are made based on our management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. We believe that the following factors, among others, could affect our future performance and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	general economic, business and market conditions;

•	competition;

•	decreases in spending by our communications industry customers;

•	consolidation in the telecommunication industry;

•	the loss of a major customer or customers;

•	our ability to identify, consummate and integrate the operations of suitable acquisition targets;

•	the impact of changing global, political and economic conditions;

•	our ability to expand our international operations;

•	our relations with our employees;

•	our ability to meet the high standards of quality and reliability that communications service providers expect from communications equipment suppliers;

•	variability in our operating results;

•	our ability to attract and retain key personnel;

•	our ability to keep up with the rapid technological changes, evolving industry standards, changing customer needs and frequent new equipment and service introductions in the communications industry; and

•	our ability to protect our proprietary information.

ITEM 8—FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

PECO II, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

PECO II, Inc.:

We have audited the accompanying consolidated balance sheet of PECO II, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PECO II, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

Columbus, Ohio

March 30, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of PECO II, Inc.

We have audited the accompanying consolidated balance sheets of PECO II, Inc. (an Ohio Corporation) as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PECO II, Inc. as of December 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142.

/s/    GRANT THORNTON LLP

Cleveland, Ohio

January 28, 2004

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$9,723	$17,366
Accounts receivable, net	5,764	5,967
Inventories, net	10,031	8,573
Prepaid expenses and other current assets	527	410
Assets held for sale	4,136	4,136
Restricted cash	9,722	7,148

Total current assets	39,903	43,600

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	10,363	9,945
Machinery and equipment	9,255	9,671
Furniture and fixtures	6,237	7,614

	26,109	27,484
Less-accumulated depreciation	(13,832)	(13,422)

Property and equipment, net	12,277	14,062
Other assets:
Goodwill	1,774	7,842
Long term notes receivable	11	20
Investment in joint venture	16	—

Total assets	$53,981	$65,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Industrial revenue bonds	$5,860	$6,080
Borrowings under line of credit	992	—
Capital leases payable	87	158
Accounts payable	2,537	1,113
Accrued compensation expense	1,227	1,492
Accrued income taxes	145	579
Other accrued expenses	5,255	6,030

Total current liabilities	16,103	15,452

Capital leases payable, net of current portion	448	535

Shareholders’ equity:
Common shares, no par value: authorized 50,000,000 shares; 21,566,302 and 22,201,666 shares issued at December 31, 2004 and 2003	2,816	2,816
Additional paid-in capital	110,251	110,726
Retained deficit	(74,597)	(62,327)
Treasury shares, at cost, 635,364 and 847,830 shares at December 31, 2004 and 2003, respectively	(1,040)	(1,678)

Total shareholders’ equity	37,430	49,537

Total liabilities and shareholders’ equity	$53,981	$65,524

The accompanying notes are an integral part of these consolidated balance sheets.

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2004	2003	2002
Net sales:
Product	$21,049	$20,470	$29,923
Services	10,515	18,137	32,137

	31,564	38,607	62,060
Cost of goods sold:
Product	17,660	20,682	36,307
Services	9,801	21,357	31,847
Impairment of product segment machinery and equipment	—	3,300	—
Inventory impairment	—	8,633	8,000

	27,461	53,972	76,154
Gross margin:
Product	3,389	(12,145)	(14,384)
Services	714	(3,220)	290

	4,103	(15,365)	(14,094)
Operating expenses:
Research, development and engineering	2,956	3,786	9,729
Selling, general and administrative	7,958	10,350	21,269
Impairment of service segment goodwill	5,987	5,700	—
Real estate impairment	—	1,203	2,000

	16,901	21,039	32,998

Loss from operations	(12,798)	(36,404)	(47,092)
Loss from joint venture	(84)	—	—

Loss from operations after joint venture	(12,882)	(36,404)	(47,092)
Interest income, net	149	91	308

Loss before income taxes and before cumulative effect of accounting change	(12,733)	(36,313)	(46,784)
Benefit (provision) for income taxes	(463)	54	(6,916)

Loss before cumulative effect of accounting change	(12,270)	(36,367)	(39,868)
Impairment of goodwill	—	—	(1,835)

Net loss	$(12,270)	$(36,367)	$(41,703)

Net loss per common share before cumulative effect of accounting change:
Basic	$(0.57)	$(1.72)	$(1.85)

Diluted	$(0.57)	$(1.72)	$(1.85)

Net loss per common share after cumulative effect of accounting change:
Basic	$(0.57)	$(1.72)	$(1.94)

Diluted	$(0.57)	$(1.72)	$(1.94)

Weighted average common shares outstanding:
Basic	21,488	21,220	21,506
Diluted	21,488	21,220	21,506

The accompanying notes are an integral part of these consolidated statements.

PECO II, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands, except share data)

	Common Shares		Additional Paid-In Capital	Retained Earnings / (Deficit)	Treasury Shares		Total
	Number	Amount			Number	Amount
Balance, December 31, 2001	22,201,666	$2,816	$111,731	$15,743	(354,186)	$(1,406)	$128,884
Stock options and stock purchase plans	—	—	(662)	—	271,871	1,103	441
Purchase of treasury shares	—	—	—	—	(977,712)	(2,101)	(2,101)
Stock compensation expense, net	—	—	266	—	—	—	266
Net loss	—	—	—	(41,703)	—	—	(41,703)

Balance, December 31, 2002	22,201,666	2,816	111,335	(25,960)	(1,060,027)	(2,404)	85,787
Stock options and stock purchase plans	—	—	(609)	—	212,197	726	117
Net loss	—	—	—	(36,367)	—	—	(36,367)

Balance, December 31, 2003	22,201,666	2,816	110,726	(62,327)	(847,830)	(1,678)	49,537
Stock options and stock purchase plans	—	—	(475)	—	212,466	638	163
Net loss	—	—	—	(12,270)	—	—	(12,270)

Balance, December 31, 2004	22,201,666	$2,816	$110,251	$(74,597)	(635,364)	$(1,040)	$37,430

The accompanying notes are an integral part of these consolidated statements.

PECO II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,270)	$(36,367)	$(41,703)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	1,578	2,234	3,799
Goodwill impairment	5,987	5,700	1,835
Goodwill tax adjustment	81	—	—
Loss on disposals of property and equipment	287	442	2,495
Loss from joint venture	84	—	—
Deferred income taxes	—	—	5,963
Inventory impairment	—	8,633	8,000
Real estate impairment	—	1,203	2,000
Impairment of product segment machinery and equipment	—	3,300	—
Stock compensation expense	—	—	266
Working capital changes:
Accounts and notes receivable	212	1,849	5,825
Inventories	(1,458)	1,532	2,785
Prepaid expenses and other current assets	(117)	643	122
Accounts payable, other accrued expenses and accrued income taxes	215	9,173	(13,793)
Accrued compensation expense	(265)	(95)	(1,386)

Net cash used for operating activities	(5,666)	(1,753)	(23,792)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(184)	(282)	(862)
Proceeds from sale of property and equipment	104	4,280	2,808

Net cash used for investing activities	(80)	3,998	1,946

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash on industrial revenue bond and lines of credit	(2,574)	(7,011)	5
Net borrowings under lines of credit	992	—	—
Investment in joint venture	(100)	—	—
Repayments of long-term debt and capital leases	(378)	(3,659)	(632)
Proceeds from issuance of common shares—ESPP	81	117	441
Proceeds from issuance of common shares—options exercised	82	—	—
Purchase of treasury shares	—	—	(2,101)

Net cash used for financing activities	(1,897)	(10,553)	(2,287)

Net decrease in cash	(7,643)	(8,308)	(24,133)
Cash and cash equivalents at beginning of period	17,366	25,674	49,807

Cash and cash equivalents at end of period	$9,723	$17,366	$25,674

Supplemental Disclosure of Cash Flow Information:
Income taxes paid/(refunded)	$35	$(12,390)	$(5,329)
Interest paid	151	205	330

The accompanying notes are an integral part of these consolidated statements.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for share and per share data)

1.    Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PECO II, Inc. (the “Company”), and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Nature of Business

The Company provides engineering and installation on-site services and designs; manufactures and markets communications power systems and equipment; and offers systems integration products and related services for the communications industry. The Company operates in two business segments: product and services. The products and services offered include power systems, power distribution equipment, engineering and installation services, and system integration products.

Cash and Cash Equivalents

Cash equivalents consist of commercial paper and state and municipal securities that are readily convertible into cash and have original maturities of three months or less. At December 31, 2004 and 2003, the Company had cash equivalents of $9,691 and $15,264, respectively.

Restricted Cash

At December 31, 2004, our restricted cash was $9,722. This restricted cash total consists of collateral for the $3.5 million line of credit from National City Bank and a deposit account at Huntington National Bank as collateral for the industrial revenue bonds for $6.2 million and a letter of credit for an IBM operating lease.

Allowance for Doubtful Accounts

The Company grants credit on open accounts to its customers, substantially all of whom are in the telecommunication industry. Due to the nature of its customer base, the Company’s historical credit risk has been low. The Company generally requires payment within thirty days from delivery and has not provided extended payment terms under any type of vendor financing arrangements. However, the Company does establish allowances against accounts receivable for potentially uncollectible amounts. The Company estimates necessary allowances based on its analysis of customers’ outstanding receivables at the individual invoice level, the customers’ payment history and any other known factors concerning their current financial condition and ability to pay. After the Company has exhausted its collection efforts and determined that amounts are uncollectible at the individual invoice level, such amounts are charged off against the allowance. Accounts receivable are net of the allowance for doubtful accounts of $68 and $576 at December 31, 2004 and 2003, respectively.

Inventories

Inventories are stated at the lower of cost or market with cost determined by the first-in, first-out method. Inventory costs consist of purchased product, internal and external manufacturing costs, and freight.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

term or fair value at the inception of the lease. Expenditures for improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives used for computing depreciation for financial statement purposes are:

Years
Land improvements	15
Buildings and building improvements	20 to 40
Machinery and equipment	5 to 10
Furniture and fixtures	4 to 7

Equipment under capital leases is amortized using the straight-line method over the shorter of the lease terms or the estimated useful lives of the assets. Depreciation for the years ended December 31, 2004, 2003, and 2002, is $1,578, $2,234, and $3,799, respectively.

Assets Held for Sale

In March of 2003, the Company listed the new corporate headquarters shell and new manufacturing facility in Galion, Ohio for sale. An impairment charge of $1,096 was recognized in 2003 to reflect the assets held for sale at their estimated realizable values based upon market conditions. On December 31, 2003, it was determined that these buildings will probably not sell until the four-lane highway extension of U.S. 30 within a half mile of the facility is completed, which is expected in 2005. The buildings were reclassified to property and equipment at December 31, 2003 and depreciation expense was adjusted accordingly. The Company continues to market the buildings.

During the fourth quarter of 2002, the Company listed the Denver, Colorado facility for sale. The land, building and building improvements have been classified as assets held for sale beginning as of December 31, 2002. The Company recorded an asset impairment charge in 2002 of $2.0 million to reflect the assets held for sale at their estimated realizable values based upon market conditions.

In March 2004, we signed a sale agreement related to our Denver, Colorado facility. The buyer requested the purchase agreement to be extended as they are negotiating with a potential tenant toward finalization of a lease. When the terms of the lease agreement are agreed upon, the potential buyer is expected to complete the sale. Meanwhile, our realtors continue to market the building in lieu of the absence of a final sale.

Goodwill

An annual review of goodwill is prepared as of October 31 of each year. An independent third party perfected the review of goodwill that is attributed to the Company’s service segment as of October 31, 2004. The review resulted in $6.0 million impairment. There were two valuations performed in 2003, the first was at the request of new management as of May 2003 to get a sense of the current condition of the Company, and the second was to conform with the annual valuation period. An independent third party performed a review as of October 31, 2003 and determined that there was no further impairment of good for 2003 about the initial impairment of $5.7 million that was recorded in the second quarter of 2003, which was the result of continued revenue decline in our service segment. The aggregate total of impairment for years 2004 and 2003 is $11.7 million.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

The Company’s assessment of goodwill is based on the requirements of Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which requires management to estimate the fair value of the Company and its reporting units. Determination of fair value is de pendent upon many factors including management’s estimate of future cash flows, appropriate discount rates, identification and evaluation of comparable businesses and amounts paid in market transactions for the sale of comparable businesses. For goodwill, any one of a number of future events, including a continued telecommunication industry downturn, could cause the Company to conclude that impairment indicators exist and the carrying value of these assets cannot be recovered.

Other Accrued Expenses

Other accrued expenses at December 31, 2004 and 2003 consist of the following:

	December 31,
	2004	2003
Litigation accrual	$2,883	$2,909
Taxes, other than income taxes	949	1,333
Accrued warranty costs	701	834
Unearned gain on sale and lease back	148	241
Other	574	713

Total	$5,255	$6,030

Warranties

The Company records a liability for an estimate of costs that it expects to incur under its basic limited warranty when revenue is recognized. Factors affecting the Company’s warranty liability include the number of units sold and historical and anticipated rates of claims and costs per claim. The Company periodically assesses the adequacy of its warranty liability based on changes in these factors.

The changes in the Company’s accrued product warranty costs are as follows:

	December 31,
	2004	2003
Accrued warranty costs, beginning of year	$834	$560
Expense	302	659
Warranty claims	(435)	(385)

Accrued warranty costs, end of year	$701	$834

Revenue Recognition

Revenue is recognized in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104. Revenues are recognized when customer orders are completed and shipped. Sales of equipment where the Company also performs installation are deferred until installation is complete. Revenues on engineering and installation contracts and the costs for services performed are recorded as the work progresses on a percentage of completion basis. Accruals for the cost of product warranties are maintained for anticipated future claims.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

Research and Product Development Costs

Expenses associated with the development of new products and changes to existing products are charged to expense as incurred.

Investment in Joint Venture

In May 2004, PECO II Global Services, Inc. (PGS), a wholly owned subsidiary of PECO II, Inc., formed a joint venture with b+w Electronics Systems Verwaltung-GmbH (BWESV), a German corporation. The new joint venture, name b+w II, Inc., is 50 percent owned by PGS and 50 percent owned by BWESV. This joint venture represents progress in the Company’s efforts to establish worldwide relationships in pursuit of specially selected projects associated with system and service opportunities in the telecommunications sector. This investment is accounted for under the equity method. Under this method, the investment is initially recorded at cost and is adjusted for contributions and distributions and the Company’s share of earnings or losses.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

Impairment or Disposal of Long-Lived Assets

We account for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Financial Instruments

Financial instruments held by the Company include cash and cash equivalents, trade accounts receivable, accounts payable, borrowings under lines of credit and long-term debt. The Company does not hold or issue financial instruments for trading purposes. All financial instruments are considered to have a fair value, which approximates carrying value at December 31, 2004 and 2003. Financial instruments that potentially subject the Company to concentration of credit risk consist of trade accounts receivable. Trade accounts receivable due from three customers at December 31, 2004 and 2003 was $3,264 and $3,090, respectively, which accounted for 56.6% and 51.8% of total accounts receivable due at these dates.

Stock-Based Compensation

The Company has two stock-based employee compensation plans, which are described more fully in Note 10. The Company accounts for employee and director stock option grants under its stock option plans and for

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

stock purchases under its employee stock purchase plan in accordance with the intrinsic value-based method of accounting prescribed by Accounting Principles Board (or “APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under APB Opinion No. 25, no compensation costs have been recognized in the consolidated financial statements for stock option grants or for shares purchased under the employee stock purchase plan. Stock expense in 2002 is the result of stock options issued prior to the Company’s IPO in August 2000 with an exercise price below the underlying stock’s market price. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FASB Statement 123, “Accounting for Stock-Based Compensation,” using the assumptions described in Note 10, to its stock-based employee plans.

	Year ending December 31,
	2004	2003	2002
Net loss, as reported	$(12,270)	$(36,367)	$(41,703)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	—	—	12
Less: Stock-based employee compensation expense determined under fair value based method for awards granted, modified, or settled, net of related tax effects	(415)	(550)	(595)

Pro forma net loss	$(12,685)	$(36,917)	$(42,286)

Loss per share
Basic—as reported	$(0.57)	$(1.72)	$(1.94)

Basic—pro forma	$(0.59)	$(1.74)	$(1.97)

Diluted—as reported	$(0.57)	$(1.72)	$(1.94)

Diluted—pro forma	$(0.59)	$(1.74)	$(1.97)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Estimates are used for, but not limited to, the accounting for doubtful accounts, inventory obsolescence, depreciation and amortizations, sales returns, warranty costs, taxes and contingencies. Actual results could differ from those estimates.

Liquidity

The consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company sustained net losses of $12,270 in 2004, $36,367 in 2003 and $41,703 in 2002 and at December 31, 2004 had a retained deficit of $74,597. The Company utilized $5,666 of cash for operating activities in 2004 and $1,753 in 2003. As of December 31, 2004, the Company has $19,445 of cash of which $9,722 is restricted for its outstanding industrial revenue bonds and as collateral on the Company’s line of credit agreement. The Company signed a conventional loan with National City Bank as of October 18, 2004. The agreement is for a $3.5 million line of credit and a $3.5 million deposit account as collateral for the line of credit. There was an outstanding balance of $992 on this line of credit as of December 31, 2004. Additionally, management continues to pursue the sale of the Denver, Colorado facility and has extended the purchase agreement with a potential buyer.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

Based on available funds, current plans and increasingly opportunistic business conditions, management believes that the Company’s available cash, borrowings and amounts generated from operations, will be sufficient to meet the Company’s cash requirements for the next 12 months. The assumptions underlying this belief include, among other things, that there will be no material adverse developments in the business or market in general. There can be no assurances however that those assumed events will occur. If management’s plans are not achieved, there may be further negative effects on the results of operations and cash flows, which could have a material adverse effect on the Company.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

2.    Segment Information

In accordance with the requirements of SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” the Company has identified two reportable segments: product and service. These two segments reflect the organization used by our management for internal reporting. The product segment consists of manufacturing operations and the production of power plants, rectifiers and power distribution equipment. The service segment consists primarily of telecommunications contract, engineering, and installation services.

The accounting policies of the segments are the same as those described in Note 1. Revenue and costs are recognized for contract engineering and installation as the work progresses on a percentage of completion basis.

Earnings of industry segments exclude interest income and expense and provision or benefit for income taxes on our consolidated statements of operations.

Identifiable assets consist of cash, plant and equipment used in the operations of the segment as well as inventory, receivables and other assets directly related to the segment. The Company has no significant assets located outside of the United States.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

The following table summaries certain information regarding segments of the Company’s operations for the years ended December 31, 2004, 2003, and 2002:

	Year ending December 31,
	2004	2003	2002
	(in thousands)
Net Sales:
Product	$21,049	$20,470	$29,923
Services	10,515	18,137	32,137

	$31,564	$38,607	$62,060

Loss from operations:
Product	$(2,921)	$(24,264)	$(44,712)
Services	(9,877)	(12,103)	(4,215)

	$(12,798)	$(36,367)	$(48,927)

Identifiable assets:
Product	$51,003	$55,444	$89,806
Services	2,978	10,080	19,050

	$53,981	$65,524	$108,856

Depreciation and amortization expense:
Product	$1,488	$2,078	$3,684
Services	90	156	115

	$1,578	$2,234	$3,799

Capital expenditures:
Product	$184	$282	$599
Services	—	—	263

	$184	$282	$862

3.    Loss Per Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during the periods. Diluted loss per share is calculated using the weighted-average number of common and common equivalent shares outstanding during the periods. Due to the Company’s net loss for twelve months ended December 31, 2004, 2003, and 2002, no common equivalent shares were included in the calculation of diluted loss per share for either period because their effect would have been anti-dilutive. The Company’s weighted-average number of options which were in-the-money and, therefore, potentially dilutive for the twelve months ended December 31, 2004, 2003, and 2002 were 777,500, 530,000, and 0, respectively.

Stock options which were out-of-the-money and, therefore, were anti-dilutive under the treasury stock method have also been excluded from the calculation of diluted loss per share. The Company’s stock options outstanding at December 31, 2004, 2003, and 2002 which were excluded because they were out-of-the-money were 1,259,987, 1,048,286, and 1,410,340, respectively.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

Shares of common stock used in calculating loss per share differed from outstanding shares reported in the consolidated financial statement as follows:

	2004		2003		2002
(In thousands)	Basic	Diluted	Basic	Diluted	Basic	Diluted
Outstanding shares	21,566	21,566	21,354	21,354	21,142	21,142
Effect of weighting changes in outstanding shares	(78)	(78)	(134)	(134)	364	364

Weighted average in outstanding shares	21,488	21,488	21,220	21,220	21,506	21,506

4.    Goodwill

In the fourth quarter of 2004, management adjusted a tax contingency accrual associated with the acquisition of Thornton Communications Co. by $81. In accordance with generally accepted accounting principles, this amount was recorded as an adjustment to goodwill.

As of October 31, 2004, the Company had an independent third party review goodwill. It was determined the goodwill was impaired and resulted in an impairment write down of $5,987.

In aggregate, there has been $13,522 of impairment losses recognized that consists of $11,687 for service and $1,835 for product.

As of October 31, 2003, the Company had an independent third party perform a review and determined that there was no further impairment.

As of June 30, 2003, the Company had an independent third party review goodwill attributed to the service segment. The result was a $5,700 impairment. An annual review of goodwill is further required at the end of October each year.

When FASB issued SFAS No. 141, “Business Combinations” and SFAS No 142 “Goodwill and Other Intangible Assets,” our statements required modifications relative to our accounting for goodwill and other intangible assets. This resulted in an impairment charge of $1,835 associated with goodwill which was recognized in the first quarter of 2002 as a cumulative effect of an accounting change. However, the impairment test for the service reporting unit acquired in 2001 indicated that there was no impairment as of June 30, 2002.

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which states that goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in purchase accounting for business combinations. Effective January 1, 2002, with the adoption of SFAS No. 142, the company ceased goodwill and certain intangible asset amortization. As a result of this adoption, the carrying value of the remaining goodwill was tested for impairment annually or between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired.

As of January 1, 2002, the carrying value of goodwill was $15,377 and was assigned to the product ($1,835) and the service ($13,542) reporting units.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

On August 7, 2001, the Company acquired the assets of JNB Communications Inc., a South Carolina-based provider of telecommunications installation services for $1,800. The investment in excess of the fair market value of assets purchased was approximately $1,800.

On June 6, 2001, the Company acquired all of the common stock of Thornton Communications Co., Inc. of Bristol, Tennessee, a telecommunications provider of contract and engineering, furnishing and installation services for approximately $13,000, of which $3,400 was cash and the remaining consideration was 886,000 shares of the Company’s common stock at $10.76 per share. The investment in excess of the fair market value of assets purchased was approximately $12,400.

Impairment testing for goodwill is done at a reporting unit level. Currently, the Company has identified two reporting units (product and services) under the criteria set forth by SFAS No. 142. An impairment loss may be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.

The Company’s assessment of goodwill is based on the requirements of SFAS No. 142, which requires management to estimate the fair value of the company and its reporting units. Determination of fair value is dependent upon many factors including management’s estimate of future cash flows, appropriate discount rates, identification and evaluation of comparable businesses and amounts paid in market transactions for the sale of comparable businesses. For goodwill, any one of a number of future events, including a continued telecommunication industry downturn, could cause the Company to conclude that impairment indicators exist and the carrying value of these assets cannot be recovered.

5.    Inventories

Inventories are summarized as follows:

	December 31,
	2004	2003
Raw materials	$8,585	$7,749
Work-in-process	927	134
Finished goods	519	690

	$10,031	$8,573

6.    Line of Credit and Long-Term Debt

On October 18, 2004, the Company executed an agreement for a conventional line of credit agreement and a deposit account as collateral for the line of credit. There were no line of credit covenants. As of December 31, 2004, there was a balance of $992 thousand. The weighted average interest rate on this balance was 3.88% at December 31, 2004.

A summary of the Company’s long-term debt outstanding is as follows:

	December 31,
	2004	2003
Industrial revenue bonds for $6,500 from the county of Arapahoe, Colorado; $2,000 Series A Bonds due August 2021, adjustable rate interest at 2.2%; $4,500 Series B Bonds due August 2017, adjustable rate interest at 2.55%	$5,860	$6,080

Total	5,860	6,080
Less—current portion	5,860	6,080

	$—	$—

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

During the third quarter of 2003, the Company sold the Nashua, New Hampshire facility for $3,850. In connection with the sale, the Company has agreed to leaseback 25,000 square feet of this facility through August 31, 2006. This transaction resulted in a gain of $280 that was deferred and will be recognized over the term of the lease. The sale of the Nashua, New Hampshire facility also resulted in the payoff of the $3,500 state of New Hampshire industrial revenue bonds and the release of $3,100 of restricted cash.

7.    Asset Impairment Charges

In the second quarter of 2003, machinery and equipment was reviewed, under the guidelines of SFAS No. 144. It was determined that the current fair value was impaired, and an impairment of $3,300 was recognized. During 2004, the Company again performed an evaluation of its existing operations and determined there was no further impairment.

8.    Lease Commitments

The Company leases computers, machinery and office equipment under capital lease agreements that expire through the year 2007. The amount of the capital leases included in property and equipment at December 31, 2004 and 2003 is summarized as follows:

	December 31,
	2004	2003
Furniture and equipment	$903	$1,947
Less-accumulated depreciation	611	1,240

	$292	$707

The Company has operating leases covering certain office facilities and equipment that expire at various dates through 2009. The future minimum capital and operating lease payments for years ending December 31 are as follows:

	Capital Leases	Operating Leases
2005	$121	$407
2006	121	245
2007	389	90
2008	—	92
2009 and thereafter	—	47

Total minimum lease payments	631	881

Less—amounts representing interest	96

Present value of future minimum lease payments	535
Less—current maturities	87

Long-term capital leases	$448

A portion of the operating lease is backed by a letter of credit totaling $194,000 at December 31, 2004, which expires on October 31, 2006. The letter of credit is secured by restricted cash in the Huntington National Bank account.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

Aggregate rental expense on noncancelable operating leases for the years ended in 2004, 2003, and 2002, approximated $407, $595 and $769, respectively.

9.    Contingencies

The Company is a party to legal proceedings and litigation, which have arisen in the ordinary course of business or assumed in connection with an acquisition. Although the outcome of such items cannot be determined, management believes the amount of additional costs in excess of recorded amounts should not materially affect the financial position or results of operations of the Company.

10.    Stock Option Plans

In June 2000, the 2000 Performance Plan was adopted and approved by our shareholders for the issuance of up to 2,500,000 common shares. In addition, the Company has two nonqualified stock option plans for employees, adopted in 1995 and 1997, and each plan reserved 2,500,000 shares of the Company’s stock for issuance. The shares authorized under the 1995 stock option plan are expired and unissuable. The shares authorized under the 1997 stock option plan have been granted, with 36,200 options remaining issuable until May 8, 2005. These plans provide for awarding stock options to employees and contain provisions under which employees may be granted stock options in lieu of a portion of their compensation, subject to the discretion of the Compensation Committee of the Board of Directors. Options are granted at the fair market value of the Company’s common stock at the date of grant, generally vest over three to four years, and must be exercised within five years from the grant date. At the May 2004 annual meeting, shareholders voted to approve an amendment to the 2000 Performance Plan (as amended, the “2000 Plan”), which would provide for the issuance of up to an additional 2,500,000 common shares.

Information relating to the Company’s outstanding option plans is as follows:

	Total Options	Option Price	Weighted Average Option Price
Shares under option at December 31, 2001	1,619,607	$0.94 – $20.125	$11.12
Granted	143,400	1.90 – 6.25	6.16
Forfeited/canceled	(275,267)	0.94 – 20.125	10.34
Exercised	(77,400)	0.94 – 2.80	1.82

Shares under options at December 31, 2002	1,410,340	2.20 – 20.125	11.34
Granted	1,140,000	0.66 – 1.15	0.72
Forfeited/canceled	(972,054)	2.20 – 20.125	12.04
Exercised	—	—	—

Shares under options at December 31, 2003	1,578,286	0.66 – 20.125	3.19

Granted	917,500	0.81 – 1.22	1.11
Forfeited/canceled	(333,299)	0.66 – 20.125	2.99
Exercised	(125,000)	0.66 – 0.67	0.66

Shares under options at December 31, 2004	2,037,487	0.66 – 20.125	2.2497

Options exercisable at December 31, 2004	1,097,916	0.66 – 20.125	3.184

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

Under the 2000 Plan, 2,873,713 shares are available for issuance. The following table summarizes information about options outstanding at December 31, 2004:

Exercise Price	Outstanding Options			Options Exercisable
	Number of Shares	WT-Ave Remaining Contractual Life	WT-Ave Exercise Price	Number of Shares	WT-Ave Exercise Price
$0.6600	777,500	3.46	$0.6600	777,500	$0.6600
0.8100	200,000	4.84	0.8100	—
0.9500	7,500	4.87	0.9500	—
1.1500	140,000	4.00	1.1500	35,000	1.1500
1.1800	447,500	4.20	1.1800	30,000	1.1800
1.2200	200,000	4.33	1.2200
1.9010	3,000	2.56	1.9010	1,500	1.9010
6.2500	39,500	0.01	6.2500	39,500	6.2500
6.3700	95,513	1.54	6.3700	90,794	6.3700
9.8125	14,000	1.21	9.8125	10,500	9.8125
15.0000	53,400	0.37	15.0000	53,400	15.0000
16.2500	7,885	0.93	16.2500	7,885	16.2500
18.0000	250	1.06	18.0000	188	18.0000
20.1250	51,439	0.89	20.1250	51,649	20.1250
Totals/Ave	2,037,487	3.56	2.2497	1,097,916	3.1840

The Company has elected to use the disclosure only method of complying with SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value of each option granted under the Company’s Plans are estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for stock options granted in fiscal years 2004, 2003, and 2002, respectively: dividend yield of 0%, expected volatility of 112.31%, 109.16%, and 76.53%, risk-free interest rates of 2.79%, 2.22%, and 4.02%, and an expected life of the options of 3.06 years for 2004, 5 years for 2003, and 2.3 years for 2002.. The weighted average fair value on the date of grant for options granted during fiscal years 2004, 2003, and 2002 were $0.76, $1.29, and $9.03, respectively.

The Company has elected to use the disclosure only method of complying with SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value of each share purchased under the Company’s Employee Stock Purchase Plan is estimated as of the date of the purchase using the Black-Scholes option pricing model with the following weighted average assumptions used for stock purchased in the fiscal year 2004: dividend yield of 0%, expected volatility of 108.76, risk-free interest rate of 3.386%, and an expected life of the shares of 0.5 years for 2004.

11.    Employee Benefit Plans

The Company has a 401(k)/Profit Sharing Plan. Under the Plan, eligible employees, as defined, may contribute up to 15% of their compensation subject to certain limitations. In addition, the Company may make contributions to the Plan at the discretion of the Compensation Committee of the Board of Directors. No contributions were made by the Company in 2004, 2003, and 2002.

In April 2001, the Company’s shareholders approved the 2000 Employee Stock Purchase Plan and reserved for issuance an aggregate of one million common shares. The Plan allows eligible employees to purchase

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

common shares through payroll deductions, at prices equal to 85% of fair market value on the first or last business day of the offering period, whichever is lower. The Plan will terminate when all or substantially all of the common shares reserved for purposes of the plan have been purchased. During 2004, 2003, and 2002, 87,466, 193,197, and 194,471 shares, respectively, have been issued under the plan and 373,536 shares were available for future issuance.

12.    Income Taxes

The Company accounts for income taxes using the provisions of SFAS No. 109, “Accounting For Income Taxes.” Deferred income taxes reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. The components of the provision (benefit) for income taxes for the years ended December 31 are as follows:

	2004	2003	2002
Current tax expense:
Federal	$(363)	$—	$(13,101)
State	(100)	54	222

Total current	(463)	54	(12,879)

Deferred tax expense:
Federal	—	—	4,774
State	—	—	1,189

Total deferred	—	—	5,963

Total provision (benefit) for income taxes	$(463)	$54	$(6,916)

A reconciliation of the federal statutory and effective income tax for the years ended December 31, follows:

	2004	2003	2002
Income (loss) before income taxes	$(12,733)	$(36,313)	$(46,784)

Computed tax at the expected federal statutory rate	(4,329)	(12,346)	$(15,907)
State and local income taxes, net of federal income tax effect	83	54	2,135
Change in valuation allowance	2,782	12,346	6,856
Meals and entertainment expenses	31	—	—
Tax contingency reserve adjustment	(588)	—	—
Goodwill	1,607	—	—
Other	(49)	—	—

Income tax expense (benefit)	$(463)	$54	$(6,916)

Effective income tax (benefit) rate	(3.6)%	0.1%	(14.8)%

The Company has reserves for federal or state taxes that may become payable in future years as a result of alternative tax treatments. The tax reserves are reviewed as circumstances warrant and adjusted as events occur that affect the Company’s potential liability for additional taxes.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

A detailed summary of the deferred tax assets and liabilities at December 31 resulting from differences in the book and tax basis of assets and liabilities follows:

	2004	2003
Deferred tax assets:
Net operating loss and credit carryforwards	$15,503	$11,637
Accrued compensation	299	822
Accrued expenses	9	54
Inventory	1,571	3,303
Warranty accrual	266	334
Litigation accrual	1,095	1,164
Asset impairment	2,468	2,601
Allowance for doubtful accounts	26	229
Customer relationship amortization	982	1,126
Other	886	767

Total deferred tax assets	23,105	22,037

Deferred tax liabilities:
Depreciation	2,104	2,188
Purchase accounting liabilities	—	404
Other	14	12

Total deferred tax liabilities	2,118	2,604

Deferred tax assets net of liabilities	20,987	19,433
Valuation allowance	(20,987)	(19,433)

Net deferred tax asset	$—	$—

At December 31, 2004, the Company has federal tax loss carryforwards of $37,851. The federal tax loss carryforwards expire in 2022 through 2024. The Company also has federal tax credit carryforwards of approximately $827.

The Company periodically reviews the need for a valuation allowance against certain deferred tax assets and recognizes these assets to the extent that realization is more likely than not. As a result of operating losses during 2004, 2003 and 2002, trends and forecasted earnings, management determined that it is more likely than not that some portion or all of its net deferred tax asset may not be recognized and a valuation allowance was required for deferred tax assets. During 2004, management adjusted deferred tax asset values, which impacted the valuation allowance with no impact to operating loss for 2004.

13.    Treasury Shares

In September 2001, the Board of Directors authorized the repurchase of up to one million shares in the open market or in private transactions. As of December 31, 2001, the Company had acquired 408,000 shares at a cost of $1,642. During the second quarter of 2002 the Company acquired 181,112 shares at a cost of $600. On July 26, 2002, the Board approved a one million share increase in the program. During the third quarter of 2002 the Company acquired 795,600 shares at a cost of $1,500, and in the fourth quarter the Company acquired 1,000 shares at a cost of $1. During 2004, no additional purchases were made. As of December 31, 2004 the Company has repurchased an aggregate of 1,385,712 shares at an average price of $2.70 per share. Going forward, the Company will return to the Board for authorization to repurchase shares on the open market and will considered the prior authorization final as of December 2004.

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

14.    Significant Customers

Sales to the top four customers amounted to $10,538, $3,576, $3,559, and $3,227 and comprised approximately 33%, 11%, 11% and 10%, respectively, of consolidated net sales for 2004.

Sales to the top four customers amounted to $7,005, $5,170, $4,927, and $4,551 and comprised approximately 18%, 13%, 13% and 12%, respectively, of consolidated net sales for 2003.

Sales to the top three customers amounted to $23,401, $10,799 and $4,080 and comprised approximately 38%, 17% and 7%, respectively, of consolidated net sales for 2002.

15.    Quarterly Results of Operations-(Unaudited)

The following table shows unaudited quarterly results of operations for the period indicated. We have prepared this quarterly information on a basis consistent with the audited consolidated financial statements and management believes it includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information shown.

	Quarters Ended
	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004
	(In thousands except per share data)
Statement of Operations Data:
Net sales	$11,110	$9,859	$8,513	$9,125	$6,574	$7,189	$9,198	$8,603
Cost of good sold	12,715	11,183	9,602	8,539	6,952	6,629	7,158	6,722
Impairment of product segment machinery and equipment	—	3,300	—	—	—	—	—	—
Inventory impairment	—	8,633	—	—	—	—	—	—

Gross margin	(1,605)	(13,257)	(1,089)	586	(378)	560	2,040	1,881
Operating expenses:
Research, development and engineering	1,195	1,038	845	708	748	704	732	772
Selling, general and administrative	3,138	2,818	2,141	2,253	1,932	2,196	1,860	1,970
Impairment of service segment goodwill and other intangibles	—	5,700	—	—	—	—	—	5,987
Real estate impairment	1,096	—	—	107	—	—	—	—

	5,429	9,556	2,986	3,068	2,680	2,900	2,592	8,729

Loss from operations	(7,034)	(22,813)	(4,075)	(2,482)	(3,058)	(2,340)	(552)	(6,848)
Loss from joint venture	—	—	—	—	—	(57)	(27)	—

Loss from operations after joint venture	(7,034)	(22,813)	(4,075)	(2,482)	(3,058)	(2,397)	(579)	(6,848)
Interest income, net	17	35	9	30	25	27	44	53

Loss before income taxes	(7,017)	(22,778)	(4,066)	(2,452)	(3,033)	(2,370)	(535)	(6,795)
Provision (benefit) for income taxes	27	27	—	—	20	(363)	(86)	(34)

Net loss	$(7,044)	$(22,805)	$(4,066)	$(2,452)	$(3,053)	$(2,007)	$(449)	$(6,761)

Net loss per common share:
Basic	$(0.33)	$(1.08)	$(0.19)	$(0.12)	$(0.14)	$(0.09)	$(0.02)	$(0.31)

Diluted	$(0.33)	$(1.08)	$(0.19)	$(0.12)	$(0.14)	$(0.09)	$(0.02)	$(0.31)

Weighted average number of common shares:
Basic	21,142	21,177	21,241	21,295	21,402	21,486	21,522	21,538

Diluted	21,142	21,177	21,241	21,295	21,402	21,486	21,522	21,538

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

ITEM 9—CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

On June 24, 2002, our Board of Directors, upon recommendation of its Audit Committee, dismissed Arthur Andersen LLP as our independent public accountants, and engaged Grant Thornton LLP to serve as our independent auditors for the year ended December 31, 2002. For more information, see our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2002. As mentioned in the Form 8-K filed, there were no disagreements with Arthur Andersen LLP.

On March 29, 2004, our Board of Directors, upon recommendation of its Audit Committee, dismissed Grant Thornton LLP as our independent public accountants, and engaged KPMG LLP to serve as our independent auditors for the year ended December 31, 2004. For more information, see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2004 and April 6, 2004. As mentioned in the Form 8-K filed, there were no disagreements with Grant Thornton LLP.

ITEM 9A—CONTROLS AND PROCEDURES

Overview

In connection with the preparation of this Annual Report on Form 10-K, we have identified a material weakness in our internal control over financial reporting. As defined by the Public Company Accounting Oversight Board (“PCAOB”) in Auditing Standard No. 2, a material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

The identified material weakness in our internal control over financial reporting relates to insufficient controls over the identification of relevant revenue recognition issues in our contracts with our customers and resulted in adjustments being recorded in our financial statements for the year ended December 31, 2004. Our management discussed the material weakness with our independent registered public accounting firm, KPMG LLP, and the Audit Committee of our Company’s Board of Directors on March 25, 2005.

Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding disclosure. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has performed an evaluation of our disclosure controls and procedures as of December 31, 2004, the end of the period covered by this Annual Report on Form 10-K. Based on that evaluation, which included the matters discussed above, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of the end of the period covered by this Annual Report on Form 10-K.

Remediation

We are in the process of improving our internal controls by establishing additional policies and enhancing the procedures that we will follow with respect to the identification of relevant revenue recognition issues in our

PECO II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except for share and per share data)

contracts with our customers. As part of this process, our management intends to hire an external consultant to assist in reviewing and testing our internal controls. Additional work is needed to fully remedy this material weakness and we intend to continue our efforts to fully remedy this situation; however, we cannot assure you when the material weakness identified above will be corrected.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal controls over financial reporting during our fourth quarter that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

ITEM 9B—OTHER INFORMATION

Currently, the Company has no other information.

PART III

ITEM 10—DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information appearing under the captions “Election of Directors” and “Section 16(a) Beneficial Ownership Reporting Compliance” in our definitive proxy statement relating to our 2005 Annual Meeting of Shareholders, to be held on May 26, 2005 (the “2005 Proxy Statement”), is incorporated herein by reference.

We have adopted the PECO II, Inc. Code of Conduct and Ethics, which applies to all of our directors, officers and employees. Our code is publicly available on our website at www.peco2.com. If we make any substantive amendments to our code or grant any waivers, including any implicit waivers, from a provision of our code to any director or executive officer, we will disclose the nature of such amendment on our website and any waiver in a Current Report on Form 8-K.

ITEM 11—EXECUTIVE COMPENSATION

The information required by this item is incorporated herein by reference to “Board of Directors Meetings and Corporate Governance Matters” and “Executive Compensation” in the 2005 Proxy Statement.

ITEM 12—SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this item is incorporated herein by reference to “Share Ownership of Principal Holders and Management” in the Proxy Statement and “Executive Compensation- Equity Compensation Plan Information”.

ITEM 13—CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item is incorporated herein by reference to “Certain Relationships and Related Transactions” in the 2005 Proxy Statement.

ITEM 14—PRINCIPAL ACCOUNTING FEES AND SERVICES

The information required by these items is incorporated herein by reference to “Registered Independent Public Accounting Firm” in the 2005 Proxy Statement.

PART IV

ITEM 15—EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following documents are filed as part of this report:

(a) (1)  Financial Statements—See Index to Financial Statements at Item 8 of this report.

(a) (2)  Financial Statement Schedules.

Reports of Independent Registered Public Accounting Firms—See page S-1 of this report Schedule II: Valuation and Qualifying Accounts—See page S-2 of this report.

(a) (3) Exhibits.

See the “Exhibit Index” at page E-1 of this Form 10-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PECO II, INC.

	By:	/s/ JAMES L. GREEN
James L. Green
March 31, 2005		President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MATTHEW P. SMITH Matthew P. Smith	Chairman of the Board	March 31, 2005

/S/ LUCILLE GARBER FORD Lucille Garber Ford	Director	March 31, 2005

/S/ JAMES L. GREEN James L. Green	President, Chief Executive Officer, and Director (Principal Executive Officer)	March 31, 2005

/S/ E. RICHARD HOTTENROTH Richard Hottenroth	Director	March 31, 2005

/S/ TRYGVE A. IVESDAL Trygve A. Ivesdal	Director	March 31, 2005

/S/ EUGENE V. SMITH Eugene V. Smith	Director	March 31, 2005

/S/ GEORGE J. DALLAS George J. Dallas	Director	March 31, 2005

/S/ MARK R. MCBRIDE Mark R. McBride	Director	March 31, 2005

/S/ R. LOUIS SCHNEEBERGER R. Louis Schneeberger	Director	March 31, 2005

/S/ THOMAS R. THOMSEN Thomas R. Thomsen	Director	March 31, 2005

/S/ SANDRA A. FRANKHOUSE Sandra A. Frankhouse	Chief Financial Officer / Treasurer / Secretary (Principal Financial and Accounting Officer)	March 31, 2005

Appendix I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-31283

PECO II, INC.

(Exact name of Registrant as specified in its charter)

OHIO	34-1605456
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1376 STATE ROUTE 598, GALION, OHIO 44833

(Address of principal executive office) (Zip Code)

Registrant’s telephone number including area code: (419) 468-7600

Indicate by check mark (“X”) whether the Registrant: (1) has filed all reports to be filed by section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark (“X”) whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

CLASS	OUTSTANDING AT April 29, 2005
Common Shares, without par value	21,566,302

PECO II, INC.

PECO II, INC.

PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements

PECO II, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,380	$9,723
Accounts receivable, net of allowance of $45 in March 31, 2005 and $68 in December 31, 2004	5,502	5,764
Inventories	9,885	10,031
Prepaid expenses and other current assets	530	527
Assets held for sale	4,136	4,136
Restricted cash	9,735	9,722

Total current assets	38,168	39,903

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	10,363	10,363
Machinery and equipment	9,217	9,255
Furniture and fixtures	6,046	6,237

	25,880	26,109
Less-accumulated depreciation	(13,969)	(13,832)

Property and equipment, net	11,911	12,277
Other Assets:
Goodwill, net	1,774	1,774
Long term notes receivable	8	11
Investment in joint venture	9	16

Total Assets	$51,870	$53,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Industrial revenue bonds	$5,860	$5,860
Borrowings under line of credit	271	992
Capital leases payable	88	87
Accounts payable	1,713	2,537
Accrued compensation expense	1,425	1,227
Accrued income taxes	77	145
Other accrued expenses	5,518	5,255

Total current liabilities	14,952	16,103

Long-term Liabilities:
Capital leases payable, net of current portion	425	448

Shareholders’ Equity:
Common shares, no par value: authorized 50,000,000 shares; 21,566,302 shares outstanding and 22,201,666 shares issued at March 31, 2005 and December 31, 2004	2,816	2,816
Additional paid-in capital	110,251	110,251
Retained deficit	(75,534)	(74,597)
Treasury shares, at cost, 635,364 shares at March 31, 2005 and December 31, 2004	(1,040)	(1,040)

Total shareholders’ equity	36,493	37,430

Total Liabilities and Shareholders’ Equity	$51,870	$53,981

The accompanying notes are an integral part of these condensed consolidated financial statements.

PECO II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended March 31,
	2005	2004
Net sales:
Product	$6,665	$4,015
Services	2,547	2,559

	9,212	6,574

Cost of goods sold:
Product	5,065	4,041
Services	2,428	2,911

	7,493	6,952

Gross margin:
Product	1,600	(26)
Services	119	(352)

	1,719	(378)

Operating expenses:
Research, development and engineering	703	748
Selling, general and administrative	1,973	1,932

	2,676	2,680

Loss from operations	(957)	(3,058)
Loss from joint venture	7	—

Loss from operations after joint venture	(964)	(3,058)
Interest income, net	48	25

Loss before income taxes	(916)	(3,033)
Provision for income taxes	(20)	(20)

Net loss	$(936)	$(3,053)

Net loss per common share:
Basic	$(0.04)	$(0.14)

Diluted	$(0.04)	$(0.14)

Weighted average common shares outstanding:
Basic	21,566	21,402

Diluted	21,566	21,402

The accompanying notes are an integral part of these condensed consolidated financial statements.

PECO II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(936)	$(3,053)
Adjustments to reconcile net loss to net cash from (used for) operating activities:
Depreciation and amortization	355	422
Loss on disposals of property and equipment	11	227
Investment loss in joint venture	7	—
Working capital changes:
Accounts and notes receivable	265	698
Inventories	146	(352)
Prepaid expenses and other current assets	(3)	(117)
Accounts payable, other accrued expenses and accrued income taxes	(630)	687
Accrued compensation expense	198	(95)

Net cash used for operating activities	(587)	(1,583)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(54)
Proceeds from sale of property and equipment	—	65

Net cash from investing activities	—	11

CASH FLOWS FROM FINANCING ACTIVITIES:
Transfer to restricted cash	(13)	(71)
Net repayments under line of credit agreement	(721)	—
Repayment of long-term debt and capital leases	(22)	(85)
Proceeds from issuance of common shares- options exercised	—	68

Net cash used for financing activities	(756)	(88)

Net decrease in cash	(1,343)	(1,660)
Cash and cash equivalents at beginning of period	9,723	17,366

Cash and cash equivalents at end of period	$8,380	$15,706

Supplemental disclosure of cash flow information:
Income taxes paid	$90	$—
Interest paid	53	36

The accompanying notes are an integral part of these condensed consolidated financial statements.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of PECO II, Inc. (the “Company”) and its wholly and partially owned subsidiaries. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, of a normal and recurring nature, necessary to present fairly the results for the interim periods presented.

In May 2004, PECO II Global Services, Inc. (PGS), a wholly owned subsidiary of PECO II, Inc. and b+w Electronic Systems Verwaltung-GmbH (BWESV), a German corporation, formed a corporation named b+w II, Inc. The corporation is established under the laws of the state of Ohio and the principal office is at 1376 State Route 598, Galion, Ohio. The ownership structure is 50% PGS and 50% BWESV, with a $100,000 equity investment by both parties. This joint venture is accounted for under the equity method of accounting.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The December 31, 2004 balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. It is suggested that these condensed statements be read in conjunction with the Company’s most recent Annual Report on Form 10-K.

This Form 10-Q contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause the Company’s actual results or activities to differ materially from these forward-looking statements include but are not limited to the statements under “Forward Looking Statements” and other sections in the Company’s Form 10-K filed with the Securities and Exchange Commission and press releases.

Results for the interim period are not necessarily indicative of the results that may be expected for the entire year.

2. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Estimates are used for, but not limited to, the accounting for doubtful accounts, inventory obsolescence, depreciation and amortization, sales returns, warranty costs, taxes and contingencies. Actual results could differ from those estimates.

3. Treasury Shares

In September 2001, the Board of Directors authorized the repurchase of up to one million shares in the open market or in private transactions. On July 26, 2002, the Board approved a one million share increase in the program. As of March 31, 2005, the Company has repurchased an aggregate of 1,385,712 shares at an average price of $2.70 per share since inception of the repurchase program. The Company did not repurchase any shares during the first quarter of 2005.

No treasury shares were issued during the first quarter of 2005.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

4. Contingencies

The Company is a party to legal proceedings and litigation, which have arisen in the ordinary course of business or assumed in connection with an acquisition. Although the outcome of such items cannot be determined, management believes the amount of additional costs in excess of recorded amounts should not materially affect the financial position or results of operations of the Company.

5. Inventories

Inventory is stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on the first-in, first-out basis, net of allowances for estimated obsolescence. Major classes of inventory at March 31, 2005 and December 31, 2004 are summarized below:

(In thousands)	March 31, 2005	December 31, 2004
Raw materials	$8,331	$8,585
Work-in-process	963	927
Finished goods	591	519

	$9,885	$10,031

6. Impairment of Goodwill and Other Intangibles

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” in July 2001. This statement was effective for us on January 1, 2002. This statement resulted in modifications to our accounting for goodwill. Specifically, we ceased the amortization of goodwill beginning January 1, 2002. Additionally, goodwill is now subjected to impairment testing annually or more frequently when circumstances occur that indicate goodwill might be impaired.

An annual review of goodwill is prepared as of October 31 of each year. An independent third party performed the review of goodwill that is attributed to the Company’s service segment as of October 31, 2004. The review resulted in a $6.0 million impairment.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

7. Stock-Based Compensation

The Company accounts for stock option grants according to APB 25, and accordingly has not recognized option expense in their financial statements. On January 31, 2005, the Company granted 7,500 stock options at an exercise price of $1.06 per share. The Company employs the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value of the options granted under the Company’s Amended 2000 Performance Plan are estimated, as of the date of grant, using the Black-Scholes Option Pricing Model. The following pro forma information regarding net loss and loss per share was determined as if the Company had accounted for its stock options under the fair value method prescribed by SFAS No. 123. For purposes of pro forma disclosure, the estimated fair value of the stock options is amortized over the options’ vesting period. The pro forma information is as follows:

(In thousands, except per share data)	For the Three Months Ended March 31
	2005	2004
Net loss, as reported	$(936)	$(3,053)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	—	—
Less: Stock-based compensation expense determined under fair value based method for all awards, net of tax effects	(75)	(60)

Pro forma net loss as if the fair value based method had been applied to all awards	$(1,011)	$(3,113)

Loss per share
Basic—as reported	$(0.04)	$(0.14)

Basic—pro forma	$(0.05)	$(0.15)

Diluted—as reported	$(0.04)	$(0.14)

Diluted—pro forma	$(0.05)	$(0.15)

8. Segment Information

The following summarizes additional information regarding segments of the Company’s operations:

	For the Three Months Ended March 31,
(In thousands)	2005	2004
Income (loss) from operations after joint venture:
Product	$43	$(1,543)
Services	$(1,007)	$(1,515)

Consolidated loss from operations	$(964)	$(3,058)

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

9. Warranty

The Company’s warranty activity for the three months ended March 31, 2005 is summarized below:

	2005	2004
Beginning balance	$701	$834
Warranty provision	124	65
Warranty costs incurred	(26)	(45)

Ending balance	$799	$854

The Company has increased the quarterly warranty provision for the first quarter of 2005, due to an extended warranty term for a contractual customer.

10. Loss Per Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during the periods. Diluted loss per share is calculated using the weighted-average number of common and common equivalent shares outstanding during the periods. Due to the Company’s net loss for the three months ended March 31, 2005 and 2004, no common equivalent shares were included in the calculation of diluted loss per share for either period because their effect would have been anti-dilutive. The Company’s weighted-average number of options which were in-the-money and, therefore, potentially dilutive for the three months ended March 31, 2005 and 2004 were 992,500 and 1,465,000, respectively.

Stock options which were out-of-the-money and, therefore, were anti-dilutive under the treasury stock method have also been excluded from the calculation of diluted loss per share. The Company’s stock options outstanding at March 31, 2005 and 2004 which were excluded because they were out-of-the-money were 999,495 and 437,750, respectively.

Shares of common stock used in calculating loss per share differed from outstanding shares reported in the consolidated financial statements as follows:

	Three months ended March 31, 2005		Three months ended March 31, 2004
	Basic loss per share	Diluted loss per share	Basic loss per share	Diluted loss per share
	$(0.04)	$(0.04)	$(0.14)	$(0.14)
Outstanding shares	21,566	21,566	21,459	21,459
Effect of weighting changes in outstanding shares	(0)	(0)	(57)	(57)

Weighted average in outstanding shares	21,566	21,566	21,402	21,402

11. Major Customers

Because of the Company’s concentration of sales to the Regional Bell Operating Companies (RBOCs) and wireless service providers, a small number of customers typically represent substantial portions of total sales. For the three months ended March 31, 2005, sales to two companies comprised 57.1% of total sales. These customers contributed 45.1% and 12%, respectively, of total sales. For the first three months of 2004, sales to three companies comprised 54.7% of total sales. Three customers contributed 29.5%, 13.5% and 11.7%, respectively, of total sales.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Our markets continued to improve during the quarter. A recent analyst report forecasts CAPEX growth in 2005 will be 9% and 3% for the wireless and wireline markets respectively. This is emphasized by further upgrades in CAPEX budgets at Verizon from $12.5 to $13.3 billion and Cingular from $6.8 to $8.0 billion, both of which are PECO II customers. The investment focus is on wireline and wireless broadband deployment, increased packetization and system intelligence. The M&A activity continues to create short term discontinuities but is not expected to decrease total CAPEX over the next two to three years. We are well positioned with supply contracts and approved products with the principal carriers to benefit from these CAPEX programs.

Our revenue suffered during the quarter due to a slow start in the annual CAPEX budget approval process but order input picked up as the quarter progressed and we ended the quarter with improvement in revenues and increased backlog. We continued to focus our product development on products to serve the wireless market for base stations and network switching systems and for the fiber to the node wireline market.

During the quarter we released several new products:

•	A new -48VDC system called the 129 was launched. This product is a compact, front access system with an output up to 800 Amps @ -48VDC and up to 160 Amps @ +24VDC. It may be equipped with circuit breakers or fuses, without changing the layout of the distribution. Due to its small design and flexible configuration, it is perfect for use in indoor and outdoor cabinets, or where available space is limited.

•	The 128 power system was released. It is a compact, +24VDC unit with a maximum output of 160 Amps. The system only consumes 7 inches of rack space, including distribution and controls, making it ideal for use in applications where space for revenue-generating equipment is critical.

Also in the quarter, we released enhancements to the 5069 BDFB. These updates focused on an improved distribution system with fuses or circuit breakers, or a combination thereof. As we focus on development of these new products, we continued to ramp down expenses to become ever more efficient, even as we improved the customer experience.

We are beginning to realize success from our outdoor and indoor cabinet products and associated systems integration capabilities. We continued our stepped up sales and marketing effort including both public and private showings and demonstrations of our equipment. Our strategy of offering power products along with focused solutions to customer needs is establishing new opportunities for our products.

Our net sales increased to $9.2 million for the three months ended March 31, 2005, an increase of $2.6 million, or 40.1%, compared to the corresponding prior year period. Product net sales were $6.7 million for the first quarter of 2005, an increase of $2.7 million, or 66%, compared to the first quarter of 2004. This increase is in line with our expectations that the wireless and wire line carriers would expand area coverage, increase broadband deployment and add system intelligence.

Service net sales were $2.5 million for the first quarter of 2005, a decrease $12 thousand, or 0.5%, as compared to the first quarter of 2004. We feel the service segment has now seen the bottom of the telecom downturn and will continue to grow at a moderate pace. Service quotes continue to increase and our backlog has seen considerable improvement. We continue to face a highly competitive service market as a result of the new subcontractors in the various local markets.

As of March 31, 2005, our sales backlog, which represents total dollar volume of firm sales orders not yet recognized as revenue, was $5.4 million, a $2.0 million, or 60.1%, increase from the comparable prior year

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

period, and a 19.8% increase from $4.5 million at December 31, 2004. Product backlog of $2.9 million was a $536 thousand, or 15.5% decrease from December 31, 2004, while Service backlog was $2.5 million, a $1.4 million, or 133%, increase from December 31, 2004.

Gross margin dollars were a positive $1.7 million, for the quarter ended March 31, 2005, as compared to a negative $378 thousand for the quarter ended March 31, 2004. Gross margin as a percentage of net sales increased to 18.7% for the three months ended March 31, 2005, compared to negative 5.8% for the comparable prior year periods.

For the quarter ended March 31, 2005, product gross margin was a positive $1.6 million, as compared to negative $26 thousand for the corresponding period in 2004. The product gross margin improvement was a reflection of the cost reduction efforts over the past year.

The service gross margin was a positive $119 thousand for the first quarter of 2005, as compared to a negative $352 thousand for the first quarter of 2004, or an increase of 134%. The project manager restructuring we have done has greatly impacted the improvements in service gross margin.

Research, development and engineering (“R&D”) expense decreased to $703 thousand for the quarter ended March 31, 2005, from $748 thousand for the quarter ended March 31, 2004. We continue to accelerate efforts to bring more cost effective and valued products to our customers but the downside to this is it offsets our R&D expense cost reduction efforts. As a percentage of net product sales, research, development and engineering expense was 10.5% for the quarter ended March 31, 2005, compared to 18.6% in the comparable prior year period. The decrease in research, development and engineering expense as a percentage of revenue was the result of increased revenue volumes.

Selling, general and administrative (“SG&A”) expense increased to $2.0 million for the quarter ended March 31, 2005, from $1.9 million for the quarter ended March 31, 2004. Sales, marketing and administrative expenses increased slightly due to realignment of personnel, compensation increases and more focus on customer relationships. As a percentage of net sales, SG&A expense decreased to 21.4% for the quarter ended March 31, 2005, compared to 29.4% in the comparable prior year period.

In May 2004, PECO II Global Services, Inc. (PGS), a wholly owned subsidiary of PECO II, Inc., formed a joint venture with b+w Electronic Systems Verwaltung-GmbH (BWESV), a German corporation. The new joint venture, named b+w II, Inc., is 50% owned by PGS and 50% by BWESV. This joint venture represents progress in the Company’s efforts to establish worldwide relationships in the pursuit of specially selected projects associated with system and service opportunities in the telecommunications sector.

The effective tax rates were negative 2.2% for the quarter ended March 31, 2005, respectively, compared to negative 0.7% for the quarter ended March 31, 2004. The tax accrual is for various state franchises and net worth taxes where the Company has conducted business.

Liquidity and Capital Resources

Our primary liquidity needs for the foreseeable future will be for working capital and operations. As of March 31, 2005, available cash and cash equivalents approximated $8.4 million.

Working capital was $23.2 million at March 31, 2005, which represented a working capital ratio of 2.6 to 1, compared to $25.8 million at March 31, 2004, which represented a working capital ratio of 2.6 to 1.

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

We had no capital expenditures for the three months ended March 31, 2005, as we continue our efforts to conserve cash.

Cash flows used by operating activities for the three months ended March 31, 2005, was $587 thousand. This use of cash was primarily the result of operating losses and the decrease in accounts payable and accrued expenses, offset by the reductions in accounts receivable and inventory. There was no cash activity for investing activities while the cash used for financing activities was $756 thousand.

In August 2001, we entered into adjustable rate industrial revenue bonds (“IRB”) for $6.5 million from the County of Arapahoe, Colorado in connection with the opening of our Denver service center. The balance of the IRBs as of March 31, 2005 were $5.9 million. In March of 2004, we signed a purchase agreement with a potential buyer for the Denver facility. The purchase agreement has been extended to June 1, 2005. There has been significant activity between the potential buyer and potential tenant regarding lease negotiations. Once the negotiations are agreed upon, the buyer will finalize the sale. Since we intend to sell the Denver facility, the Denver bonds remain classified as a current liability in the accompanying condensed consolidated financial statements.

We have signed an agreement with National City Bank to provide all banking services and a $3.5 million line of credit. As collateral for the line of credit, the Company established a $3.5 million deposit account with the bank. As of March 31, 2005, the balance on the line of credit was $271 thousand.

We do not currently plan to pay dividends.

Critical Accounting Policies

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure about Critical Accounting Policies,” we consider certain accounting policies related to revenue recognition, inventory valuation, impairment of long lived assets, and deferred income taxes to be critical policies due to the estimation processes involved in each. We state these accounting policies in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004, which was filed on March 31, 2005, and in relevant sections in management’s discussion and analysis of financial condition and results of operations.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 151, “Inventory Costs,” an amendment to Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing.” This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be recognized as current period charges. The provisions of this statement become effective for fiscal years beginning after June 15, 2005. The statement is not expected to have a material effect on the Company’s financial position, results of operations or cash flow.

In December 2004, FASB issued Statement No. 123R, “Share Based Payment,” a revision of Statement No. 123, “Accounting for Stock Based Compensation,” and superseding APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123R requires the Company to expense grants made under the stock option and employee stock purchase plans. Statement 123R is effective for the annual period beginning on or after June 15, 2005. Upon adoption of Statement 123R, amounts previously disclosed under Statement No. 123 will be

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

recorded in the consolidated statement of operations. The Company currently measures compensation costs related to its share-based awards under APB 25, as allowed by Statement 123. Information about the fair value of stock options under the Black Sholes model and its proforma impact on the Company’s net loss and loss per share can be found in Note 7 to the condensed consolidated financial statements.

In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the effective date of FASB123R. The effective date of the new standard under these new rules for our consolidated financial statements is January 1, 2006.

Off-Balance Sheet Financings

We do not have any off balance sheet entities or arrangements. All of our subsidiaries and the joint venture investment into the new company, b+w II, Inc., are reflected in our condensed consolidated financial statements. We do not have any interests in or relationship with any special-purpose entities that are not reflected in our condensed consolidated financial statements.

ITEM 3. Qualitative and Quantitative Disclosure About Market Risk

We are exposed to the impact of interest rate changes and, to a lesser extent, foreign currency fluctuations. We have not entered into interest rate transactions for speculative purposes or otherwise. Our foreign currency exposures were immaterial as of March 31, 2005.

Our primary interest rate risk exposure that has resulted from floating rate debt related to our revolving loan facility and industrial revenue bonds. A change in rates would be immaterial to our results from operations if rates were to increase 1% from March 31, 2005 rates. We currently do not hedge our exposure to floating interest rate risk.

ITEM 4. Controls and Procedures

Disclosure controls and procedures. We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding disclosure. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has performed an evaluation of our disclosure controls and procedures as of March 31, 2005, the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, which included matters discussed below on the identification of a material weakness in our internal control over financial reporting, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of the end of the period covered by this Quarterly Report on Form 10-Q.

Internal control over financial reporting. Our management is also responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act. We recently identified a deficiency in our internal control over financial reporting in connection with the preparation and filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”). The identified material weakness in our internal control over financial reporting relates to insufficient control over the identification of relevant revenue recognition issues in our contracts with our customers.

Changes in internal controls over financial reporting. During the quarter ended March 31, 2005, we implemented several changes to our internal control over financial reporting in response to the aforementioned deficiency identified in our 2004 Form 10-K. To address the material weakness, we implemented the following remediation steps:

•	We have implemented procedures for senior management to review customer contracts prior to execution;

•	We have implemented procedures under which appropriate financial personnel will be notified of the proper revenue recognition treatment that is to be applied to sales under potential customer contracts prior to execution; and

•	We have implemented procedures for appropriate financial personnel to receive additional reminders, including control and process documents, with respect to revenue recognition treatment upon the actual execution of our sales contracts.

Although management believes that there has been improvement in the operation of our internal controls over financial reporting during the period covered by this Quarterly Report on Form 10-Q, management believes that the material weakness has not been fully remediated to date. We intend to hire, and are currently interviewing for, an external consultant to assist in reviewing for potential risk and assessing our testing process regarding various internal controls. The material weakness will not be considered fully remediated until the procedures resulting from the remediation efforts are fully implemented, operate for a period of time, are tested, and we conclude that such procedures are operating effectively.

There were no other additional changes in our internal control over financial reporting made during the quarter ended March 31, 2005, that have material affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 2(b) Use of Proceeds

On August 17, 2000, the SEC declared effective a Registration Statement on Form S-1 (File No. 333-37566) filed by us in connection with an initial public offering of 5,000,000 of our common shares, without par value. From the date of receipt of the proceeds from the offering through March 31, 2005, of the $78.3 million in net proceeds, $14.4 million was used to repay bank indebtedness, $5.2 million was used in connection with the acquisitions of Thornton Communications and JNB Communications, $16.7 million was used for capital expenditures, excluding the purchase of the Denver regional operating center in February 2001, which is being financed through industrial revenue bonds, $9.7 million has been restricted by the Company’s bank to secure outstanding borrowings, and approximately $23.9 million for general working capital purposes. The remaining net proceeds have been invested in short-term, interest-bearing, investment grade securities or guaranteed obligations of the U.S. government.

ITEM 6 Exhibits

31.1	Rule 13a-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a) Certification of Chief Financial Officer

32.1	Section 1350 Certification of Chief Executive Officer

32.2	Section 1350 Certification of Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 13, 2005	PECO II, Inc.

/s/ JAMES L. GREEN	/s/ SANDRA A. FRANKHOUSE
James L. Green	Sandra A. Frankhouse
President and Chief Executive Officer	Chief Financial Officer

Appendix J

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended June 30, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-31283

PECO II, INC.

(Exact name of Registrant as specified in its charter)

OHIO	34-1605456
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1376 STATE ROUTE 598, GALION, OHIO 44833

(Address of principal executive office) (Zip Code)

Registrant’s telephone number including area code: (419) 468-7600

Indicate by check mark (“X”) whether the Registrant: (1) has filed all reports to be filed by section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark (“X”) whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

CLASS	OUTSTANDING AT July 29, 2005
Common Shares, without par value	21,595,043

PECO II, INC.

PECO II, INC.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

PECO II, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,621	$9,723
Accounts receivable, net of allowance of $67 in June 30, 2005 and $68 in December 31, 2004	6,401	5,764
Inventories, net	10,313	10,031
Prepaid expenses and other current assets	489	527
Assets held for sale	4,136	4,136
Restricted cash	9,850	9,722

Total current assets	35,810	39,903

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	10,359	10,363
Machinery and equipment	9,200	9,255
Furniture and fixtures	6,089	6,237

	25,902	26,109
Less-accumulated depreciation	(14,321)	(13,832)

Property and equipment, net	11,581	12,277
Other Assets:
Goodwill, net	1,774	1,774
Long term notes receivable	5	11
Investment in joint venture	8	16

Total Assets	$49,178	$53,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Industrial revenue bonds	$5,860	$5,860
Borrowings under line of credit	837	992
Capital leases payable	90	87
Accounts payable	2,074	2,537
Accrued compensation expense	1,391	1,227
Accrued income taxes	36	145
Other accrued expenses	2,562	5,255

Total current liabilities	12,850	16,103

Long-term Liabilities:
Capital leases payable, net of current portion	401	448

Shareholders’ Equity:
Common shares, no par value: authorized 50,000,000 shares; 22,201,666 shares issued at June 30, 2005 and December 31, 2004	2,816	2,816
Additional paid-in capital	110,215	110,251
Accumulated deficit	(76,126)	(74,597)
Treasury shares, at cost, 606,623 and 635,364 shares at June 30, 2005 and December 31, 2004, respectively	(978)	(1,040)

Total shareholders’ equity	35,927	37,430

Total Liabilities and Shareholders’ Equity	$49,178	$53,981

The accompanying notes are an integral part of these condensed consolidated financial statements.

PECO II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Net sales:
Product	$6,509	$4,625	$13,174	$8,640
Services	2,922	2,564	5,469	5,123

	9,431	7,189	18,643	13,763
Cost of goods sold:
Product	4,722	4,176	9,787	8,217
Services	2,642	2,453	5,070	5,364

	7,364	6,629	14,857	13,581
Gross margin:
Product	1,787	449	3,387	423
Services	280	111	399	(241)

	2,067	560	3,786	182
Operating expenses:
Research, development and engineering	741	704	1,444	1,452
Selling, general and administrative	1,970	2,196	3,942	4,128

	2,711	2,900	5,386	5,580

Loss from operations	(644)	(2,340)	(1,600)	(5,398)
Loss from joint venture	—	(57)	(8)	(57)

Loss from operations after joint venture	(644)	(2,397)	(1,608)	(5,455)
Interest income, net	52	27	100	52

Loss before income taxes	(592)	(2,370)	(1,508)	(5,403)
Provision for income taxes	—	(363)	20	(343)

Net loss	$(592)	$(2,007)	$(1,528)	$(5,060)

Net loss per common share:
Basic	$(0.03)	$(0.09)	$(0.07)	$(0.24)

Diluted	$(0.03)	$(0.09)	$(0.07)	$(0.24)

Weighted average common shares outstanding:
Basic	21,576	21,486	21,571	21,444

Diluted	21,576	21,486	21,571	21,444

The accompanying notes are an integral part of these condensed consolidated financial statements.

PECO II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	For the Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,528)	$(5,060)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	708	822
Loss on disposals of property and equipment	11	292
Investment loss in joint venture	8	57
Working capital changes:
Accounts and notes receivable	(631)	446
Inventories	(282)	239
Prepaid expenses and other current assets	38	50
Accounts payable, other accrued expenses and accrued income taxes	(3,265)	(772)
Accrued compensation expense	164	77

Net cash used for operating activities	(4,777)	(3,849)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(23)	(143)
Proceeds from sale of property and equipment	—	70

Net cash used for investing activities	(23)	(73)

CASH FLOWS FROM FINANCING ACTIVITIES:
Transfer to restricted cash	(128)	(142)
Net (repayments) usage under line of credit agreement .	(155)	108
Investment in joint venture	—	(100)
Repayment of long-term debt and capital leases	(44)	(112)
Proceeds from issuance of common shares- options exercised	—	83
Proceeds from issuance of common shares- Employee Stock Purchase Plan	25	41

Net cash used for financing activities	(302)	(122)

Net decrease in cash	(5,102)	(4,044)
Cash and cash equivalents at beginning of period	9,723	17,366

Cash and cash equivalents at end of period	$4,621	$13,321

Supplemental disclosure of cash flow information:
Income taxes paid	$131	$7
Interest paid	117	68

The accompanying notes are an integral part of these condensed consolidated financial statements.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of PECO II, Inc. (the “Company”) and its wholly and partially owned subsidiaries. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, of a normal and recurring nature, necessary to present fairly the results for the interim periods presented.

In May 2004, PECO II Global Services, Inc. (PGS), a wholly owned subsidiary of PECO II, Inc. and b+w Electronic Systems Verwaltung-GmbH (BWESV), a German corporation, formed a corporation named b+w II, Inc. The corporation is established under the laws of the state of Ohio and the principal office is at 1376 State Route 598, Galion, Ohio. The ownership structure is 50% PGS and 50% BWESV, with a $100,000 equity investment by both parties. This joint venture is accounted for under the equity method of accounting.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The December 31, 2004 balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. It is suggested that these condensed statements be read in conjunction with the Company’s most recent Annual Report on Form 10-K.

2. Recent Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 151, “Inventory Costs,” an amendment to Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing.” This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be recognized as current period charges. The provisions of this statement become effective for fiscal years beginning after June 15, 2005. The statement is not expected to have a material effect on the Company’s financial position, results of operations or cash flow.

In December 2004, FASB issued Statement No. 123R, “Share Based Payment,” a revision of Statement No. 123, “Accounting for Stock Based Compensation,” and superseding APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123R requires the Company to expense grants made under the stock option and employee stock purchase plans. Statement 123R is effective for the annual period beginning on or after June 15, 2005. Upon adoption of Statement 123R, amounts previously disclosed under Statement No. 123 will be recorded in the consolidated statement of operations. The Company currently measures compensation costs related to its share-based awards under APB 25, as allowed by Statement 123. Information about the fair value of stock options under the Black Sholes model and its proforma impact on the Company’s net loss and loss per share can be found in Note 7 to the condensed consolidated financial statements.

In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the effective date of FASB123R. The effective date of the new standard under these new rules for our consolidated financial statements is January 1, 2006.

Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), replaces APB No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Changes in Interim Financial Statements.” APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 changes the accounting for, and reporting of, a change in accounting

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

principle. SFAS 154 requires retrospective application to prior period’s financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, though early adoption is permitted as of the date this Statement was issued, which was May of 2005. SFAS 154 is not expected to have a material financial impact on PECO II, Inc.

3. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Estimates are used for, but not limited to, the accounting for doubtful accounts, inventory obsolescence, depreciation and amortization, sales returns, warranty costs, taxes and contingencies. Actual results could differ from those estimates.

4. Treasury Shares

In September 2001, the Board of Directors authorized the repurchase of up to one million shares in the open market or in private transactions. On July 26, 2002, the Board approved a one million share increase in the program. As of June 30, 2005, the Company has repurchased an aggregate of 1,385,712 shares at an average price of $2.70 per share since inception of the repurchase program. The Company did not repurchase any shares during the second quarter of 2005.

During the second quarter of 2005, the Company issued 28,741 treasury shares in connection with the Company’s 2000 Employee Stock Purchase Plan.

5. Contingencies

The Company was a party to legal proceedings and litigation, which arose in the ordinary course of business and were assumed in connection with an acquisition. During April of 2005, the legal proceedings referred to above were settled. The Company completed a $2.67 million payout, resulting in a signed release from the plaintiff dated April 22, 2005, bringing closure to the legal action.

6. Inventories

Inventory is stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on the first-in, first-out basis, net of allowances for estimated obsolescence. Major classes of inventory at June 30, 2005 and December 31, 2004 are summarized below:

(In thousands)	June 30, 2005	December 31, 2004
Raw materials	$11,898	$12,556
Work-in-process	989	927
Finished goods	802	685

Gross Inventory	13,689	14,168

Obsolescence	(3,376)	(4,137)

Inventory, net	$10,313	$10,031

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

7. Impairment of Goodwill and Other Intangibles

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” in July 2001. This statement was effective for us on January 1, 2002. This statement resulted in modifications to our accounting for goodwill. Specifically, we ceased the amortization of goodwill beginning January 1, 2002. Additionally, goodwill is now subjected to impairment testing annually or more frequently when circumstances occur that indicate goodwill might be impaired.

An annual review of goodwill is prepared as of October 31 of each year. An independent third party performed the review of goodwill that is attributed to the Company’s service segment as of October 31, 2004. The review resulted in a $6.0 million impairment. As of June 30, 2005, there have been no triggering events that would indicate goodwill has been impaired.

8. Stock-Based Compensation

The Company accounts for stock option grants according to APB 25, and accordingly has not recognized option expense in the financial statements. On June 9, 2005, the Company granted 100,000 stock options at an exercise price of $1.01 per share. The Company employs the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value of the options granted under the Company’s Amended 2000 Performance Plan are estimated, as of the date of grant, using the Black-Scholes Option Pricing Model. The following pro forma information regarding net loss and loss per share was determined as if the Company had accounted for its stock options under the fair value method prescribed by SFAS No. 123. For purposes of pro forma disclosure, the estimated fair value of the stock options is amortized over the options’ vesting period. The pro forma information is as follows:

	For the Three Months Ended June 30		For the Six Months Ended June 30
(In thousands, except per share data)	2005	2004	2005	2004
Net loss, as reported	$(592)	$(2,007)	$(1,528)	$(5,060)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	—	—	—	—
Less: Stock-based compensation expense determined under fair value based method for all awards, net of tax effects	(68)	(89)	(143)	(149)

Pro forma net loss as if the fair value based method had been applied to all awards	$(660)	$(2,096)	$(1,671)	$(5,209)

Loss per share
Basic—as reported	$(0.03)	$(0.09)	$(0.07)	$(0.24)

Basic—pro forma	$(0.03)	$(0.10)	$(0.08)	$(0.24)

Diluted—as reported	$(0.03)	$(0.09)	$(0.07)	$(0.24)

Diluted—pro forma	$(0.03)	$(0.10)	$(0.08)	$(0.24)

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

9. Segment Information

The following summarizes additional information regarding segments of the Company’s operations:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands)	2005	2004	2005	2004
Net sales:
Product	$6,509	$4,625	$13,174	$8,640
Services	$2,922	$2,564	$5,469	$5,123

	$9,431	$7,189	$18,643	$13,763

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Income (loss) from operations after joint venture:
Product	$66	$(1,171)	$109	$(2,714)
Services	$(710)	$(1,226)	$(1,717)	$(2,741)

Consolidated loss from operations	$(644)	$(2,397)	$(1,608)	$(5,455)

10. Warranty

The Company’s warranty activity for the six months ended June 30, 2005 is summarized below:

	2005	2004
Beginning balance	$701	$834
Warranty provision	167	134
Warranty costs incurred	(51)	(187)

Ending balance	$817	$781

The Company has increased the quarterly warranty provision through the second quarter of 2005, due to an extended warranty term for a contractual customer. This increase will continue through the remainder of this year.

11. Loss Per Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during the periods. Diluted loss per share is calculated using the weighted-average number of common and common equivalent shares outstanding during the periods. Due to the Company’s net loss for the six months ended June 30, 2005 and 2004, no common equivalent shares were included in the calculation of diluted loss per share for either period because their effect would have been anti-dilutive. The Company’s weighted-average number of options which were in-the-money and, therefore, potentially dilutive for the six months ended June 30, 2005 and 2004 were 1,092,500 and 917,500, respectively.

Stock options which were out-of-the-money and, therefore, were anti-dilutive under the treasury stock method have also been excluded from the calculation of diluted loss per share. The Company’s stock options outstanding at June 30, 2005 and 2004 which were excluded because they were out-of-the-money were 970,795 and 1,011,956, respectively.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

Shares of common stock used in calculating loss per share differed from outstanding shares reported in the consolidated financial statements as follows:

	Six months ended June 30, 2005		Six months ended June 30, 2004
	Basic loss per share	Diluted loss per share	Basic loss per share	Diluted loss per share
	$(0.07)	$(0.07)	$(0.24)	$(0.24)
Outstanding shares	21,595	21,595	21,522	21,522
Effect of weighting changes in outstanding shares	(24)	(24)	(78)	(78)

Weighted average in outstanding shares	21,571	21,571	21,444	21,444

12. Major Customers

Because of the Company’s concentration of sales to the Regional Bell Operating Companies (RBOCs) and wireless service providers, a small number of customers typically represent substantial portions of total sales. For the six months ended June 30, 2005, sales to two companies comprised 54.1% of total sales. These customers contributed 42.0% and 12.1%, respectively, of total sales. For the first six months of 2004, sales to three companies comprised 50.9% of total sales. Three customers contributed 27.5%, 12.8% and 10.6%, respectively, of total sales.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to “we,” “us,” “our,” “the Company,” or “PECO II” refer to PECO II, Inc. unless the context indicates otherwise.

Results of Operations

Our markets continued to improve during the quarter. In January, analysts generally expected 2005 CAPEX growth to be in the 3 to 5 percent range, but they are now upgrading their estimates to the 7 to 10 percent range. With significant consolidation behind them, the service providers are directing more spending to capital spending. For example, Cingular is well underway with integration of their ATT Wireless acquisition and recently reported that they would add 4,000 cell sites to improve coverage and quality of service. The CAPEX focus continues on Wireless services but the wireline carriers are also increasing spending for broadband deployment and general upgrading of aging equipment. In its most recent reported quarter, Verizon Communications increased its capital spending for domestic telecommunications equipment by 47% to $1.9 billion.

Order input continued to climb and the quarter ended with increasing revenues and backlog. We were particularly pleased to receive and begin delivering a significant order for our 827E inverter systems to replace existing UPS systems. The 827E provides stand-by AC power with the up-time reliability expected from telecom DC power systems and is beginning to be recognized in the market for its unique capabilities.

We are focusing our product development on products to serve the wireless market for base station and network switching system applications and the wireline market primarily for broadband applications. We continue to improve the modularity and flexibility of our products to better accommodate our customer’s requirements and to lower engineering expense. Our development programs are focused on product cost reduction and improved performance through technology.

We are beginning to realize success from our non-power services and associated systems integration capabilities. During the quarter we installed several turnkey wireless base stations including furnishing PECO II power systems. We also delivered turnkey circuit to packet systems and have proposals outstanding for more of these services.

Our strategy of offering power products along with focused solutions to meet customer needs is creating new opportunities for us.

Our net sales increased to $9.4 million and $18.6 million, respectively, for the three and six months ended June 30, 2005, an increase of $2.2 million, or 31.2%, and $4.9 million, or 35.5%, compared to the corresponding prior year period. Product net sales were $6.5 million for the second quarter of 2005, an increase of $1.9 million, or 40.7%, compared to the second quarter of 2004. This increase is in line with our expectations as the service providers are directing more spending toward CAPEX improvements.

Service net sales were $2.9 million for the second quarter of 2005, an increase $358 thousand, or 14.0%, as compared to the second quarter of 2004. We continue to expect growth at a moderate pace. Service quotes have been increasing and our backlog has seen considerable improvement. We continue to face a highly competitive service market as a result of the new subcontractors in the various local markets.

As of June 30, 2005, our sales backlog, which represents total dollar volume of firm sales orders not yet recognized as revenue, was $7.4 million, a $3.7 million, or 102%, increase from the comparable prior year period, and a 63.9% increase from $4.5 million at December 31, 2004. Product backlog of $4.6 million was a $1.2 million, or 33.6% increase from December 31, 2004, while Service backlog was $2.8 million, a $1.7 million, or 161%, increase from December 31, 2004.

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

Gross margin dollars were a positive $2.1 million and $3.8 million, respectively, for the quarter and six months ended June 30, 2005, as compared to a positive $560 thousand and $182 thousand, respectively, for the quarter and six months ended June 30, 2004. Gross margin as a percentage of net sales increased to 21.9% and 20.3% for the three and six months ended June 30, 2005, compared to 7.8% and positive 1.3%, respectively, for the comparable prior year periods.

For the quarter ended June 30, 2005, product gross margin was a positive $1.8 million, as compared to positive $449 thousand for the corresponding period in 2004. The product gross margin improvement was primarily impacted by the change in product mix and additional absorption due to volume increase

The service gross margin was a positive $280 thousand for the second quarter of 2005, as compared to a positive $111 thousand for the second quarter of 2004, or an increase of 152%. This improvement is due to improved quoting and job management processes.

Research, development and engineering expense changed to $741 thousand and $1.4 million, respectively, for the quarter and six months ended June 30, 2005, from $704 thousand and $1.5 million, respectively, for the quarter and six months ended June 30, 2004. We continue our efforts to bring new products to the telecom market that add value to our customers’ offerings but this does offset our cost cutting efforts. As a percentage of net product sales, research, development and engineering expense was 11.4% and 11.0%, respectively, for the quarter and six months ended June 30, 2005 compared to 15.2% and 16.8%, respectively, in the comparable prior year periods.

Selling, general and administrative expense decreased to $2.0 million and $3.9 million, respectively, for the quarter and six months ended June 30, 2005, from $2.2 million and $4.1 million, respectively, for the quarter and the six months ended June 30, 2004. Sales, marketing and administrative expenses remained relatively flat as we continue to focus on controlling expenses. As a percentage of net sales, selling, general and administrative expense decreased to 20.9% and 21.1%, respectively, for the quarter and six months ended June 30, 2005 compared to 30.5% and 30.0%, respectively, in the comparable prior year periods.

In May 2004, PECO II Global Services, Inc. (PGS), a wholly owned subsidiary of PECO II, Inc., formed a joint venture with b+w Electronic Systems Verwaltung-GmbH (BWESV), a German corporation. The new joint venture, named b+w II, Inc., is 50% owned by PGS and 50% by BWESV. This joint venture represents progress in the Company’s efforts to establish worldwide relationships in the pursuit of specially selected projects associated with system and service opportunities in the telecommunications sector.

The effective tax rates were negative 1.3% for the quarter ended June 30, 2005, respectively, compared to positive 6.4% for the quarter ended June 30, 2004. The tax accrual is for various state franchises and net worth taxes where the Company has conducted business.

Liquidity and Capital Resources

As of June 30, 2005, available cash and cash equivalents approximated $4.6 million. We believe that cash and cash equivalents, anticipated cash flow from operations, and our credit facilities will be sufficient to fund our working capital and capital expenditure requirements for the next 12 months. Working capital at June 30, 2005 was $23.0 million, which represented a working capital ratio of 2.8 to 1, compared to $23.2 million at March 31, 2005, which represented a working capital ratio of 2.6 to 1. Capital expenditures for the six months ended June 30, 2005, totaled $23 thousand. We continue our efforts to conserve cash.

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

Cash flows used by operating activities for the six months ended June 30, 2005, was $4.8 million. A significant portion of this was due to a litigation settlement of $2.67 million, as previously discussed in Note 4 to Condensed Consolidated Financial Statements. The remainder was primarily due to operating losses and a decrease in accounts payable and accrued expenses, along with increases in accounts receivable and inventory. There was $23 thousand of cash used for investing activities, while the cash used for financing activities was $302 thousand.

For the long term, we expect operations to become cash flow positive as a result of sales volume increases, while continuing to maintain inventory at a reasonable level. If our working capital needs significantly increase due to circumstances such as our inability to operate on a cash flow positive basis; weakness in the telecommunications industry; faster than expected growth resulting in increased accounts receivable and inventory; additional investment or acquisition activity; research and development efforts; or as a result of capital expenditures, we may have to increase our credit facilities or generate additional funding through the issuance of debt or equity. There can be no assurance, however, that additional financing will be available on terms favorable to the Company or at all.

Contractual Obligations

In August 2001, we entered into adjustable rate industrial revenue bonds (“IRB”) for $6.5 million from the County of Arapahoe, Colorado in connection with the opening of our Denver service center. The balance of the IRBs, as of June 30, 2005, was $5.9 million. In March of 2004, we signed a purchase agreement with a potential buyer for the Denver facility. The inspection period to the purchase agreement has currently been extended to expire on October 2, 2005. In addition, two 30-day options to further extend up to, and including, December 1, 2005 have been provided so long as the purchaser is diligently pursuing the zoning approvals from the city and consummation of the lease. Since the Company intends to sell the Denver facility, the Denver bonds remain classified as a current liability in the accompanying condensed consolidated financial statements.

We have signed an agreement with National City Bank to provide all banking services and a $3.5 million line of credit. As collateral for the line of credit, the Company established a $3.5 million deposit account with the bank. As of June 30, 2005, the balance on the line of credit was $837 thousand.

We do not currently plan to pay dividends.

Other than the foregoing extension of the purchase agreement for the Denver facility, there have been no material changes outside the normal course of business in our contractual obligation since year-end 2004.

Critical Accounting Policies

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure about Critical Accounting Policies,” we consider certain accounting policies related to revenue recognition, inventory valuation, impairment of long lived assets, and deferred income taxes to be critical policies due to the estimation processes involved in each. We state these accounting policies in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004, which was filed on March 31, 2005, and in relevant sections in management’s discussion and analysis of financial condition and results of operations.

Recent Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 151, “Inventory Costs,” an amendment to Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing.” This

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

statement clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be recognized as current period charges. The provisions of this statement become effective for fiscal years beginning after June 15, 2005. The statement is not expected to have a material effect on the Company’s financial position, results of operations or cash flow.

In December 2004, FASB issued Statement No. 123R, “Share Based Payment,” a revision of Statement No. 123, “Accounting for Stock Based Compensation,” and superseding APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123R requires the Company to expense grants made under the stock option and employee stock purchase plans. Statement 123R is effective for the annual period beginning on or after June 15, 2005. Upon adoption of Statement 123R, amounts previously disclosed under Statement No. 123 will be recorded in the consolidated statement of operations. The Company currently measures compensation costs related to its share-based awards under APB 25, as allowed by Statement 123. Information about the fair value of stock options under the Black Sholes model and its proforma impact on the Company’s net loss and loss per share can be found in Note 7 to the condensed consolidated financial statements.

In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the effective date of FASB123R. The effective date of the new standard under these new rules for our consolidated financial statements is January 1, 2006.

Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), replaces APB No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Changes in Interim Financial Statements.” APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 changes the accounting for, and reporting of, a change in accounting principle. SFAS 154 requires retrospective application to prior period’s financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, though early adoption is permitted as of the date this Statement was issued, which was May of 2005. SFAS 154 is not expected to have a material financial impact on PECO II, Inc.

Off-Balance Sheet Financings

We do not have any off balance sheet entities or arrangements. All of our subsidiaries and the joint venture investment into the new company, b+w II, Inc., are reflected in our condensed consolidated financial statements. We do not have any interests in or relationship with any special-purpose entities that are not reflected in our condensed consolidated financial statements.

Forward-Looking Statements

Certain of the Company’s statements in this Quarterly Report on Form 10-Q and the foregoing Management’s Discussion and Analysis of Financial Condition and Results of Operation are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but may not be limited to, all statements regarding the Company’s and management’s intent, beliefs, expectations, and plans, such as statements concerning the Company’s future profitability, industry trends, operating results, and product development strategy. These forward-looking statements include numerous risks and uncertainties, including, without limitation: a general

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

economic recession; a downturn in our principal customers’ businesses; current and future mergers of key customers; the volatility in the communications industry; the demand for communications equipment generally and in particular for the products and services offered by the Company; the Company’s ability to generate sales orders during fiscal 2005 and thereafter; the ability to develop and market new products and product enhancements; the potential environmental issues in regards to an aging manufacturing facility; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. One or more of these factors have affected, and in the future could affect, the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections.

There can be no assurances that the forward-looking statements included herein will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation of the Company, or any other person, that the objectives and plans of the Company will be achieved. In addition, this Quarterly Report on Form 10-Q contains time-sensitive information that reflects management’s best analysis only as of the date of this report. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

Results for the interim period are not necessarily indicative of the results that may be expected for the entire year.

ITEM 3. QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to the impact of interest rate changes and, to a lesser extent, foreign currency fluctuations. We have not entered into interest rate transactions for speculative purposes or otherwise. Our foreign currency exposures were immaterial as of June 30, 2005.

Our primary interest rate risk exposure that has resulted from floating rate debt related to our revolving loan facility and industrial revenue bonds. A change in rates would be immaterial to our results from operations if rates were to increase 1% from June 30, 2005 rates. We currently do not hedge our exposure to floating interest rate risk.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure controls and procedures. We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding disclosure. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has performed an evaluation of our disclosure controls and procedures as of June 30, 2005, the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, which included matters discussed below on the identification of a material weakness in our internal control over financial reporting, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of the end of the period covered by this Quarterly Report on Form 10-Q.

Internal control over financial reporting. Our management is also responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act. We recently identified a deficiency in our internal control over financial reporting in connection with the preparation and filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”). The identified material weakness in our internal control over financial reporting relates to insufficient control over the identification of relevant revenue recognition issues in our contracts with our customers.

During the quarter ended March 31, 2005, we implemented several changes to our internal control over financial reporting in response to the aforementioned deficiency identified in our 2004 Form 10-K. To address the material weakness, we implemented the following remediation steps:

•	We have implemented procedures for senior management to review customer contracts prior to execution;

•	We have implemented procedures under which appropriate financial personnel will be notified of the proper revenue recognition treatment that is to be applied to sales under potential customer contracts prior to execution; and

•	We have implemented procedures for appropriate financial personnel to receive additional reminders, including control and process documents, with respect to revenue recognition treatment upon the actual execution of our sales contracts.

Although management believes that there has been improvement in the operation of our internal controls over financial reporting since the identification of the material weakness, management believes that the material weakness has not been fully remediated to date. Our intentions to hire an external consultant to assist in reviewing for potential risk and assessing our testing process regarding various internal controls were delayed due to the resignation of our external auditors as announced during the second quarter. We have since hired new auditors and are now continuing the interviewing of external consultants. The material weakness will not be considered fully remediated until the procedures resulting from the remediation efforts are fully implemented, operate for a period of time, are tested, and we conclude that such procedures are operating effectively.

Changes in internal controls over financial reporting. There were no changes in our internal control over financial reporting made during the quarter ended June 30, 2005, that have material affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 2(b). Use of Proceeds

On August 17, 2000, the SEC declared effective a Registration Statement on Form S-1 (File No. 333-37566) filed by us in connection with an initial public offering of 5,000,000 of our common shares, without par value. From the date of receipt of the proceeds from the offering through June 30, 2005, of the $78.3 million in net proceeds, $14.4 million was used to repay bank indebtedness, $5.2 million was used in connection with the acquisitions of Thornton Communications and JNB Communications, $16.7 million was used for capital expenditures, excluding the purchase of the Denver regional operating center in February 2001, which is being financed through industrial revenue bonds, $9.8 million has been restricted by the Company’s bank to secure outstanding borrowings, and approximately $27.6 million for general working capital purposes. The remaining net proceeds have been invested in short-term, interest-bearing, investment grade securities or guaranteed obligations of the U.S. government.

ITEM 4. Submission of Matters to a Vote of Security Holders

The 2005 Annual Meeting of Shareholders was held on Thursday, June 9, 2005, to elect three directors in Class II for three-year terms and until their successors are duly elected and qualified. The results of the proposal are provided below:

Proposal 1: The election of three directors in Class II for three-year terms and until their successors are duly elected and qualified.

	Number of Shares Voted
	FOR	WITHHOLD AUTHORITY	TOTAL
Dr. Lucille G. Ford	17,647,507	1,743,078	19,390,585
E. Richard Hottenroth	17,561,732	1,828,853	19,390,585
Thomas R. Thomsen	17,692,033	1,698,552	19,390,585

Each of the nominees was elected. The other directors whose terms of office continue after the 2005 Annual Meeting of Shareholders are: George J. Dallas, Trygve A. Ivesdal, R. Louis Schneeberger, Eugene V. Smith, James L. Green, Mark R. McBride, and Matthew P. Smith.

ITEM 6. Exhibits

31.1	Rule 13a-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a) Certification of Chief Financial Officer

32.1	Section 1350 Certification of Chief Executive Officer

32.2	Section 1350 Certification of Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 12, 2005	PECO II, Inc.

/s/ JOHN G. HEINDEL	/s/ SANDRA A. FRANKHOUSE
John G. Heindel	Sandra A. Frankhouse
President and Chief Executive Officer	Chief Financial Officer

Appendix K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended September 30, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-31283

PECO II, INC.

(Exact name of Registrant as specified in its charter)

OHIO	34-1605456
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1376 STATE ROUTE 598, GALION, OHIO 44833

(Address of principal executive office) (Zip Code)

Registrant’s telephone number including area code: (419) 468-7600

Indicate by check mark (“X”) whether the Registrant: (1) has filed all reports to be filed by section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark (“X”) whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

Indicate by check mark (“X”) whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.):    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

CLASS	OUTSTANDING AT October 31, 2005
Common Shares, without par value	21,722,543

PECO II, INC.

PECO II, INC.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

PECO II, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,668	$9,723
Accounts receivable, net of allowance of $90 in September 30, 2005 and $68 in December 31, 2004	7,200	5,764
Inventories, net	11,474	10,031
Prepaid expenses and other current assets	729	527
Assets held for sale	8,882	4,136
Restricted cash	9,441	9,722

Total current assets	42,394	39,903

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	4,600	10,363
Machinery and equipment	9,159	9,255
Furniture and fixtures	6,096	6,237

	20,109	26,109
Less-accumulated depreciation	(13,907)	(13,832)

Property and equipment, net	6,202	12,277
Other Assets:
Goodwill, net	1,774	1,774
Long term notes receivable	2	11
Investment in joint venture	8	16

Total Assets	$50,380	$53,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Industrial revenue bonds	$5,630	$5,860
Borrowings under line of credit	979	992
Capital leases payable	91	87
Accounts payable	2,975	2,537
Accrued compensation expense	1,623	1,227
Accrued income taxes	79	145
Other accrued expenses	2,910	5,255

Total current liabilities	14,287	16,103

Long-term Liabilities:
Capital leases payable, net of current portion	378	448

Shareholders’ Equity:
Common shares, no par value: authorized 50,000,000 shares; 22,201,666 shares issued at September 30, 2005 and December 31, 2004	2,816	2,816
Additional paid-in capital	110,215	110,251
Accumulated deficit	(76,338)	(74,597)
Treasury shares, at cost, 606,623 and 635,364 shares at September 30, 2005 and December 31, 2004, respectively	(978)	(1,040)

Total shareholders’ equity	35,715	37,430

Total Liabilities and Shareholders’ Equity	$50,380	$53,981

The accompanying notes are an integral part of these condensed consolidated financial statements.

PECO II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales:
Product	$8,349	$6,165	$21,523	$14,806
Services	3,133	3,033	8,602	8,155

	11,482	9,198	30,125	22,961
Cost of goods sold:
Product	6,030	4,682	15,817	12,907
Services	2,665	2,476	7,735	7,832

	8,695	7,158	23,552	20,739
Gross margin:

Product	2,319	1,483	5,706	1,899
Services	468	557	867	323

	2,787	2,040	6,573	2,222
Operating expenses:
Research, development and engineering	745	732	2,189	2,184
Selling, general and administrative	1,942	1,860	5,884	5,988
Real estate impairment	430	—	430	—

	3,117	2,592	8,503	8,172

Loss from operations	(330)	(552)	(1,930)	(5,950)
Loss from joint venture	—	(27)	(8)	(84)

Loss from operations after joint venture	(330)	(579)	(1,938)	(6,034)
Interest income, net	43	44	143	96

Loss before income taxes	(287)	(535)	(1,795)	(5,938)
Provision (benefit) for income taxes	(74)	(86)	(54)	(429)

Net loss	$(213)	$(449)	$(1,741)	$(5,509)

Net loss per common share:
Basic	$(0.01)	$(0.02)	$(0.08)	$(0.26)

Diluted	$(0.01)	$(0.02)	$(0.08)	$(0.26)

Weighted average common shares outstanding:
Basic	21,595	21,522	21,579	21,470

Diluted	21,595	21,522	21,579	21,470

The accompanying notes are an integral part of these condensed consolidated financial statements.

PECO II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	For the Nine Months Ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,741)	$(5,509)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,039	1,200
Loss on disposals of property and equipment	18	292
Investment loss in joint venture	8	83
Asset impairment	430	—
Working capital changes:
Accounts and notes receivable	(1,427)	(543)
Inventories	(1,443)	349
Prepaid expenses and other current assets	(202)	(63)
Accounts payable, other accrued expenses and accrued income taxes	(2,090)	(252)
Accrued compensation expense	396	(16)

Net cash used for operating activities	(5,012)	(4,459)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(42)	(158)
Proceeds from sale of property and equipment	2	70

Net cash used for investing activities	(40)	(88)

CASH FLOWS FROM FINANCING ACTIVITIES:
Transfer to restricted cash	281	1,015
Net (repayments) usage under line of credit agreement	(13)	—
Investment in joint venture	—	(100)
Repayment of long-term debt and capital leases	(296)	(358)
Proceeds from issuance of common shares- options exercised	—	83
Proceeds from issuance of common shares- Employee Stock Purchase Plan	25	41

Net cash (used for) provided by financing activities	(3)	681

Net decrease in cash	(5,055)	(3,866)
Cash and cash equivalents at beginning of period	9,723	17,366

Cash and cash equivalents at end of period	$4,668	$13,500

Supplemental disclosure of cash flow information:
Income taxes paid	$133	$8
Interest paid	189	105

The accompanying notes are an integral part of these condensed consolidated financial statements.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of PECO II, Inc. (the “Company”) and its wholly and partially owned subsidiaries. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, of a normal and recurring nature, necessary to present fairly the results for the interim periods presented.

In May 2004, PECO II Global Services, Inc. (PGS), a wholly owned subsidiary of PECO II, Inc. and b+w Electronic Systems Verwaltung-GmbH (BWESV), a German corporation, formed a corporation named b+w II, Inc. The corporation is established under the laws of the state of Ohio and the principal office is at 1376 State Route 598, Galion, Ohio. The ownership structure is 50% PGS and 50% BWESV, with a $100,000 equity investment by both parties. This joint venture is accounted for under the equity method of accounting.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The December 31, 2004 balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. It is suggested that these condensed statements be read in conjunction with the Company’s most recent Annual Report on Form 10-K.

2. Reclassifications

Certain amounts in prior years have been reclassified to conform to the 2005 consolidated financial statements.

3. Recent Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 151, “Inventory Costs,” an amendment to Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing.” This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be recognized as current period charges. The provisions of this statement become effective for fiscal years beginning after June 15, 2005. The statement is not expected to have a material effect on the Company’s financial position, results of operations or cash flow.

In December 2004, FASB issued Statement No. 123R, “Share Based Payment,” a revision of Statement No. 123, “Accounting for Stock Based Compensation,” and superseding APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123R requires the Company to expense grants made under the stock option and employee stock purchase plans. Statement 123R is effective for the annual period beginning on or after June 15, 2005. Upon adoption of Statement 123R, amounts previously disclosed under Statement No. 123 will be recorded in the consolidated statement of operations. The Company currently measures compensation costs related to its share-based awards under APB 25, as allowed by Statement 123. Information about the fair value of stock options under the Black Sholes model and its proforma impact on the Company’s net loss and loss per share can be found in Note 7 to the condensed consolidated financial statements.

In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the effective date of FASB123R. The effective date of the new standard under these new rules for our consolidated financial statements is January 1, 2006.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), replaces APB No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Changes in Interim Financial Statements.” APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 changes the accounting for, and reporting of, a change in accounting principle. SFAS 154 requires retrospective application to prior period’s financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, though early adoption is permitted as of the date this Statement was issued, which was May of 2005. SFAS 154 is not expected to have a material financial impact on PECO II, Inc.

3. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Estimates are used for, but not limited to, the accounting for doubtful accounts, inventory obsolescence, depreciation and amortization, sales returns, warranty costs, taxes and contingencies. Actual results could differ from those estimates.

4. Treasury Shares

In September 2001, the Board of Directors authorized the repurchase of up to one million shares in the open market or in private transactions. On July 26, 2002, the Board approved a one million share increase in the program. As of September 30, 2005, the Company has repurchased an aggregate of 1,385,712 shares at an average price of $2.70 per share since inception of the repurchase program. The Company did not repurchase any shares during the third quarter of 2005.

5. Contingencies

The Company was a party to legal proceedings and litigation, which arose in the ordinary course of business and were assumed in connection with an acquisition. During April of 2005, the legal proceedings referred to above were settled. The Company completed a $2.67 million payout, resulting in a signed release from the plaintiff dated April 22, 2005, bringing closure to the legal action.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

6. Inventories

Inventory is stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on the first-in, first-out basis, net of allowances for estimated obsolescence. Major classes of inventory at September 30, 2005 and December 31, 2004 are summarized below:

(In thousands)	September 30, 2005	December 31, 2004
Raw materials	$10,550	$11,919
Work-in-process	1,316	927
Finished goods	1,995	1,322

Gross Inventory	13,861	14,168
Obsolescence	(2,387)	(4,137)

Inventory, net	$11,474	$10,031

7. Impairment of Goodwill and Other Intangibles

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” in July 2001. This statement was effective for us on January 1, 2002. This statement resulted in modifications to our accounting for goodwill. Specifically, we ceased the amortization of goodwill beginning January 1, 2002. Additionally, goodwill is now subjected to impairment testing annually or more frequently when circumstances occur that indicate goodwill might be impaired.

An annual review of goodwill is prepared as of October 31 of each year. An independent third party performed the review of goodwill that is attributed to the Company’s service segment as of October 31, 2004. The review resulted in a $6.0 million impairment. The Company annually reviews the impairment of goodwill in October unless current conditions indicate otherwise. The Company is currently preparing for the goodwill valuation and any potential additional goodwill impairment.

6. Real Estate Impairment Charges

The company signed a contract to sell the excess Galion manufacturing facility, which is expected to close on November 30, 2005. As a result, we incurred a $430 thousand impairment charge related to the facility which has been listed for sale since 2003. At that time the property was considered impaired and valued at the estimated current fair value based upon the market conditions that existed at that time.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

8. Stock-Based Compensation

The Company accounts for stock option grants according to APB 25, and accordingly has not recognized option expense in the financial statements. On July 28, 2005, the Company granted 500,000 stock options at an exercise price of $1.07 per share and on August 31, 2005, the Company granted 250,000 shares at an exercise price of $1.20 per share. On July 28, 2005, the Company granted 200,000 restricted stock at a market price of $1.07 per share and on August 31, 2005 the Company granted 50,000 restricted stock at a market price of $1.20 per share. The Company employs the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value of the options granted under the Company’s Amended 2000 Performance Plan are estimated, as of the date of grant, using the Black-Scholes Option Pricing Model. The following pro forma information regarding net loss and loss per share was determined as if the Company had accounted for its stock options under the fair value method prescribed by SFAS No. 123. For purposes of pro forma disclosure, the estimated fair value of the stock options is amortized over the options’ vesting period. The pro forma information is as follows:

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(In thousands, except per share data)	2005	2004	2005	2004
Net loss, as reported	$(213)	$(449)	$(1,741)	$(5,509)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	—	—	—	—
Less: Stock-based compensation expense determined under fair value based method for all awards, net of tax effects	(110)	(92)	(253)	(242)

Pro forma net loss as if the fair value based method had been applied to all awards	$(323)	$(541)	$(1,994)	$(5,751)

Loss per share
Basic—as reported	$(0.01)	$(0.02)	$(0.08)	$(0.26)

Basic—pro forma	$(0.01)	$(0.03)	$(0.09)	$(0.27)

Diluted—as reported	$(0.01)	$(0.02)	$(0.08)	$(0.26)

Diluted—pro forma	$(0.01)	$(0.03)	$(0.09)	$(0.27)

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

9. Segment Information

The following summarizes additional information regarding segments of the Company’s operations:

(In thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales:
Product	$8,349	$6,165	$21,523	$14,806
Services	$3,133	$3,033	$8,602	$8,155

	$11,482	$9,198	$30,125	$22,961

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Income (loss) from operations after joint venture:
Product	$270	$(40)	$379	$(2,754)
Services	$(600)	$(539)	$(2,317)	$(3,280)

Consolidated loss from operations	$(330)	$(579)	$(1,938)	$(6,034)

10. Warranty

The Company’s warranty activity for the nine months ended September 30, 2005 and 2004 is summarized below:

	2005	2004
Beginning balance	$701	$834
Warranty provision	233	199
Warranty costs incurred	(171)	(229)

Ending balance	$763	$804

The Company increased the quarterly warranty provision through the third quarter of 2005, due to an extended warranty term for a contractual customer. This increase will continue through the remainder of this year.

11. Loss Per Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during the periods. Diluted loss per share is calculated using the weighted-average number of common and common equivalent shares outstanding during the periods. Due to the Company’s net loss for the nine months ended September 30, 2005 and 2004, no common equivalent shares were included in the calculation of diluted loss per share for either period because their effect would have been anti-dilutive. The Company’s weighted-average number of options which were in-the-money and, therefore, potentially dilutive for the nine months ended September 30, 2005 and 2004 were 1,717,500 and 777,500, respectively.

Stock options which were out-of-the-money and, therefore, were anti-dilutive under the treasury stock method have also been excluded from the calculation of diluted loss per share. The Company’s stock options outstanding at September 30, 2005 and 2004 which were excluded because they were out-of-the-money were 1,057,595 and 1,151,956, respectively.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

Shares of common stock used in calculating loss per share differed from outstanding shares reported in the consolidated financial statements as follows:

	Nine months ended September 30, 2005		Nine months ended September 30, 2004
	Basic loss per share	Diluted loss per share	Basic loss per share	Diluted loss per share
	$(0.08)	$(0.08)	$(0.26)	$(0.26)
Outstanding shares	21,595	21,595	21,522	21,522
Effect of weighting changes in outstanding shares	(16)	(16)	(52)	(52)

Weighted average in outstanding shares	21,579	21,579	21,470	21,470

12. Major Customers

Because of the Company’s concentration of sales to the Regional Bell Operating Companies (RBOCs) and wireless service providers, a small number of customers typically represent substantial portions of total sales. For the nine months ended September 30, 2005, sales to four companies comprised 71.8% of total sales. These customers contributed 35.8%, 13.9%, 11.4% and 10.7%, respectively, of total sales. For the first nine months of 2004, sales to four companies comprised 65.7% of total sales. These four customers contributed 32.3%, 11.9%, 10.9%, and 10.6%, respectively, of total sales.

13. Subsequent Events

On October 31, 2005, the Company also completed the sale of its Denver facility per the agreed-upon price of $4.4 million. As a result of the sale, the net proceeds after commission and other expenses were $4.0 million and the Company can immediately use these dollars to fund future strategic and operating requirements. The adjustable rate industrial revenue bonds (IRBs) for $6.5 million from the County of Arapahoe, Colorado, in connection with the opening of the Denver service center were called as of November 1, 2005. The restricted cash balance for the Denver IRBs will remain restricted until the payoff of the IRBs, which is expected December 1, 2005.

There were no further impairments pertaining to the sale of the Denver facility, but the Company expects to record a charge of $143,000 in the fourth quarter relating to accrued expenses for the current tenant lease and the standby letter of credit for the bonds.

The Company filed Form 8-K, Item 1.01 reporting entry into a material definitive agreement as of October 13, 2005. An Asset Purchase Agreement (the “Agreement”) with Delta Products Corporation is to acquire exclusive rights to certain business and inventory of Delta’s US and Canadian service provider business. The assets consist of rights to and under business contracts, business records and inventory, as well as, assumption of the associated liabilities.

For consideration, at the closing the Company will issue 4,740,375 shares of its common stock to Delta and a warrant to purchase up to approximately 12.9 million shares of its common stock at an exercise price of $2.00 per share. The warrant has a term of 30 months. As a result of the issuance of the shares of common stock and the exercise of Delta’s purchase rights under the warrant, Delta will have the right to acquire when aggregated with the issuance of the shares of common stock, up to 45% of the issued and outstanding capital stock of the Company as of the date that is five business days prior to the date of exercise.

PECO II, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Cont.)

Additionally, at the closing of the Agreement, the Company and Delta Electronics, Inc, an affiliate of Delta, will enter into a supply agreement under which DEI will grant the Company the right to purchase and incorporate modules and other components into the Company’s telecommunications systems and to market, promote and distribute the modules and other DEI technology in US and Canadian markets. Such rights will be exclusive to the Company for a period of 24 months.

For more information regarding the agreement, refer to the Form 8-K Report, for PECO II, Inc, as of October 13, 2005.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to “we,” “us,” “our,” “the Company,” or “PECO II” refer to PECO II, Inc. unless the context indicates otherwise.

Overview

PECO II’s team delivered solid revenue performance in the third quarter, growing revenues sequentially over second quarter 2005 by 21.8 percent. Our markets continued to exhibit steady growth during the quarter, following the trend projected by industry analysts for single-digit CAPEX growth for the year. Wireless carriers continued to invest significantly in infrastructure. New cell sites were added to improve the quality, coverage and reliability of voice calls. New data capabilities were added as well to provide incremental revenues for the wireless operators. Wireline spending continued the trend toward investment in local loop infrastructure, driven by the need to add broadband capabilities.

Order input remained strong for the 3rd quarter. Quarterly revenues have grown sequentially throughout the year and backlog continued to grow through quarter end. These sales gains were recognized in both the wireline and wireless segments, and included offerings from our products and services portfolio. Wireless sales jumped as we penetrated multiple new markets within the Tier 1 wireless carrier group. One such market was the direct result of PECO II’s ability to respond with products and services following the Hurricane Katrina disaster. We were also pleased to enter a new geographic market with the introduction of the 128HP Power System, a compact power plant designed for deployment in cabinets at cellular base stations. The 128HP significantly reduces the amount of space occupied in a cabinet, thus freeing space for revenue generating cellular equipment. It has already been accepted as a standard at one carrier, and is in trial with others. Led by our services offerings, sales in the wireline market increased as we were awarded new services projects with one of our service provider customers.

Our product development focus is on compact, modular components that can be quickly integrated into systems that meet the various needs of our customers. Our systems integration competency enables rapid response to new product requests and positions us to deliver new products to meet rapidly emerging opportunities.

The combination of our power product offerings, service capabilities and focused solutions designed to meet our customers’ needs, continues to gain acceptance within the marketplace as measured by increased sales and market penetration within our Tier 1 customer base.

Results of Operations

Our net sales increased to $11.5 million and $30.1 million, respectively, for the three and nine months ended September 30, 2005, an increase of $2.3 million, or 24.8%, and $7.2 million, or 31.2%, compared to the corresponding prior year period. Product net sales were $8.3 million for the third quarter of 2005, an increase of $2.2 million, or 35.4%, compared to the second quarter of 2004. The revenue increase is in line with the continued investment by wireless carriers in infrastructure, to improve quality, coverage and reliability of voice calls.

Service net sales were $3.1 million for the third quarter of 2005, an increase of $100 thousand, or 3.3%, as compared to the third quarter of 2004. We continue to expect growth at a moderate pace as the service segment is a highly competitive market consisting of various local markets.

As of September 30, 2005, our sales backlog, which represents total dollar volume of firm sales orders not yet recognized as revenue, was $8.7 million, a $4.7 million, or 117%, increase from the comparable prior year period, and a 92.2% increase from $4.5 million at December 31, 2004. Product backlog of $6.7 million was a $3.2 million, or 92.6% increase from December 31, 2004, while Service backlog was $2.1 million, a $980 thousand, or 90.8%, increase from December 31, 2004.

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

Gross margin dollars were a positive $2.8 million and $6.6 million, respectively, for the quarter and nine months ended September 30, 2005, as compared to a positive $2.0 million and $2.2 million, respectively, for the quarter and nine months ended September 30, 2004. Gross margin as a percentage of net sales increased to 24.3% and 21.8% for the three and nine months ended September 30, 2005, compared to 22.2% and positive 9.7%, respectively, for the comparable prior year periods.

For the quarter ended September 30, 2005, product gross margin was a positive $2.3 million, as compared to positive $1.5 million for the corresponding period in 2004. The increased volume we have seen this year has a direct correlation with the increased margin while the company continues to focus on controlling costs.

The service gross margin was a positive $468 thousand for the third quarter of 2005, as compared to a positive $557 thousand for the third quarter of 2004, or a decrease of 15.9%. This decrease is a reflection of prior year improvements due to restructuring, and was most noticeable in the third quarter of 2004, leveling thereafter.

Research, development and engineering expense incurred was $745 thousand and $2.2 million, respectively, for the quarter and nine months ended September 30, 2005, from $732 thousand and $2.2 million, respectively, for the quarter and nine months ended September 30, 2004. We continue our efforts to bring new products to the telecom market that add value to our customers’ offerings, but this does offset our cost cutting efforts. As a percentage of net product sales, research, development and engineering expense was 8.9% and 10.2%, respectively, for the quarter and nine months ended September 30, 2005 compared to 11.9% and 14.8%, respectively, in the comparable prior year periods.

Selling, general and administrative expense decreased to $1.9 million and $5.9 million, respectively, for the quarter and nine months ended September 30, 2005, from $1.9 million and $6.0 million, respectively, for the quarter and the nine months ended September 30, 2004. Sales, marketing and administrative expenses remained relatively flat as we continue to focus on controlling expenses. As a percentage of net sales, selling, general and administrative expense decreased to 16.9% and 19.5%, respectively, for the quarter and nine months ended September 30, 2005 compared to 20.2% and 26.1%, respectively, in the comparable prior year periods.

In addition, we have signed a contract to sell the new Galion manufacturing facility for $2.35 million. As a result, we have recognized $430 thousand of additional impairment for the manufacturing facility. The sale is expected to close November 30, 2005.

In May 2004, PECO II Global Services, Inc. (PGS), a wholly owned subsidiary of PECO II, Inc., formed a joint venture with b+w Electronic Systems Verwaltung-GmbH (BWESV), a German corporation. The new joint venture, named b+w II, Inc., is 50% owned by PGS and 50% by BWESV. This joint venture represents progress in the Company’s efforts to establish worldwide relationships in the pursuit of specially selected projects associated with system and service opportunities in the telecommunications sector.

The effective tax rate is a positive 3.0% for the quarter ended September 30, 2005 compared to positive 16.7% for the quarter ended September 30, 2004. The tax accrual is for various state franchises and net worth taxes where the Company has conducted business.

Liquidity and Capital Resources

As of September 30, 2005, available cash and cash equivalents approximated $4.7 million. We believe that cash and cash equivalents, anticipated cash flow from operations, and our credit facilities will be sufficient to fund our working capital and capital expenditure requirements for the next 12 months. Working capital at

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

September 30, 2005 was $28.1 million, which represented a working capital ratio of 3.0 to 1, compared to $23.0 million at June 30, 2005, which represented a working capital ratio of 2.8 to 1. Capital expenditures for the nine months ended September 30, 2005, totaled $42 thousand. We continue our efforts to conserve cash.

Cash flows used by operating activities for the nine months ended September 30, 2005, was $5.0 million. A significant portion of this was due to a litigation settlement of $2.67 million, as previously discussed in Note 6 to Condensed Consolidated Financial Statements. The remainder was primarily due to increases in accounts receivable and inventory. There was $40 thousand of cash used for investing activities, while the cash used for financing activities was $3 thousand.

We believe we are close to becoming cash flow positive as a result of sales volume increases but will continue to maintain inventory at a reasonable level. If our working capital needs significantly increase due to circumstances such as our inability to operate on a cash flow positive basis; weakness in the telecommunications industry; faster than expected growth resulting in increased accounts receivable and inventory; additional investment or acquisition activity; research and development efforts; or as a result of capital expenditures, we may have to increase our credit facilities or generate additional funding through the issuance of debt or equity. There can be no assurance, however, that additional financing will be available on terms favorable to the Company or at all.

Contractual Obligations

On October 31, 2005, the Company also completed the sale of its Denver facility per the agreed-upon price of $4.4 million. As a result of the sale, the net proceeds after commission and other expenses were $4.0 million and the Company can immediately use these dollars to fund future strategic and operating requirements. The adjustable rate industrial revenue bonds (IRBs) for $6.5 million from the County of Arapahoe, Colorado, in connection with the opening of the Denver service center were called as of November 1, 2005. The restricted cash balance for the Denver IRBs will remain restricted until the payoff of the IRBs, which is expected December 1, 2005. The Company expects to record a charge of $143,000 in the fourth quarter relating to this sale.

The Company signed a contract to sell the excess Galion manufacturing facility, which is expected to close on November 30, 2005. As a result, we incurred a $430 thousand impairment charge related to the facility which has been listed for sale since 2003. At that time, the property was considered impaired and valued at the estimated current fair value based upon the market conditions that existed at that time.

We have signed an agreement with National City Bank to provide all banking services and a $3.5 million line of credit. As collateral for the line of credit, the Company established a $3.5 million deposit account with the bank. As of September 30, 2005, the balance on the line of credit was $979 thousand.

We do not currently plan to pay dividends.

Other than the final sale of the Denver facility along with the signing of sale agreement for the new Galion, Ohio manufacturing facility as previously discussed, there have been no material changes outside the normal course of business in our contractual obligation since year-end 2004.

Critical Accounting Policies

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure about Critical Accounting Policies,” we consider certain accounting policies related to revenue recognition, inventory

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

valuation, impairment of long lived assets, and deferred income taxes to be critical policies due to the estimation processes involved in each. We state these accounting policies in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004, which was filed on March 31, 2005, and in relevant sections in management’s discussion and analysis of financial condition and results of operations.

Recent Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 151, “Inventory Costs,” an amendment to Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing.” This statement clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be recognized as current period charges. The provisions of this statement become effective for fiscal years beginning after June 15, 2005. The statement is not expected to have a material effect on the Company’s financial position, results of operations or cash flow.

In December 2004, FASB issued Statement No. 123R, “Share Based Payment,” a revision of Statement No. 123, “Accounting for Stock Based Compensation,” and superseding APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123R requires the Company to expense grants made under the stock option and employee stock purchase plans. Statement 123R is effective for the annual period beginning on or after June 15, 2005. Upon adoption of Statement 123R, amounts previously disclosed under Statement No. 123 will be recorded in the consolidated statement of operations. The Company currently measures compensation costs related to its share-based awards under APB 25, as allowed by Statement 123. Information about the fair value of stock options under the Black Sholes model and its proforma impact on the Company’s net loss and loss per share can be found in Note 7 to the condensed consolidated financial statements.

In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the effective date of FASB123R. The effective date of the new standard under these new rules for our consolidated financial statements is January 1, 2006.

Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), replaces APB No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Changes in Interim Financial Statements.” APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 changes the accounting for, and reporting of, a change in accounting principle. SFAS 154 requires retrospective application to prior period’s financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, though early adoption is permitted as of the date this Statement was issued, which was May of 2005. SFAS 154 is not expected to have a material financial impact on PECO II, Inc.

Off-Balance Sheet Financings

We do not have any off balance sheet entities or arrangements. All of our subsidiaries and the joint venture investment into the new company, b+w II, Inc., are reflected in our condensed consolidated financial statements. We do not have any interests in or relationship with any special-purpose entities that are not reflected in our condensed consolidated financial statements.

PECO II, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS (Cont.)

Forward-Looking Statements

Certain of the Company’s statements in this Quarterly Report on Form 10-Q and the foregoing Management’s Discussion and Analysis of Financial Condition and Results of Operation are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but may not be limited to, all statements regarding the Company’s and management’s intent, beliefs, expectations, and plans, such as statements concerning the Company’s future profitability, industry trends, operating results, and product development strategy. These forward-looking statements include numerous risks and uncertainties, including, without limitation: a general economic recession; a downturn in our principal customers’ businesses; current and future mergers of key customers; the volatility in the communications industry; the demand for communications equipment generally and in particular for the products and services offered by the Company; the Company’s ability to generate sales orders during fiscal 2005 and thereafter; the ability to develop and market new products and product enhancements; the potential environmental issues in regards to an aging manufacturing facility; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. One or more of these factors have affected, and in the future could affect, the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections.

There can be no assurances that the forward-looking statements included herein will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation of the Company, or any other person, that the objectives and plans of the Company will be achieved. In addition, this Quarterly Report on Form 10-Q contains time-sensitive information that reflects management’s best analysis only as of the date of this report. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

Results for the interim period are not necessarily indicative of the results that may be expected for the entire year.

ITEM 3. QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to the impact of interest rate changes and, to a lesser extent, foreign currency fluctuations. We have not entered into interest rate transactions for speculative purposes or otherwise. Our foreign currency exposures were immaterial as of September 30, 2005.

We have minimal exposure due to interest rate risk. A change in rates would be immaterial to our results from operations if rates were to increase 1% from September 30, 2005 rates. We currently do not hedge our exposure to floating interest rate risk.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure controls and procedures. We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding disclosure. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has performed an evaluation of our disclosure controls and procedures as of September 30, 2005, the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, which included matters discussed below on the identification of a material weakness in our internal control over financial reporting, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of the end of the period covered by this Quarterly Report on Form 10-Q.

Internal control over financial reporting. Our management is also responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act. We recently identified a deficiency in our internal control over financial reporting in connection with the preparation and filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”). The identified material weakness in our internal control over financial reporting relates to insufficient control over the identification of relevant revenue recognition issues in our contracts with our customers.

During the quarter ended March 31, 2005, we implemented several changes to our internal control over financial reporting in response to the aforementioned deficiency identified in our 2004 Form 10-K. To address the material weakness, we implemented the following remediation steps:

•	We have implemented procedures for senior management to review customer contracts prior to execution;

•	We have implemented procedures under which appropriate financial personnel will be notified of the proper revenue recognition treatment that is to be applied to sales under potential customer contracts prior to execution; and

•	We have implemented procedures for appropriate financial personnel to receive additional reminders, including control and process documents, with respect to revenue recognition treatment upon the actual execution of our sales contracts.

Although management believes that there has been improvement in the operation of our internal controls over financial reporting since the identification of the material weakness, management believes that the material weakness has not been fully remediated to date. We have hired an external consultant to assist in reviewing for potential risk and assessing our testing process regarding various internal controls and expect to start that process mid November. The material weakness will not be considered fully remediated until the procedures resulting from the remediation efforts are fully implemented, operate for a period of time, are tested, and we conclude that such procedures are operating effectively.

Changes in internal controls over financial reporting. There were no changes in our internal control over financial reporting made during the quarter ended September 30, 2005, that have material affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 2(b) Use of Proceeds

On August 17, 2000, the SEC declared effective a Registration Statement on Form S-1 (File No. 333-37566) filed by us in connection with an initial public offering of 5,000,000 of our common shares, without par value. From the date of receipt of the proceeds from the offering through September 30, 2005, of the $78.3 million in net proceeds, $14.4 million was used to repay bank indebtedness, $5.2 million was used in connection with the acquisitions of Thornton Communications and JNB Communications, $16.7 million was used for capital expenditures, excluding the purchase of the Denver regional operating center in February 2001, which is being financed through industrial revenue bonds, $9.4 million has been restricted by the Company’s bank to secure outstanding borrowings, and approximately $28.0 million for general working capital purposes. The remaining net proceeds have been invested in short-term, interest-bearing, investment grade securities or guaranteed obligations of the U.S. government.

ITEM 6 Exhibits

31.1	Rule 13a-14(a) Certification of Chief Executive Officer

31.2	Rule 13a-14(a) Certification of Chief Financial Officer

32.1	Section 1350 Certification of Chief Executive Officer

32.2	Section 1350 Certification of Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 14, 2005	PECO II, Inc.

/s/ JOHN G. HEINDEL	/s/ SANDRA A. FRANKHOUSE
John G. Heindel	Sandra A. Frankhouse
President and Chief Executive Officer	Chief Financial Officer

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44101-4301	VOTE BY TELEPHONE
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PECO II, INC.
SPECIAL MEETING OF SHAREHOLDERS MARCH 21, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints E. Richard Hottenroth and Mark R. McBride and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of PECO II, Inc., which the undersigned shall be entitled to vote at the Special Meeting of Shareholders of the Company, to be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion Ohio, on March 21, 2006, at 9:00 a.m., local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Shares of the Company represented by this proxy as indicated on the reverse side.

Dated: , 2006

Signature

Signature
Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so that your shares may be represented at the Special Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

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THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4.

1.	To approve and adopt an amendment to the PECO II Amended and Restated Code of Regulations providing that the Ohio Control Share Acquisition Act shall not apply to acquisitions of the Company’s equity securities.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	To approve the issuance of 4,740,375 shares of PECO II common stock without par value (the “Primary Shares”) to Delta Products Corporation (“Delta”), pursuant to an Asset Purchase Agreement between PECO II and Delta, dated October 13, 2005 (the “Asset Purchase Agreement”), whereby PECO II will acquire certain exclusive rights and certain business assets and inventory and will assume certain liabilities associated therewith of Delta’s U.S. and Canadian service provider business.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To approve the issuance of a warrant (the “Warrant”) to permit Delta to purchase approximately 12.9 million shares of PECO II common stock without par value or such other number of shares of PECO II common stock that, when aggregated with the Primary Shares, will represent 45% of the issued and outstanding shares of PECO II capital stock, measured as of the date five business days prior to the exercise of the Warrant (the “Warrant Shares”), at an exercise price of $2.00 per share, exercisable until a date that is 30 months following the closing date of the transactions contemplated by the Asset Purchase Agreement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	To approve allowing the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the proposals.

☐	FOR	☐	AGAINST	☐	ABSTAIN

5.	In their discretion, to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

(Continued, and to be signed and dated on reverse side)